   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 1996



                                                      REGISTRATION NO. 333-16777


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                    NATIONAL PATENT DEVELOPMENT CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                              8980                             13-1926739
   (State or other jurisdiction        (Primary Standard Industrial              (I.R.S. Employer
of incorporation or organization)      Classification Code Number)            Identification Number)

                               9 WEST 57TH STREET
                                   SUITE 4170
                            NEW YORK, NEW YORK 10019
                                 (212) 826-8500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                            LAWRENCE M. GORDON, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                    NATIONAL PATENT DEVELOPMENT CORPORATION
                               9 WEST 57TH STREET
                                   SUITE 4170
                            NEW YORK, NEW YORK 10019
                                 (212) 230-9513
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   COPIES TO:


               DAVID W. POLLAK, ESQ.                               JAMES J. HANKS, JR., ESQ.
            MORGAN, LEWIS & BOCKIUS LLP                        BALLARD SPAHR ANDREWS & INGERSOLL
                  101 PARK AVENUE                             300 EAST LOMBARD STREET, SUITE 1900
              NEW YORK, NEW YORK 10178                             BALTIMORE, MARYLAND 21202
                   (212) 309-6000                                        (410) 528-5600

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of the Registration Statement.

                             ---------------------

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED
            TITLE OF EACH CLASS                                   MAXIMUM       PROPOSED MAXIMUM     AMOUNT OF
               OF SECURITIES                    AMOUNT TO BE   OFFERING PRICE  AGGREGATE OFFERING  REGISTRATION
            TO BE REGISTERED(1)                  REGISTERED      PER SHARE           PRICE              FEE
-----------------------------------------------------------------------------------------------------------------
                                                                                                         $
Common Stock, $.01 par value...............      3,850,000     not applicable    not applicable         (2)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------



(1) This Registration Statement relates to securities of the Registrant issuable to holders of Common Stock of General Physics Corporation in the proposed merger of General Physics Corporation with a wholly-owned subsidiary of the Registrant, including 33,333 shares registered in connection with the settlement of certain litigation regarding the merger.


(2) A registration fee of $6,109 was paid on November 26, 1996 with respect to 2,671,137 shares. The registration fee for the remaining 1,178,863 shares, $1,429, pursuant to Rule 457(f), was computed on the basis of the market value of the Common Stock of General Physics Corporation to be exchanged in the merger, computed in accordance with Rule 457(c) on the basis of the average of the high and low prices per share of the General Physics Corporation Common Stock ($4.00) as reported on the New York Stock Exchange on December 16, 1996.


                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       [NATIONAL PATENT DEVELOPMENT LOGO]


                                                               December 20, 1996


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders of National Patent Development Corporation ("National Patent") to be held at The Columbia Hilton, 5485 Twin Knolls Road, Columbia, Maryland on January 23, 1997 at 2:30 p.m., local time. A Notice of the Special Meeting, form of proxy and a proxy statement containing information about the matters to be acted upon are enclosed. All holders of shares of Common Stock of National Patent ("NPD Common Stock") and of Class B Capital Stock of National Patent (the "NPD Class B Stock") as of the close of business on December 17, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting.


     At the Special Meeting, holders of NPD Common Stock and the NPD Class B Stock will be asked to consider and to vote upon two proposals as follows:


          1. (A) to approve and adopt an Agreement and Plan of Merger, dated as of November 19, 1996, among General Physics Corporation ("General Physics"), National Patent and GPX Acquisition Inc., a wholly-owned subsidiary of National Patent ("GPX"), as amended by Amendment No. 1, dated as of December 18, 1996 (as so amended, the "Merger Agreement"), pursuant to which, among other things, (x) GPX will be merged with and into General Physics, which will be the surviving corporation (the "Merger"), and (y) each share of General Physics' Common Stock (the "GPC Common Stock") will be converted into 0.54 shares (subject to adjustment) of NPD Common Stock, subject to the provisions of the Merger Agreement (approval of the Merger Agreement is contingent upon approval of the Foreign Ownership Charter Amendment, described below); and


          (B) to approve and adopt an amendment to the Restated Certificate of Incorporation of National Patent which would permit National Patent to redeem or require the prompt disposition under certain circumstances of all or any portion of the shares of NPD Common Stock owned by a foreign stockholder (as defined) beneficially owning shares in excess of five percent or more of the outstanding shares of NPD Common Stock (the "Foreign Ownership Charter Amendment") (approval of the Foreign Ownership Charter Amendment is contingent upon approval of the Merger Agreement); and

          2. to approve and adopt an amendment to the Restated Certificate of Incorporation of National Patent decreasing the total number of authorized shares of NPD Common Stock from 40,000,000 shares to 25,000,000 shares (the "Authorized Shares Charter Amendment"). Approval of the Authorized Shares Charter Amendment is not a condition to approval of the first proposal set forth above.

     Details of the proposed Merger, the Foreign Ownership Charter Amendment and the Authorized Shares Charter Amendment and other important information are set forth in the accompanying Joint Proxy Statement/Prospectus, which you are urged to read carefully.

     Your Board of Directors has carefully reviewed and considered the terms and conditions of the proposed Merger, the proposed Foreign Ownership Charter Amendment and the proposed Authorized Shares Charter Amendment.


     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, NATIONAL PATENT AND ITS STOCKHOLDERS AND HAS APPROVED (1)(A) THE MERGER AGREEMENT, THE MERGER AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY AND (B) THE FOREIGN OWNERSHIP CHARTER AMENDMENT AND (2) THE AUTHORIZED SHARES CHARTER AMENDMENT AND RECOMMENDS THAT YOU VOTE

FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE MERGER AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY AND THE FOREIGN OWNERSHIP CHARTER AMENDMENT AND THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE AUTHORIZED SHARES CHARTER AMENDMENT.

     Whether or not you plan to attend the Special Meeting, holders of NPD Common Stock should complete, sign and date the accompanying Form(s) of Proxy and return such Form(s) of Proxy in the enclosed prepaid envelope. If you attend the Special Meeting, you may revoke your proxy and vote in person, if you wish, even if you have previously returned your Form(s) of Proxy. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,


                                              [JEROME I. FELDMAN SIGNATURE]

                                          --------------------------------------
                                                    Jerome I. Feldman
                                          President and Chief Executive Officer

                    NATIONAL PATENT DEVELOPMENT CORPORATION
                               9 WEST 57TH STREET
                                   SUITE 4170
                            NEW YORK, NEW YORK 10019
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JANUARY 23, 1997

                             ---------------------

                                                              New York, New York

                                                               December 20, 1996



     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of National Patent Development Corporation, a Delaware corporation ("National Patent"), will be held at The Columbia Hilton, 5485 Twin Knolls Road, Columbia, Maryland on January 23, 1997 at 2:30 p.m., local time, for the following purposes:



          1. To consider and vote upon a proposal to: (A) approve and adopt an Agreement and Plan of Merger, dated as of November 19, 1996, among General Physics Corporation ("General Physics"), National Patent and GPX Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of National Patent ("GPX"), as amended by Amendment No. 1, dated as of December 18, 1996 (as so amended, the "Merger Agreement"), providing for, among other things, (i) the merger of GPX with and into General Physics, which will be the surviving corporation (the "Merger"), and (ii) the issuance of shares of National Patent's Common Stock (the "NPD Common Stock") to the holders of General Physics' Common Stock ("GPC Common Stock") at an exchange ratio of 0.54 shares (subject to adjustment) of NPD Common Stock per share of GPC Common Stock, all as more fully described in the accompanying Joint Proxy Statement/Prospectus and (B) approve and adopt an amendment to the Restated Certificate of Incorporation of National Patent which would require the prompt disposition under certain circumstances of all or any portion of the shares of NPD Common Stock owned by a foreign stockholder (as defined) beneficially owning shares in excess of five percent or more of the outstanding shares of NPD Common Stock (approval of the proposal described in clause (A) is contingent upon approval of the proposal described in clause (B) and vice versa);


          2. To consider and vote upon a proposal to approve and adopt an amendment to the Restated Certificate of Incorporation of National Patent decreasing the total number of authorized shares of NPD Common Stock from 40,000,000 shares to 25,000,000 shares; and

          3. To transact such other business relating to the purposes for which the Special Meeting was called, or ancillary to the conduct thereof, as may properly be brought before the Special Meeting or any adjournment or postponement thereof.

     A copy of the Merger Agreement is attached as Annex A to, and is described in, the accompanying Joint Proxy Statement/Prospectus. Holders of shares of NPD Common Stock and the NPD Class B Stock will not be entitled to dissenters' appraisal rights with respect to the Merger.


     The Board of Directors has fixed the close of business on December 17, 1996, as the record date for the determination of those stockholders entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote.


                                       By Order of the Board of Directors,

                                       Lydia M. DeSantis

                                       Secretary


PLEASE DATE, SIGN AND RETURN THE ENCLOSED FORM(S) OF PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING. EXECUTION OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE SPECIAL MEETING.

                                              [GENERAL PHYSICS CORPORATION LOGO]

                             ---------------------


                                                               December 20, 1996


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders of General Physics Corporation ("General Physics") to be held at The Columbia Hilton, 5485 Twin Knolls Road, Columbia, Maryland on January 23, 1997 at 11:00 a.m., local time. A Notice of the Special Meeting, form of proxy and a proxy statement containing information about the matters to be acted upon are enclosed. All holders of shares of common stock of General Physics ("GPC Common Stock") as of the close of business on December 18, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting.



     At the Special Meeting, holders of GPC Common Stock will be asked to consider and to vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 19, 1996, among General Physics, National Patent Development Corporation ("National Patent") and GPX Acquisition Inc., a wholly-owned subsidiary of National Patent ("GPX"), as amended by Amendment No. 1, dated as of December 18, 1996 (as so amended, the "Merger Agreement"), providing for, among other things, (x) the merger of GPX with and into General Physics, which will be the surviving corporation (the "Merger"), and (y) the issuance of shares of National Patent's Common Stock to the holders of GPC Common Stock at an exchange ratio of 0.54 shares (subject to adjustment) of National Patent's Common Stock per share of GPC Common Stock.



     As of the Record Date, National Patent owned 5,523,274 shares of GPC Common Stock, representing approximately 52% of the voting power of the shares of GPC Common Stock. National Patent has agreed in the Merger Agreement to cause such shares to be voted in favor of approval and adoption of the Merger Agreement, the Merger and the consummation of the transactions contemplated thereby. Accordingly, approval of the Merger by General Physics' stockholders is assured.


     Details of the proposed Merger and other important information are set forth in the accompanying Joint Proxy Statement/Prospectus, which you are urged to read carefully.


     Your Board of Directors, together with a special committee of independent directors (the "Special Committee"), has carefully reviewed and considered the terms and conditions of the proposed Merger. In addition, the Special Committee has received the opinion of its financial adviser, Oppenheimer & Co., Inc., to the effect that the consideration to be paid by National Patent in the Merger was fair to the stockholders of General Physics from a financial point of view. A copy of that opinion is attached to the enclosed Joint Proxy Statement/Prospectus and should be read in its entirety.


     YOUR BOARD OF DIRECTORS, HAVING RECEIVED AND CONSIDERED THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE MERGER AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

     Whether or not you plan to attend the Special Meeting, holders of GPC Common Stock should complete, sign and date the accompanying Form(s) of Proxy and return such Form(s) of Proxy in the enclosed prepaid envelope. If you attend the Special Meeting, you may revoke your proxy and vote in person, if you wish, even if you have previously returned your Form(s) of Proxy. Your prompt cooperation will be greatly appreciated.

                                         Sincerely,

                                              [JOHN C. MCAULIFFE SIGNATURE]
                                         ---------------------------------------
                                                    John C. McAuliffe
                                           Executive Vice President and Chief
                                                    Operating Officer

                          GENERAL PHYSICS CORPORATION
                      6700 ALEXANDER BELL DRIVE, SUITE 400
                            COLUMBIA, MARYLAND 21046
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JANUARY 23, 1997

                             ---------------------

                                                              Columbia, Maryland

                                                               December 20, 1996



     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of General Physics Corporation, a Delaware corporation ("General Physics"), will be held at The Columbia Hilton, 5485 Twin Knolls Road, Columbia, Maryland on January 23, 1997, at 11:00 a.m., local time, for the following purposes:



          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 19, 1996, among General Physics, National Patent Development Corporation ("National Patent") and GPX Acquisition Inc., a wholly-owned subsidiary of National Patent ("GPX"), as amended by Amendment No. 1, dated as of December 18, 1996 (as so amended, the "Merger Agreement"), providing for, among other things, (i) the merger of GPX with and into General Physics, which will be the surviving corporation (the "Merger"), and (ii) the issuance of shares of National Patent's Common Stock to the holders of General Physics' Common Stock (the "GPC Common Stock") at an exchange ratio of 0.54 shares (subject to adjustment) of National Patent's Common Stock per share of GPC Common Stock, all as more fully described in the accompanying Joint Proxy Statement/Prospectus; and


          2. To transact such other business relating to the purposes for which the Special Meeting was called, or ancillary to the conduct thereof, as may properly be brought before the Special Meeting or any adjournment or postponement thereof.

     A copy of the Merger Agreement is attached as Annex A to, and is described in, the accompanying Joint Proxy Statement/Prospectus. Holders of shares of GPC Common Stock will not be entitled to dissenters' appraisal rights with respect to the Merger.


     The Board of Directors has fixed the close of business on December 18, 1996, as the record date for the determination of those stockholders entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote.


                                          By Order of the Board of Directors,

                                          Kenneth L. Crawford
                                          Secretary

     PLEASE DATE, SIGN AND RETURN THE ENCLOSED FORM(S) OF PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING. EXECUTION OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE SPECIAL MEETING.

                             JOINT PROXY STATEMENT
                                       OF

                    NATIONAL PATENT DEVELOPMENT CORPORATION
                                      AND

                          GENERAL PHYSICS CORPORATION
                             ---------------------
             PROSPECTUS OF NATIONAL PATENT DEVELOPMENT CORPORATION

                             ---------------------


     This Joint Proxy Statement/Prospectus is being furnished to stockholders of National Patent Development Corporation, a Delaware corporation ("National Patent"), in connection with the solicitation of proxies by the Board of Directors of National Patent from holders of its Common Stock, par value $.01 per share (the "NPD Common Stock"), for use at the special meeting of stockholders of National Patent to be held on January 23, 1997, and at any adjournment or postponement thereof (the "NPD Special Meeting").



     This Joint Proxy Statement/Prospectus is also being furnished to stockholders of General Physics Corporation, a Delaware corporation ("General Physics"), in connection with the solicitation of proxies by the Board of Directors of General Physics from holders of General Physics' Common Stock, par value $.025 per share (the "GPC Common Stock"), for use at the special meeting of stockholders of General Physics to be held on January 23, 1997, and at any adjournment or postponement thereof (the "General Physics Special Meeting"; and, together with the NPD Special Meeting, the "Special Meetings").



     This Joint Proxy Statement/Prospectus also constitutes the prospectus of National Patent filed with respect to the shares of NPD Common Stock to be issued in connection with the proposed merger of GPX Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of National Patent ("GPX"), with and into General Physics (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of November 19, 1996, among General Physics, GPX and National Patent, as amended by Amendment No. 1, dated as of December 18, 1996 (as so amended, the "Merger Agreement"). See "SUMMARY -- The Merger" and "THE MERGER." References to National Patent and General Physics in this Joint Proxy Statement/Prospectus mean the respective corporations and their consolidated subsidiaries, except as the context may otherwise indicate.


     SEE "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS JOINT PROXY STATEMENT/ PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN NPD COMMON STOCK.

                             ---------------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/ PROSPECTUS
  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
    COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
       UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY
        STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
          CRIMINAL OFFENSE.

                             ---------------------


     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of National Patent and General Physics on or about December 20, 1996.



    The date of this Joint Proxy Statement/Prospectus is December 19, 1996.

                             AVAILABLE INFORMATION

     National Patent and General Physics are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by National Patent and General Physics can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including National Patent and General Physics, that file electronically with the Commission. The address of such Web site is: http://www.sec.gov. Such materials and other information concerning National Patent may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006, on which the NPD Common Stock is listed. Such materials and other information concerning General Physics may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the GPC Common Stock is listed.

     National Patent has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission with respect to the shares of NPD Common Stock to be issued by it in the Merger. This Joint Proxy Statement/Prospectus constitutes the Prospectus of National Patent that is filed as part of such Registration Statement. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus omits certain information contained in the Registration Statement and reference is hereby made to the Registration Statement for further information with respect to National Patent and the NPD Common Stock. Such Registration Statement may be obtained from the Commission's principal office in Washington, D.C.

                             ---------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NATIONAL PATENT, GENERAL PHYSICS OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NATIONAL PATENT OR GENERAL PHYSICS SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------


     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM NATIONAL PATENT DEVELOPMENT CORPORATION, 9 WEST 57TH STREET, SUITE 4170, NEW YORK, NEW YORK 10019, ATTENTION: SECRETARY, TELEPHONE:
(212) 826-8500 OR FROM GENERAL PHYSICS CORPORATION, 6700 ALEXANDER BELL DRIVE, SUITE 400, COLUMBIA, MARYLAND 21046, ATTENTION: SECRETARY, TELEPHONE: (410) 290-2305. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JANUARY 10, 1997 IN THE CASE OF ANY REQUEST FOR DOCUMENTS FROM NATIONAL PATENT, AND BY JANUARY 10, 1997 IN THE CASE OF ANY REQUEST FOR DOCUMENTS FROM GENERAL PHYSICS.

                            INCORPORATION OF CERTAIN
                            INFORMATION BY REFERENCE

     The following documents filed with the Commission by National Patent are incorporated in this Joint Proxy Statement/Prospectus by reference:

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed by National Patent with the Commission on April 1, 1996, pursuant to Section 13(a) or 15(d) of the Exchange Act.

          2. Annual Report on Form 10-K/A No. 1 for the year ended December 31, 1995 filed by National Patent with the Commission on April 29, 1996.

          3. Annual Report on Form 10-K/A No. 2 for the year ended December 31, 1995 filed by National Patent with the Commission on May 10, 1996.

          4. Annual Report on Form 10-K/A No. 3 for the year ended December 31, 1995 filed by National Patent with the Commission on June 14, 1996.

          5. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 filed with the Commission on May 15, 1996, August 13, 1996 and November 14, 1996, respectively, pursuant to Section 13(a) or 15(d) of the Exchange Act.

          6. Current Report on Form 8-K filed with the Commission on November 25, 1996.

          7. All other reports filed by National Patent pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1995.


     All reports and other documents filed by National Patent after the date of this Joint Proxy Statement/ Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to January 23, 1997 shall be deemed to be incorporated by reference herein and to be a part hereof.


     The following documents filed with the Commission by General Physics are incorporated in this Joint Proxy Statement/Prospectus by reference:

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

          2. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

          3. Current Report on Form 8-K filed with the Commission on November 25, 1996.

          4. All other reports filed by General Physics pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1995.

     Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or document are not necessarily complete and in each instance such statements are qualified in their entirety by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated by reference therein. Any statement contained in a document incorporated or deemed to be incorporated in this Joint Proxy Statement/Prospectus by reference shall be deemed to be modified or superseded for the purpose of this Joint Proxy Statement/Prospectus to the extent that a statement contained in this Joint Proxy Statement/Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated in this Joint Proxy Statement/Prospectus by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................   ii
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.....................................  iii
SUMMARY...............................................................................    1
  The Companies.......................................................................    1
  The Special Meetings................................................................    1
  The Merger..........................................................................    2
  The Merger Agreement................................................................    4
  The Charter Amendments..............................................................    6
  Risk Factors........................................................................    7
  Selected Historical Consolidated Financial Information of National Patent...........    8
  Selected Historical Consolidated Financial Information of General Physics...........   10
  Comparative Market Price Data.......................................................   11
  Selected Comparative Per Share Data.................................................   12
RISK FACTORS..........................................................................   13
  Risk Factors Applicable to National Patent..........................................   13
  Risk Factors Applicable to General Physics..........................................   13
  Risk Factors Applicable to the Merger...............................................   15
  Risk Factors Applicable to the Charter Amendments...................................   18
  Forward Looking Statements..........................................................   19
COMPARATIVE MARKET PRICE DATA.........................................................   20
THE SPECIAL MEETINGS..................................................................   21
  General.............................................................................   21
  Place, Date and Time................................................................   21
  Matters to be Considered at the Special Meetings....................................   21
     National Patent..................................................................   21
     General Physics..................................................................   22
  Record Dates; Quorum; Votes Required................................................   22
     National Patent..................................................................   22
     General Physics..................................................................   23
  Voting and Revocation of Proxies....................................................   24
  Solicitation of Proxies.............................................................   24
THE MERGER............................................................................   25
  Background..........................................................................   25
  Recommendation of the NPD Board; National Patent Reasons for the Merger.............   28
  Recommendation of the Special Committee and the GPC Board; General Physics Reasons
     for the Merger...................................................................   29
  Opinion of Oppenheimer..............................................................   30
THE MERGER AGREEMENT..................................................................   36
  General.............................................................................   36
  Effective Time......................................................................   36
  Merger Consideration................................................................   36
  Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares....   38
  Representations and Warranties......................................................   38
  Conduct of Business Prior to Merger.................................................   39
  No Solicitation; Fiduciary Out......................................................   41
  Indemnification and Insurance.......................................................   41
  Certain Additional Agreements.......................................................   42
  Conditions to the Merger............................................................   42
  Amendment and Waiver................................................................   43

                                                                                        PAGE
                                                                                        ----
  Termination.........................................................................   43
  Certain Expenses....................................................................   44
  Litigation Challenging the Merger...................................................   45
  Certain Federal Income Tax Consequences of the Merger...............................   46
  Accounting Treatment................................................................   46
  Resale of NPD Common Stock..........................................................   46
  Appraisal Rights....................................................................   47
  Listing of Shares...................................................................   47
THE CHARTER AMENDMENTS................................................................   47
  Foreign Ownership Charter Amendment.................................................   47
  Authorized Shares Charter Amendment.................................................   48
SELECTED HISTORICAL FINANCIAL INFORMATION.............................................   49
  National Patent -- Selected Historical Consolidated Financial Information...........   49
  National Patent's Management's Discussion and Analysis of Financial Condition and
     Results of Operations............................................................   51
  General Physics -- Selected Historical Consolidated Financial Information...........   58
  General Physics' Management's Discussion and Analysis of Financial Condition and
     Results of Operations............................................................   59
PRO FORMA FINANCIAL DATA..............................................................   66
  Pro Forma Consolidated Condensed Balance Sheet......................................   66
  Pro Forma Consolidated Condensed Statements of Operations (unaudited)...............   68
BUSINESS -- NATIONAL PATENT...........................................................   69
  Physical Science Group..............................................................   69
  Distribution Group..................................................................   69
  Optical Plastics Group..............................................................   70
  Hydro Med Sciences..................................................................   70
  National Patent's Investments.......................................................   71
  Properties..........................................................................   71
  Legal Proceedings...................................................................   72
BUSINESS -- GENERAL PHYSICS...........................................................   72
  General.............................................................................   72
  Organization and Operations.........................................................   72
  Customers...........................................................................   74
  Training and Technology Group.......................................................   74
  Engineering and Applied Sciences Group..............................................   76
  Federal Systems Group...............................................................   78
  Department of Energy Services Group.................................................   79
  Contracts...........................................................................   79
  Competition.........................................................................   80
  Personnel...........................................................................   81
  Marketing...........................................................................   81
  Backlog.............................................................................   82
  Insurance...........................................................................   82
  Environmental Statutes and Regulations..............................................   83
  Properties..........................................................................   83
  Legal Proceedings...................................................................   83
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...............................................   84
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................................   85

                                                                                        PAGE
                                                                                        ----
COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS..........................................   87
  Description of National Patent's Capital Stock......................................   87
  Description of General Physics' Capital Stock.......................................   88
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................   89
  National Patent.....................................................................   89
  General Physics.....................................................................   91
PROXY SOLICITATION....................................................................   92
LEGAL MATTERS.........................................................................   93
EXPERTS...............................................................................   93
PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS........................................   93
FINANCIAL STATEMENTS..................................................................  F-1
ANNEX A -- Merger Agreement and Amendment No. 1.......................................  A-1
ANNEX B -- Opinion of Oppenheimer & Co., Inc..........................................  B-1
ANNEX C -- Charter Amendments.........................................................  C-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/ Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Joint Proxy Statement/Prospectus and the Annexes hereto. Stockholders are urged to read this Joint Proxy Statement/Prospectus and the Annexes hereto in their entirety.

THE COMPANIES

     National Patent. National Patent is primarily a holding company, which is a legal entity separate and distinct from its various operating subsidiaries. National Patent's operating subsidiaries (including General Physics, an approximately 52% owned subsidiary) (i) provide engineering, environmental, training, analytical and technical support services to commercial nuclear and fossil power utilities, the United States Departments of Defense and Energy, Fortune 500 companies and other commercial and governmental customers, (ii) are engaged in the wholesale distribution of home decorating, hardware and finishing products, (iii) manufacture molded and coated optical products (such as shields and face masks and non-optical plastic products) and (iv) manufacture medical devices, drugs and cosmetic polymer products. National Patent also has an investment in one company in the health care industry and an investment in one company in the waste treatment solution area. In addition, National Patent owns approximately 54% of the common stock of a company that distributes generic pharmaceutical products in Russia.

     The address of National Patent's principal executive offices is 9 West 57th Street, Suite 4170, New York, New York 10019 and its telephone number is (212) 826-8500.

     General Physics. General Physics provides a wide range of engineering, environmental, training, analytical and technical support services to commercial nuclear and fossil power utilities, the United States Departments of Defense and Energy, Fortune 500 companies and other commercial and governmental customers. General Physics believes it is a leader in the field of developing training materials, conducting training programs and providing engineering and technical support services to operators, technical staff and management personnel of capital-intensive facilities.

     The address of General Physics' principal executive offices is 6700 Alexander Bell Drive, Suite 400, Columbia, Maryland 21046 and its telephone number is (410) 290-2300.

THE SPECIAL MEETINGS


     Place, Date and Time. The NPD Special Meeting will be held at The Columbia Hilton, 5485 Twin Knolls Road, Columbia, Maryland, at 2:30 p.m., local time, on January 23, 1997. The GPC Special Meeting will be held at The Columbia Hilton, 5485 Twin Knolls Road, Columbia, Maryland, at 11:00 a.m., local time, on January 23, 1997.


     Matters To Be Considered at the Special Meetings. At the NPD Special Meeting, holders of NPD Common Stock will be asked to consider and vote upon two proposals: (i) a proposal to (A) approve and adopt the Merger Agreement attached as Annex A to this Joint Proxy Statement/Prospectus providing for the Merger of GPX Acquisition Inc., a wholly-owned subsidiary of National Patent ("GPX"), with and into General Physics, which will be the surviving corporation, and the issuance of shares of NPD Common Stock to the holders of GPC Common Stock and
(B) amend National Patent's Restated Certificate of Incorporation to provide for the right to require the redemption or the prompt disposition under certain limited circumstances of all or any portion of the shares of NPD Common Stock owned by a foreign stockholder beneficially owning shares representing five percent or more of the outstanding shares of NPD Common Stock (the "Foreign Ownership Charter Amendment") and (ii) a proposal to approve and adopt an amendment to the Restated Certificate of Incorporation of National Patent decreasing the total number of authorized shares of NPD Common Stock which National Patent will have the authority to issue from 40,000,000 shares to 25,000,000 shares (the "Authorized Shares Charter Amendment"). (The proposals described in clause (i) and clause (ii) are referred to as the "Proposals".)

     The proposals to approve and adopt the Foreign Ownership Charter Amendment and to approve and adopt the Merger Agreement, the Merger and the consummation of the transactions contemplated thereby are contingent upon one another, and if the Merger Agreement is not approved and adopted by the requisite vote of the stockholders of National Patent, the proposal to approve and adopt the Foreign Ownership Charter Amendment will be withdrawn from consideration. Likewise, if the proposal to approve and adopt the Foreign Ownership Charter Amendment is not approved and adopted by the requisite vote of the stockholders of National Patent, the proposal to approve and adopt the Merger Agreement, the Merger and the consummation of the transactions contemplated thereby will be withdrawn from consideration.

     Approval of the Authorized Shares Charter Amendment is not a condition to the Merger and is not contingent upon approval of the Merger. Holders of NPD Common Stock will also transact such other business relating to the purposes for which the NPD Special Meeting was called, or ancillary to the conduct thereof, as may properly be brought before the NPD Special Meeting.

     At the GPC Special Meeting, holders of GPC Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. Holders of GPC Common Stock will also transact such other business relating to the purposes for which the GPC Special Meeting was called, or ancillary to the conduct thereof, as may properly be brought before the GPC Special Meeting.

     The adoption and approval of the Merger Agreement, the Merger and the consummation of the transactions contemplated thereby is sometimes referred to herein as approval and adoption of the Merger or of the Merger Agreement.

     See "THE SPECIAL MEETINGS -- Matters to be Considered at the Special Meetings."


     Record Date. The record date for determining stockholders entitled to notice of and to vote at the NPD Special Meeting and the GPC Special Meeting is the close of business in New York on December 17 and December 18, 1996, respectively (the "Record Dates"). See "THE SPECIAL MEETINGS -- Record Dates; Quorum; Votes Required."



     Required Votes. The approval and adoption of (i) the Merger Agreement and the Foreign Ownership Charter Amendment and (ii) the Authorized Shares Charter Amendment will each require the affirmative vote of the holders of a majority of the shares of NPD Common Stock outstanding on the Record Date. Holders of NPD Common Stock as of the Record Date are entitled to one vote per share on each matter to be voted on at the NPD Special Meeting. Holders of NPD Class B Stock are entitled to ten votes per share. Directors and officers of National Patent have indicated that they intend to vote their shares of NPD Common Stock and NPD Class B Stock in favor of each of the Proposals. Such persons are entitled to cast 824,993 votes out of the total 8,137,107 votes entitled to be cast at the NPD Special Meeting, representing approximately 10.1% of such votes.


     The approval and adoption of the Merger will require the affirmative vote of the holders of a majority of the shares of GPC Common Stock outstanding on the Record Date. Holders of GPC Common Stock as of the Record Date are entitled to one vote per share on each matter to be voted on at the GPC Special Meeting. National Patent owns shares of GPC Common Stock representing approximately 52% of the total issued and outstanding shares of GPC Common Stock. National Patent intends to vote for the proposed Merger and, accordingly, approval of the Merger by the holders of GPC Common Stock is assured.


     See "THE SPECIAL MEETINGS -- Record Dates; Quorum; Votes Required."


THE MERGER

     Effect of Merger. On the date that is the second business day following the date on which the conditions set forth in the Merger Agreement have been satisfied or waived (the "Closing Date"), a certificate of merger will be filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law (the time of such filing or such later time as is specified in such certificate of merger, the "Effective Time"). At the Effective Time, GPX will merge with and into General Physics. General Physics will be the surviving corporation in the Merger (the "Surviving Corporation") and will continue its corporate existence under Delaware law. At the Effective Time, subject to the provisions regarding the Collar described below and to certain exceptions with respect to shares of GPC Common Stock owned by National Patent, each outstanding share of GPC Common Stock will be automatically converted into 0.54 (the "Exchange Ratio") validly issued, fully paid and non-assessable shares of NPD Common Stock. (No fractional shares will be issued and each holder of shares of GPC Common Stock who would otherwise have been entitled to receive fractional shares will receive cash (without interest) in lieu thereof.)


     Accordingly, the value of the consideration to be received by General Physics stockholders in the Merger is subject to fluctuation based on the market price of NPD Common Stock. General Physics stockholders are urged to obtain current market quotations for NPD Common Stock and GPC Common Stock. For certain recent stock price data, see "COMPARATIVE MARKET PRICE DATA."


     The Exchange Ratio and the Collar. So long as the Market Price of the NPD Common Stock as of January 16, 1997 (the "Test Date") is no less than $9.259 or more than $10.00, the Exchange Ratio is fixed, and neither General Physics nor National Patent has the right to terminate the Merger Agreement based on changes in the market price of either party's stock. (The term "Collar" as used in this Joint Proxy Statement/ Prospectus means the range of Market Prices of NPD Common Stock from $9.259 to $10.00. The term "Market Price" means the amount which is equal to the overall average of the high, low, opening and closing sales prices (averaged on a daily basis) of NPD Common Stock on the American Stock Exchange Composite Tape on each of the ten consecutive trading days preceding the Test Date.) So long as the Market Price is within the Collar at the Test Date, the Exchange Ratio will provide the holders of the GPC Common Stock with shares of NPD Common Stock having a value equal to the market price of the NPD Common Stock at the Effective Time times 0.54. The Exchange Ratio therefore reflects a valuation of the GPC Common Stock at a range of prices between $5.00 and $5.40 per share by providing holders of GPC Common Stock with an amount in value of NPD Common Stock in the range between $5.00 and $5.40, so long as the Market Price of the NPD Common Stock is within the Collar at the Test Date. Between the Test Date, which is five trading days prior to the date of the Special Meetings, and the Effective Time, the trading price of the NPD Common Stock can also vary, which will affect the value of the merger consideration received by the holders of the GPC Common Stock. See "RISK FACTORS -- Risk Factors Applicable to the Merger -- Risks Associated with the Exchange Ratio and Fluctuations in the Market Price of the NPD Common Stock."



     In the event that the Market Price of the NPD Common Stock on the Test Date is outside of the Collar, the Exchange Ratio may be adjusted as follows: If the Market Price on the Test Date is less than $9.259, National Patent may elect to "gross-up" the Exchange Ratio by increasing the number of shares of NPD Common Stock to be received by a holder of GPC Common Stock so that such holder will receive shares of NPD Common Stock with the same value per share of GPC Common Stock held by such holder, as such holder would have received in the event the Market Price had been $9.259. If National Patent fails to exercise this option, General Physics may terminate the Merger Agreement. If the Market Price on the Test Date is greater than $10.00, then General Physics may elect to reduce the Exchange Ratio by decreasing the number of shares of NPD Common Stock to be received by a holder of GPC Common Stock so that such holder will receive shares of NPD Common Stock with the same value per share of GPC Common Stock held by such holder, as such holder would have received in the event the Market Price had been $10.00. If General Physics fails to exercise this option, National Patent may terminate the Merger Agreement. For further details on the Collar and the Exchange Ratio, see "THE MERGER AGREEMENT -- Exchange Ratio and Collar."



     If the Market Price of the NPD Common Stock is outside of the Collar and National Patent or General Physics does not exercise the gross-up or reduction option, as the case may be, General Physics or National Patent, as the case may be, may elect not to terminate the Merger Agreement and proceed with the Merger, without any adjustment to the Exchange Ratio. By approving the Merger Agreement, stockholders of National Patent would be permitting the Board of Directors of National Patent, in the exercise of its fiduciary duties, to proceed with the Merger under such circumstances. If the Market Price of the NPD Common Stock is above the Collar, there can be no assurance, therefore, that National Patent will not issue shares of NPD Common Stock having a value which is more than $5.40 per share of GPC Common Stock in the Merger. By approving the Merger Agreement, stockholders of General Physics would be permitting the Board of Directors of General Physics and the Special Committee (defined below), in the exercise of their fiduciary duties, to proceed with the Merger under such circumstances. If the Market Price of the NPD Common Stock is below the Collar, there can be no assurance, therefore, that stockholders of General Physics will receive shares of NPD Common Stock which represent at least $5.00 in value per share of GPC Common Stock held. See "RISK FACTORS -- Risk Factors Applicable to the Merger -- Risks Associated with the Exchange Ratio and Fluctuations in the Market Price of the NPD Common Stock."


     Recommendation of the National Patent Board; Reasons for the Merger. The National Patent Board of Directors (the "NPD Board") concluded that the terms of the Merger are fair to and in the best interests of National Patent and its stockholders and has unanimously approved the Merger Agreement, the Merger and the consummation of the transactions contemplated therein. The NPD Board recommends a vote FOR the proposal to approve and adopt the Merger Agreement, the Merger and the consummation of the transactions contemplated therein. For a discussion of the factors considered by the NPD Board in reaching its decision, see "THE MERGER -- Recommendation of the NPD Board; Reasons for the Merger."

     Recommendation of the Special Committee and the General Physics Board. The General Physics Board of Directors (the "GPC Board"), together with a special committee of independent directors of General Physics (the "Special Committee"), concluded that the terms of the Merger are fair to and in the best interests of General Physics and its stockholders (other than National Patent). Accordingly, the GPC Board, having received and considered the unanimous recommendation of the Special Committee, has unanimously approved the Merger Agreement, the Merger and the consummation of the transactions contemplated therein and recommends a vote FOR the proposal to approve and adopt the Merger Agreement, the Merger and the consummation of the transactions contemplated therein. For a discussion of the factors considered by the Special Committee and the GPC Board, see "THE MERGER -- Recommendation of the Special Committee and the GPC Board; Reasons for the Merger." National Patent owns shares of GPC Common Stock representing approximately 52% of the total issued and outstanding shares of GPC Common Stock. National Patent intends to vote for the proposed Merger and, accordingly, approval of the Merger by the holders of GPC Common Stock is assured.


     Opinion of Financial Advisor. The Special Committee has retained Oppenheimer & Co., Inc. ("Oppenheimer") as its financial advisor in connection with the Merger. Oppenheimer rendered a written opinion to the Special Committee, dated as of December 19, 1996, to the effect that, as of the date of such opinion, and based upon various considerations and assumptions set forth therein, the right to receive shares of NPD Common Stock having a value of at least $5.00 (the lowest price in the Collar) into which each share of GPC Common Stock would be converted in the Merger was fair to the holders of GPC Common Stock (other than National Patent) from a financial point of view. Oppenheimer's opinion is directed only to the fairness from a financial point of view of the consideration to be received in the Merger by the stockholders of General Physics, other than National Patent, and does not constitute a recommendation to any stockholder of General Physics as to how such stockholder should vote such stockholder's shares. For information regarding the assumptions made, procedures followed, other matters considered and limits of the review by Oppenheimer, see "THE MERGER -- Opinion of Oppenheimer." Holders of GPC Common Stock are encouraged to read Oppenheimer's opinion in its entirety, a copy of which is attached as Annex B to this Joint Proxy Statement/ Prospectus.


THE MERGER AGREEMENT

     Conditions to the Merger. The obligations of National Patent, GPX and General Physics to effect the Merger are subject to the satisfaction or waiver of various conditions, including (i) the approval of the Merger Agreement by the requisite vote of the stockholders of National Patent and General Physics, (ii) the receipt of required consents and approvals of governmental entities and specified third parties except to the extent not material, (iii) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, (iv) the effectiveness of the Registration Statement and the absence of any stop order or proceeding seeking a stop order, (v) receipt of legal opinions with respect to the Merger and (vi) the truth and correctness of representations and warranties in all material respects and the absence of certain material adverse changes. See "THE MERGER AGREEMENT -- Conditions to the Merger."

     Termination of the Merger Agreement; Certain Expenses. The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time under certain circumstances, including, among others, (i) if the Merger has not been consummated on or before April 30, 1997 (the "End Date"), unless the failure to consummate the Merger is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement,
(ii) if any governmental entity has issued an order, decree or ruling or taken any other action permanently enjoining, or restraining, or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable, (iii) if the required vote of the stockholders of National Patent or General Physics has not been obtained, (iv) if there has been a material breach by the non-terminating party of any material representation, warranty, covenant or agreement under the Merger Agreement which is not capable of being cured using reasonable efforts by the End Date, (v) by a party if the other party's Board of Directors (or Special Committee, in the case of General Physics) withdraws or modifies in an adverse manner its recommendation of the Merger, (vi) by General Physics, if another entity makes a proposal for an acquisition transaction with General Physics which the Special Committee believes is superior to the Merger from a financial point of view to the stockholders of General Physics, (vii) unless General Physics has exercised an election to reduce the Exchange Ratio, if the Market Price of the NPD Common Stock is greater than $10.00 on the Test Date, or (ix) unless National Patent has exercised an election to increase the Exchange Ratio, if the Market Price of the NPD Common Stock is less than $9.259 on the Test Date. If the Closing of the Merger has not occurred prior to February 15, 1997, National Patent must provide the Special Committee with updated financial statements. If, in the opinion of the Special Committee, such financial statements reflect a material deterioration in the financial condition of National Patent on a consolidated basis, General Physics has the right to terminate the Merger Agreement. See "THE MERGER AGREEMENT -- Termination." The Merger Agreement provides for the reimbursement by a party of certain expenses of the other party incurred in connection with the Merger following the termination of the Merger Agreement under certain circumstances. See "THE MERGER AGREEMENT -- Certain Expenses."



     Options and Warrants. National Patent has agreed to use its reasonable best efforts to repurchase, prior to the Effective Time, all stock options held by each employee, officer and director of General Physics which will vest by their terms prior to or at the Effective Time. Holders of vested stock options will be entitled to receive cash in an amount equal to $5.20 per share less the exercise price of the stock option as in effect immediately prior to the repurchase. Each employee, officer and director of General Physics holding stock options which are unvested as of the Effective Time will be entitled to receive for each share of GPC Common Stock which would have been obtainable upon exercise of the stock option a payment from National Patent in shares of NPD Common Stock equal to $5.20 less the exercise price of the unvested stock option as such exercise price is in effect immediately prior to the Merger (subject to adjustment for stock dividends, stock splits and similar transactions). Such payment in shares of NPD Common Stock will be made at the time such stock option vests using the market price of the NPD Common Stock as of the end of the business day immediately preceding such vesting date. The $5.20 price represents the middle of the range of prices of the GPC Common Stock, from $5.00 to $5.40, which will be paid in shares of NPD Common Stock in the Merger, so long as the Market Price of the NPD Common Stock is within the Collar. The $5.20 price remains fixed even if on the Test Date the Market Price of the NPD Common Stock is outside of the Collar. See "RISK FACTORS -- Risk Factors Applicable to the Merger -- Benefits Accruing to Directors and Officers of General Physics." To the extent that any vested stock options are not repurchased by National Patent, such vested stock options will be adjusted so that the holders of such options will be entitled to receive, upon payment of the exercise price thereof, the shares of NPD Common Stock which such holders would have been entitled to receive after the Effective Time had such options been exercised immediately prior to the Merger.


     At the Effective Time, all outstanding Warrants to purchase shares of GPC Common Stock will be adjusted so that the holders of the Warrants will be entitled to receive, upon payment of the exercise price thereof, the shares of NPD Common Stock which such holders would have owned or have been entitled to receive after the Effective Time had such Warrants been exercised immediately prior to the Effective Time. See "THE MERGER AGREEMENT -- Options and Warrants."

     Appraisal Rights. Holders of the GPC Common Stock will not be entitled to appraisal rights under the Delaware General Corporation Law with respect to the Merger. See "THE MERGER AGREEMENT -- Appraisal Rights."

     Certain Federal Income Tax Consequences. The Merger is expected to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. Holders of GPC Common Stock are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

     Anticipated Accounting Treatment. The Merger will be treated as a "purchase" for accounting and financial reporting purposes. See "THE MERGER AGREEMENT -- Accounting Treatment."


     Litigation Challenging the Merger. A holder of GPC Common Stock has filed a lawsuit as a purported class action against National Patent, General Physics and General Physics' directors alleging breach of fiduciary duties by the directors of General Physics, including certain directors who are also directors of National Patent, and by National Patent (as an alleged majority and controlling stockholder) in connection with the Merger. The plaintiff and the defendants have reached an agreement in principle to settle this lawsuit. See "THE MERGER AGREEMENT -- Litigation Challenging the Merger."


     Regulatory Approvals Required. Neither General Physics nor National Patent is aware of any approvals of governmental authorities which would be required in order to consummate the Merger and the transactions contemplated thereby.

     Comparison of Stockholder Rights. See "COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS" for a summary of the material differences between the rights of holders of GPC Common Stock and NPD Common Stock.


     Security Ownership of Directors and Executive Officers. Directors and executive officers of National Patent and their affiliates have advised National Patent that they intend to vote or direct the vote of all outstanding shares of NPD Common Stock over which they have voting control for the approval and adoption of the Merger Agreement. Such persons are entitled to cast 824,993 votes out of a total of 8,137,107 votes entitled to be cast at the NPD Special Meeting, representing approximately 10.1% of such votes. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."



     Interests of Certain Persons in the Merger. Certain officers and directors of National Patent hold vested and unvested stock options to purchase shares of GPC Common Stock. As a result of the treatment of stock options in the Merger, such persons will receive cash, aggregating approximately $296,450, in the Merger in lieu of shares of NPD Common Stock. In particular, Jerome I. Feldman, the President and Chief Executive Officer and a director of both General Physics and National Patent, will receive a cash payment of $98,000, and Martin M. Pollak, the Executive Vice President and Treasurer and a director of National Patent and a director of General Physics, will receive a cash payment of $98,000. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT", "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT -- Options and Warrants." See also "RISK FACTORS -- Risks Applicable to the Merger -- Benefits Accruing to Directors and Officers of General Physics."


THE CHARTER AMENDMENTS

     At the NPD Special Meeting, holders of NPD Common Stock will consider and vote upon the Foreign Ownership Charter Amendment and the Authorized Shares Charter Amendment (the "Charter Amendments"). If approved, the Charter Amendments will be effected immediately prior to the Effective Time.

     Foreign Ownership Charter Amendment. Approval of the Foreign Ownership Charter Amendment is part of the same proposal to approve the Merger, and is contingent upon approval of the Merger. The Foreign Ownership Charter Amendment provides the right to require the redemption or the prompt disposition under certain circumstances of all or any portion of the shares of NPD Common Stock owned by a foreign stockholder beneficially owning shares representing five percent or more of the outstanding shares of NPD

Common Stock. The NPD Board recommends a vote FOR the proposal to approve and adopt the Merger Agreement, the Merger and the consummation of the transactions contemplated thereby and the Foreign Ownership Charter Amendment. See "THE CHARTER AMENDMENTS -- Foreign Ownership Charter Amendment" and "RISK
FACTORS -- Risk Factors Applicable to the Charter Amendments -- Foreign Ownership Charter Amendment."



     Authorized Shares Charter Amendment. Approval of the Authorized Shares Charter Amendment is a separate proposal from the proposal to approve the Merger and the Foreign Ownership Charter Amendment. The Authorized Shares Charter Amendment proposes to amend the Restated Certificate of Incorporation of National Patent by amending Article IV thereof to decrease the total number of authorized shares of NPD Common Stock which National Patent will have the authority to issue from 40,000,000 shares to 25,000,000 shares. The NPD Board recommends a vote FOR the proposal to approve and adopt the Authorized Shares Charter Amendment. See "THE CHARTER AMENDMENTS -- Authorized Shares Charter Amendment."


RISK FACTORS

     In considering the matters set forth in this Joint Proxy
Statement/Prospectus, holders of shares of NPD Common Stock and GPC Common Stock should carefully consider, among other things, the significant risks and various factors described below that are associated with the Merger and the Charter Amendments.

     Risk Factors Applicable to National Patent. These risks include: (a) the extent of National Patent's historical losses; and (b) National Patent's status as a holding company.

     Risk Factors Applicable to General Physics. These risks include: (a) the reliance of General Physics on government contracts and the limitation on profitability placed on such government contracts by law; (b) the dependence of General Physics on large clients, the absence of which could have a material adverse effect; (c) the dependence of General Physics on the continued operation and government regulation of commercial nuclear power plants in the United States; (d) the difficulty of obtaining insurance for potential liability of General Physics relating to its provision of certain services; and (e) the reliance by General Physics on technical personnel, the absence of whom could adversely affect the prospects of General Physics.


     Risk Factors Applicable to the Merger. These risks include: (a) fluctuations in the price of the NPD Common Stock within the Collar and between the Test Date and the Effective Time; (b) the ability of the NPD Board to determine not to terminate the Merger Agreement even though the price of the NPD Common Stock is above the Collar; (c) the ability of the GPC Board or the Special Committee to determine not to terminate the Merger Agreement even though the price of the NPD Common Stock is below the Collar; (d) the immediate dilution resulting from the issuance of NPD Common Stock in the Merger; (e) the historically low trading volume of NPD Common Stock; (f) the volatility of the trading price of NPD Common Stock; (g) the fact that, unlike General Physics, National Patent does not intend to pay regular quarterly cash dividends; (h) the extent of benefits accruing to management of General Physics pursuant to the terms of the Merger; (i) the non-survival of each party's representations and warranties in the Merger Agreement and the resulting lack of indemnification rights after the Effective Time for a breach of any such representations and warranties; and (j) limitations on foreign ownership of NPD Common Stock which would apply in the event of a Merger.


     Risks Applicable to the Charter Amendments. These risks include the limitation on foreign ownership of NPD Common Stock.

     STOCKHOLDERS ARE URGED TO READ CAREFULLY THE SECTION ENTITLED "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISKS AND OTHER FACTORS RELATING TO (A) THE MERGER AND AN INVESTMENT IN NPD COMMON STOCK AND (B) THE CHARTER AMENDMENTS.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF NATIONAL PATENT

     The following table sets forth selected historical consolidated financial information of National Patent as of and for each of the years in the five-year period ended December 31, 1995 and as of and for each of the nine-month periods ended September 30, 1996 and 1995. The selected historical consolidated financial information of National Patent for each of the years in the five-year period ended December 31, 1995 is derived from National Patent's audited consolidated financial statements. The financial data for the nine months ended September 30, 1996 and 1995 are derived from National Patent's unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods. The results for the nine months ended September 30, 1996 may not be indicative of the results for the full year. The following data should be read in conjunction with the consolidated financial statements of National Patent and other financial information appearing elsewhere in this Joint Proxy Statement/Prospectus.

                                                                                                NINE MONTHS
                                                                                                   ENDED
                                                   YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                     ----------------------------------------------------   -------------------
                                       1995       1994       1993       1992       1991       1996       1995
                                     --------   --------   --------   --------   --------   --------   --------
                                                                                                (UNAUDITED)

                                                          (IN THOUSANDS, EXCEPT PER SHARE)
INCOME STATEMENT DATA:
Sales..............................  $185,025   $204,774   $185,846   $189,797   $251,782   $152,536   $142,519
Gross margin.......................    28,322     32,559     26,974     29,211     35,792     22,913     23,209
Research and development costs.....       388        431      2,847      4,645      4,651        347        292
Interest expense...................     5,019      6,458      8,199     10,866     15,438      3,142      3,636
Other income*......................    12,863         --      5,148         --     18,844     11,980      8,479
Income (loss) before discontinued
  operation and extraordinary
  item.............................     4,032    (11,397)    (6,849)   (11,578)     1,456     11,638      3,117
Net income (loss)..................     1,012    (13,971)    (5,977)   (11,943)     2,645     11,638        884
Earnings (loss) per share:
Income (loss) before discontinued
  operation and extraordinary
  item.............................       .60      (2.10)     (1.60)     (2.94)       .38       1.58        .47
Net income (loss)..................       .15      (2.57)     (1.40)     (3.03)       .69       1.58        .13
Weighted average number of
  shares...........................     6,638      5,431      4,281      3,943      3,848      7,377      6,579

                                                                   DECEMBER 31,
                                                 ------------------------------------------------  SEPTEMBER 30,
                                                   1995      1994      1993      1992      1991        1996
                                                 --------  --------  --------  --------  --------  -------------
                                                                                                    (UNAUDITED)

                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents, restricted cash and
  marketable securities......................... $ 11,657  $ 10,075  $ 10,976  $ 23,674  $ 35,968    $  26,651
Short-term borrowings...........................   18,043    31,060    21,390    28,977    26,317       21,540
Working capital.................................   32,949    25,823    33,224    44,877    55,560       42,760
Total assets....................................  151,720   175,546   166,057   192,649   214,041      176,710
Long-term debt..................................   23,932    31,213    40,858    61,441    70,787       20,763
Stockholders' equity............................   70,998    65,165    67,438    63,823    72,405       91,284

---------------


* Other income includes: Gains on dispositions of stock of subsidiaries and affiliates, gains on issuance of stock by subsidiaries and affiliates, losses on investments and unrealized gains on transfer from long-term investments to trading securities.


NOTES

     General Physics' results of operations were consolidated with the results of National Patent from January 1, 1991 to October 2, 1991 and from September 1, 1994 through September 30, 1996. The balance sheets of General Physics have been consolidated with National Patent at December 31, 1995 and 1994 and at September 30, 1996. For all other periods General Physics' financial data has been accounted for on the equity basis.

                                                  (notes continued on next page)

(notes from previous page)


     The results of operations of Interferon Sciences, Inc. ("ISI") were consolidated with the results of National Patent from January 1, 1991 through September 1993. The balance sheets of ISI were consolidated with National Patent at December 31, 1992 and 1991. For all other periods ISI's financial data has been accounted for on the equity basis, until the third quarter of 1996 when National Patent commenced accounting for its investment in ISI on the cost basis.

     The results of operations of GTS Duratek, Inc. ("Duratek") were consolidated with the results of National Patent from January 1, 1991 through December 31, 1994. The balance sheets of Duratek were consolidated with National Patent at December 31, 1994, 1993, 1992 and 1991. At December 31, 1995 and for the year then ended Duratek's financial data has been accounted for on the equity basis. Since April 1996, National Patent has accounted for its investment in Duratek as a combination of marketable securities, long-term investments and as long-term available-for-sale equity securities.

     For further details, see "SELECTED HISTORICAL FINANCIAL
INFORMATION -- National Patent's Management's Discussion and Analysis of Financial Condition and Results of Operations."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF GENERAL PHYSICS

     The following table sets forth selected historical consolidated financial information of General Physics as of and for each of the years ended December 31, 1995, 1994, 1993, 1992 and 1991 and as of and for each of nine month periods ended September 30, 1996 and 1995. The selected historical consolidated financial information of General Physics for the years ended December 31, 1995, 1994, 1993, 1992, and 1991 is derived from General Physics' audited consolidated financial statements. The financial data for the nine month periods ended September 30, 1996 and 1995 are derived from General Physics' unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods. The results for the nine months ended September 30, 1996 may not be indicative of the results for the full year. The following information should be read in conjunction with the consolidated financial statements of General Physics and other financial information appearing elsewhere in this Joint Proxy Statement/Prospectus.

                                                                                               NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                            ------------------------------------------------   -----------------
                                              1995      1994      1993      1992      1991      1996      1995
                                            --------   -------   -------   -------   -------   -------   -------
                                                                                                  (UNAUDITED)

                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:*
Revenue.................................... $107,549   $78,880   $58,112   $60,139   $63,919   $85,954   $80,399
Cost of revenue............................   95,181    69,779    51,331    52,833    59,461    75,385    71,420
                                            --------   -------   -------   -------   -------   -------   -------
Gross profit...............................   12,368     9,101     6,781     7,306     4,458    10,569     8,979
General and administrative and other
  expenses.................................    7,718     5,859     4,983     5,293     5,290     5,435     5,809
Interest expense...........................    2,208     1,366       735       700     1,456     1,361     1,732
Other income (expense), net................       12       (22)      107       290       763        73       (14)
                                            --------   -------   -------   -------   -------   -------   -------
Income (loss) before income taxes and
  equity in net earnings of investee
  company..................................    2,454     1,854     1,170     1,603    (1,525)    3,846     1,424
Income taxes (benefit).....................      982       785       487       772      (553)    1,647       529
                                            --------   -------   -------   -------   -------   -------   -------
Income (loss) before equity in net earnings
  of investee company......................    1,472     1,069       683       831      (972)    2,199       895
Equity in net earnings of investee company
  (including gain on issuance of stock in
  1995), net of income taxes...............      786        69        --        --        --        87       776
                                            --------   -------   -------   -------   -------   -------   -------
Net income (loss).......................... $  2,258   $ 1,138   $   683   $   831   $  (972)  $ 2,286   $ 1,671
                                            ========   =======   =======   =======   =======   =======   =======
Net income (loss) per share................ $   0.22   $  0.15   $  0.11   $  0.13   $ (0.16)  $  0.22   $  0.16
                                            ========   =======   =======   =======   =======   =======   =======
Weighted average number of shares..........   10,231     7,672     6,272     6,256     6,208    10,430    10,247
                                            ========   =======   =======   =======   =======   =======   =======

                                                                  DECEMBER 31,
                                                 -----------------------------------------------   SEPTEMBER 30,
                                                  1995      1994      1993      1992      1991         1996
                                                 -------   -------   -------   -------   -------   -------------
                                                                                                    (UNAUDITED)

                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:*
Working capital................................  $16,815   $17,690   $15,822   $15,942   $15,914      $15,593
Total assets...................................   51,293    57,851    31,135    32,016    33,394       57,940
Long-term obligations..........................   12,379    12,089     7,610     7,610     7,634       12,585
Stockholders' equity...........................   19,597    19,038    13,297    13,899    14,326       20,696

---------------
* On August 31, 1994, General Physics acquired substantially all of the assets and operations of GPS Technologies, Inc. and certain of its subsidiaries ("GPST Businesses"). As discussed in Note 1 to the Consolidated Financial Statements of General Physics, the acquisition has been accounted for as a reverse acquisition, whereby the GPST Businesses were deemed to have acquired General Physics. Accordingly, the historical financial statements and disclosures prior to August 31, 1994 are those of the GPST Businesses. No historical information for General Physics is included above except as of and for the nine


                                                  (notes continued on next page)

(notes from previous page)



months ended September 30, 1996 and 1995, as of and for the year ended December 31, 1995 and as of and for the four-month period ended December 31, 1994. Per share information is based on the weighted average number of shares of GPC Common Stock outstanding.


COMPARATIVE MARKET PRICE DATA

     The NPD Common Stock has been traded under the symbol "NPD" on the American Stock Exchange since 1975 and on the Pacific Stock Exchange since 1977. The GPC Common Stock has been traded on the New York Stock Exchange under the symbol "GPH" since 1991. The table below sets forth, for the calendar quarters indicated, the high and low sales prices for the NPD Common Stock and the GPC Common Stock as reported by the American Stock Exchange or the New York Stock Exchange, respectively. During the periods presented below, National Patent has not paid any dividends; General Physics has paid a regular quarterly dividend of $.06 per share since 1991.


                                                                PRICE PER SHARE OF COMMON STOCK
                                                           -----------------------------------------
                                                                NPD             GPC
                                                           -------------    -----------       GPC
                                                           HIGH*    LOW*    HIGH    LOW    DIVIDENDS
                                                           -----    ----    ----    ---    ---------
Fiscal 1994
  First Quarter..........................................   $191/2  $15 1/2  $5     $3 3/4   $ .06
  Second Quarter.........................................    153/4   10 3/4   41/2   3 1/4     .06
  Third Quarter..........................................    131/2   10 1/2   31/2   2 3/4     .06
  Fourth Quarter.........................................    111/4    6       3      2 3/8     .06
Fiscal 1995
  First Quarter..........................................     91/2    6 1/2   35/8   2 1/8     .06
  Second Quarter.........................................     93/4    6 3/4   31/8   2 1/2     .06
  Third Quarter..........................................     9       6 1/2   35/8   2 1/2     .06
  Fourth Quarter.........................................    103/4    7 7/16   31/8  2 7/8     .06
Fiscal 1996
  First Quarter..........................................     97/8    8 1/8   37/8   3         .06
  Second Quarter.........................................    115/8    8 3/8   43/4   3 1/2     .06
  Third Quarter..........................................    101/8    7 5/8   41/2   3 3/8     .06
  Fourth Quarter (through December 16)...................     91/8    7 1/16   41/4  3 3/4     .06


---------------

 * All prices have been restated to reflect the effect of the one-for-four reverse stock split effective October 1995.


     On September 24, 1996, the last full trading day prior to the announcement of the proposed Merger, the reported American Stock Exchange Composite Transactions closing price of the NPD Common Stock was $9 3/4 per share and the reported New York Stock Exchange Composite Transactions closing price of the GPC Common Stock was $4 3/8 per share. On November 20, 1996, the last full trading day prior to the announcement of the execution of the Merger Agreement, the reported American Stock Exchange Composite Transactions closing price of the NPD Common Stock was $8 1/2 per share and the reported New York Stock Exchange Composite Transactions closing price of the GPC Common Stock was $4 1/8 per share. On December 16, 1996, the most recent available date prior to the date of this Joint Proxy Statement/Prospectus, the reported American Stock Exchange Composite Transactions closing price of the NPD Common Stock was $8 1/4 per share and the reported New York Stock Exchange Composite Transactions closing price of the GPC Common Stock was $4 per share.


     Because the Exchange Ratio is fixed and because the market price of NPD Common Stock is subject to fluctuation, the market value of the NPD Common Stock that holders of GPC Common Stock will receive after giving effect to the Merger may increase or decrease. Stockholders of General Physics are urged to obtain a current market quotation for NPD Common Stock.

SELECTED COMPARATIVE PER SHARE DATA


     The following table sets forth certain historical information concerning the NPD Common Stock and the GPC Common Stock. The table also includes certain pro forma per share consolidated information which is based on the historical data of National Patent and General Physics adjusted to give effect to the Merger. No information is provided in the table with respect to dividends. National Patent has not paid any cash dividends since March 22, 1989. National Patent has no plans in the future to provide regular quarterly cash dividends on the NPD Common Stock.



                                                                                                            INCOME PER SHARE
                                                                                                                 BEFORE
                                                                                                              DISCONTINUED
                                                                                      INCOME PER SHARE       OPERATION AND
                                                                                    BEFORE DISCONTINUED      EXTRAORDINARY
                                                                                       OPERATION AND              ITEM
                                   NET TANGIBLE BOOK                               EXTRAORDINARY ITEM FOR    FOR YEAR ENDED
                                  VALUE PER SHARE AT     BOOK VALUE PER SHARE AT     NINE MONTHS ENDED        DECEMBER 31,
                                 SEPTEMBER 30, 1996(1)    SEPTEMBER 30, 1996(2)      SEPTEMBER 30, 1996           1995
                                 ---------------------   -----------------------   ----------------------   ----------------
HISTORICAL
National Patent................          $7.68                   $ 12.24                   $ 1.58                 $.60
General Physics................            .86                      1.97                      .22                  .22
PRO FORMA
National Patent(3)
  @ $8.66(a)...................           5.99                     11.20                     1.34                  .64
  @ $9.625(b)..................           6.10                     11.51                     1.37                  .65
  @ $10.59(c)..................           6.20                     11.79                     1.39                  .66
General Physics(4)
  @ $8.66(a)...................           3.46                      6.50                      .77                  .37
  @ $9.625(b)..................           3.29                      6.22                      .74                  .35
  @ $10.59(c)..................           3.16                      6.00                      .71                  .34


---------------
(1) The pro forma net tangible book value per share of NPD Common Stock is based upon the pro forma consolidated total stockholders' equity less intangible assets for the consolidated companies divided by the pro forma number of shares of NPD Common Stock outstanding assuming conversion of the GPC Common Stock at the Exchange Ratio (as may be adjusted).
(2) The pro forma book value per share of NPD Common Stock is based upon the pro forma consolidated stockholders' equity for the consolidated companies divided by the pro forma number of shares of NPD Common Stock outstanding assuming conversion of the GPC Common Stock at the Exchange Ratio (as may be adjusted).
(3) The pro forma income per share before discontinued operation and extraordinary item of National Patent is based on the pro forma income from continuing operations for the consolidated companies divided by the pro forma weighted average shares outstanding of the consolidated companies. See "PRO FORMA FINANCIAL DATA."
(4) The equivalent pro forma per share data for General Physics represent the amounts applicable after the Merger to each share of GPC Common Stock held prior to the Merger, and are computed by multiplying the pro forma per share data of National Patent by the Exchange Ratio.

(a) These pro forma figures assume that the Market Price of the NPD Common Stock at the Test Date is $8.66 per share, which is a price which is 10% below the market price on September 24, 1996, the last day of trading prior to the announcement of the proposed Merger. These figures assume that National Patent has elected to "gross-up" the Exchange Ratio. Under such circumstances, the Exchange Ratio would be 0.58. See "THE MERGER
     AGREEMENT -- Exchange Ratio and the Collar."


(b) These pro forma figures assume that the Market Price of the NPD Common Stock at the Test Date is $9.625 per share, which was the price on September 24, 1996.


(c) These pro forma figures assume that the Market Price of the NPD Common Stock at the Test Date is $10.59 per share, which is a price which is 10% above the market price on September 24, 1996. These figures assume that General Physics has elected to reduce the Exchange Ratio. Under such circumstances, the Exchange Ratio would be .51. See "THE MERGER AGREEMENT -- Exchange Ratio and the Collar."

                                  RISK FACTORS

     In evaluating the Merger, stockholders of National Patent and General Physics should consider, among other factors, the significant risks and various factors that are described below that are associated with the Merger:

RISK FACTORS APPLICABLE TO NATIONAL PATENT

  Historical Losses.

     For the year ended December 31, 1995, National Patent's income before income taxes, discontinued operation and extraordinary item was $5,819,000, as compared to a loss of $10,648,000 for the year ended December 31, 1994. However, the improvement in results was due principally to gains recognized on sales and reclassification of equity interests in affiliates, which aggregated $12,863,000 in the year ended December 31, 1995 and $0 in 1994. For the nine months ended September 30, 1996, National Patent's income before income taxes, discontinued operation and extraordinary item was $11,046,000, as compared to income of $4,190,000 for the nine months ended September 30, 1995. The $11,046,000 of income before income taxes, discontinued operation and extraordinary item for the nine months ended September 30, 1996 includes $12,200,000 of gain realized from the sale of 1,000,000 shares of common stock of GTS Duratek, Inc. in April of 1996. There can be no assurance that National Patent will be profitable after the Effective Time of the Merger.

  Holding Company; Dependence on Subsidiaries.

     As a holding company, National Patent is dependent upon management fees, dividends, payments or advances from operating subsidiaries and its ability to divest itself of certain of its marketable investments as its primary source of cash to service outstanding debt and to fund its operations. The ability of National Patent to obtain cash from an operating subsidiary depends upon, among other factors, the operating results of the subsidiary, restrictions on payments to National Patent imposed by other agreements governing the subsidiary and the degree of dilution of dividend payments resulting from public ownership of equity securities of the subsidiary. In addition, the ability of National Patent to divest itself of its marketable long-term investments is subject to prevailing market conditions, and the forced sale of a significant number of shares of common stock of any such marketable investment may adversely affect the total proceeds received by National Patent from any such sale. Since National Patent is a holding company, an investment in securities of National Patent is subject to the performance of National Patent's subsidiaries (including General Physics) and investments.

     After conversion of the GPC Common Stock into shares of NPD Common Stock at the Effective Time, holders of GPC Common Stock will have direct equity interests in National Patent instead of its subsidiary, General Physics. Consequently, in the event of a bankruptcy, dissolution, liquidation or similar proceeding with respect to National Patent, assets of General Physics (together with other assets of National Patent) will be available to satisfy all claims of creditors of National Patent before being available for distribution to National Patent's stockholders.

RISK FACTORS APPLICABLE TO GENERAL PHYSICS

  Government Contracting.

     A significant portion of the revenue and profit of General Physics is derived from contracts and subcontracts for the United States Government. The United States Government places limitations on contractor profitability and thus related contracts may have lower profit margins than the contracts General Physics enters into with commercial customers. Furthermore, all United States Government contracts and subcontracts are subject to audit by a designated government agency. Although General Physics has not experienced any material cost disallowances as a result of such audits, there can be no assurance that material disallowances will not be experienced in the future. In addition, the Department of Energy ("DOE") nuclear weapons production and waste processing facilities specifically and government contractors generally have come under increased scrutiny over the past few years. As a result of budgetary constraints and other political pressures, the DOE and other government agencies have been and may be forced to continue to modify, cut back or eliminate certain programs, which could in turn have a material adverse effect upon the business of General Physics. See "BUSINESS -- GENERAL
PHYSICS -- Contracts."

  Dependence on Large Clients.


     For the year ended December 31, 1995, and the nine months ended September 30, 1996, revenue from the United States Government represented approximately 53% and 48% of revenue, respectively. However, such revenue was derived from a number of separate contracts and subcontracts with a variety of Government agencies and contractors that are regarded by the Company as separate customers. Revenue from General Physics' ten largest clients (including individual agencies and contractors of the United States Government) comprised 47% of revenue in 1995 and 54% for the nine months ending September 30, 1996. General Motors Corporation is General Physics' largest non-governmental customer and represented 8% of General Physics' revenues for 1995 and 11% of General Physics' revenue for the nine months ended September 30, 1996. Contracts with the United States Department of Defense (the "DoD") at the Aberdeen Proving Ground provided environmental services revenue of $8.7 million in the year ended December 31, 1995 and $5.4 million for the nine months ended September 30, 1996. Of the revenue of General Physics derived from environmental services for the year ended December 31, 1995 and the nine months ended September 30, 1996, approximately 87% and 79%, respectively, thereof is predominantly attributable to such contracts. The DoD recently notified General Physics that it has been selected for a repeat award of its contract to provide environmental services at Aberdeen Proving Ground. The contract is one of two awarded to successful contractors who will competitively bid for work to be awarded in the future under separate delivery orders. Although the maximum award value of the contract over its five-year term is approximately $100,000,000, the actual value of the contract will depend upon the value of individual delivery orders awarded to General Physics. Most of General Physics' contracts and subcontracts are subject to termination on written notice, and thus General Physics' operations are dependent on its clients' continued satisfaction with General Physics' services and their continued inability or unwillingness to perform those services themselves. General Physics expects that a few clients will continue to account for a substantial portion of its business, the loss of any of which could have a material adverse effect on General Physics. See "SELECTED HISTORICAL FINANCIAL INFORMATION -- General Physics' Management's Discussion and Analysis of Financial Condition and Results of Operations."


  Commercial Nuclear Power Industry.

     General Physics' operations are dependent to a significant degree on the continued operation and government regulation of commercial nuclear power plants in the United States. Various factors affect such continued operation and government regulation, including public and governmental attitudes toward nuclear power, the regulatory environment, the financial condition of nuclear utilities, the availability and cost of alternative means of power generation, the occurrence of future nuclear incidents and general economic conditions. Since 1980, there have been no new orders for commercial nuclear power plants, and work on the few plants that are still under construction has been suspended. General Physics cannot predict when, if ever, construction is likely to resume. Prospects for future growth in General Physics' Nuclear Services business unit may be limited if the commercial nuclear power industry continues to experience no or limited growth. See "BUSINESS -- GENERAL PHYSICS -- Nuclear Services."

  Potential Liability and Uninsurable Risks.

     General Physics provides services directed at increasing the efficiency and improving the overall environmental, safety and health aspects of its customers' operations. If any of General Physics or its subsidiaries were found to have been negligent or to have breached its obligations to its clients, General Physics or its subsidiaries, as the case may be, could be exposed to significant fines and penalties and third-party liabilities and its reputation could be adversely affected. In recent years, it has been difficult for some professional service organizations to obtain professional liability insurance at reasonable rates. General Physics has not experienced any difficulty obtaining such coverage. Although General Physics believes that it currently has appropriate insurance coverage, there can be no assurance that General Physics will be able to obtain such coverage at cost-effective rates in the future.

     Furthermore, liabilities associated with nuclear incidents are not covered by General Physics' insurance policies, and may not be covered by indemnification provisions contained in agreements with clients. In addition, such liabilities may not be covered by federal legislation that includes a liability protection system for licensees of the Nuclear Regulatory Commission (typically utilities) for certain damages caused by nuclear incidents, since General Physics is not such a licensee. Finally, few of General Physics' contracts with clients contain a waiver or limitation of liability. Thus, General Physics could be materially adversely affected by a nuclear incident.


     General Physics also provides environmental engineering services to its clients, including the development and management of site environmental remediation plans. Although General Physics subcontracts most remediation construction activities, and in all cases subcontracts the removal and off-site disposal and treatment of hazardous substances, it could nonetheless be subject to liability relating to the environmental services performed by it directly or through subcontracts. Specifically, were General Physics deemed under federal and state legislation, including "Superfund" legislation, to be an "operator" of sites to which it provides environmental engineering and support services, General Physics could be subject to liabilities. General Physics' insurance policies may not provide coverage for these risks, which General Physics does not consider to be significant. Various mechanisms exist whereby the United States Government may limit liability for environmental claims and losses or indemnify General Physics for such claims or losses under governmental contracts. Nonetheless, incurrence of any substantial "Superfund" or other environmental liability could have a material adverse effect upon General Physics. General Physics does not know of any claim in which it has been named as a responsible party under the "Superfund" laws. See "BUSINESS -- GENERAL PHYSICS -- Insurance" and "BUSINESS -- GENERAL PHYSICS -- Environmental Statutes and Regulations."


  Reliance on Technical Personnel.

     General Physics relies heavily on its technical personnel. Accordingly, recruiting and retaining capable personnel (including personnel who have the appropriate security clearance to work on government contracts) are critical to the continued growth of General Physics. Competition for qualified technical personnel can be intense. General Physics has not generally entered into employment agreements with its employees, but previously has entered into employment agreements with certain officers and other employees. See
"BUSINESS -- GENERAL PHYSICS -- Personnel."

RISK FACTORS APPLICABLE TO THE MERGER


Risks Associated with the Exchange Ratio and Fluctuations in the Market Price of the NPD Common Stock.



     As of December 16, 1996, the reported American Stock Exchange Composite Transactions closing price of the NPD Common Stock was $8 1/4 per share. The price of the NPD Common Stock may vary significantly from that price prior to the Effective Time. Such variance may be due to changes in the business, operations and prospects of National Patent, market assessment of the likelihood that the Merger will be consummated, general market and economic conditions and other factors. The Exchange Ratio is fixed at 0.54 shares of NPD Common Stock per share of GPC Common Stock and will not be adjusted based on changes in the price of the NPD Common Stock within the Collar. Thus, the dollar value of the NPD Common Stock to be received by the holders of the GPC Common Stock will not be determined until the Effective Time, and may be more or less than the value of the NPD Common Stock as of the date of execution of the Merger Agreement, the date of this Joint Proxy Statement/Prospectus or the date of the Special Meetings.



     Between the Test Date and the Effective Time, the trading price of the NPD Common Stock can also vary, which will affect the value of the merger consideration received by holders of the GPC Common Stock. At the time of the Test Date, for example, the Market Price of the NPD Common Stock may be within the Collar, and therefore neither party would have the right to terminate the Merger Agreement and neither party will be required to exercise the options to gross-up or reduce the Exchange Ratio, as the case may be.

However, as of the Effective Time the actual trading price of the NPD Common Stock may have decreased below the Collar or increased above the Collar.

     In the event that the Market Price of the NPD Common Stock is outside of the Collar on the Test Date, the Exchange Ratio may be adjusted (at the election of General Physics if the Market Price is above the Collar and at the election of National Patent if the Market Price is below the Collar) or in the event that no adjustment is made, the Merger Agreement may be terminated. See "THE MERGER AGREEMENT -- Merger Consolidation -- Exchange Ratio and Collar."


     General Physics may elect not to terminate the Merger Agreement even though
(x) the Market Price of the NPD Common Stock is less than $9.259, the lowest amount in the Collar, and (y) National Patent does not elect to increase the Exchange Ratio. In determining whether to elect to terminate the Merger Agreement in such circumstances, the GPC Board and the Special Committee will take into account, consistent with fiduciary duties, all relevant facts and circumstances existing at the time, including the market for comparable industry stock in general, the value of the NPD Common Stock and the GPC Common Stock in the market, and the advice of financial advisors and legal counsel. By approving the Merger Agreement, the holders of GPC Common Stock would be permitting the GPC Board and the Special Committee, in the exercise of fiduciary duties, to proceed with the Merger under such circumstances. There can be no assurance that the stockholders of General Physics in fact will receive shares of NPD Common Stock which represent $5.20 in value per share of GPC Common Stock.



     National Patent may elect not to terminate the Merger Agreement even though
(x) the Market Price of the NPD Common Stock is greater than $10.00, the highest amount in the Collar, and (y) General Physics does not elect to reduce the Exchange Ratio. In determining whether to elect to terminate the Merger Agreement in such circumstances, the NPD Board will take into account, consistent with fiduciary duties, all relevant facts and circumstances existing at the time, including the market for comparable industry stock in general, the value of the NPD Common Stock and the GPC Common Stock in the market, and the advice of financial advisors and legal counsel. By approving the Merger Agreement, the holders of NPD Common Stock would be permitting the NPD Board, in the exercise of fiduciary duties, to proceed with the Merger under such circumstances. There can be no assurance that National Patent will not issue shares of NPD Common Stock having a value which is greater than $5.20 per share of GPC Common Stock.


  Immediate Dilution.


     Upon consummation of the Merger, assuming the Market Price of the NPD Common Stock is within the Collar on the Test Date, 2,721,537 shares of NPD Common Stock will be issued to holders of GPC Common Stock, representing 26.74% of the total of 10,178,550 shares of NPD Common Stock to be issued and outstanding on a pro forma basis (such percentage is as of September 30, 1996). Prior to the Merger, (i) shares of GPC Common Stock will have a net tangible book value per share of $0.86 as of September 30, 1996, and income per share before discontinued operation and extraordinary item of $0.22, for the nine months ended September 30, 1996, and (ii) shares of NPD Common Stock will have a net tangible book value per share of $7.68 as of September 30, 1996, and income per share before discontinued operation and extraordinary item of $1.58, for the nine months ended September 30, 1996. Pursuant to the Merger, shares of GPC Common Stock will be converted into shares of NPD Common Stock at the Exchange Ratio (subject to adjustment). Assuming that the Market Price of the NPD Common Stock is within the Collar on the Test Date, (i) after giving effect to the Merger the net tangible book value per share of GPC Common Stock will be $3.29 as of September 30, 1996 on a pro forma basis and the income per share before discontinued operation and extraordinary item of GPC Common Stock for the nine months ended September 30, 1996 will be $0.74 on a pro forma basis and (ii) after giving effect to the Merger the net tangible book value per share of NPD Common Stock will be $6.10 as of September 30, 1996 on a pro forma basis and the income per share before discontinued operation and extraordinary item of NPD Common Stock for the nine months ended September 30, 1996 will be $1.37 on a pro forma basis. As a result of the Merger, holders of NPD Common Stock will experience an immediate dilution in the book value and income per share before discontinued operation and extraordinary item of their investment. See "PRO FORMA FINANCIAL DATA" and "SUMMARY -- Selected Comparative per Share Data."

     In the event that the Market Price of the NPD Common Stock as of the Test Date is below the Collar, greater dilution may result. For example, in the event that the Market Price of the NPD Common Stock is $8.66 on the Test Date and National Patent elects the Gross-Up Option, the net tangible book value per share of NPD Common Stock would be $5.99 as of September 30, 1996 on a pro forma basis. In addition, the stockholders of National Patent will experience immediate and substantial voting dilution upon consummation of the Merger.


  Illiquidity; Low Trading Volume.


     Historically the shares of NPD Common Stock have had relatively low trading volume on the American Stock Exchange and the Pacific Stock Exchange. During the nine months ended September 30, 1996, for example, the average daily trading volume on the American Stock Exchange was 15,087 shares. Low trading volume can influence the trading price of the NPD Common Stock, hamper the liquidity of an investment in NPD Common Stock and result in volatility of stock price. See "RISK FACTORS -- Risk Factors Applicable to the Merger -- Volatility of Stock Price." Upon consummation of the Merger, assuming the Market Price of the NPD Common Stock is within the Collar on January 16, 1997, 2,721,537 shares of NPD Common Stock will be issued to holders of GPC Common Stock, representing 26.74% of the total of 10,178,550 shares of NPD Common Stock to be issued and outstanding on a pro forma basis (such percentage is as of September 30, 1996). Despite the issuance of such new shares in the Merger, trading volume may not increase, which could have an impact on liquidity and could adversely affect the proceeds received by stockholders from any sales of NPD Common Stock. Stockholders of National Patent may realize a lower price on sales of shares of NPD Common Stock because of this illiquidity.


  Volatility of Stock Price.

     From time to time after the Effective Date, there may be significant volatility in the trading price for NPD Common Stock. The equity markets have, on occasion, experienced significant price and volume fluctuation that have affected the market prices for many companies' securities and that have been often unrelated to the operating performance of these companies. Many factors, including the performance of, and investor expectations for, National Patent, the trading volume of the NPD Common Stock and general economic and market conditions, may influence the trading price of the NPD Common Stock. Accordingly, there can be no assurance as to the price at which the NPD Common Stock will trade in the future.

  No Regular Quarterly Dividends.

     General Physics has paid regular quarterly dividends of $.06 per share of GPC Common Stock for each of its fiscal quarters since General Physics became a public company in 1991. National Patent has not paid any cash dividends on the NPD Common Stock since March 22, 1989. Shares of GPC Common Stock will be converted into shares of NPD Common Stock pursuant to the Merger. National Patent intends to continue to retain its earnings for investment in its businesses for the foreseeable future and therefore has no plans in the future to provide regular quarterly cash dividends on the NPD Common Stock.

  Benefits Accruing to Directors and Officers of General Physics.


     As a result of the Merger, certain officers and directors of General Physics will receive shares of NPD Common Stock in exchange for shares of GPC Common Stock on the same terms as are applicable to the other stockholders of General Physics. In addition, National Patent has agreed to use its reasonable best efforts to repurchase all of the vested stock options held at the Effective Time by each officer and director of General Physics for a cash payment in an amount equal to $5.20 less the exercise price of the stock option as in effect immediately prior to the Merger. Each officer and director of General Physics currently holding unvested stock options will be entitled to receive for each share of GPC Common Stock which would have been obtainable upon exercise of the stock option a payment from National Patent in shares of NPD Common Stock equal to $5.20 less the exercise price of the unvested stock option as such exercise price is in effect immediately prior to the Merger (subject to adjustment for stock dividends, stock splits and the like). Such payment in shares of NPD Common Stock will be made at the time such stock option vests using the market price of the NPD Common Stock as of the end of the business day immediately preceding such vesting date.

To the extent that any vested stock options are not repurchased by National Patent, such vested stock options will be adjusted so that the holders of such options will be entitled to receive, upon payment of the exercise price thereof, the shares of NPD Common Stock which such holders would have been entitled to receive after the Effective Time had such options been exercised immediately prior to the Merger. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" and "THE MERGER AGREEMENT -- Options and Warrants." The $5.20 price represents the middle of the range of prices of the GPC Common Stock, from $5.00 to $5.40, which will be paid in shares of NPD Common Stock in the Merger, so long as the Market Price of the NPD Common Stock is within the Collar. The $5.20 price remains fixed even if on the Test Date the Market Price of the NPD Common Stock is outside of the Collar.


  No Survival of Representations and Warranties.

     The representations and warranties of National Patent, GPX and General Physics provided in the Merger Agreement do not survive the Effective Time of the Merger (except for certain representations and warranties regarding brokers and finders). In the event there is a material breach of a representation or warranty prior to the Effective Time, National Patent has the right to terminate the Merger Agreement; however, after the Effective Time occurs, there is no right on the part of National Patent or its stockholders to indemnification or damages from General Physics with respect to the breached representation or warranty. In the event that there is a material breach of a representation or warranty prior to the Effective Time by National Patent or by GPX, General Physics has the right to terminate the Merger Agreement; however, after the Effective Time occurs, there is no right on the part of General Physics or the holders of GPC Common Stock prior to the Merger to obtain indemnification or money damages from National Patent or GPX with respect to the breached representation or warranty.

  Foreign Ownership Restrictions.


     The proposal to the stockholders of National Patent to adopt and approve the Merger Agreement, the Merger and the consummation of the transactions contemplated thereby is contingent upon the proposal to adopt and approve the Foreign Ownership Charter Amendment. See "THE CHARTER AMENDMENTS" and "THE SPECIAL MEETINGS." If the Merger is approved, the Restated Certificate of Incorporation of National Patent (the "NPD Charter") will be amended to provide for the Foreign Ownership Charter Amendment. See "RISK FACTORS -- Risks Applicable to the Charter Amendments." The Foreign Ownership Charter Amendment may increase the illiquidity of shares of NPD Common Stock held by stockholders of National Patent. See also "RISK FACTORS -- Risks Applicable to the
Merger -- Illiquidity; Low Trading Volume."


                             ---------------------

     In evaluating the Charter Amendment proposals, stockholders of National Patent should consider, among other factors, the significant risk factors described below:

RISK FACTORS APPLICABLE TO THE CHARTER AMENDMENTS


     The Foreign Ownership Charter Amendment would amend the NPD Charter to include a provision relating to foreign ownership presently found in the Certificate of Incorporation of General Physics (the "GPC Charter"). The proposal to adopt and approve the Foreign Ownership Charter Amendment is contingent upon the proposal to the stockholders of National Patent to adopt and approve the Merger Agreement, the Merger and the consummation of the transactions contemplated thereby. See "THE CHARTER AMENDMENTS" and "THE SPECIAL MEETINGS." General Physics presently has a provision in its Certificate of Incorporation which is substantially similar to the Foreign Ownership Charter Amendment. Upon consummation of the Merger, General Physics will be a wholly owned subsidiary of National Patent, and as a result the NPD Board has determined that it is advisable that National Patent adopt a similar provision.


     The Foreign Ownership Charter Amendment permits National Patent to redeem or require the prompt disposition under certain circumstances of all or any portion of the shares of NPD Common Stock owned by a foreign stockholder beneficially owning shares representing five percent or more of the outstanding shares of NPD Common Stock. The DOE and the DoD (collectively, the "Departments") have policies regarding foreign ownership, control or influence over government contractors who have access to classified information. These policies are designed to protect against the risk to national security that may result if classified information is made available to United States Government contractors or subcontractors who are owned, controlled or influenced by foreign governments, individuals or organizations. These policies require General Physics, as well as the Departments' other contractors and subcontractors, to submit information that will help the Departments determine whether the award or continued performance of a contract may pose an undue risk to the common defense and security of the United States. Specifically, the Departments inquire whether any foreign interest has beneficial ownership of 5% or more of a contractor's or subcontractor's voting securities. If either Department determines that an undue risk to the common defense and security of the United States exists, it may, among other things, terminate the contractor's or subcontractor's existing contracts with it. Therefore, the NPD Charter, if amended by the Foreign Ownership Charter Amendment, will permit National Patent to redeem or require the prompt disposition under certain circumstances of all or any portion of the shares of NPD Common Stock owned by a foreign stockholder beneficially owning shares representing 5% or more of the outstanding NPD Common Stock. There can be no assurance that this provision of the NPD Charter, or the similar provision in the GPC Charter, is enforceable under applicable law.

     The Foreign Ownership Charter Amendment may also have the effect of impeding certain takeover attempts since it may discourage foreign ownership in amounts greater than five percent of the issued and outstanding shares of capital stock of National Patent. Furthermore, the Foreign Ownership Charter Amendment may discourage foreign investment in NPD Common Stock and thereby increase the illiquidity of shares of NPD Common Stock.

                             ---------------------

FORWARD LOOKING STATEMENTS


     Certain statements made or incorporated by reference in this Joint Proxy Statement/Prospectus, including without limitation statements including the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of National Patent or General Physics to be materially different from any future results, performance or achievements of National Patent or General Physics expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, competition, changes in government regulation, changes in business strategy or development plans and other factors referenced in this Joint Proxy Statement/Prospectus, including without limitation under the captions "Risk Factors," "Opinion of Oppenheimer," "General Physics' Management's Discussion and Analysis of Financial Condition and Results of Operations," "National Patent's Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- National Patent" and "Business -- General Physics." Given these uncertainties, stockholders of National Patent and General Physics are cautioned not to place undue reliance on such forward-looking statements. National Patent and General Physics disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                         COMPARATIVE MARKET PRICE DATA

     The NPD Common Stock has been traded under the symbol "NPD" on the American Stock Exchange since 1975 and on the Pacific Stock Exchange since 1977. The GPC Common Stock has been traded on the New York Stock Exchange under the symbol "GPH" since 1991. The table below sets forth, for the calendar quarters indicated, the high and low sales prices for the NPD Common Stock and the GPC Common Stock as reported by the American Stock Exchange or the New York Stock Exchange, respectively. During the periods presented below, National Patent has not paid any dividends; General Physics has paid a regular quarterly dividend of $.06 per share since 1991.


                                                               PRICE PER SHARE OF COMMON STOCK
                                                          -----------------------------------------
                                                                 NPD             GPC
                                                          ---------------    -----------       GPC
                                                          HIGH*      LOW*    HIGH      LOW    DIVIDENDS
                                                          ----       ----    ----      ---    ----------
Fiscal 1994
  First Quarter.........................................  $19 1/2  $15 1/2   $5       $3 3/4    $.06
  Second Quarter........................................   15 3/4   10 3/4    4 1/2    3 1/4     .06
  Third Quarter.........................................   13 1/2   10 1/2    3 1/2    2 3/4     .06
  Fourth Quarter........................................   11 1/4    6        3        2 3/8     .06
Fiscal 1995
  First Quarter.........................................    9 1/2    6 1/2    3 5/8    2 1/8     .06
  Second Quarter........................................    9 3/4    6 3/4    3 1/8    2 1/2     .06
  Third Quarter.........................................    9        6 1/2    3 5/8    2 1/2     .06
  Fourth Quarter........................................   10 3/4    7 7/16   3 1/8    2 7/8     .06
Fiscal 1996
  First Quarter.........................................    9 7/8    8 1/8    3 7/8    3         .06
  Second Quarter........................................   11 5/8    8 3/8    4 3/4    3 1/2     .06
  Third Quarter.........................................   10 1/8    7 5/8    4 1/2    3 3/8     .06
  Fourth Quarter (through December 16)..................    9 1/8    7 1/16   4 1/4    3 3/4     .06


---------------

 * All prices have been restated to reflect the effect of the one-for-four reverse stock split effective October 1995.


     On September 24, 1996, the last full trading day prior to the announcement of the proposed Merger, the reported American Stock Exchange Composite Transactions closing price of the NPD Common Stock was $9 3/4 per share and the reported New York Stock Exchange Composite Transactions closing price of the GPC Common Stock was $4 3/8 per share. On November 20, 1996, the last full trading day prior to the announcement of the execution of the Merger Agreement, the reported American Stock Exchange Composite Transactions closing price of the NPD Common Stock was $8 1/2 per share and the reported New York Stock Exchange Composite Transactions closing price of the GPC Common Stock was $4 1/8 per share. On December 16, 1996, the most recent available date prior to the date of this Joint Proxy Statement/Prospectus, the reported American Stock Exchange Composite Transactions closing price of the NPD Common Stock was $8 1/4 per share and the reported New York Stock Exchange Composite Transactions closing price of the GPC Common Stock was $4 per share.


     Following the Merger, the NPD Common Stock will continue to trade on the American Stock Exchange and the Pacific Stock Exchange. Following the Merger, the GPC Common Stock will cease to trade on the New York Stock Exchange, and there will be no further market for the GPC Common Stock.

     Because the Exchange Ratio is fixed and because the market price of NPD Common Stock is subject to fluctuation, the market value of the NPD Common Stock that holders of GPC Common Stock will receive after giving effect to the Merger may increase or decrease. Stockholders of General Physics are urged to obtain a current market quotation for NPD Common Stock.

                              THE SPECIAL MEETINGS

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of General Physics and to the stockholders of National Patent in connection with the solicitation of proxies by the GPC Board for use at the GPC Special Meeting and by the NPD Board for use at the NPD Special Meeting.


     This Joint Proxy Statement/Prospectus and accompanying forms of proxy are first being mailed to stockholders of General Physics and National Patent on or about December 20, 1996.


     A representative of KPMG Peat Marwick LLP, National Patent's independent auditors, will be present at the NPD Special Meeting and will have an opportunity to make a statement, if such representative so desires, and to respond to appropriate questions raised at the NPD Special Meeting.

     A representative of KPMG Peat Marwick LLP, General Physics' independent auditors, will be present at the GPC Special Meeting and will have an opportunity to make a statement, if such representative so desires, and to respond to appropriate questions raised at the GPC Special Meeting.

PLACE, DATE AND TIME


     The NPD Special Meeting will be held on January 23, 1997 at 2:30 p.m., local time, at The Columbia Hilton, 5485 Twin Knolls Road, Columbia, Maryland.



     The GPC Special Meeting will be held on January 23, 1997 at 11:00 a.m., local time, at The Columbia Hilton, 5485 Twin Knolls Road, Columbia, Maryland.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

     National Patent. At the NPD Special Meeting, holders of NPD Common Stock will be asked to consider and vote upon:

          (i) (A) a proposal to approve and adopt the Merger Agreement attached as Annex A to this Joint Proxy Statement/Prospectus providing for the Merger of GPX Acquisition Inc., a wholly-owned subsidiary of National Patent, with and into General Physics, which will be the surviving corporation, and the issuance of shares of NPD Common Stock to the holders of GPC Common Stock and (B) an amendment to National Patent's Restated Certificate of Incorporation which would provide the right to require the redemption or the prompt disposition under certain limited circumstances of all or any portion of the shares of NPD Common Stock owned by a foreign stockholder beneficially owning shares representing five percent or more of the outstanding shares of NPD Common Stock (the "Foreign Ownership Charter Amendment"); and

          (ii) a proposal to approve and adopt an amendment to the Restated Certificate of Incorporation of National Patent decreasing the total number of authorized shares of NPD Common Stock which National Patent will have the authority to issue from 40,000,000 shares to 25,000,000 shares (the "Authorized Shares Charter Amendment").

(The proposals described in clause (i) and clause (ii) are referred to as the "Proposals".) See "THE MERGER" and "THE CHARTER AMENDMENTS."

     The proposal to approve and adopt the Foreign Ownership Charter Amendment and the Merger Agreement, the Merger and the consummation of the transactions contemplated thereby are contingent upon one another, and if the Merger Agreement is not approved and adopted by the requisite vote of the stockholders of National Patent, the proposal to approve and adopt the Foreign Ownership Charter

Amendment will be withdrawn from consideration. Likewise, if the proposal to approve and adopt the Foreign Ownership Charter Amendment is not approved and adopted by the requisite vote of the stockholders of National Patent, the proposal to approve and adopt the Merger Agreement, the Merger and the consummation of the transactions contemplated thereby will be withdrawn from consideration.

     Approval of the Authorized Shares Charter Amendment is not a condition to the Merger. Holders of NPD Common Stock will also transact such other business relating to the purposes for which the NPD Special Meeting was called, or ancillary to the conduct thereof, as may properly be brought before the NPD Special Meeting.


     THE BOARD OF DIRECTORS OF NATIONAL PATENT HAS DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, NATIONAL PATENT AND ITS STOCKHOLDERS AND HAS APPROVED (I) THE MERGER AGREEMENT, THE MERGER AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (II) THE FOREIGN OWNERSHIP CHARTER AMENDMENT AND (III) THE AUTHORIZED SHARES CHARTER AMENDMENT AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE MERGER AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY AND THE FOREIGN OWNERSHIP CHARTER AMENDMENT AND THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE AUTHORIZED SHARES CHARTER AMENDMENT.


     General Physics. At the GPC Special Meeting, holders of shares of GPC Common Stock will consider and vote upon the approval and adoption of the Merger Agreement, the Merger and the consummation of the transactions contemplated thereby. Holders of GPC Common Stock will also transact such other business relating to the purposes for which the GPC Special Meeting was called, or ancillary to the conduct thereof, as may properly be brought before the GPC Special Meeting. National Patent owns shares of GPC Common Stock representing approximately 52% of the total issued and outstanding shares of GPC Common Stock. National Patent intends to vote for the proposed Merger and, accordingly, approval of the Merger by the holders of GPC Common Stock is assured. See "THE MERGER."

     THE BOARD OF DIRECTORS OF GENERAL PHYSICS, HAVING RECEIVED AND CONSIDERED THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE MERGER AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.


RECORD DATES; QUORUM; VOTES REQUIRED



     National Patent. The NPD Board has fixed the close of business on December 17, 1996 as the Record Date for the NPD Special Meeting. Accordingly, only holders of record of NPD Common Stock and NPD Class B Stock on the Record Date will be entitled to notice of and to vote at the NPD Special Meeting. Holders of record of NPD Common Stock on the Record Date are each entitled to one vote per share, and holders of record of NPD Class B Stock on the Record Date are each entitled to ten votes per share, on each matter to be voted on at the NPD Special Meeting. As of the Record Date, 7,512,107 shares of NPD Common Stock were issued and outstanding and held by approximately 3,220 holders of record, and 62,500 shares of NPD Class B Stock were issued and outstanding and held by two (2) holders of record, Mr. Jerome I. Feldman, the President and Chief Executive Officer and a director of National Patent, and Mr. Martin M. Pollak, the Executive Vice President and Treasurer and a director of National Patent.


     A majority of the votes represented by the issued and outstanding shares of NPD Common Stock and the NPD Class B Stock on the Record Date must be represented in person or by proxy at the NPD Special Meeting in order for a quorum to be present for purposes of voting on approval of the Merger Agreement. If an executed proxy is returned and the stockholder has abstained from voting on approval and adoption of the Merger Agreement, or if any executed proxy is returned by a broker holding shares of NPD Common Stock in street name which indicates that the broker does not have or declines to exercise discretionary authority to vote such shares (a so-called "broker non-vote"), the shares represented by such proxy will be considered present at the NPD Special Meeting for purposes of determining whether a quorum is present. In the event that a quorum is not present at the NPD Special Meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies.

     The approval and adoption of each of the Proposals will require the affirmative vote of the holders of record of a majority of the votes represented by the issued and outstanding shares of NPD Common Stock and the NPD Class B Stock on the Record Date. In determining whether a proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes against the proposal.


     As of the Record Date, directors and executive officers of National Patent and their affiliates beneficially owned and were entitled to vote 824,993 shares of NPD Common Stock, which represented approximately 2.7% of the shares of NPD Common Stock outstanding on the Record Date. Each National Patent director and executive officer has indicated his present intention to vote or direct the vote of the NPD Common Stock so owned by him or over which he has voting control for the approval and adoption of the Proposals. As of the Record Date, Messrs. Jerome Feldman and Martin Pollak each beneficially own 31,250 shares of NPD Class B Stock, together representing 100% of the issued and outstanding shares of NPD Class B Stock. Holders of shares of NPD Class B Stock are entitled to vote together with the holders of shares of NPD Common Stock with respect to the Proposals and the terms of the NPD Class B Stock provide that the NPD Class B Stock is entitled to ten votes per share. Messrs. Feldman and Pollak intend to vote all shares of NPD Class B Stock held by them, representing 625,000 votes, in favor of the Proposals. Such votes represent approximately 7.7% of the total votes entitled to vote on the Proposals and together with the shares of NPD Common Stock held by directors and executive officers represent approximately 10.1% of the votes entitled to be cast with respect to the Proposals.



     General Physics. The GPC Board has fixed the close of business on December 18, 1996 as the Record Date for the GPC Special Meeting. Accordingly, only holders of record of GPC Common Stock on the Record Date will be entitled to notice of and to vote at the GPC Special Meeting. Holders of record of GPC Common Stock on the Record Date are each entitled to one vote per share on each matter to be voted on at the GPC Special Meeting. As of the Record Date, 10,570,897 shares of GPC Common Stock were issued and outstanding and held by approximately 485 holders of record.


     A majority of the shares of GPC Common Stock outstanding on the Record Date must be represented in person or by proxy at the GPC Special Meeting in order for a quorum to be present for purposes of voting on approval of the Merger Agreement. If an executed proxy is returned and the stockholder has abstained from voting on approval and adoption of the Merger Agreement, the shares represented by such proxy will be considered present at the GPC Special Meeting for purposes of determining whether a quorum is present. Broker non-votes will also be considered present at the GPC Special Meeting for purposes of determining whether a quorum is present. In the event that a quorum is not present at the GPC Special Meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies.

     The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of record of a majority of the shares of GPC Common Stock outstanding on the Record Date. In determining whether a proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes against the proposal.


     As of the Record Date, directors and executive officers of General Physics and their affiliates (other than affiliates which are National Patent or its subsidiaries) beneficially owned and were entitled to vote 22,047 shares of GPC Common Stock, which represented .2% of the shares of GPC Common Stock outstanding on the Record Date. Each General Physics director and executive officer has indicated his present intention to vote the GPC Common Stock so owned by him for the approval and adoption of the Merger Agreement. Additionally, as of the Record Date, National Patent beneficially owned and was entitled to vote shares of GPC Common Stock representing approximately 52% of the shares of GPC Common Stock outstanding on the Record Date. All such shares of GPC Common Stock owned by National Patent will be voted for the approval and adoption of the Merger Agreement. Accordingly, approval of the Merger Agreement by the holders of GPC Common Stock is assured.

VOTING AND REVOCATION OF PROXIES

     Shares represented by all properly executed proxies received in time for the Special Meetings will be voted at such Special Meetings in the manner specified by the holders thereof. Shares represented by proxies for which no voting instructions are given will be voted in favor of the Merger Agreement.

     It is not expected that any matter other than those referred to herein will be brought before either of the Special Meetings. If, however, other matters are properly presented for a vote, it is the intention of the persons named in the proxies to vote the shares to which said proxies relate in accordance with their judgment with respect to such matters.

     The persons named as proxies by a National Patent or General Physics stockholder may propose and vote for one or more adjournments of the applicable Special Meeting to permit further solicitations of proxies in favor of any proposal; provided, however, that no proxy which is voted against the approval of the Merger Agreement will be voted in favor of any such adjournment.

     The grant of a proxy on the enclosed National Patent or General Physics proxy card does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of National Patent (in the case of a National Patent stockholder) or the Secretary of General Physics (in the case of a General Physics stockholder) a duly executed revocation of proxy, by submitting a duly executed proxy bearing a later date or by appearing at the applicable Special Meeting and voting in person at such Special Meeting. Attendance at the relevant Special Meeting will not, in and of itself, constitute revocation of a proxy.

     The Test Date for determining the Market Price of the NPD Common Stock for purposes of the Exchange Ratio and certain termination events will occur five trading days prior to the date of the Special Meetings. Stockholders of General Physics and National Patent should note that if a stockholder elects to attend the Special Meetings and vote in person, such stockholder will be able to determine the Market Price of the NPD Common Stock at the time he or she casts his or her vote and therefore will be able to determine whether the Market Price is within the Collar, whether National Patent has exercised the Gross-up Option, whether General Physics had exercised the Reduction Option, and will be able to determine the value of NPD Common Stock paid per share of GPC Common Stock in the Merger. Certain risks associated with being unable to make such determinations may thereby be avoided. See "THE MERGER AGREEMENT -- Merger Consideration -- Exchange Ratio and the Collar" and "RISK FACTORS -- Risks Applicable to the Merger -- Risks Associated with the Exchange Ratio and Fluctuations in the Market Price of the NPD Common Stock."

SOLICITATION OF PROXIES

     Each of National Patent and General Physics will bear the cost of the solicitation of proxies from its own stockholders, except that National Patent and General Physics will share equally the cost of printing this Joint Proxy Statement/Prospectus, subject to the terms of the Merger Agreement which provide that under certain circumstances one party will reimburse the other for certain expenses. In addition to solicitation by mail, the directors, officers and employees of each company and its subsidiaries may solicit proxies from stockholders of such company by telephone or telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such person, and National Patent and General Physics will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.


     GENERAL PHYSICS STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. GENERAL PHYSICS STOCKHOLDERS SHOULD NOT RETURN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.


     THE PROCEDURE FOR THE EXCHANGE OF SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS UNDER "THE MERGER
AGREEMENT -- CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES."

                                   THE MERGER

BACKGROUND

     On June 18, 1996, at a meeting of the Board of Directors of General Physics, Jerome I. Feldman, a director of, and the Chief Executive Officer of, General Physics, stated that National Patent would be making an offer to acquire all of the stock of General Physics that it did not already own. (Mr. Feldman is also President and Chief Executive Officer of National Patent.) Accordingly, the Special Committee, consisting of Sheldon L. Glashow, Bernard M. Kauderer and Gordon Smale, was appointed to determine whether a transaction with National Patent ought to be pursued by General Physics, and, if so, to negotiate the terms and conditions of such transaction on behalf of General Physics, and to recommend the transaction to the full Board of Directors of General Physics if deemed by the Special Committee to be appropriate.

     On July 2, 1996, the Special Committee met for the purpose of obtaining information relating to the Special Committee's charge, determining the appropriate process for proceeding with the work of the Special Committee and interviewing and selecting independent counsel and an independent financial advisor. The Special Committee discussed the background of the proposal by National Patent to acquire by merger the shares of GPC Common Stock not already held by National Patent. The members of the Special Committee discussed the nature and possible terms of any proposal that might be made by National Patent and questioned management concerning its knowledge of any potential business combination. The Special Committee then interviewed Jesse Finkelstein of Richards, Layton & Finger ("Richards Layton") as possible counsel to the Special Committee, discussed the issue of counsel and determined to retain Richards Layton as its counsel. The Special Committee then interviewed representatives of four investment banking firms and, after discussion, determined to retain Oppenheimer as its exclusive financial advisor.

     On July 12, 1996, the Special Committee met by telephone and received a presentation concerning certain historical and projected financial statements prepared by management, which were distributed in advance of the meeting.

     On July 18, 1996, the Special Committee met by telephone and was advised that National Patent would be likely to submit a proposal to the Special Committee within the next week to ten days. The Special Committee was also informed concerning the due diligence process that Oppenheimer was preparing to conduct on General Physics.


     On July 26, 1996, the Special Committee received a letter from Jerome I. Feldman, President and Chief Executive Officer of National Patent, confirming National Patent's proposal to acquire all of the issued and outstanding shares of GPC Common Stock not already owned by National Patent in exchange for 2,300,000 shares of the NPD Common Stock.


     On August 1, 1996, the Special Committee met by telephone to review the proposal received from National Patent dated July 26, 1996. J. T. Atkins and Dhruv Narain of Oppenheimer updated the Special Committee with respect to the due diligence conducted by Oppenheimer on General Physics and described the due diligence on National Patent to be conducted by Oppenheimer. Mr. Atkins and Mr. Narain also presented a preliminary analysis of the proposal by National Patent.

     On August 13, 1996, at a meeting of the Board of Directors of General Physics, Mr. Smale reported to the Board of Directors that the Special Committee had met on several occasions, selected a financial advisor and was proceeding with its business.

     On August 15, 1996, the Special Committee met by telephone. Oppenheimer updated the Special Committee with respect to the proposal by National Patent and reported its due diligence of General Physics had been completed and updated the Special Committee with respect to the due diligence on National Patent.

     On September 11, 1996, the Special Committee met for over five hours in Washington. The Special Committee received a comprehensive presentation from Oppenheimer with respect to the proposal by National Patent, including an overview of Oppenheimer's due diligence and relative valuations of General Physics and National Patent. Oppenheimer presented a detailed overview of General Physics and its four

Business Groups and presented Oppenheimer's preliminary evaluation analysis of General Physics, including a comparable company analysis, a comparable M&A transaction analysis, a discounted cash flow analysis, a premium paid analysis of parent/subsidiary transactions and an analysis of the impact on the value and the liquidity of the General Physics shares proposed to be acquired by National Patent. In addition, Dr. Glashow, a member of the Special Committee, offered his own analysis of the proposal. Mr. Atkins explained the basis for Oppenheimer's preliminary conclusion that the value of GPC Common Stock is between $3.64 and $5.88 per share.



     Mr. Atkins and Mr. Narain of Oppenheimer then presented Oppenheimer's preliminary evaluation analysis of National Patent, including a comparable company analysis on a consolidated basis, a comparable company analysis on a subsidiary basis, a discounted cash flow analysis and a liquidation analysis. Messrs. Atkins and Narain explained the basis for Oppenheimer's preliminary conclusion that the value of NPD Common Stock was between $7.76 and $11.39 per share. The members of the Special Committee examined the relative values of each company's stock and discussed the appropriate response to National Patent concerning its proposal. Members of the Special Committee observed that a merger with National Patent at an appropriate exchange ratio would benefit the stockholders of General Physics other than National Patent and determined to make a counter-offer to National Patent of an issuance of NPD Common Stock equivalent to $5.25 per share of General Physics or, in the alternative, an issuance of convertible preferred stock of National Patent (with appropriate terms and paying a dividend) valued at approximately $5.25 per share of General Physics.



     On September 13, 1996, the Special Committee met by telephone and discussed the valuation of the two alternatives considered by the Special Committee at its September 11 meeting. The Special Committee confirmed that it would recommend to the Board of Directors of General Physics acceptance of either one of two transactions: (a) a merger in which stockholders of General Physics (other than National Patent) would receive shares of NPD Common Stock with a value of $5.25 per share of General Physics, representing an aggregate issuance of approximately 2,900,000 shares of National Patent based upon the then current market price of NPD Common Stock of $9.125 per share, or (b) a merger in which stockholders of General Physics would receive shares of a new class of National Patent Convertible Preferred Stock with a face value of $4.48 per share, paying a 5.25% dividend, convertible into NPD Common Stock at the market price of National Patent immediately prior to closing, callable after three years when the 30-day consecutive trading price is equivalent to or greater than 150% of the conversion price, and subject to customary terms and protections for preferred securities. The latter alternative would represent approximately 2,525,000 shares of NPD Common Stock issuable upon conversion. The Special Committee determined that either of the two transactions should be subject to a "collar" to prevent fluctuations in trading prices from diminishing the value of the consideration to be received by stockholders of General Physics and would also be subject to execution of a definitive merger agreement, necessary approvals and receipt of a fairness opinion from Oppenheimer.



     On September 20, 1996, the Special Committee met by telephone and received a report on the results of negotiations by the Special Committee with representatives of National Patent. It was reported that a basic agreement had been reached providing for issuance by National Patent of shares of NPD Common Stock providing an equivalent of $5.10 in value for each share of General Physics not owned by National Patent, representing an exchange ratio of .5299 shares of National Patent for each share of General Physics, subject to a three percent collar. (The Exchange Ratio was subsequently increased to 0.53 in order to reduce the extent of fractional shares that would arise using the Exchange Ratio of 0.5299 and therefore reduce the amount of cash payments required to be made in lieu of issuing such fractional shares.) It was further reported that confirmation of the transaction would be conditioned, among other things, on negotiation of a definitive merger agreement, the approval of the boards of directors and stockholders of both General Physics and National Patent and reconfirmation of the fairness of the proposed transaction by Oppenheimer. The Special Committee unanimously endorsed the proposed transaction.


     On September 24, 1996, at a meeting of the Board of Directors of General Physics, Mr. Smale reported on the agreement in principle negotiated by the Special Committee. Mr. Finkelstein summarized the terms of the agreement but added that a definitive merger agreement had not been negotiated. Messrs. Atkins and Narain confirmed that Oppenheimer had performed due diligence investigations of both General Physics and

National Patent. Mr. Feldman reported that National Patent's Board of Directors had approved the terms of the agreement in principle. After discussion, the report of the Special Committee and the terms of the proposed transaction were unanimously approved.

     On November 6, 1996, GPX was incorporated in the State of Delaware as a wholly-owned subsidiary of National Patent.


     On November 18, 1996, the Special Committee met in person (with one member present by telephone) to consider and discuss approval of the Merger Agreement and the terms of the transaction. Drafts of the Merger Agreement had been distributed to, and reviewed by, the members of the Special Committee in advance of such meeting. The Special Committee discussed the terms of the Merger as set forth in a draft of the Merger Agreement, asked questions of its legal and financial advisors to assure itself that the terms of the draft Merger Agreement accurately and completely reflected the terms that it had negotiated and considered the perceived benefits of the proposed transaction to the stockholders of General Physics (other than National Patent). The Special Committee received an oral opinion from Mr. Atkins on behalf of Oppenheimer that, as of November 18, 1996, the Exchange Ratio and Collar were fair from a financial viewpoint to the stockholders of General Physics (other than National Patent). The Special Committee then unanimously recommended that the GPC Board approve the draft of the Merger Agreement, with the addition of a provision that permitted the Special Committee to terminate the Merger Agreement in the event that the Market Price of the NPD Common Stock is less than $9.336 on the Test Date and National Patent does not elect to "gross-up" the Exchange Ratio. National Patent agreed to the addition of this provision, which was incorporated into the final Merger Agreement.


     The GPC Board met in person on November 18, 1996 (with one member present by telephone), after having reviewed previously distributed drafts of the Merger Agreement, to consider and discuss the recommendation of the Special Committee to approve the Merger Agreement (including the one change described above) and the Merger. After discussion of the terms of the Merger and after receiving the same oral opinion from Mr. Atkins that he had given the Special Committee, the Board of Directors voted unanimously to approve the terms and authorize the execution and delivery of the Merger Agreement in substantially the form presented to the GPC Board (including the one change described above) and to proceed with the Merger.


     On November 19, 1996, National Patent held a special meeting of its Board of Directors to discuss and consider the proposed Merger Agreement and the terms of the transaction. Drafts of the Merger Agreement had been distributed to, and reviewed by, the members of the NPD Board. The NPD Board discussed the addition of the provision to the Merger Agreement that permited the Special Committee to terminate the Merger Agreement in the event that the Market Price of the NPD Common Stock is less than $9.336 on the Test Date and National Patent does not elect to "gross-up" the Exchange Ratio. After discussion of the terms of the Merger and the terms and provisions of the Merger Agreement and consideration of the perceived benefits of the transaction, the NPD Board voted to approve the terms of and authorize the execution and delivery of the Merger Agreement in substantially the form presented to the NPD Board (including the one change described above) and to proceed with the Merger. After discussion of the proposed Charter Amendments and consideration of the perceived benefits of adopting the Charter Amendments, the NPD Board voted to approve the submission of the proposed Charter Amendments to the stockholders of National Patent for approval and adoption.


     On November 19, 1996, National Patent, General Physics and GPX entered into the Merger Agreement.


     On November 20, 1996, Oppenheimer delivered a written opinion, dated as of November 18, 1996, that confirmed in writing the oral opinion of Oppenheimer delivered to the Special Committee at the November 18, 1996 meeting. The opinion dated November 18, 1996 did not differ materially in its conclusions from the opinion dated December 19, 1997 which is included herein as Annex B.



     On November 21, 1996, National Patent and General Physics issued a press release announcing execution of the Merger Agreement.

     On November 27, 1996, the Special Committee held a meeting by telephone to review the Dunlop v. Pollak litigation and a settlement initiative proposed by counsel for the plaintiff. (For a description of this litigation, see "THE MERGER AGREEMENT -- Litigation Challenging the Merger.")



     On December 13, 1996, an agreement in principle was reached regarding settlement of the Dunlop v. Pollak litigation. Under the terms of that agreement, the terms of the Merger Agreement would be amended to provide for, among other things, an increase in the Exchange Ratio from .53 to .54 to reflect a valuation of GPC Common Stock at a range of prices between $5.00 and $5.40 with a mid-range of $5.20. The Collar would change from a range of stock prices of NPD Common Stock of $9.336 to $9.914 to a range of $9.259 to $10.00. (For a description of the settlement terms, see "THE MERGER AGREEMENT -- Litigation Challenging the Merger.")



     On December 16, 1996, the Special Committee held a meeting by telephone to discuss and consider the proposed settlement of the Dunlop v. Pollak litigation. At the meeting, the Special Committee considered the terms and effect of the proposed settlement and asked questions of its legal and financial advisors to assure itself of the perceived benefits of the settlement to the stockholders of General Physics (other than National Patent). The Special Committee then unanimously recommended that the GPC Board approve the terms of the settlement and of Amendment No. 1 to the Merger Agreement (the "Amendment").



     On December 17, 1996, National Patent held a special meeting by telephone of its Board of Directors to discuss and consider the proposed settlement of the Dunlop v. Pollak litigation. At the meeting, the NPD Board considered the terms and effect of the proposed settlement and asked questions of its legal advisors to assure itself of the perceived benefits of the settlement to the stockholders of National Patent. After discussion of the terms and the perceived benefits of the proposed settlement, the NPD Board voted to approve the terms and authorize the execution and delivery of the Amendment.



     On December 18, 1996, General Physics held a special meeting by telephone of its Board of Directors to discuss and consider the proposed settlement of the Dunlop v. Pollak litigation. At the meeting, the GPC Board considered the terms and effect of the proposed settlement and the recommendation of the Special Committee and asked questions of its legal advisors to assure itself of the perceived benefits of the settlement to the stockholders of General Physics (other than National Patent). The GPC Board then approved the Amendment.



     On December 18, 1996, National Patent, General Physics and GPX entered into the Amendment. Under the terms of the Amendment, among other things, the parties agreed to increase the Exchange Ratio from .53 to .54, and to make changes to the Collar and other sections of the Merger Agreement. For further description of the terms of the settlement, see "THE MERGER AGREEMENT -- Litigation Challenging the Merger."



RECOMMENDATION OF THE NPD BOARD; NATIONAL PATENT REASONS FOR THE MERGER



     The NPD Board concluded that the terms of the Merger are fair to and in the best interests of National Patent and its stockholders. Accordingly, the NPD Board approved the Merger Agreement and recommends that stockholders of National Patent vote FOR the approval and adoption of the Merger Agreement, including the issuance of shares of NPD Common Stock provided for therein.


     The NPD Board believes that the businesses of both General Physics and National Patent will be enhanced by the Merger. The following benefits, among others, were taken into account in reaching this conclusion:

          Strength of General Physics Business -- The NPD Board considered the quality and strength of the business of General Physics and determined that it would be to National Patent's advantage to own 100% of General Physics' capital stock.

          Cash Generated by General Physics -- The NPD Board considered the fact that National Patent would have enhanced access to cash generated by General Physics as a result of General Physics becoming a wholly-owned subsidiary.

          Capital Access and Strategic Acquisitions -- The NPD Board considered the greater financial resources and enhanced access to debt and equity capital markets that the Merger would provide to both companies. National Patent's financing agreements currently preclude the use by National Patent of

     General Physics' capital stock in financings and corporate transactions in order to assure that National Patent continues to control General Physics. After giving effect to the Merger, National Patent may be able to use its equity to facilitate future strategic acquisitions by General Physics, to provide equity financing and to serve other corporate needs and purposes. In addition, National Patent would have the ability to borrow funds against a larger borrowing base.

          Consolidation of General Physics and National Patent for Federal Income Tax Purposes -- After giving effect to the Merger, General Physics will be wholly owned by National Patent, which will permit General Physics to be consolidated with National Patent for federal income tax purposes. In evaluating the desirability of the Merger, the NPD Board considered the benefits of consolidation to National Patent and General Physics. One advantage of consolidation for tax purposes is that income taxes payable as a result of taxable income generated by General Physics may be offset through consolidation by operating losses incurred by National Patent, to the extent such operating losses arise. National Patent has had operating losses in 1992, 1993 and 1994, and in 1991 and 1995 National Patent's income was the result of non-operating and non-recurring gains.

          Management Efficiencies and Synergies -- The NPD Board considered the savings that the combined companies may achieve after the Merger relating to the fact that the combined companies would be a single reporting entity for Exchange Act purposes; such savings would include savings in professional fees and printing costs associated with the reporting obligations under the federal securities laws.

          In reaching its conclusion, the NPD Board considered the following material factors:

             1. Information concerning the financial performance, condition, business operations and prospects of each of National Patent and General Physics.

             2. The effects of the Merger on National Patent's existing stockholders, as well as the effect of the Merger on employees of National Patent's subsidiaries and General Physics.

             3. The current book values per share of National Patent and General Physics and current and historical market prices of NPD Common Stock and GPC Common Stock.

             4. The proposed terms and structure of the transaction and terms and conditions of the Merger Agreement, including the Exchange Ratio and the right of the NPD Board to terminate the Merger Agreement if the Market Price of the NPD Common Stock is above the Collar and General Physics does not reduce the Exchange Ratio.

     In view of the variety of factors considered in connection with the evaluation of the Merger, the NPD Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its decision.


     For information concerning certain interests of members of the NPD Board, see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Interests of Certain Persons in the Merger."


RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE GPC BOARD; GENERAL PHYSICS REASONS FOR THE MERGER

     The Special Committee concluded that the terms of the Merger are fair to and in the best interests of stockholders of General Physics (other than National Patent) and unanimously voted to recommend that the GPC Board approve the Merger Agreement. The GPC Board, acting through the independent directors who constitute the Special Committee, having received and reviewed the unanimous recommendation of the Special Committee, determined that the terms of the Merger are fair to and in the best interests of the stockholders of General Physics (other than National Patent). Accordingly, the GPC Board unanimously approved the Merger Agreement and recommends that the stockholders of General Physics vote FOR the proposal to approve and adopt the Merger Agreement. In determining to recommend approval of the Merger Agreement by the GPC Board, the Special Committee considered the following material factors:


          1. The assistance, advice and opinion of Oppenheimer, including its opinion as to the fairness of the right of holders of GPC Common Stock to receive shares of NPD Common Stock having a value of at least $5.00 (the lowest price in the Collar) per share of GPC Common Stock from a financial point of view. See "Opinion of Oppenheimer."

          2. Information concerning the business, assets, financial condition, operating results and prospects of National Patent and General Physics, as well as information concerning the state of the industry generally.

          3. The current book values per share of National Patent and General Physics and current and historical market prices of NPD Common Stock and GPC Common Stock.

          4. The relative market value of the shares of NPD Common Stock and GPC Common Stock historically and on the date of the Special Committee's action.

          5. The proposed terms and structure of the transaction and the terms and conditions of the Merger Agreement, including the Exchange Ratio, and the ability of General Physics to terminate the Merger Agreement, (i) (subject to certain conditions) if a third party makes a bona fide proposal for an Acquisition Transaction (as described below) that the Special Committee believes, and has advised the GPC Board, is superior to the Merger from a financial point of view to the General Physics stockholders, or (ii) if the Market Price of the NPD Common Stock is below the Collar and National Patent does not gross-up the Exchange Ratio.


          6. The opportunity, through the Merger, for General Physics' stockholders to have an ongoing equity interest in a larger, more diverse company of which General Physics would be a significant part, and in the combined company with a larger capital base, and the possible benefits that might flow to the stockholders of General Physics from the Merger, including the expected financial economies and cost reductions for the combined company.


     In view of the variety of factors considered in connection with the evaluation of the Merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its decision.

     For information concerning certain interests of members of the GPC Board, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- General Physics."

OPINION OF OPPENHEIMER


     Oppenheimer & Co., Inc. ("Oppenheimer") delivered a written opinion dated as of December 19, 1996 (the "Oppenheimer Opinion") to the Special Committee to the effect that, as of the date of such opinion, the right to receive shares of NPD Common Stock having a value of at least $5.00 (the lowest price in the Collar) into which each share of GPC Common Stock is to be converted pursuant to the Merger Agreement is fair to the holders of GPC Common Stock (other than National Patent) from a financial point of view. The Oppenheimer Opinion did not differ materially in its conclusions from the oral and written opinions of Oppenheimer delivered on or as of November 18, 1996.


     A COPY OF THE OPPENHEIMER OPINION, WHICH SETS FORTH OPPENHEIMER'S UNDERSTANDINGS AS TO THE MERGER, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/ PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE OPPENHEIMER OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPPENHEIMER OPINION. GENERAL PHYSICS' STOCKHOLDERS ARE URGED TO READ THE OPPENHEIMER OPINION IN ITS ENTIRETY.


     The Oppenheimer Opinion is directed only to the fairness from a financial point of view of the consideration to be received by the holders of the GPC Common Stock (other than National Patent) in the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the GPC Special Meeting. Furthermore, the Oppenheimer Opinion does not address the underlying business decision to effect the Merger. The consideration to be received by General Physics' stockholders (other than National Patent) in the Merger was determined through negotiations between the Special Committee and representatives of National Patent in which the Special Committee was advised by representatives of Oppenheimer and was approved by the Special Committee and the Board of Directors of General Physics. See "THE MERGER - Background." Oppenheimer did not solicit third-party indications of interest for the acquisition of all or any part of the GPC Common Stock or any independent evaluations or appraisals of the assets or liabilities of General Physics or National Patent.


     In arriving at its opinion, Oppenheimer, among other things, (i) reviewed General Physics' and National Patent's audited financial statements for each of the fiscal years ended December 31, 1990 through December 31, 1995 and General Physics' and National Patent's unaudited financial statements for the nine months ended September 30, 1996, (ii) reviewed certain internal information, including internally generated business plans and projected financial statements prepared by General Physics' and National Patent's management for the fiscal years 1996 through 2000, (iii) conducted discussions with members of senior management and key operating executives of General Physics, National Patent and their divisions, subsidiaries and investee companies concerning their operations, financial condition, future prospects and projected operations and performance, (iv) reviewed the historical market prices and trading volumes of General Physics' and National Patent's and their respective investee companies' publicly traded securities, (v) reviewed the original proposal from National Patent dated July 26, 1996 and a draft of the Merger Agreement in the form attached hereto as Annex A, (vi) reviewed certain publicly available financial data for certain companies and from certain transactions which were viewed as comparable by Oppenheimer, (vii) reviewed certain management letters from auditors and other non-public information related to General Physics and the divisions and subsidiaries of National Patent, (viii) reviewed certain information relating to operations, marketing, the competitive environment and accounting for General Physics and the various National Patent businesses, (ix) evaluated the financial impact on National Patent's financial statements of a combination of General Physics and National Patent and (x) conducted such other studies and analyses and performed such other investigations and took into account such other matters as Oppenheimer deemed necessary and appropriate for the purposes of its opinion. Copies of the written analysis delivered by Oppenheimer in connection with the rendering of the Oppenheimer Opinion to the Special Committee will be made available for inspection and copying at the principal executive offices of General Physics during regular business hours by any interested stockholder of General Physics, or his representative who has been so designated in writing, and will be transmitted to any such person by General Physics to the Secretary of General Physics at the address set forth on page 1 of this Joint Proxy Statement/Prospectus upon written request and at the expense of such stockholder. The summary of the analysis contained herein does not purport to be complete and is qualified in its entirety by reference to such written analysis.


     In preparing its opinion, Oppenheimer relied on the accuracy and completeness of all information supplied or otherwise made available to it by General Physics and National Patent, and Oppenheimer did not independently verify such information or any underlying assumption or undertake an independent appraisal or physical inspection of the assets or liabilities of General Physics or National Patent. With respect to the financial forecasts and projections, Oppenheimer assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the management of General Physics and National Patent as to the expected future financial performance of General Physics and National Patent. Oppenheimer's opinions are based upon general economic, market, monetary and other conditions as they existed and could be evaluated, and the information made available to Oppenheimer as of the date of the opinion.

     The matters considered by Oppenheimer in arriving at its opinion are based upon numerous macroeconomic, operating and financial assumptions and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Oppenheimer are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. Because such estimates are inherently subject to uncertainty, none of General Physics, Oppenheimer or any other person assumes responsibility for the accuracy thereof.

     The Oppenheimer Opinion does not constitute an opinion as to the price at which NPD Common Stock will actually trade at any time. The Exchange Ratio was determined in negotiations between National Patent and the Special Committee on behalf of General Physics in which negotiations Oppenheimer advised the Special Committee. No restrictions or limitations were imposed by the Special Committee upon Oppenheimer with respect to the investigations made or the procedures followed by Oppenheimer in rendering its opinion.


     The following is a summary of certain financial and comparative analyses performed by Oppenheimer in connection with the Oppenheimer Opinion, which it discussed with the Special Committee. The summary of the financial and comparative analyses set forth below does not purport to be a complete description of the analyses employed by Oppenheimer in reaching its opinion. Oppenheimer believes that its analysis must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such factors and analyses, could create a misleading view of the conclusions and of the processes underlying its opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description.

     Financial Analyses (General Physics). Oppenheimer performed the following financial analyses in connection with General Physics to determine a range of fairness for the GPC Common Stock:


     Comparable Company Analysis (General Physics). Using publicly available information, Oppenheimer analyzed, among other things, the market values and trading multiples of selected companies comparable to the operating businesses of General Physics. The companies selected were eight defense contractors, four training and technology companies, four defense conglomerates and three engineering and environmental companies, all as more fully described in the written analyses done by Oppenheimer and presented to the Special Committee. The companies were selected based on economic and operational similarities with the operating businesses of General Physics. Oppenheimer compared the market values of such comparable companies to earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), earnings and sales for each principal business group of General Physics. The multiples of sales selected ranged from .50x to .60x for the Engineering and Applied Sciences Group, .50x to .60x for the DOE Services Group, .70x to .85x for the Federal Systems Group and .35x to .50x for the Training and Technology Group. The multiples of earnings selected ranged from 12.70x to 15.20x for 1995 actual earnings, 10.70x to 13.20x for 1996 estimated earnings and 8.70x to 10.70x for 1997 estimated earnings for the DOE Services Group, 12.50x to 15.00x for 1995 actual earnings, 10.50x to 13.00x for 1996 estimated earning, and 8.50x to 10.50x for 1997 estimated earnings for the Engineering and Applied Sciences Group, 13.50x to 16.50x for 1995 actual earnings, 11.75x to 13.65x for 1996 estimated earnings and 10.00x to 12.60x for 1997 estimated earnings for the Federal Systems Group and 12.00x to 14.00x for 1995 actual earnings, 10.50x to 12.30x for 1996 estimated earnings and 8.50x to 10.20x for 1997 estimated earnings for the Training and Technology Group. The multiples of EBITDA selected ranged from 5.25x to 5.50x for the DOE Services Group, 5.00x to 6.00x for the Engineering and Applied Sciences Group, 7.00x to 8.00x for the Federal Systems Group and 5.00x to 6.00x for the Training and Technology Group. The multiples of EBIT selected ranged from 8.00x to 9.00x for the DOE Services Group, 8.00x to 9.00x for the Engineering and Applied Sciences Group, 11.00x to 12.00x for the Federal Systems Group and 6.00x to 8.00x for the Training and Technology Group. In selecting the multiple range, the comparable companies were weighted to reflect their similarities with specific business groups of General Physics.



     In analyzing the results of the comparable company analysis, Oppenheimer placed more weight on the EBITDA multiples because it is difficult to compare companies without taking out the effects of amortization and depreciation and without taking into account the varying capital structures of the comparables. Oppenheimer also placed weight on the multiples of earnings because such multiples are also given weight by the equity markets. Sales and EBIT multiples, while examined, were given relatively less weight. The comparable company analysis resulted in an implied equity valuation of the GPC Common Stock of $3.49 to $4.44 per share. No company used in the comparable company analysis described above is identical to General Physics. Accordingly, an analysis of the result of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect public trading values of the companies to which General Physics is being compared.


     Comparable Transaction Analysis (General Physics). Oppenheimer analyzed the implied transaction multiples in the following selected mergers and acquisition transactions which it deemed comparable to the Merger: AEL Industries/Tracor Inc., Greiner Engineering Inc./URS Group, Earth Technology Corp./Tyco

International Ltd. and Vectra Technologies/Duke Engineering & Services (collectively, the "Selected Transactions"). Oppenheimer used the transaction multiples of the last 12 months of EBITDA, EBIT and sales to develop a range of multiples that would be fair for the Merger. The difference between the comparable company analysis and the comparable transaction analysis is that the multiples developed using the latter methodology include control premiums to the extent the acquiror is acquiring a controlling interest in the target. The multiples for the Selected Transactions for which public information was available ranged from (i) 5.28x to 13.43x EBITDA with a mean of 7.72x and a median of 6.09x, (ii) .26x to .76x sales for the twelve months ended June 30, 1996 with a mean of .51x and a median of .55x, (iii) 7.41x to 53.99x EBIT with a mean of 25.06x and a median of 13.76x. The multiple for General Physics selected by Oppenheimer and used in this analysis were 7.00x to 9.00x EBITDA with a median of 6.09x for all comparable transactions, .50x to .70x of sales and 12.00x to 14.00x of EBIT with a median of 13.76x for all comparable transactions, in each case for the nine-month period ended September 30, 1996.



     In analyzing the results of the comparable transaction analysis, Oppenheimer placed weight on the multiples of EBITDA and sales because of their greater comparability. In addition, Oppenheimer placed the most weight on the AEL Industries/Tracor Inc. transaction because the target was the most comparable to General Physics. Oppenheimer placed weight on the multiples of sales since a potential buyer would look at sales to determine what a target company would be worth to the potential buyer after pro forma cost savings estimated by such a buyer, thus making multiples of EBIT less important relative to EBITDA and sales multiples. The comparable transaction analysis resulted in an implied equity valuation of the GPC Common Stock of $3.92 to $5.72 per share.


     Discounted Cash Flow Analysis (General Physics). Oppenheimer performed a discounted cash flow analysis of the projected free cash flows of General Physics for the fiscal years ending September 1997 through September 2000, assuming, among other things, discount rates of 12%, 13%, 14%, 15% and 16% and terminal multiples of EBITDA of 4.00x, 4.50x, 5.00x, 5.50x and 6.00x. Free cash flow represents the after-tax operating cash flow available to General Physics before debt service (EBITDA less taxes, capital expenditures and changes in working capital). It is utilized in a discounted cash flow analysis because it represents the cash flow from operations available for distribution to debt and equity holders after required investments in working capital and capital expenditures. The range of discount rates chosen in the discounted cash flow analysis was based upon rates of return on alternate investment opportunities or investments in companies with comparable risk profiles. The range of terminal values were chosen around EBITDA multiples for General Physics using the comparable company analysis and comparable transactions analysis and taking into account the historical operating performance of General Physics. As part of the analysis, debt is subtracted from aggregate value to arrive at equity value.


     In analyzing the discounted cash flow analysis, Oppenheimer placed the most weight on the discount rates of 13% to 15% and terminal multiples of 4.50x to 5.50x because such rates and multiples take into account General Physics' prospects adjusted for the inconsistency of General Physics' historical operating performance. This analysis resulted in an implied valuation range per share of GPC Common Stock of between $4.91 to $6.52.



     Modified Premiums Paid Analysis (General Physics). Oppenheimer analyzed the premiums paid in approximately six (6) selected transactions for the period from June 6, 1994 to February 5, 1996 involving the acquisition of interests in the equity at publicly traded companies by a parent already holding a controlling interest in the company being acquired, based on the closing stock price for certain points in the period from four weeks to one day prior to the announcement of such transactions. Premiums in the six selected transactions ranged from 0% to 42.60% (with a mean of 18.20% and a median of 15.20% one day prior, 20.00% to 58.70% (with a mean of 38.70% and a median of 35.40%) one week prior and 24.20% to 65.40% (with a mean of 44% and a median of 43.10%) four weeks prior. Using the low and high closing prices of GPC Common Stock for the four weeks prior to September 17, 1996 and a premiums paid range of 25.00% to 45.00%, the modified premiums paid analysis resulted in an implied equity valuation per share of GPC Common Stock of $4.13 to $5.48.



     Conclusion. Based on the analyses described above, Oppenheimer concluded the fair value of the GPC Common Stock per share, as of the date of its opinion, was between $3.92 and $5.67. In determining such value range, Oppenheimer relied most heavily on the comparable transactions and modified premiums paid analyses because those analyses take into account the change of control aspects of the Merger. Oppenheimer placed less weight on the discounted cash flow analysis because of the wide range of implied equity values and because future projections are inherently less reliable for a company like General Physics with its inconsistent historical results. Oppenheimer also placed less weight on the comparable company analysis since it is a trading analysis rather than a change of control analysis.

     Financial Analyses (National Patent). Oppenheimer also performed the following financial analyses in connection with National Patent (assuming, in each case, the existing ownership level of General Physics) in order to determine whether the NPD Common Stock being provided as consideration in the Merger was appropriately valued by the markets:


     Comparable Company Analysis (National Patent). Using publicly available information, Oppenheimer analyzed, among other things, the market value and trading multiples of selected companies similar to National Patent both on a consolidated basis and as to each of its subsidiaries. Oppenheimer selected five companies similar to National Patent on an economic and operational basis. The selected multiples of (i) sales ranged from .80 to 1.20x (with a median of 1.68x for all comparable transactions), (ii) earnings ranged from 21.00x to 25.00x 1995 actual earnings, 16.00x to 21.00x 1996 estimated earnings and 13.00x to 18.00x 1997 estimated earnings, (iii) EBITDA ranged from 11.00x to 14.00x (with a median of 16.74x for all comparable transactions) and (iv) EBIT ranged from 13.00x to 17.00x (with a median of 18.54x for all comparable transactions). In analyzing the results of the comparable company analysis, Oppenheimer placed more weight on the multiples of EBITDA because it is difficult to compare companies without taking out the effects of differing capital structures and amortization and depreciation. Oppenheimer also placed weight on the multiples of earnings because such multiples are taken into account by the equity markets in valuing companies. The multiples of EBIT and sales were given less weight. The comparable company analysis for National Patent on a consolidated basis resulted in an implied equity valuation per share of NPD Common Stock of $7.41 to $10.05 per share. However, in general, Oppenheimer did not place significant weight on this analysis because the diverse nature of National Patent's business makes it difficult to find appropriate comparables.



     Comparable Company Analysis -- Subsidiaries (National Patent). Oppenheimer also performed a comparable company analysis on each subsidiary of National Patent using a variety of multiples and comparable companies and aggregated the value of the subsidiaries after subtracting a capitalized value for corporate overhead to arrive at a valuation for National Patent as more fully set forth in the written analysis prepared by Oppenheimer in connection with rendering the Oppenheimer Opinion to the Special Committee. Oppenheimer compared three companies to Five Star Group, Inc., three companies to MXL Industries, Inc., four companies to Hydro-Med Sciences, four companies to American Drug Company, four companies to GTS Duratek, Inc., two companies to Interferon Sciences, Inc. and four companies to GSE Systems, Inc. The valuation of National Patent on the subsidiary basis resulted in an implied equity valuation per share of NPD Common Stock of $9.67 to $13.87 per share. Oppenheimer placed more weight on this analysis than on the consolidated comparable company analysis because it was easier to identify companies comparable to each of National Patent's subsidiaries than to National Patent as a whole.


     No company used in the comparable company analysis described above is identical to National Patent or any of its subsidiaries. Accordingly, the analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect public trading values of the comparable companies to which National Patent and its subsidiaries are being compared.

     Discounted Cash Flow Analysis (National Patent). Oppenheimer performed a discounted cash flow analysis of the projected free cash flows of National Patent for the fiscal years ending December 1997 through December 2000, assuming, among other things, discount rates of 13%, 14%, 15%, 16% and 17% and terminal multiples of EBITDA of 3.50x, 4.00x, 4.50x, 5.00x and 5.50x. Free cash flow represents the after-tax operating cash flow available to National Patent before debt service (EBITDA less taxes, capital expenditures and changes in working capital). It is utilized in a discounted cash flow analysis because it represents the cash flow from operations available for distribution to debt and equity holders after required investments in working capital and capital expenditures. The range of discount rates chosen in the discounted cash flow analysis was with comparable risk profiles based upon rates of return on alternate investment opportunities or investments in companies with comparable risk profiles. The range of terminal values was chosen around EBITDA multiple range for National Patent using the comparable company analysis and comparable transactions analysis.


     In analyzing the discounted cash flow analysis, Oppenheimer placed the most weight on the discount rates 14% to 16% and terminal multiples of 4.00x to 5.00x in part because the varied nature of National Patent's business makes it difficult to predict results and because of National Patent's inconsistent historical results. Utilizing these assumptions, this analysis resulted in an implied equity valuation range per share of NPD Common Stock of $9.67 to $13.86.



     Liquidation Analysis. Oppenheimer performed a liquidation analysis of National Patent assuming that each subsidiary and division is sold separately to interested buyers and also assuming that National Patent's ownership interests in publicly traded companies are sold as a block either through a stockholder as a "block trade" or directly to interested parties. Oppenheimer has assigned premiums or discounts to these sales/trades depending on a number of factors, including but not limited to, National Patent's ownership interest, the nature of the business and its position in its life cycle, and the price of, the stock in the case of publicly traded companies. The aggregate sales/trades values were reduced for taxes and estimated severance costs provided by National Patent management to arrive at a liquidation value of National Patent. The valuation of National Patent by means of the liquidation analysis would be an implied equity valuation per share of NPD Common Stock of between $11.51 to $13.72.



     Conclusion. Based on the analyses described above, Oppenheimer concluded the fair value per share of NPD Common Stock, assuming the current ownership level of General Physics, as of the date of its opinion, was between $8.80 and $12.43. In determining such value range, Oppenheimer relied more heavily on the comparable company (subsidiary) analysis because it took into account the sum of the estimated trading values of each of National Patent's subsidiaries. Oppenheimer also relied on the liquidation analysis because this analysis is used by equity research and trading professionals in valuing National Patent.


     Based on the Exchange Ratio and the valuations for the GPC Common Stock and the NPD Common Stock set forth above, Oppenheimer concluded that the consideration to be received by stockholders of General Physics (other than National Patent) is fair from a financial point of view.

     Pursuant to a letter agreement dated July 18, 1996 between General Physics and the Special Committee, on the one hand, and Oppenheimer, on the other hand (the "Engagement Letter"), General Physics retained Oppenheimer to act as financial advisor to the Special Committee in connection with its evaluation of the Merger. Pursuant to the Engagement Letter, General Physics agreed to pay Oppenheimer an initial fee of $50,000, which is nonrefundable. General Physics also agreed to pay Oppenheimer an additional fee of $150,000 upon delivery of a written or oral opinion on the fairness from a financial point of view of the consideration to be received by the holders of the GPC Common Stock and an additional fee of $200,000 upon closing of the Merger. In addition to the foregoing compensation, General Physics has agreed to reimburse Oppenheimer for its reasonable out-of-pocket expenses, including reasonable fees and expenses of counsel. General Physics has also agreed to indemnify and hold harmless Oppenheimer against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the matters contemplated by the Engagement Letter.

     The Special Committee selected Oppenheimer to act as its financial advisor because of its commitment of senior personnel to the task, its extensive experience with the investor community and its national reputation in valuation and mergers and acquisitions. In the ordinary course of business, Oppenheimer may actively trade the securities of both General Physics and National Patent for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Oppenheimer, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements.

                              THE MERGER AGREEMENT


     The following is a brief summary of the principal terms of the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex A (including Amendment No. 1 thereto). (All references to the Merger Agreement in this section refer to the Merger Agreement, as amended.) Capitalized terms which are not otherwise defined in this summary have the meanings set forth in the Merger Agreement. The description set forth below of the terms of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated by reference herein. All of the stockholders of National Patent and General Physics are urged to read the Merger Agreement in its entirety.


     General. The Boards of Directors of National Patent and General Physics have approved the Merger Agreement, which provides for the Merger of General Physics and GPX Acquisition Inc., a newly-formed direct wholly-owned subsidiary of National Patent, at the Effective Time, with General Physics as the Surviving Corporation. As a result of the Merger, by operation of Delaware law, all of the properties, rights, privileges, powers and franchises of GPX will vest in General Physics as the Surviving Corporation, and all debts, liabilities and duties of GPX will become the debts, liabilities and duties of General Physics.

     The directors and officers of General Physics immediately prior to the Merger will be the directors and officers of the Surviving Corporation. The Certificate of Incorporation of General Physics, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation, and the By-laws of General Physics, as in effect immediately prior to the Effective Time, will be the by-laws of the Surviving Corporation.

     Effective Time. The Effective Time will be the time of the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as is specified in such certificate of merger. The filing of the certificate of merger will occur on the Closing Date (or such other later date as National Patent and General Physics may agree). The Merger Agreement may be terminated by either party if, among other reasons, the Merger shall not have been consummated on or before April 30, 1997 (the "End Date"). See "THE MERGER AGREEMENT -- Conditions to the Merger" and "THE MERGER AGREEMENT -- Termination."

MERGER CONSIDERATION


     Upon consummation of the Merger, except as described below, each outstanding share of GPC Common Stock, other than shares held in General Physics' treasury or held by National Patent or General Physics will be automatically converted (except that cash will be paid in lieu of fractional shares) into the right to receive 0.54 validly issued, fully paid and non-assessable shares of NPD Common Stock.


     Any shares of GPC Common Stock owned immediately prior to the Effective Time by National Patent, General Physics or General Physics' subsidiaries will be canceled and retired and will cease to exist. National Patent has agreed to cause its subsidiaries (other than General Physics and its subsidiaries) to distribute any and all shares of GPC Common Stock to National Patent prior to the Effective Time.


     The Exchange Ratio and the Collar. So long as the Market Price (defined below) of the NPD Common Stock as of January 16, 1997 (the "Test Date") is no more than $10.00 or less than $9.259 (such range, the "Collar"), the Exchange Ratio is fixed, and neither General Physics nor National Patent has the right to terminate the Merger Agreement based on changes in the Market Price of the NPD Common Stock.


     In the event the Market Price of the NPD Common Stock is outside of the Collar on the Test Date, the Exchange Ratio may be adjusted by the parties as follows:


          1. If the Market Price of the NPD Common Stock on the Test Date is less than $9.259, National Patent may elect to "gross-up" the Exchange Ratio by increasing the number of shares of NPD Common Stock to be received by a holder of GPC Common Stock so that such holder will receive shares of NPD Common Stock with the same value per share of GPC Common Stock held by such holder, as such holder would have received in the event the Market Price had been $9.259 (such election, the "Gross-Up Option"). If National Patent fails to exercise the Gross-Up Option no later than the close of business on the second trading day after the Test Date, (i) General Physics may terminate the Merger Agreement or

     (ii) if the Special Committee withdraws its approval of the Merger prior to the close of business on the fourth trading day after the Test Date, the Merger Agreement will terminate without any action by any party.


          2. If the Market Price of the NPD Common Stock on the Test Date is greater than $10.00, General Physics may elect to reduce the Exchange Ratio by decreasing the number of shares of NPD Common Stock to be received by a holder of GPC Common Stock so that such holder will receive shares of NPD Common Stock with the same value per share of GPC Common Stock held by such holder, as such holder would have received in the event the Market Price had been $10.00 (such election, the "Reduction Option"). If General Physics fails to exercise the Reduction Option no later than the close of business on the second trading day after the Test Date, National Patent may terminate the Merger Agreement.


     The term "Market Price" means the amount which is equal to the overall average of the high, low, opening and closing sales prices (averaged on a daily basis) of NPD Common Stock on the American Stock Exchange Composite Tape on each of the ten consecutive trading days immediately preceding the trading day which is five trading days prior to the date of the Special Meetings.

     If the Market Price of the NPD Common Stock is outside of the Collar and National Patent or General Physics does not exercise the Gross-Up or Reduction Option, as the case may be, General Physics or National Patent, as the case may be, may elect not to terminate the Merger Agreement and proceed with the Merger. By approving the Merger Agreement, stockholders of National Patent would be permitting the NPD Board, in the exercise of its fiduciary duties, to proceed with the Merger under such circumstances. By approving the Merger Agreement, stockholders of General Physics would be permitting the GPC Board and the Special Committee, in the exercise of their fiduciary duties, to proceed with the Merger under such circumstances. See "RISK FACTORS -- Risk Factors Applicable to the Merger -- Risks Associated with the Exchange Ratio and Fluctuations in the Market Price of the NPD Common Stock."


     Options and Warrants. National Patent has agreed to use its reasonable best efforts to repurchase all vested stock options held at the Effective Time by each employee, officer and director of General Physics for a payment in cash in an amount equal to $5.20 less the exercise price of the stock option as in effect immediately prior to the Merger. Upon repurchase, any such vested option will be cancelled. Each officer, employee, and director of General Physics currently holding unvested stock options will be entitled to receive for each share of GPC Common Stock which would have been obtainable upon exercise of the stock option a payment from National Patent in shares of NPD Common Stock equal to $5.20 less the exercise price of the unvested stock option as such exercise price is in effect immediately prior to the Merger (subject to adjustment for stock dividends, stock splits and similar transactions). Such payment in shares of NPD Common Stock will be made at the time such stock option vests using the market price of the NPD Common Stock as of the end of the business day immediately preceding such vesting date. The $5.20 price represents the middle of the range of prices of the GPC Common Stock, from $5.00 to $5.40, which will be paid in shares of NPD Common Stock in the Merger, so long as the Market Price of the NPD Common Stock is within the Collar. The $5.20 price remains fixed even if on the Test Date the Market Price of the NPD Common Stock is outside of the Collar. See "RISK FACTORS -- Risk Factors Applicable to the Merger -- Benefits Accruing to Directors and Officers of General Physics." To the extent that any vested stock options are not repurchased by National Patent, such vested stock options will be adjusted so that the holders of such options will be entitled to receive, upon payment of the exercise price thereof, the shares of NPD Common Stock which such holders would have been entitled to receive after the Effective Time had such options been exercised immediately prior to the Merger.


     At the Effective Time, all outstanding Warrants to purchase shares of GPC Common Stock will be adjusted so that the holders of the Warrants will be entitled to receive, upon payment of the exercise price thereof, the shares of NPD Common Stock which such holders would have owned or have been entitled to receive after the Effective Time had such Warrants been exercised immediately prior to the Effective Time. This treatment of outstanding Warrants is in accordance with the terms set forth in such Warrants.

     Certain officers and directors of National Patent and General Physics hold vested and unvested stock options to purchase shares of GPC Common Stock. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Interests of Certain Persons in the Merger."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of GPC Common Stock into NPD Common Stock will occur automatically at the Effective Time.


     Promptly after the Effective Time, Harris Trust Company of New York, in its capacity as Exchange Agent (the "Exchange Agent"), will send a transmittal form to each former holder of GPC Common Stock. The transmittal form will contain instructions with respect to the surrender of certificates previously representing GPC Common Stock to be exchanged for NPD Common Stock.


     GENERAL PHYSICS STOCKHOLDERS SHOULD NOT FORWARD GENERAL PHYSICS STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. GENERAL PHYSICS STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     After the Effective Time, each certificate that previously represented shares of GPC Common Stock will represent only the right to receive the NPD Common Stock into which such shares were converted in the Merger and the right to receive cash in lieu of fractional shares of NPD Common Stock as described below.

     Holders of certificates previously representing GPC Common Stock will not be paid dividends or other distributions declared or made following the Effective Time on the NPD Common Stock into which such shares have been converted, and will not be paid cash in lieu of fractional shares of NPD Common Stock, until such certificates are surrendered to the Exchange Agent for exchange. When such certificates are surrendered, any unpaid dividends and other distributions and any cash in lieu of fractional shares of NPD Common Stock payable as described below will be paid without interest.

     Former holders of record immediately prior to the Effective Time of shares of GPC Common Stock will be entitled, at and after the Effective Time, to vote the number of shares of NPD Common Stock which they are entitled to receive in respect of their shares of GPC Common Stock in the Merger, regardless of whether the certificates formerly representing such shares of GPC Common Stock shall have been surrendered in exchange for certificates evidencing NPD Common Stock.

     All shares of NPD Common Stock issued upon conversion of shares of GPC Common Stock (including any cash issued in lieu of any fractional shares of NPD Common Stock), shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of GPC Common Stock, subject, however, to the Surviving Corporation's obligation (which shall be satisfied exclusively from the assets of the Surviving Corporation, and not, directly or indirectly, from the assets of National Patent) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by General Physics on such shares of GPC Common Stock in accordance with the Merger Agreement or prior to the date of the Merger Agreement and which remain unpaid at the Effective Time.

     No fractional shares of NPD Common Stock will be issued to any General Physics stockholder upon surrender of certificates previously representing GPC Common Stock. For each fractional share that would otherwise be issued, National Patent will pay by check an amount equal to (x) such fractional part of a share of NPD Common Stock multiplied by (y) the amount which is equal to the average of the closing sales prices of NPD Common Stock on the American Stock Exchange Composite Tape on each of the twenty consecutive days immediately preceding the trading day which is five trading days prior to the date of the Special Meetings.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of National Patent, GPX and General Physics. Those made by National Patent include representations and warranties as to, among other things: (i) the corporate organization, good standing and power of National Patent and each of its subsidiaries; (ii) National Patent's capital structure;
(iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, the Merger Agreement's noncontravention of any applicable agreement or law (subject to certain materiality exceptions), or any charter or by-law provision of National Patent or its subsidiaries, and the governmental filings, consents, approvals or actions needed with respect to any transaction contemplated by the Merger Agreement; (iv) documents filed by National Patent with the Commission and the accuracy of information contained therein; (v) the financial statements included in the foregoing documents filed with the Commission, and the absence of material undisclosed liabilities; (vi) the accuracy of information supplied by National Patent in connection with this Joint Proxy Statement/ Prospectus; (vii) the absence of certain material changes or events since the date of the most recent financial statements filed with the Commission, including, among other things, any NPD Material Adverse Effect (as defined in "Conditions to the Merger" below), or any event or condition that individually or in the aggregate could reasonably be expected to result in a NPD Material Adverse Effect; (viii) the filing of tax returns and payment of taxes; (ix) compliance with applicable laws; (x) the voting requirements for the approval of the Merger; (xi) certain advisory fees and expenses; (xii) the absence of certain material litigation;
(xiii) material contracts of National Patent and its subsidiaries; and (xiv) certain matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). No representations and warranties are made by National Patent or GPX with respect to General Physics or its subsidiaries.

     The Merger Agreement also includes substantially similar representations and warranties of General Physics. The representations and warranties made by General Physics include representations and warranties as to, among other things: (i) the corporate organization, good standing and power of General Physics and each of its subsidiaries; (ii) General Physics' capital structure;
(iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, the Merger Agreement's noncontravention of any applicable agreement or law (subject to certain materiality exceptions), or any charter or by-law provision of General Physics or its subsidiaries, and the governmental filings, consents, approvals or actions needed with respect to any transaction contemplated by the Merger Agreement; (iv) documents filed by General Physics with the Commission and the accuracy of information contained therein; (v) the financial statements included in the foregoing documents filed with the Commission, and the absence of material undisclosed liabilities; (vi) the accuracy of information supplied by General Physics in connection with this Joint Proxy Statement/Prospectus; (vii) the absence of certain material changes or events since the date of the most recent financial statements filed with the Commission, including, among other things, any GPC Material Adverse Effect (as defined in "Conditions to the Merger" below), or any event or condition that individually or in the aggregate could reasonably be expected to result in a GPC Material Adverse Effect; (viii) the filing of tax returns and payment of taxes; (ix) compliance with applicable laws; (x) the voting requirements for the approval of the Merger; (xi) certain advisory fees and expenses; (xii) the absence of certain material litigation;
(xiii) material contracts of General Physics and its subsidiaries; and (xiv) certain matters relating to ERISA.

     Except as to certain representations and warranties concerning brokers and finders, the representations and warranties in the Merger Agreement do not survive the Effective Time. The parties have no recourse for breach of any non-surviving representation or warranty in the Merger Agreement after the Effective Time. See "RISK FACTORS -- Risk Factors Applicable to the Merger -- No Survival of Representations and Warranties."

CONDUCT OF BUSINESS PRIOR TO MERGER

     In the Merger Agreement, National Patent has agreed that during the period up to the Effective Time, National Patent will, and will cause its subsidiaries to, carry on their respective businesses only in the ordinary course of business substantially consistent with past practice and, to the extent consistent therewith, use all reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with agents and others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time.

     Without limiting the generality of the foregoing, during the period up to the Effective Time, except as expressly contemplated by the Merger Agreement, National Patent will not, and will not permit any of its subsidiaries to, without the prior written consent of General Physics (by action of the Special Committee): (i) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents; (ii) (x) declare, set aside or pay any cash dividends on, or make any other cash distributions in respect of, any of National Patent's outstanding capital stock or (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock; (iii) merge or consolidate with any other person (other than a merger or consolidation of a subsidiary of National Patent with a wholly-owned subsidiary of National Patent); (iv) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose (or agree to any of the foregoing) of any of its properties or assets that are material, individually or in the aggregate, to National Patent and its subsidiaries, except in the ordinary course of business substantially consistent with past practice and sales of investment assets in the ordinary course of business; (v) incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another person other than (x) pursuant to existing line of credit arrangements of National Patent or its subsidiaries and letters of credit and related agreements of National Patent or its subsidiaries in each case in the ordinary course of business substantially consistent with past practice, or (y) indebtedness in principal amounts of less than $10,000,000 in the aggregate; (vi) settle or compromise any derivative suit or other litigation or claim arising out of the transactions contemplated hereby, or any other litigation or claim involving National Patent or GPX if the settlement thereof involves payment of in excess of $100,000; provided, that General Physics has agreed to not unreasonably withhold its consent to any such settlement or compromise; (vii) take any action that requires the approval of its stockholders; (viii) take any action that would, or would be reasonably likely to, result in any of National Patent's, GPX's or General Physics' representations and warranties set forth in the Merger Agreement not being true in all material respects as of or at any time prior to the Effective Time or in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied; or (ix) agree to take any of the foregoing actions.

     The Merger Agreement further provides that, without limiting the generality of the foregoing, during the period up to the Effective Time, General Physics and its subsidiaries will not, and the Special Committee will not take any affirmative action that would cause General Physics or its subsidiaries to, except as expressly contemplated by the Merger Agreement: (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the outstanding capital stock of General Physics, except for General Physics' regular quarterly dividends of up to $.06 per fiscal quarter per share, (y) split, combine or reclassify any of General Physics' outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of General Physics' outstanding capital stock or (z) purchase, redeem or otherwise acquire any shares of its outstanding capital stock or other securities or any rights, warrants or options to acquire any such shares or securities; (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than upon the exercise of stock options outstanding on the date of the Merger Agreement or certain other specified issuances; (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents; (iv) merge or consolidate with any other person or acquire (x) any corporation, partnership, joint venture, association or other business organization or division thereof, or (y) any assets that are material, individually or in the aggregate, to General Physics and its subsidiaries taken as a whole; (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of (or agree to any of the foregoing) any of its properties or assets that are material, individually or in the aggregate, to General Physics and its subsidiaries, except in the ordinary course of business substantially consistent with past practice and sales of investment assets in the ordinary course of business; (vi) (x) incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another person, other than pursuant to line of credit arrangements existing as of the date of the Merger Agreement and letters of credit and related agreements of General Physics or its subsidiaries in each case in the ordinary course of business substantially consistent with past practice or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to General Physics or to any direct or indirect wholly-owned subsidiary of General Physics; (vii) (x) enter into, adopt, amend (except as may be required by law) or terminate any employee benefit plan or any agreement, arrangement, plan or policy between General Physics and one or more of its directors, officers or employees or (y) increase in any manner the compensation or fringe benefits (including severance benefits) of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date of the Merger Agreement; (viii) settle or compromise any derivative suit or other litigation or claim arising out of the transactions contemplated hereby, or any other litigation or claim involving General Physics if the settlement thereof involves payment of in excess of $100,000; provided, that National Patent has agreed to not unreasonably withhold its consent to any such settlement or compromise; (ix) make any material change in accounting methods, principles or practices used by General Physics or any of its subsidiaries except for any such change required by reason of a concurrent change in GAAP; (x) take any action that requires the approval of its stockholders; (xi) take any action that would, or would be reasonably likely to, result in any of General Physics' representations and warranties set forth in the Merger Agreement not being true in all material respects as of or at any time prior to the Effective Time or in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied; or (xii) agree to take any of the foregoing actions.

NO SOLICITATION; FIDUCIARY OUT

     The Merger Agreement provides that General Physics will not (nor will it permit any of its officers, directors, agents or affiliates to) directly or indirectly solicit, encourage (including by way of providing any non-public information concerning General Physics or its subsidiaries to any person), initiate or participate in any negotiations or discussions, or enter into (or authorize) any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any Acquisition Transaction. An "Acquisition Transaction" is defined in the Merger Agreement as any offer or proposal to acquire all, or a substantial part, of General Physics' or its subsidiaries' business and properties or any of its or its subsidiaries' capital stock whether by merger, purchase of assets, tender offer or otherwise. The Merger Agreement does not prohibit the Special Committee, to the extent required by its fiduciary duties under applicable law as advised by counsel, from providing information to, participating in negotiations or discussions with, entering into any agreement or transaction with, or announcing any intention to do any of the foregoing with, any party that makes an unsolicited inquiry or proposal relating to an Acquisition Transaction. The Merger Agreement further provides that General Physics will promptly notify National Patent of the receipt of any inquiry or proposal which it may receive in respect of any Acquisition Transaction, including the identity of the person making such inquiry or proposal and, unless advised by counsel that there is a significant risk that such action would constitute a breach of the Special Committee's fiduciary duties, the material terms and conditions thereof and any changes therein. National Patent has agreed that the Special Committee may provide to any such party that makes an unsolicited inquiry or proposal respecting an Acquisition Transaction any change in the terms in the Merger Agreement proposed by National Patent in response to such unsolicited inquiry or proposal, provided that the Special Committee has disclosed to National Patent the identity of the person making such inquiry or proposal and the material terms and conditions of such proposed Acquisition Transaction and any changes therein.

INDEMNIFICATION AND INSURANCE

     Pursuant to the Merger Agreement, National Patent or the Surviving Corporation has generally agreed to indemnify the present officers and directors of General Physics and its subsidiaries against all damages and liabilities arising out of acts or omissions occurring prior to the Effective Time (including but not limited to the transactions contemplated by the Merger Agreement) to the fullest extent permitted by Delaware law. National Patent has also agreed that all limitations or exculpation of liabilities existing in favor of such persons provided for in the GPC Charter and the GPC By-laws, in each case as in effect on the date of the Merger Agreement, shall continue in full force and effect with respect to Merger Matters, without any amendment thereto, to the extent such rights are consistent with the DGCL. In addition, National Patent has agreed that it or the Surviving Corporation will maintain General Physics' existing directors' and officers' liability insurance coverage for six years from the Effective Time in respect of events occurring prior to the Effective Time, subject to certain limitations.

CERTAIN ADDITIONAL AGREEMENTS


     The Merger Agreement contains additional covenants of each party, including, among others, the following: (i) to call the NPD Stockholders Meeting or GPC Stockholders Meeting, as the case may be; (ii) to take, or cause to be taken, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger; (iii) to allow the other party reasonable access to its properties, books, contracts, commitments and records; (iv) to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper and advisable to consummate and make effective, in the most expeditious manner practicable, the Merger; (v) to consult with the other party regarding any public announcement regarding the transactions contemplated by the Merger Agreement; and (vi) to make and cause their respective subsidiaries to make all necessary filings in order to consummate the Merger and the other transactions contemplated by the Merger Agreement, to use best efforts to comply with all governmental requirements applicable to the Merger and to obtain as promptly as practicable all necessary permits, orders or other consents of governmental entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

CONDITIONS TO THE MERGER

     Subject to satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement or the earlier termination of the Merger Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the Closing Date.

     The obligations of each of National Patent and General Physics to consummate the Merger are subject to the satisfaction or waiver of several conditions, including: (i) the obtaining of all necessary stockholder approvals;
(ii) the receipt of required consents and approvals of governmental entities and specified third parties except to the extent not material; (iii) the absence of any injunction, order or other legal restraint or prohibition preventing the Merger or any of the other transactions contemplated by the Merger Agreement; provided that any party invoking this condition shall have used reasonable efforts to have any such order or injunction vacated; (iv) the Registration Statement having become effective under the Securities Act and not being subject to any stop order or related proceedings; and (vi) the shares of NPD Common Stock to be issued in the Merger having been approved for trading on the AMEX subject to official notice of issuance.


     The obligations of General Physics to effect the Merger are further subject to certain additional conditions, including, among others, the following: (i) the truth and correctness, or truth and correctness in all material respects, as applicable, of the representations and warranties of National Patent as of specified dates; (ii) the performance by National Patent in all material respects of all obligations required to be performed by it under the Merger Agreement prior to the Closing Date; (iii) since September 30, 1996, there having been no NPD Material Adverse Effect, and no event or condition which individually or in the aggregate could reasonably be expected to result in a NPD Material Adverse Effect, other than any such NPD Material Adverse Effect deemed waived as described under "Amendment and Waiver"; and (iv) the opinion of Oppenheimer to the effect that the consideration to be received by holders of GPC Common Stock in the Merger is fair to such holders, shall have been delivered as of the Test Date and as of the Closing Date.



     The obligations of National Patent to effect the Merger are further subject to certain additional conditions, including, among others, the following: (i) the truth and correctness, or truth and correctness in all material respects, as applicable, of the representations and warranties of General Physics as of specified dates; (ii) the performance by General Physics in all material respects of all obligations required to be performed by it under the Merger Agreement prior to the Closing Date; (iii) since September 30, 1996, there having been no GPC Material Adverse Effect, and no event or condition which individually or in the aggregate could reasonably be expected to result in a GPC Material Adverse Effect, other than any such GPC Material Adverse Effect deemed waived as described under "Amendment and Waiver"; and (iv) the opinion of Oppenheimer to the effect that the consideration to be paid by National Patent in the Merger is fair to the stockholders of General Physics, from a financial point of view, shall have been delivered as of the Closing Date.

     As used in the Merger Agreement, (x) a "GPC Material Adverse Effect" means any circumstance relating to, change in, or effect on General Physics and its Subsidiaries taken as a whole that, individually or in the aggregate with any other circumstances relating to, changes in, or effects on, any of General Physics or its Subsidiaries is materially adverse to the business, assets, liabilities, financial condition, or results of operations of General Physics and its Subsidiaries taken as a whole and (y) a "NPD Material Adverse Effect" means any circumstance relating to, change in, or effect on National Patent and its Subsidiaries taken as a whole that, individually or in the aggregate with any other circumstances relating to, changes in, or effects on, any of National Patent or its Subsidiaries is materially adverse to the business, assets, liabilities, financial condition, or results of operations of National Patent and its Subsidiaries taken as a whole.

AMENDMENT AND WAIVER

     Subject to applicable law, at any time prior to the Effective Time, the parties may (i) amend the Merger Agreement; provided, however, that after approval of the Merger by the stockholders of General Physics and/or National Patent, no amendment shall be made that by law requires the approval of General Physics' stockholders or National Patent's stockholders, as the case may be, without the approval of such stockholders; (ii) extend the time for the performance of any of the obligations or other acts of the other party; (iii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or (iv) subject to clause (i) above, waive compliance with any of the agreements or conditions of the other party contained in the Merger Agreement. Any agreement on the part of a party to any such amendment, extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective
Time:

          (a) by mutual written consent of General Physics and National Patent;

          (b) by written notice by either General Physics or National Patent:
     (i) if the Merger has not been consummated on or before the End Date unless the failure to consummate the Merger is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; or (ii) if any governmental entity has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable;

          (c) by National Patent, if there has been a material breach of any material representation, warranty, covenant or agreement on the part of General Physics such that certain conditions are incapable of being satisfied by the End Date (or as otherwise extended); provided, however, that if any such breach is curable by General Physics through the exercise of its reasonable best efforts and for so long as General Physics is using its reasonable best efforts to cure such breach, National Patent may not terminate the Merger Agreement pursuant to such provision;

          (d) by General Physics, if there has been any material breach of any material representation, warranty, covenant or agreement on the part of National Patent such that certain conditions are incapable of being satisfied by the End Date (or as otherwise extended); provided, however, that if any such breach is curable by National Patent through the exercise of its reasonable best efforts and for so long as National Patent is using its reasonable best efforts to cure such breach, General Physics may not terminate the Merger Agreement pursuant to such provision;

          (e) by National Patent, if the approval of the stockholders of National Patent has not been obtained by reason of the failure to obtain the required vote at the NPD Stockholders Meeting or any adjournment thereof;

          (f) by General Physics, (i) if the approval of the stockholders of National Patent has not been obtained by reason of the failure to obtain the required vote at the NPD Stockholders Meeting or any adjournment thereof or (ii) if the approval of the stockholders of General Physics has not been obtained by reason of the failure to obtain the required vote at the GPC Stockholders Meeting or any adjournment thereof (other than by reason of termination of the Merger Agreement by General Physics or by reason of a failure to hold a GPC Special Meeting);

          (g) by National Patent, if, prior to the GPC Stockholders Meeting, the Special Committee or the GPC Board has withdrawn, or modified or changed in any matter adverse to National Patent, its approval or recommendation of the Merger Agreement or the Merger or if such GPC Board will not convene a GPC Special Meeting;

          (h) by General Physics, if, prior to the NPD Stockholders Meeting, the NPD Board has withdrawn, or modified or changed in any matter adverse to General Physics its approval or recommendation of the Merger Agreement or the Merger;

          (i) by General Physics, if General Physics has received a bona fide proposal for an Acquisition Transaction which the Special Committee believes, and advises the GPC Board, is superior to the Merger from a financial point of view to the stockholders of General Physics (provided that the provisions described under "No Solicitation; Fiduciary Out" have not been breached);


          (j) unless General Physics has exercised the GPC Reduction Option, by National Patent on a date no earlier than the close of business on the second trading day after January 16, 1997 and no later than the close of business on the fourth trading day after January 16, 1997, if as of January 16, 1997 the Market Price of the NPD Common Stock is greater than $10.00; or



          (k) unless National Patent has exercised the Parent Gross-Up Option, by General Physics on a date no earlier than the close of business on the second trading day after January 16, 1997 and no later than the close of business on the fourth trading day after January 16, 1997, if as of January 16, 1997 the Market Price of the NPD Common Stock is less than $9.259.



     The Merger Agreement will terminate without action taken by any party if
(i) on January 16, 1997 the Market Price of the NPD Common Stock is less than $9.259, (ii) National Patent has not exercised the Parent Gross-Up Option, and
(iii) if, on a date no earlier than the close of business on the second trading day after January 16, 1997 and no later than the close of business on the fourth trading day after January 16, 1977, the Special Committee has withdrawn its approval or recommendation of the Merger Agreement or the Merger, such termination to be effective as of the date such approval is withdrawn.



     If the Closing of the Merger has not occurred prior to February 15, 1997, National Patent must provide the Special Committee with updated financial statements. If, in the opinion of the Special Committee, such financial statements reflect a material deterioration in the financial condition of National Patent on a consolidated basis, General Physics has the right to terminate the Merger Agreement.


     In the event of termination of the Merger Agreement by either National Patent or General Physics, written notice thereof must be promptly given to the other party and the Merger Agreement will become void and have no effect, without any liability or obligation on the part of General Physics or National Patent, other than under certain specified provisions of the Merger Agreement relating to amendment of the Management Agreement, certain fees and expenses and certain other miscellaneous provisions, provided, however, that no party will be relieved from any liability resulting from any willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

CERTAIN EXPENSES

     The Merger Agreement provides that National Patent will reimburse General Physics for all documented, reasonable out-of-pocket expenses incurred by General Physics in connection with the Merger Agreement and the Merger in the event that the Merger Agreement is terminated by General Physics because of a material breach of a material representation, warranty, covenant or agreement on the part of National Patent such that certain conditions are incapable of being satisfied by the End Date or because the approval of the stockholders of National Patent has not been obtained (as described in paragraph (d) or clause
(i) of paragraph (f) of "Termination").

     Similarly, the Merger Agreement provides that General Physics will reimburse National Patent for all documented, reasonable out-of-pocket expenses incurred by National Patent in connection with the Merger Agreement and the Merger in the event that:

          (i) if a person or group shall have made a bona fide proposal for an Acquisition Transaction, General Physics has failed to terminate this Agreement because the approval of the stockholders of General Physics has not been obtained and National Patent has terminated the Merger Agreement because, prior to the GPC Special Meeting, the Special Committee or the GPC Board has withdrawn, or modified or changed in any manner adverse to National Patent, its approval or recommendation of the Merger Agreement or the Merger or if the GPC Board will not convene a meeting; and

          (ii) prior to November 19, 1997, General Physics or any of its Subsidiaries enters into or authorizes any agreement or agreement in principle with any person other than National Patent or its stockholders as a group to sell, lease or otherwise transfer all or a substantial part of its or its subsidiaries' business and properties or any of its or its subsidiaries' capital stock (excluding capital stock held by National Patent) whether by merger, purchase of assets, tender offer or otherwise.

     The Merger Agreement provides that the above-described payments will be as liquidated damages and will be in lieu of any other remedies (other than any liability resulting from any willful and material breach of the representations, warranties, covenants or agreements set forth in the Merger Agreement).

     Except as provided above and except for printing expenses and filing fees, which will be shared equally, each of National Patent and General Physics will pay its own fees and expenses incident to preparing for, entering into and carrying out the Merger Agreement and the transactions contemplated thereby, whether or not the Merger is consummated.

LITIGATION CHALLENGING THE MERGER


     On September 27, 1996, General Physics, all of the directors of General Physics and National Patent were named as defendants in a complaint filed in the Court of Chancery of the State of Delaware in and for New Castle County, styled Dunlop v. Pollak, et al., Civil Action No. 15237-NC. The complaint was brought by an alleged stockholder of General Physics, individually and purportedly as a class action on behalf of all other stockholders of General Physics. The complaint alleges purported breaches of fiduciary duty by the directors of General Physics, including certain directors who are also directors of National Patent, and purported breaches of fiduciary duty by National Patent, as an alleged majority and controlling stockholder, arising primarily from the Merger. The complaint alleges, among other things, that the Merger has been timed to allow National Patent to take advantage of the current trading price of GPC Common Stock, which plaintiff alleges is depressed. The complaint seeks, among other things, injunctive relief prohibiting the Merger or, if the Merger is consummated, an order rescinding the Merger or granting plaintiff and the other members of the purported class damages. Plaintiff has granted the defendants an extension of the time to answer the complaint and to respond to plaintiff's pending request to review documents relating to the Merger. The defendants believe that the claims set forth in the complaint are without merit, and intend vigorously to defend the litigation.



     The plaintiff and the defendants have reached an agreement in principle to settle the above-referenced action. Pursuant to such agreement, National Patent, General Physics and GPX have entered into Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 18, 1996, which provides for an increase in the Exchange Ratio of each outstanding share of GPC Common Stock for NPD Common Stock from .53 to .54. In addition, the Collar was changed from a range of $9.336 to $9.914 to a range of $9.259 to $10.00; the effect of the increase in the Exchange Ratio and the change in the Collar is that holders of GPC Common Stock will receive an amount in value of NPD Common Stock in the range of between $5.00 and $5.40 (rather than $4.95 and $5.25), as long as the Market Price of NPD Common Stock is within the Collar on the Test Date.



     The agreement entered into with the plaintiff also provides that if the Closing of the Merger has not occurred prior to February 15, 1997, National Patent must provide the Special Committee with updated financial statements. If, in the opinion of the Special Committee and its financial advisor, such financial statements reflect a material deterioration in the financial condition of National Patent on a consolidated basis, General Physics has the right to terminate the Merger Agreement. Further, in the event that the Closing has not occurred prior to March 31, 1997, General Physics has stated its intention to make its regular quarterly dividend payment with respect to the quarter ended March 31, 1997, provided that funds are legally available therefor and subject to the fiduciary obligations of the Board of Directors of General Physics. Finally, the opinion of Oppenheimer to the effect that the consideration to be received by holders of GPC Common Stock (other than National Patent) in the Merger is fair to such holders from a financial point of view, shall have been delivered as of the Test Date, as well as on the Closing Date.



     As part of the agreement in principle, the parties agreed to use their best efforts to enter into and execute a stipulation of settlement to release any and all claims that have been or could have been asserted by or on behalf of the plaintiff or any members of the purported class against any of the defendants in the lawsuit which arise out of or relate to the Merger, the Merger Agreement, this Joint Proxy Statement/Prospectus or events described in the lawsuit. The settlement is subject to, among other things, completion of discovery to confirm that the settlement is fair and reasonable and is in the best interest of stockholders of General Physics.



     In connection with the settlement, plaintiff's counsel will apply to the court for an aggregate award of attorneys' fees and expenses in an amount not to exceed $200,000, such fees to be paid principally in shares of NPD Common Stock. This Joint Proxy Statement/Prospectus also constitutes a prospectus of National Patent with respect to such shares of NPD Common Stock to be issued to such counsel.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     A summary of material federal income tax consequences of the Merger, without reference to the particular facts and circumstances of any particular stockholder, is set forth in "CERTAIN FEDERAL INCOME TAX CONSEQUENCES." Stockholders of General Physics are urged to consult their own tax advisors as to the specific federal, state, local, foreign or other tax consequences to them of the Merger.

ACCOUNTING TREATMENT

     National Patent and General Physics expect that the Merger will be accounted for as the purchase of a minority interest under United States generally accepted accounting principles and that, pursuant to such accounting treatment, National Patent will value the shares of NPD Common Stock to be issued in the Merger in accordance with Accounting Principles Board Opinion No. 16 and the FASB's EITF Issue No. 95-19 (Determination of Measurement Date for the Market Price of Securities Issued in a Business Combination) consensus that the value of equity securities issued to effect a purchase combination should be based on the market price for a reasonable period before and after the date the purchase price and other terms of the acquisition are finally agreed and announced. The acquisition price will be allocated to the assets acquired and liabilities assumed. To the extent an excess of the acquisition price over the fair value of the General Physics net identifiable assets exists after the allocation, such excess will be allocated to goodwill.

RESALE OF NPD COMMON STOCK

     The shares of NPD Common Stock received by holders of shares of GPC Common Stock in the Merger will be freely transferable, except that shares received by persons who are deemed "affiliates" (as such term is defined in Rule 144 under the Securities Act) of General Physics prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of any such persons who become affiliates of National Patent, Rule 144 under the Securities Act) or as otherwise may be permitted under the Securities Act. This Joint Proxy Statement/Prospectus does not cover any resales of NPD Common Stock received by any person who may be deemed to be such an affiliate.

     In the Merger Agreement, General Physics has agreed to use its best efforts to cause each affiliate of General Physics to agree in writing with National Patent that such person will not sell or otherwise transfer NPD Common Stock received in the Merger except in accordance with Securities Act requirements.

APPRAISAL RIGHTS

     Holders of shares of GPC Common Stock are not entitled to appraisal rights under the DGCL in connection with the Merger.

LISTING OF SHARES

     It is a condition to each party's obligation to effect the Merger that the shares of NPD Common Stock to be issued to holders of GPC Common Stock in connection with the Merger be approved for trading on the AMEX subject to official notice of issuance. National Patent has agreed to use its best efforts to cause such shares of NPD Common Stock to be so approved for trading or so listed, subject to official notice of issuance, prior to the Effective Time.

     Following the Merger, the NPD Common Stock will continue to trade on the American Stock Exchange and the Pacific Stock Exchange. Following the Merger, the GPC Common Stock will cease to trade on the New York Stock Exchange, and there will be no further market for the GPC Common Stock.

                             THE CHARTER AMENDMENTS

FOREIGN OWNERSHIP CHARTER AMENDMENT

     At the NPD Special Meeting the stockholders of National Patent will be asked to consider and vote upon the Foreign Ownership Charter Amendment which would provide the right to require the redemption or the prompt disposition under certain limited circumstances of all or any portion of the shares of NPD Common Stock owned by a foreign stockholder beneficially owning shares representing five percent or more of the outstanding shares of NPD Common Stock.

     The proposal to approve and adopt the Foreign Ownership Charter Amendment is part of the same proposal to approve the Merger Agreement, the Merger and the consummation of the transactions contemplated thereby and is contingent upon approval thereof. If the Merger Agreement is not approved and adopted by the requisite vote of the stockholders of National Patent, the proposal to approve and adopt the Foreign Ownership Charter Amendment will be withdrawn from consideration. Likewise, if the proposal to approve and adopt the Foreign Ownership Charter Amendment is not approved and adopted by the requisite vote of the stockholders of National Patent, the proposal to approve and adopt the Merger Agreement, the Merger and the consummation of the transactions contemplated thereby will be withdrawn from consideration.

     The text of the proposed Foreign Ownership Charter Amendment is set forth on Annex C to this Joint Proxy Statement/Prospectus.

     The Foreign Ownership Charter Amendment would amend the Restated Certificate of Incorporation of National Patent (the "NPD Charter") to include a provision relating to foreign ownership presently found in the Certificate of Incorporation of General Physics (the "GPC Charter"). The Foreign Ownership Charter Amendment permits National Patent to redeem or require the prompt disposition under certain circumstances of all or any portion of the shares of NPD Common Stock owned by a foreign stockholder beneficially owning shares representing five percent or more of the outstanding shares of NPD Common Stock. The DOE and the DoD (the "Departments") have policies regarding foreign ownership, control or influence over government contractors who have access to classified information. These policies are designed to protect against the risk to national security that may result if classified information is made available to United States Government contractors or subcontractors who are owned, controlled or influenced by foreign governments, individuals or organizations. These policies require General Physics, as well as the Departments' other contractors and subcontractors, to submit information that will help the Departments determine whether the award or continued performance of a contract may pose an undue risk to the common defense and security of the United States. Specifically, the Departments inquire whether any foreign interest has beneficial ownership of 5% or more of a contractor's or subcontractor's voting securities. If either Department determines that an undue risk to the common defense and security of the United States exists, it may, among other things, terminate the contractor's or subcontractor's existing contracts with it. Therefore, the NPD Charter, if amended by the Foreign Ownership Charter Amendment, will permit National Patent to redeem or require the prompt disposition under certain circumstances of all or any portion of the shares of NPD Common Stock owned by a foreign stockholder beneficially owning shares representing 5% or more of the outstanding NPD Common Stock. There can be no assurance that this provision of the NPD Charter or the similar provision in the GPC Charter is enforceable under applicable law.


     THE NPD BOARD HAS DETERMINED THAT THE FOREIGN OWNERSHIP CHARTER AMENDMENT IS ADVISABLE AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF NATIONAL PATENT. THE NPD BOARD RECOMMENDS THAT THE STOCKHOLDERS OF NATIONAL PATENT VOTE FOR THE FOREIGN OWNERSHIP CHARTER AMENDMENT.


AUTHORIZED SHARES CHARTER AMENDMENT

     At the NPD Special Meeting the stockholders of National Patent will be asked to consider and vote upon the Authorized Shares Charter Amendment which would decrease the authorized shares of NPD Common Stock from 40,000,000 shares to 25,000,000 shares. No amendment will be effected with respect to the NPD Class B Stock or the Preferred Stock.


     The NPD Board has adopted the proposal to amend the first sentence of Article Fourth of National Patent's Restated Certificate of Incorporation as follows:


          "4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Thirty Seven Million Eight Hundred Thousand (37,800,000) shares; of which Twenty-Five Million (25,000,000) shares are to be Common Stock with a par value of One Cent ($.01) per share (hereinafter called the "Common Stock"), of which Two Million Eight Hundred Thousand (2,800,000) shares are to be Class B Capital Stock with a par value of One Cent ($.01) per share (hereinafter called the "Class B Capital Stock"); and of which Ten Million (10,000,000) shares are to be Preferred Stock with a par value of One Cent ($.01) per share (hereinafter called the "Preferred Stock") to be issued in such series and with such terms as the Board of Directors may determine."


     The State of Delaware calculates its franchise tax based upon the number of authorized shares. As a result of National Patent's One-for-Four Reverse Stock Split in 1995, as of December 17, 1996, the number of issued shares of NPD Common Stock is 7,512,107, the number of authorized shares of common stock is 40,000,000 and the number of issued shares of NPD Class B Stock is 62,500 and the number of authorized shares of NPD Class B Stock is 2,800,000. There are no issued shares of Preferred Stock. The NPD Board believes that the number of authorized shares must be decreased in order to reduce the Delaware franchise tax payable by National Patent. If the Authorized Shares Charter Amendment is adopted, National Patent expects to save approximately $20,000 per year in Delaware franchise taxes.



     THE NPD BOARD HAS DETERMINED THAT THE AUTHORIZED SHARES CHARTER AMENDMENT IS ADVISABLE AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF NATIONAL PATENT. THE NPD BOARD RECOMMENDS THAT THE STOCKHOLDERS OF NATIONAL PATENT VOTE FOR THE AUTHORIZED SHARES CHARTER AMENDMENT.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

NATIONAL PATENT -- SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth selected historical consolidated financial information of National Patent as of and for each of the years in the five-year period ended December 31, 1995 and as of and for each of the nine-month periods ended September 30, 1996 and 1995. The selected historical consolidated financial information of National Patent for each of the years in the five-year period ended December 31, 1995 is derived from National Patent's audited consolidated financial statements. The financial data for the nine months ended September 30, 1996 and 1995 are derived from National Patent's unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods. The results for the nine months ended September 30, 1996 may not be indicative of the results for the full year. The following data should be read in conjunction with the consolidated financial statements of National Patent and other financial information appearing elsewhere in this Joint Proxy Statement/Prospectus.

                                                                                            NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                  ----------------------------------------------------   ------------------------
                                    1995       1994       1993       1992       1991         1996          1995
                                  --------   --------   --------   --------   --------   -------------   --------
                                                                                               (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE)
INCOME STATEMENT DATA:
Sales...........................  $185,025   $204,774   $185,846   $189,797   $251,782     $ 152,536     $142,519
Gross margin....................    28,322     32,559     26,974     29,211     35,792        22,913       23,209
Research and development
  costs.........................       388        431      2,847      4,645      4,651           347          292
Interest expense................     5,019      6,458      8,199     10,866     15,438         3,142        3,636
Other income*...................    12,863                 5,148                18,844        11,980        8,479
Income (loss) before
  discontinued operation and
  extraordinary item............     4,032    (11,397)    (6,849)   (11,578)     1,456        11,638        3,117
Net income (loss)...............     1,012    (13,971)    (5,977)   (11,943)     2,645        11,638          884
Earnings (loss) per share:
Income (loss) before
  discontinued operation and
  extraordinary item............       .60      (2.10)     (1.60)     (2.94)       .38          1.58          .47
Net income (loss)...............       .15      (2.57)     (1.40)     (3.03)       .69          1.58          .13
Weighted average number of
  shares........................     6,638      5,431      4,281      3,943      3,848         7,377        6,579

                                                YEAR ENDED DECEMBER 31,
                                  ----------------------------------------------------   SEPTEMBER 30,
                                    1995       1994       1993       1992       1991         1996
                                  --------   --------   --------   --------   --------   -------------
                                                                                          (UNAUDITED)
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents,
  restricted cash and marketable
  securities....................  $ 11,657   $ 10,075   $ 10,976   $ 23,674   $ 35,968     $  26,651
Short-term borrowings...........    18,043     31,060     21,390     28,977     26,317        21,540
Working capital.................    32,949     25,823     33,224     44,877     55,560        42,760
Total assets....................   151,720    175,546    166,057    192,649    214,041       176,710
Long-term debt..................    23,932     31,213     40,858     61,441     70,787        20,763
Stockholders' equity............    70,998     65,165     67,438     63,823     72,405        91,284

---------------


* Other income includes: Gains on dispositions of stock of subsidiaries and affiliates, gains on issuance of stock by subsidiaries and affiliates, losses on investments and unrealized gains on transfer from long-term investments to trading securities.



                                                     (notes appear on next page)

(notes from previous page)



     General Physics' results of operations were consolidated with the results of National Patent from January 1, 1991 to October 2, 1991 and from September 1, 1994 through September 30, 1996. The balance sheets of General Physics have been consolidated with National Patent at December 31, 1995 and 1994 and at September 30, 1996. For all other periods General Physics' financial data has been accounted for on the equity basis.


The results of operations of Interferon Sciences, Inc. ("ISI") were consolidated with the results of National Patent from January 1, 1991 through September 1993. The balance sheets of ISI were consolidated with National Patent at December 31, 1992 and 1991. For all other periods ISI's financial data has been accounted for on the equity basis, until the third quarter of 1996 when National Patent commenced accounting for its investment in ISI on the cost basis.

The results of operations of GTS Duratek, Inc. ("Duratek") were consolidated with the results of National Patent from January 1, 1991 through December 31, 1994. The balance sheets of Duratek were consolidated with National Patent at December 31, 1994, 1993, 1992 and 1991. At December 31, 1995 and for the year then ended Duratek's financial data has been accounted for on the equity basis. Since April 1996, National Patent has accounted for its investment in Duratek as a combination of marketable securities, long-term investments and as long-term available-for-sale equity securities.

     For further details, see "SELECTED HISTORICAL FINANCIAL
INFORMATION -- National Patent's Management's Discussion and Analysis of Financial Condition and Results of Operations."

                 NATIONAL PATENT'S MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     National Patent realized income before income taxes, discontinued operation and extraordinary item of $11,046,000 for the nine months ended September 30, 1996, as compared with income of $4,190,000 for the corresponding period of 1995. The improvement in National Patent's results before discontinued operation and extraordinary item for the nine months is due to several factors. In April 1996, National Patent sold 1,000,000 shares of GTS Duratek, Inc. ("Duratek") common stock held by National Patent, realized proceeds of $17,700,000 and recognized a gain of $12,200,000. In the third quarter of 1996, National Patent recorded an unrealized gain totaling $1,842,000 on the transfer of 200,000 shares of Duratek common stock from long-term investments to trading securities. These gains were partially offset by a $4,000,000 loss recognized on National Patent's investments in American White Cross, Inc. ("AWC"), due to AWC filing for protection under Chapter 11 of the United States Bankruptcy Code in July 1996. In addition, in April 1996, Interferon Sciences, Inc. ("ISI"), National Patent's approximately 17%-owned affiliate, issued additional shares of common stock, which resulted in National Patent recognizing a gain of $1,938,000. For the nine months ended September 30, 1996 National Patent's share of loss of an affiliate (ISI) due to the buy back of certain marketing rights was $563,000. In January 1995, National Patent realized a $2,567,000 gain on the sale of 1,666,667 shares of National Patent's Duratek common stock. As a result of such transaction, National Patent's ownership fell below 50% and commencing in January 1995, National Patent accounted for its investment in Duratek on the equity basis. At September 30, 1996, National Patent owns approximately 15% of the outstanding common stock of Duratek and currently accounts for its investment as a combination of marketable securities, long-term investments and as long-term available-for-sale equity securities. Included in investment and other income, net for the nine months ended September 30, 1996, is $80,000 of foreign currency transaction gain, compared to a loss of $(1,061,000) for the nine months ended September 30, 1995.

     National Patent also achieved improved operating results within the Physical Science and Distribution Groups in 1996 partially offset by reduced operating profits within the Optical Plastics Group and at National Patent's Hydro Med Sciences (HMS) division. In addition, for the nine months ended September 30, 1996, National Patent also achieved reduced interest expenses at the corporate level, as a result of reduced long-term debt.

     At December 31, 1994 National Patent owed $13,156,000 in Swiss Bonds, Swiss Convertible Bonds and Dual Currency Bonds (the "Bonds") which were due in 1995 and 1996. In 1995, National Patent exchanged (see Note 11(a) to National Patent's consolidated financial statements) or repurchased the majority of the Bonds. At December 31, 1995 there was a total of $1,998,000 of such Bonds outstanding, which were fully redeemed during the first quarter of 1996. In 1995, total long-term debt and short-term borrowings decreased by a total of $11,457,000 from December 31, 1994, net of the effect of the deconsolidation of Duratek in January 1995 (see Note 3 to National Patent's consolidated financial statements). The reduction in National Patent's long-term debt and short-term borrowings has led to a corresponding decrease in interest expense at the corporate level. In addition, National Patent has improved its liquidity in 1996, as a result of the sale of 1,000,000 shares of Duratek common stock by National Patent in April 1996 (see Liquidity and capital resources).

     In 1995, income before income taxes, discontinued operation and extraordinary item was $5,819,000 as compared to a loss of $10,648,000 in 1994. The improvement in operations is due to several factors. In the first and fourth quarters of 1995, National Patent sold 1,667,000 and 500,000 shares, respectively of Duratek common stock, resulting in the recognition of a $3,768,000 gain. As a result of the first sale of the Duratek common stock, National Patent's ownership in Duratek fell below 50%, and commencing in January 1995, National Patent accounted for its investment in Duratek, which totaled $4,121,000 at December 31, 1995, on the equity basis (see Note 3 to National Patent's consolidated financial statements). In addition, National Patent recorded an unrealized gain totaling $3,183,000 on the transfer of 250,000 shares of Duratek common stock from long-term investments to trading securities. During the third quarter of 1995, National Patent realized a $5,912,000 gain as a result of the issuance of common stock by ISI, a 22% owned affiliate, and the initial public offering by GSE Systems, Inc. ("GSES"), a 26% controlled affiliate at December 31, 1995, National Patent also realized Investment and other income, net of $1,129,000 in 1995 compared to a net expense of $1,808,000 in 1994. The improvement is due to several factors including a foreign currency transaction loss of $1,066,000 in 1995 compared to a foreign currency transaction loss of $2,124,000 realized in 1994, related to National Patent's decision not to hedge its Swiss denominated debt, and reduced losses incurred on investments in 20% to 50% owned affiliates. These improvements were partially offset by a $785,000 loss recognized due to the permanent impairment of an available-for-sale security. In 1995, National Patent also incurred reduced interest expense as a result of reduced long-term debt at the corporate level. Operating profits improved for the year ended December 31, 1995 within the Optical Plastics and Physical Science Groups, and decreased marginally within the Distribution Group. The Optical Plastics Group, which is MXL Industries, Inc. ("MXL"), National Patent's injection molding and coating subsidiary, generated increased operating profits due to both increased sales and gross margin percentage. The Physical Science Group, which is primarily General Physics, a 52%-owned subsidiary, experienced improved operating results due to the results of General Physics being included in the consolidated results of operations for the full year (see Note 2 to the consolidated financial statements). General Physics provides a wide range of training, engineering, environmental and technical support services to commercial nuclear and fossil power utilities, the United States Departments of Defense and Energy, Fortune 500 companies and other commercial and governmental customers. The Distribution Group, which is the Five Star Group, Inc. ("Five Star"), National Patent's distributor of home decorating, hardware and finishing products, had marginally reduced operating profits due to reduced sales and the related gross margin, offset by significantly reduced operating costs.

     In 1994, the loss before income taxes, discontinued operation and extraordinary item was $10,648,000, as compared to a loss of $7,424,000 in 1993. The increase in the loss was due to several factors. Investment and other income (expense), net, decreased from $3,379,000 in 1993 to a loss of $1,808,000 in 1994. The $5,187,000 reduction is due to a foreign currency transaction loss of $2,124,000 realized in 1994 as compared to a net foreign currency transaction gain of $901,000 realized in 1993, related to National Patent's decision not to hedge its Swiss denominated debt, as well as increased losses incurred on investments in 20% to 50% owned affiliates due to increased losses attributable to National Patent's 36% investment in ISI.


     The loss recognized on the equity basis in 1994 relating to ISI was $4,409,000, compared to $1,599,000 in 1993. In 1993, an additional $2,074,000 of
ISI's loss was included in National Patent's consolidated results of operations through September 1993, when National Patent's investment in ISI fell below 50%. The increased loss incurred in 1994 on investments in 20% to 50% affiliates was partially offset by gains realized on the sale of certain investments. In addition, in 1993 National Patent realized a $3,795,000 gain from the transfer in an exchange offer of a portion of National Patent's holdings of shares of ISI and Duratek common stock and an additional $1,353,000 on the issuance of common stock and common stock warrants by Duratek, relating to Duratek's acquisition of an option to acquire certain technologies relating to the vitrification of certain medical wastes. The aforementioned losses in 1994 were partially offset by increased operating profits at the Optical Plastics and Physical Science Groups due to increased sales and gross margin percentage and dollars within both groups. The Optical Plastics Group experienced increased operating profits due to both increased sales and gross margin percentage. The Physical Science Group was comprised of General Physics, from September 1994, and Duratek. The Distribution Group had reduced operating profits as a result of costs incurred to close its Long Island, New York warehouse and consolidate its sales volume into Five Star's New Jersey facility.


  Sales.


     For the nine months ended September 30, 1996, consolidated sales increased by $10,017,000 to $152,536,000 from $142,519,000 recorded for the nine months ended September 30, 1995. The increased sales for the nine months ended September 30, 1996, was the result of increased sales within the Distribution Group and Physical Science Group, partially offset by reduced sales within the Optical Plastics Group and by National Patent's Hydro Med Sciences division ("HMS") for the nine months ended September 30, 1996. The increased sales within the Physical Science Group was the result of General Physics' expansion of managerial and technical training services in manufacturing and process industries, partially offset by reduced activity at United States Department of Energy facilities. The increased sales within the Distribution group, which is comprised of the Five Star Group, Inc. ("Five Star"), was the result of sales generated by a major retail chain, which was not a customer of Five Star during the first nine months of 1995, as well as an overall increase in sales of hardware products. The reduced sales within the Optical Plastics Group was due to a slowdown by MXL Industries, Inc.'s ("MXL") major customer as a result of the customer's decision to reduce its inventory level. The reduced sales within HMS was due to the timing of sales to two customers. Consolidated sales from continuing operations increased from $185,846,000 in 1993 to $204,774,000 in 1994 and decreased by $19,749,000 to
$185,025,000 in 1995. In 1995, National Patent had reduced sales within the Physical Science and Distribution Groups, partially offset by increased sales achieved by the Optical Plastics Group. In 1994, National Patent achieved increased sales in the Physical Science, Distribution and Optical Plastics Groups.


     The Physical Science Group's sales increased from $102,977,000 in 1993 to $118,421,000 in 1994 and decreased to $107,549,000 in 1995. The reduced sales in 1995 were due to the results of Duratek being accounted for on the equity basis since January 1995, partially offset by the consolidation of the results of General Physics since September 1994 (see Note 2 to National Patent's consolidated financial statements). The increased sales of $15,444,000 in 1994 were the result of consolidating the sales of General Physics since September 1, 1994. Changes in sales of the Physical Science Group as a result of changes in prices or volume of services provided were not significant. In addition, Duratek also achieved increased sales in 1994 as a result of work performed under a three year contract to construct a vitrification facility for the conversion of mixed waste into stable glass.

     The Distribution Group sales increased from $74,109,000 in 1993, to $75,551,000 in 1994 and decreased to $65,098,000 in 1995. The reduced sales in 1995 were the result of the loss of a major retail chain as a customer, partially mitigated by a general increase in business among numerous independent retail stores. In 1996, Five Star commenced selling to the major retail chain again, but is unable at this time to predict what the sales volume will be in the future. The increase in 1994 was due to the continued growth of the hardware business.

     The Optical Plastics Group sales increased from $7,817,000 in 1993, to $9,290,000 in 1994 and to $10,949,000 in 1995. The improved sales in 1995 were the result of increased sales throughout MXL's entire customer base. The increased sales in 1994 was the result of increased orders from MXL's largest customer, due to increased worldwide demand for its product.

  Gross margin.


     For the nine months ended September 30, 1996, consolidated gross margin of $22,913,000, or 15% of consolidated sales, decreased by $296,000 when compared to $23,209,000, or 16% of consolidated sales, earned in the nine months ended September 30, 1995. The decrease was principally the result of decreased gross margin achieved by MXL and HMS as a result of reduced sales levels, partially offset by increased gross margin generated by Five Star and General Physics as a result of increased sales. In addition, Five Star and MXL achieved lower gross margin percentages due to a change in their customer mix. Consolidated gross margin was $26,974,000 or 14% of sales in 1993, $32,559,000 or 16% of sales in
1994 and $28,322,000 or 15% of sales in 1995. The reduced gross margin of $4,237,000 in 1995 occurred primarily within the Physical Science Group, and to a lesser extent within the Distribution Group, partially offset by increased gross margins achieved by the Optical Plastics Group. The increased gross margin of $5,585,000 in 1994 occurred primarily within the Optical Plastics and Physical Science Groups.



     The Physical Science Group gross margin increased from $12,941,000, or 13% in 1993, to $16,670,000 or 14% in 1994 and decreased to $12,368,000 or 12% in
1995. The decreased gross margin in 1995 was due to National Patent's ownership in Duratek falling below 50% in January 1995, and National Patent accounting for Duratek on the equity basis from that time, partially offset by General Physics being included in the consolidated results since September 1994. The reduced gross margin percentage is the result of historically lower gross margins earned by General Physics due to the nature of its business.

     In both 1995 and 1994, General Physics has increased its gross margin percentage through its continuing efforts to reduce overhead costs as a percent of revenue, as well as the achievement of higher direct labor utilization. In 1994, the increased gross margin was attributable to both General Physics and Duratek. General Physics realized increased gross margin due to higher revenues, reduced overhead and higher direct labor utilization. Duratek realized increased gross margin in 1994 as a result of increased sales as well as higher margins achieved on both technology and services contracts.

     The Distribution Group gross margin increased from $11,718,000 or 16% in 1993 to $11,785,000 or 16% in 1994 and decreased to $10,966,000 or 17% in 1995.
In 1995, the reduced gross margin was the result of reduced sales, partially mitigated by an increased gross margin percentage. The increased gross margin percentage in 1995 was the result of reduced warehousing costs due to the successful implementation of Five Star's advanced warehouse management system, as well as the consolidation of Five Star's New York warehouse into the New Jersey facility. In 1994, the increased gross margin was due to increased sales. The gross margin in 1994 was affected by increased warehousing costs incurred as a result of the decision to close Five Star's New York facility and to consolidate its operations into the New Jersey facility. The increased warehousing costs in 1994 were partially offset by increased margins achieved due to changes in merchandising practices.

     The Optical Plastics Group gross margin increased from $2,642,000 or 34% of net sales in 1993 to $3,635,000 or 39% of net sales in 1994 and to $4,336,000 or 40% of net sales in 1995. In 1995, the increased gross margin was primarily the result of increased sales. In 1994, the increased gross margin was the result of increased sales as well as an improved mix of products.


     The Health Care Group gross margin was $(699,000) in 1993. The negative gross margin in 1993 was the result of excess/idle facility costs incurred by ISI, notwithstanding the suspension of production, and lack of sales of ALFERON(@) N Injection during 1993. As a result of the exchange offer in 1993, through which National Patent's interest in ISI fell below 50%, ISI is being accounted for on the equity basis at December 31, 1995.


  Investment and other income (expense), net.


     Investment and other income, net of $2,658,000 for the nine months ended September 30, 1996 increased by $1,734,000 as compared to $924,000 for the corresponding period of 1995. The change for the period was principally due to an $80,000 foreign currency transaction gain recognized during the nine months ended September 30, 1996, compared to a loss of $(1,061,000) for nine months ended September 30, 1995. In addition, for the nine months ended September 30, 1996 National Patent had increased investment income due to increased cash and cash equivalents, reduced losses related to ISI, National Patent's 17%-owned affiliate which effective in the third quarter of 1996 was accounted for on the cost basis, and increased consulting revenues earned by National Patent's 54%-owned American Drug Company subsidiary. Investment and other income (expense) was $3,379,000 in 1993, $(1,808,000) in 1994, and $1,129,000 in 1995.
The improvement in 1995 is due to several factors including a foreign currency transaction loss of $1,066,000 in 1995 compared to a foreign currency transaction loss of $2,124,000 realized in 1994, related to National Patent's decision not to hedge its Swiss denominated debt, and reduced losses incurred on investments in 20% to 50% owned affiliates. These improvements were partially offset by a $785,000 loss recognized due to the permanent impairment of an available-for-sale security. In 1994, the $5,187,000 reduction in Investment and other income (expense), net from 1993 was due to two factors. National Patent realized a currency transaction loss of $2,124,000 in 1994, as compared to a net foreign currency transaction gain of $901,000 realized in 1993, related to National Patent's decision not to hedge its Swiss denominated debt. In addition, National Patent recognized increased losses on investments in 20% to 50% owned affiliates as a result of National Patent's share of ISI's loss, which was $4,409,000, being included in Investment and other income (expense), net for the year ended December 31, 1994. In 1993, the results of ISI were consolidated with National Patent for the first nine months of the year, until National Patent's ownership fell below 50%. The results of operations for ISI have been accounted for on the equity method since the fourth quarter of 1993, and National Patent recognized a $1,599,000 loss in 1993 related to its equity investment in ISI. The above losses were partially offset by increased gains realized on the sale of certain investments in 1994.

  Selling, general and administrative expenses.


     For the nine months ended September 30, 1996, selling, general and administrative expenses (SG&A) of $22,269,000 were $1,699,000 lower than the $23,968,000 of SG&A expenses incurred during the nine months ended September 30, 1995. The decrease in SG&A for the nine months ended September 30, 1996 was principally the result of efforts by General Physics during 1995 to consolidate and streamline its organization, which savings has been realized in the current period, partially offset by increased selling expenses incurred by Five Star as a result of increased sales. Selling, general and administrative expenses increased from $34,255,000 in 1993 to $34,301,000 in 1994 and decreased to $29,984,000 in 1995. In 1995, the reduced SG&A was primarily the result of reduced SG&A within the Physical Science Group primarily due to Duratek being accounted for on the equity basis since January 1995, partially offset by increased SG&A incurred by General Physics due to the recording of an approximately $1,015,000 reserve related to potentially uncollectible revenue recorded in years prior to 1993. In addition, the Distribution Group incurred reduced SG&A in 1995 as a result of Five Star's reduced sales commissions paid due to reduced sales, as well as the success of its continuing effort to consolidate and streamline its organization. In 1994, the marginal increase was primarily the result of increased general and administrative expenses incurred by the Distribution Group, primarily as a result of costs associated with the closing of Five Star's New York warehouse and the consolidation of the New York sales and operations into the New Jersey facility, as well as increased depreciation and amortization expense.


     American Drug Company ("ADC") also incurred increased SG&A as a result of increased consulting expenses and costs related to the opening and staffing of the Moscow office. ADC is National Patent's 54%-owned subsidiary which exports American made generic and prescription drugs and over-the-counter healthcare products in both Russia and the Commonwealth of Independent States. The increased general & administrative costs at Five Star and ADC were partially mitigated by ISI being accounted for on the equity basis since the third quarter of 1993 and reduced costs incurred at the corporate level.

  Research and development costs.


     National Patent's research and development activities are conducted both internally and under various types of arrangements at outside facilities. Research and development costs were $2,847,000, $431,000 and $388,000 for 1993, 1994 and 1995, respectively. In 1993, research and development costs were primarily attributable to ISI. Due to the exchange offer in the third quarter of 1993 (see Note 11(b) to National Patent's consolidated financial statements), National Patent's ownership in ISI fell below 50%, and National Patent began accounting for ISI on the equity method from that time. In 1994 and 1995, research and development costs were incurred at National Patent's Hydro Med Sciences division relating to the Hydron polymer.


  Interest expense.


     For the nine months ended September 30, 1996, interest expense was $3,142,000, compared to $3,636,000 for the nine months ended September 30, 1995. The decreased interest expense for the nine months ended September 30, 1996 was the result of reduced long-term debt. Interest expense aggregated $8,199,000 in 1993, $6,458,000 in 1994 and $5,019,000 in 1995. The reduced interest expense in 1994 and the further reduction in 1995 was the result of National Patent's continuing successful effort to reduce its interest expense at the corporate level due to reduced interest on National Patent's Swiss Debt obligations due to the exchange offers in 1993, 1994 and 1995 (see Note 11(a)(b)(c) to National Patent's consolidated financial statements), as well as National Patent's practice of repurchasing Swiss Debt from time to time.


  Income taxes.

     For the nine months ended September 30, 1996, National Patent had an income tax benefit of $592,000 compared to an expense of $1,073,000 for the corresponding period of 1995. The benefit recognized in 1996 is the result of the reduction of $2,386,000 in the valuation allowance for deferred tax assets due to management's assessment that it is more likely than not that National Patent will realize the benefits of this amount of deferred tax assets, based upon unrealized gains on National Patent's investments and other factors, offset by state and local taxes, as well as General Physics' federal income tax expense. General Physics is not included in National Patent's federal income tax return. The expense in 1995 relates primarily to state and local taxes and General Physics' federal income tax expense. Income tax expense (benefit) from operations for 1993, 1994 and 1995 was $(575,000), $749,000 and $1,787,000, respectively.


     In 1995, National Patent recorded an income tax expense of $1,787,000. The current income tax provision of $258,000 represents the estimated taxes payable by National Patent for the year ended December 31, 1995. The deferred income tax provision of $1,529,000 represents the deferred taxes of General Physics.



     In 1994, National Patent recorded an income tax expense of $749,000. The current income tax provision of $283,000 represents the estimated taxes payable by National Patent for the year ended December 31, 1994. The deferred income tax provision of $466,000 represents the deferred taxes of General Physics.


     In 1993, National Patent recorded an income tax benefit of $1,043,000, of which $973,000 relates to Federal income taxes, in continuing operations as a result of the income tax expense allocated to the extraordinary gain recognized on the early extinguishment of debt under the provisions of FASB No. 109.

     As of December 31, 1995, National Patent has approximately $23,204,000 of consolidated net operating losses available for Federal income tax purposes.

  Liquidity and capital resources.

     At September 30, 1996, National Patent had cash and cash equivalents totaling $23,371,000. General Physics, SGLG, Inc. and American Drug Company had cash and cash equivalents of $1,028,000 at September 30, 1996. The minority interests of these three companies are owned by the general public, and therefore the assets of those subsidiaries have been dedicated to the operations of these companies and may not be readily available for the general corporate purposes of the parent.


     In April 1996, National Patent sold 1,000,000 shares of Duratek common stock and realized net proceeds of $17,700,000. National Patent currently owns approximately 1,846,000 shares of Duratek common stock. During the first quarter of 1996, National Patent completed a private placement of its common stock, totaling approximately $2,300,000. National Patent used the proceeds from this transaction to retire long-term debt, which was currently due. As a result of the above transactions, National Patent has sufficient cash, cash equivalents and marketable securities and borrowing availability under existing and potential lines of credit to satisfy its cash requirements for the repayment of approximately $6,732,000 of 12% Subordinated Debentures scheduled to mature in July 1997. In addition to its ability to issue equity securities, National Patent believes that it has sufficient marketable long-term investments, the ability to obtain additional funds from its operating subsidiaries and the potential to enter into new credit arrangements, in order to fund its working capital requirements.


     The increase in cash and cash equivalents of $15,277,000 through September 1996 primarily resulted from the effect of cash provided by investing activities of $13,859,000 and financing activities of $3,912,000, partially offset by cash used in operations of $2,494,000. The cash provided by investing activities was primarily from proceeds from sale of stock of an affiliate, partially offset by additions to property, plant and equipment and intangible assets. Financing activities consisted primarily of repayments and reductions in short-term borrowings and repayments of long-term debt, offset by proceeds from short-term borrowings, long-term debt and proceeds from issuance of common stock.

     National Patent's principal manufacturing facilities were constructed subsequent to 1976 and management does not anticipate having to replace major facilities in the near term. As of December 31, 1995, National Patent has not contractually committed itself for any other new major capital expenditures.

  Accounting developments.

     Effective January 1, 1996, National Patent adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Statement 121 requires National Patent to estimate the future cash flows expected to result from the use and eventual disposition of its property, plant and equipment and other long lived assets, and if the sum of such cash flows is less than the carrying amount of these assets, to recognize an impairment loss to the extent, if any, that the carrying amount of the assets exceeds their fair values. National Patent believes that expected future cash flows derived from these assets will be at least equal to their carrying values, and that no impairment loss will be indicated.

     In December 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), effective for years beginning after December 15, 1995. Under SFAS 123, National Patent may elect either a "fair value" based method or the current "intrinsic value" based method of accounting prescribed by APB No. 25, "Accounting for Stock Issued to Employees," for its stock-based compensation arrangements. Under the "intrinsic value" based method, National Patent will be required to disclose in the footnotes to the consolidated financial statements net income and earnings per share computed under the "fair value" based method. National Patent has elected to continue accounting for stock-based compensation arrangements using the "intrinsic value" based method; therefore, the adoption of SFAS 123 will not impact National Patent's results of operations or financial condition.

  Forward-Looking Statements.

     This Joint Proxy Statement/Prospectus contains certain forward-looking statements reflecting management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, National Patent's ability to reverse its history of operating losses; National Patent's dependence on its subsidiaries and its investments as its primary source to service outstanding debt and to fund its operations; and National Patent's ability to comply with financial covenants in connection with various loan agreements.

GENERAL PHYSICS -- SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION


     The following table sets forth selected historical consolidated financial information of General Physics as of and for each of the years ended December 31, 1995, 1994, 1993, 1992 and 1991 and as of and for each of nine-month periods ended September 30, 1996 and 1995. The selected historical consolidated financial information of General Physics for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 is derived from General Physics' audited consolidated financial statements. The financial data for the nine-month periods ended September 30, 1996 and 1995 are derived from General Physics' unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods. The results for the nine months ended September 30, 1996 may not be indicative of the results for the full year. The following information should be read in conjunction with the consolidated financial statements of General Physics and other financial information appearing elsewhere in this Joint Proxy Statement/Prospectus.


                                                                                              NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                           ------------------------------------------------   -----------------
                                             1995      1994      1993      1992      1991      1996      1995
                                           --------   -------   -------   -------   -------   -------   -------
                                                                                                 (UNAUDITED)
                                                         (IN THOUSANDS -- EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:*
Revenue..................................  $107,549   $78,880   $58,112   $60,139   $63,919   $85,954   $80,399
Cost of revenue..........................    95,181    69,779    51,331    52,833    59,461    75,385    71,420
                                           --------   -------   -------   -------   -------   -------   -------
Gross profit.............................    12,368     9,101     6,781     7,306     4,458    10,569     8,979
General and administrative and other
  expenses...............................     7,718     5,859     4,983     5,293     5,290     5,435     5,809
Interest expense.........................     2,208     1,366       735       700     1,456     1,361     1,732
Other income (expense), net..............        12       (22)      107       290       763        73       (14)
                                           --------   -------   -------   -------   -------   -------   -------
Income (loss) before income taxes and
  equity in net earnings of investee
  company................................     2,454     1,854     1,170     1,603    (1,525)    3,846     1,424
Income taxes (benefit)...................       982       785       487       772      (553)    1,647       529
                                           --------   -------   -------   -------   -------   -------   -------
Income (loss) before equity in net
  earnings of investee company...........     1,472     1,069       683       831      (972)    2,199       895
Equity in net earnings of investee
  company (including gain on issuance of
  stock in 1995), net of income taxes....       786        69        --        --        --        87       776
                                           --------   -------   -------   -------   -------   -------   -------
Net income (loss)........................  $  2,258   $ 1,138   $   683   $   831   $  (972)  $ 2,286   $ 1,671
                                           ========   =======   =======   =======   =======   =======   =======
Net income (loss) per share..............  $   0.22   $  0.15   $  0.11   $  0.13   $ (0.16)  $  0.22   $  0.16
                                           ========   =======   =======   =======   =======   =======   =======
Weighted average number of shares........    10,231     7,672     6,272     6,256     6,208    10,430    10,247
                                           ========   =======   =======   =======   =======   =======   =======

                                                                  DECEMBER 31,
                                                 -----------------------------------------------   SEPTEMBER 30,
                                                  1995      1994      1993      1992      1991         1996
                                                 -------   -------   -------   -------   -------   -------------
                                                                                                    (UNAUDITED)
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:*
Working capital................................  $16,815   $17,690   $15,822   $15,942   $15,914      $15,593
Total assets...................................   51,293    57,851    31,135    32,016    33,394       57,940
Long-term obligations..........................   12,379    12,089     7,610     7,610     7,634       12,585
Stockholders' equity...........................   19,597    19,038    13,297    13,899    14,326       20,696

---------------

* On August 31, 1994, General Physics acquired substantially all of the assets and operations of GPS Technologies, Inc. and certain of its subsidiaries ("GPST Businesses"). As discussed in Note 1 to the Consolidated Financial Statements of General Physics, the acquisition has been accounted for as a reverse acquisition, whereby the GPST Businesses were deemed to have acquired General Physics. Accordingly, the historical financial statements and disclosures prior to August 31, 1994 are those of the GPST Businesses. No historical information for General Physics is included above except as of and for the nine months ended September 30, 1996 and 1995, as of and for the year ended December 31, 1995, and as of and for the four-month period ended December 31, 1994. Per share information is based on the weighted average number of shares of GPC Common Stock outstanding.

                  GENERAL PHYSICS' MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL.

     On August 31, 1994, General Physics acquired substantially all of the assets and operations of GPS Technologies, Inc. ("GPST") and certain of its subsidiaries (together the "GPST Businesses") for approximately $32.5 million, consisting of $10 million cash, 3,500,000 shares of GPC Common Stock, warrants to acquire up to 1,000,000 shares of GPC Common Stock at $6.00 per share, warrants to acquire up to 475,664 shares of GPC Common Stock at $7.00 per share, and 6% ten year senior subordinated debentures in the aggregate principal amount of $15 million. The fair value of the senior subordinated debentures was estimated to be $10.7 million at the date of the acquisition.

     National Patent, which owned approximately 92% of the GPST Businesses and 28% of General Physics prior to the transaction, owned approximately 54% of the outstanding shares of General Physics after the acquisition. Accordingly, the acquisition has been accounted for as a reverse acquisition, whereby the GPST Businesses were deemed to have acquired General Physics in a transaction accounted for as a purchase. General Physics remains the legal entity and Commission registrant; however, the historical financial statements and disclosures prior to August 31, 1994 included herein are those of the GPST Businesses. Results for General Physics are included in the nine months ended September 30, 1996, the year ended December 31, 1995, and the year ended December 31, 1994 only for the period from September 1, 1994 to December 31, 1994.

     On January 29, 1994, General Physics acquired substantially all of the operations and net assets of Cygna Energy Services ("CES") related to its business of providing engineering services to the commercial nuclear power industry for a purchase price of approximately $3,131,000 including acquisition costs.

     General Physics and its subsidiaries provide engineering, environmental, training, analytical and technical support services to commercial nuclear and fossil power utilities, the United States Departments of Defense and Energy, Fortune 500 companies and other commercial and governmental customers. General Physics is organized into four groups: Training and Technology; Engineering and Applied Sciences; Federal Systems and Department of Energy. General Physics' performance is significantly affected by the timing of performance on contracts. Results of operations are not seasonal, since contracts are performed throughout the year.


     On September 25, 1996, General Physics and National Patent announced that they had reached an agreement pursuant to which National Patent would acquire the remaining shares (approximately 48% of the outstanding shares) of GPC Common Stock that it does not already own. The agreement was recommended to the Board of Directors of General Physics by the Special Committee. National Patent and General Physics entered into an amendment of the agreement on December 18, 1996. Based on an agreed upon price of NPD Common Stock on September 18, 1996 ($9.625), National Patent would issue 0.54 shares of its common stock, par value $.01 per share, for each outstanding share of General Physics' common stock not owned by National Patent. The Exchange Ratio, which is subject to certain adjustments, would provide approximately $5.20 in value for each outstanding share of General Physics. See "THE MERGER AGREEMENT -- Exchange Ratio and the Collar."


     From 1988 through mid-1992, General Physics experienced growth in revenue primarily from services provided to the United States Department of Energy ("DOE") at its Savannah River site under subcontracts with Westinghouse Savannah River Company ("Westinghouse"), and to a lesser extent from services provided to the commercial nuclear power industry. Since mid-1992, General Physics has experienced lower levels of contract activity at DOE facilities which resulted in declining revenue. In addition, at the DOE's Savannah River Site, the volume of contract activity for which General Physics is eligible to compete has been further reduced since 1994 by the award to small businesses of certain types of work which have been performed by General Physics. However, the lower level of contract activity has been somewhat offset by task orders issued under an architect engineering contract awarded to General Physics by Westinghouse in July 1995. The eventual value of the contract to General Physics is not presently determinable. In addition, in 1992 and 1993, the GPST Businesses experienced declining revenue due to cutbacks in funding of United States Department of Defense ("DoD") submarine and aviation programs and contract reductions in the pharma-ceutical industry. General Physics has also experienced decreasing revenues from commercial nuclear power utilities over the last three years as a result of cost reduction efforts at many of the utilities. During 1995, revenues from commercial nuclear power utilities decreased significantly. However, during the first nine months of 1996, revenues from the commercial nuclear power utilities were up slightly from the first nine months of 1995. The cost reduction efforts by utilities are expected to continue, but the long term effect on General Physics is not presently determinable.

     In March 1996, the DoD awarded the Westinghouse Electric Corporation, a nine-year, $575 million contract to destroy chemical weapons at the Anniston Army Depot. General Physics will be a subcontractor to Westinghouse Electric Corporation, responsible for training and operations engineering. The value of the subcontract to General Physics is not presently determinable.

     While General Physics continues to provide services to the DOE and DoD and the commercial nuclear power industry, it is unsure what effect continued cutbacks will have on General Physics' future results. In response to these factors General Physics has focused its marketing resources on expanding management and technical training services to manufacturing and process industries and specialized engineering services to federal agencies and process industries. During the latter part of 1994 and in 1995 and during the first nine months of 1996, General Physics experienced growth in these areas and anticipates future growth to come from these areas.

     Effective July 31, 1996, General Physics acquired substantially all of the operations and assets of Training Support Group, Inc. ("TSG"), located in Fenton, Michigan. The purchase price consisted of $1 million in cash at closing, $1.5 million payable on specific future dates, and $1.2 million contingent upon future sales. TSG provides training programs and services to the automotive industry, and operates as a component of General Physics' Training and Technology Group.

     In September 1996, General Physics was awarded a renewal of its contract to operate the U.S. Army's Chemical Demilitarization Training Facility and provide training services to the Army's chemical weapon demilitarization program nationwide. General Physics estimates the value of the contract over its initial five-year term and three-year option period, if the option is exercised, to be approximately $45,000,000.


     On December 3, 1996, General Physics announced that it had been notified by the DoD that it had been selected for a repeat award of its contract to provide environmental engineering support services at Aberdeen Proving Ground. The contract is one of two awarded to successful contractors who will competitively bid for work to be awarded in the future under separate delivery orders. Although the maximum award value of the contract over its five year term is approximately $100,000,000, the actual value of the contract will depend upon the value of the individual delivery orders awarded to General Physics.

  Results of Operations.

     The following table sets forth, for the periods shown, certain items in General Physics' consolidated statements of operations as a percentage of revenue.

                                                                                      NINE MONTHS
                                                              YEAR ENDED DECEMBER        ENDED
                                                                      31,            SEPTEMBER 30,
                                                             ---------------------   -------------
                                                             1995    1994    1993    1996    1995
                                                             -----   -----   -----   -----   -----
                                                                                      (UNAUDITED)
Revenue....................................................  100.0%  100.0%  100.0%  100.0%  100.0%
Cost of revenue............................................   88.5    88.5    88.3    87.7    88.8
                                                             -----   -----   -----   -----   -----
Gross profit...............................................   11.5    11.5    11.7    12.3    11.2
General and administrative and other expenses..............    7.2     7.4     8.6     6.3     7.2
Interest expense...........................................    2.0     1.7     1.3     1.6     2.2
Other income (expense), net................................    0.0     0.0     0.2     0.1     0.0
                                                             -----   -----   -----   -----   -----
Income before income taxes and equity in net earnings of
  investee company.........................................    2.3     2.4     2.0     4.5     1.8
Income taxes...............................................    0.9     1.0     0.8     1.9     0.7
                                                             -----   -----   -----   -----   -----
Income before equity in net earnings of investee company...    1.4%    1.4%    1.2%    2.6%    1.1%
                                                             =====   =====   =====   =====   =====

     The following table sets forth pro forma consolidated results of operations for the years ended December 31, 1994 and 1993 and are presented as if the GPST Businesses and CES acquisitions had occurred on January 1 of the respective years.

                                                                YEARS ENDED DECEMBER 31,
                                                        ----------------------------------------
                                                          1994        %          1993       %
                                                        --------   -------     --------   ------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Proforma Results for 1994 and 1993:
Revenue...............................................  $115,130     100.0%    $130,731    100.0%
Cost of Revenue.......................................   101,962      88.6      114,255     87.4
                                                        --------    ------     --------   ------
Gross profit..........................................    13,168      11.4       16,476     12.6
General and administrative and other expenses.........     6,818       5.9        7,756      5.9
Interest expense......................................     2,141       1.9        2,040      1.6
Other income (expense), net...........................    (1,401)     (1.2)         107      0.1
                                                        --------    ------     --------   ------
Income before income taxes and equity in net earnings
  of investee company.................................     2,808       2.4        6,787      5.2
Income taxes..........................................     1,264       1.1        2,623      2.0
                                                        --------    ------     --------   ------
Income before equity in net earnings of investee
  company.............................................  $  1,544       1.3%       4,164      3.2%
                                                        ========    ======     ========   ======
Net Income per share..................................  $   0.16               $   0.43
                                                        ========               ========

     The pro forma consolidated results of operations are based upon the combined historical results of General Physics and the GPST Businesses after giving effect to the following adjustments: (1) cost of revenue and general and administrative and other expense reductions resulting from the GPST Businesses acquisition, (2) interest expense related to bank borrowings of $10 million at 7 3/4% and senior subordinated debentures of $15 million at 6% net of interest expense on certain obligations of GPST Businesses not assumed, (3) amortization of the debt discount of $4.3 million related to the senior subordinated debentures, (4) amortization of goodwill and (5) tax effects of the pro forma adjustments.

  Revenue.

     Revenue for the nine months ended September 30, 1996 was approximately $85,954,000, an increase of approximately $5,555,000, or 6.9% compared to revenue for the nine months ended September 30, 1995 of approximately $80,399,000. The increase was due primarily to expansion of managerial and technical training services in manufacturing and process industries.

     Revenue for the year ended December 31, 1995 increased by approximately $28,669,000, or 36%, from revenue for the year ended December 31, 1994 of approximately $78,880,000. Revenue for the year ended December 31, 1994 increased by approximately $20,768,000, or 36%, from revenue for the year ended December 31, 1993 of approximately $58,112,000. The increase for both periods was due primarily to the acquisitions discussed above.

     On a pro forma basis, revenue declined from $115,130,000 for the year ended December 31, 1994 to $107,549,000 for the year ended December 31, 1995, principally as a result of declining revenue from the DOE and commercial nuclear power utilities.

     On a pro forma basis, revenue for the year ended December 31, 1994 declined $15,601,000 from $130,731,000 for the year ended December 31, 1993, principally as a result of declining revenue from the DOE and commercial nuclear power utilities.

  Gross Profit.

     Gross profit for the nine months ended September 30, 1996 was approximately $10,569,000 (12.3% of revenue), an increase of approximately $1,590,000, or 17.7%, compared to gross profit of approximately $8,979,000 (11.2% of revenue) for the nine months ended September 30, 1995. Gross profit increased because of higher revenue and reduced overhead costs as a percent of revenue.

     Gross profit for the year ended December 31, 1995 was approximately $12,368,000 (11.5% of revenue), an increase of approximately $3,267,000, or 36%, compared to gross profit of $9,101,000 (11.5% of revenue) for the year ended December 31, 1994. Gross profit for the year ended December 31, 1994 increased approximately $2,320,000, or 34%, from gross profit of approximately $6,781,000 (11.7% of revenue) for the year ended December 31, 1993. Gross profit was up for both periods, primarily because of higher revenue, higher direct labor utilization and reduced overhead costs as a percent of revenue.

     For the year ended December 31, 1995, gross profit decreased approximately $800,000, or 6%, from gross profit of $13,168,000 (11.4% of revenue), on a pro forma basis, for the year ended December 31, 1994. This decrease is predominantly a result of the decreased revenue discussed above.

     On a pro forma basis, gross profit for the year ended December 31, 1994 declined approximately $3,308,000 or 20%, from gross profit of $16,476,000 (12.6% of revenue) for the year ended December 31, 1993. This decrease is also predominantly a result of the decreased revenue discussed above.

  General and Administrative Expenses and Other Expenses.

     General and administrative and other expenses for the nine months ended September 30, 1996 were approximately $5,435,000, or 6.3% of revenue, compared to approximately $5,809,000, or 7.2% of revenue, for the nine months ended September 30, 1995. The decrease is due to the recording of a reserve of approximately $1,015,000 in 1995 related to potentially uncollectible revenue recorded in years prior to December 31, 1993, offset by the recording of a $259,000 reserve in the third quarter of 1996 for the settlement of a legal action.

     General and administrative and other expenses for the year ended December 31, 1995 were approximately $7,718,000, or 7.2% of revenue, compared to approximately $5,859,000, or 7.4% of revenue, for the year ended December 31, 1994. The increase in dollars is the result of the increased volume of business as a result of the acquisitions and the recording in 1995 of the reserve related to potentially uncollectible revenue described above. The decrease in percentage resulted from efforts to manage costs.

     General and administrative and other expenses for the year ended December 31, 1994 increased approximately $876,000, from approximately $4,983,000, or 8.6% of revenue, for the year ended December 31, 1993. This increase is due to the increased volume of business as a result of the acquisitions.

     General and administrative and other expenses for the year ended December 31, 1995 increased approximately $900,000 from approximately $6,818,000, or 5.9% of revenue, on a pro forma basis, for the year ended December 31, 1994. This increase is principally the result of the recording of the reserve for potentially uncollectible revenue described above.

     General and administrative and other expenses on a pro forma basis, for the year ended December 31, 1994, decreased $938,000, from $7,756,000, or 5.9% of revenue, for the year ended December 31, 1993. The decrease in general and administrative and other expenses is due to efforts to reduce duplicate costs as a result of combining the operations of General Physics and the GPST Businesses.

  Interest Expense.

     Interest expense relates to interest on General Physics' senior subordinated debentures issued in connection with the acquisition of the GPST Businesses and the short term borrowings owed to a commercial bank under General Physics' revolving credit agreement. Interest expense for the nine months ended September 30, 1996 was approximately $1,361,000, compared to approximately $1,732,000 for the nine months ended September 30, 1995. The decrease is due to lower average outstanding borrowings under General Physics' line of credit during the first nine months of 1996, compared to the first nine months of 1995.

     Interest expense for the year ended December 31, 1995 was approximately $2,208,000, compared to approximately $1,366,000 for the year ended December 31, 1994. Interest expense for the year ended December 31, 1994 increased approximately $631,000 from $735,000 in 1993. These increases were primarily a result of the increased debt incurred related to the acquisition of the GPST Businesses described above.

     On a pro forma basis, interest expense was $2,141,000 for the year ended December 31, 1994 and $2,040,000 for the year ended December 31, 1993. The minimal increase in interest expense for the year ended December 31, 1995 was due to higher interest rates in 1995 as compared to 1994 and 1993, somewhat offset by lower borrowings under General Physics' line of credit in 1995.

  Income Before Income Taxes and Equity in Net Earnings of Investee Company.

     Income before income taxes and equity in net earnings of investee company for the nine months ended September 30, 1996 was approximately $3,846,000, an increase of approximately $2,422,000 over the nine months ended September 30, 1995. The increase was due primarily to increased revenue in 1996 and the recording in 1995 of the reserve related to potentially uncollectible revenue discussed above.

     Income before income taxes and equity in net earnings of investee company for the year ended December 31, 1995 was approximately $2,454,000, an increase of approximately $600,000 over the year ended December 31, 1994. Income before income taxes and equity in net earnings of investee company for the year ended December 31, 1994 was approximately $1,854,000, an increase of approximately $684,000 from the year ended December 31, 1993. As a percentage of revenue, income before income taxes and equity in net earnings of investee company was 1.4% for the years ended December 31, 1995 and 1994.

     Income before income taxes and equity in net earnings of investee company for the year ended December 31, 1995 decreased approximately $354,000 from approximately $2,808,000, on a pro forma basis for the year ended December 31, 1994. This decrease was primarily due to lower revenues and the reserve recorded in 1995 for potentially uncollectible revenue.

     On a pro forma basis, income before income taxes and equity in net earnings of investee company was $6,787,000, or 5.2% of revenue for the year ended December 31, 1993. The decrease in 1994 was a result of the decreased revenue.

  Income Taxes.

     Effective January 1, 1993, General Physics adopted SFAS 109 -- Accounting for Income Taxes ("SFAS No. 109"). SFAS No. 109 employs an asset and liability approach in accounting for income taxes, the objective of which is to recognize the amount of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the financial statements and as measured by the provisions of enacted tax laws. The adoption of SFAS No. 109 did not have a material impact on General Physics' financial position or results of operations.

     General Physics' effective income tax rates for the nine months ended September 30, 1996 and 1995 were 42.8% and 37.1%, respectively. General Physics' effective income tax rates for the years ended December 31, 1995, 1994 and 1993 were 40.0%, 42.3%, and 41.6%, respectively. On a pro forma basis, the income tax rate for the years ended December 31, 1994 and 1993 were 45.0% and 38.6%, respectively. The higher effective tax rates for the nine months in 1996 and the year ended 1994 were the result of items which are not deductible for tax purposes. The lower effective tax rate in 1995 as compared to 1994 was the result of permanent differences between book and tax and the reversal of prior year over-accruals.

  Equity in Net Earnings of Investee Company.

     General Physics accounts for investments in investee companies over which it has the ability to exercise significant influence over operations and financial policies, using the equity method of accounting. In evaluating its ability to exercise significant influence, General Physics evaluates a number of factors, including the ownership interest in such companies of National Patent. General Physics records any gain or loss in the consolidated statement of operations, when an investee sells its shares at an offering price which differs from General Physics' carrying amount per share of such investee company's stock.

     Prior to the acquisition of the GPST Businesses, General Physics and GPST contributed assets to a newly formed joint venture, GSE Systems, Inc. ("GSES"), for 10% and 35% ownership interests in the joint venture, respectively. On August 1, 1995, GSES completed an initial public offering of 1,500,000 shares of its common stock at $14 per share. General Physics owns 250,000 shares of GSES common stock, which after the offering, represented approximately a 6% interest in GSES. As this investment is accounted for using the equity method of accounting, the capital transaction by GSES was treated as a sale of stock of a subsidiary by General Physics and a gain of approximately $690,000 net of income taxes, was recognized. General Physics presently does not expect transactions of this nature to occur in the future.

     For the nine months ended September 30, 1996 and 1995, General Physics recognized its proportionate share of the net earnings of GSES of $87,000 and $86,000, respectively. For the years ended December 31, 1995 and 1994, General Physics recognized $96,000 and $69,000, respectively. Such amounts are net of income taxes payable upon distribution of earnings by the investee.

  Liquidity and Capital Resources.

     General Physics has historically financed its operations through cash generated from operations, bank borrowings, and, with respect to the GPST Businesses, advances from its parent. Working capital was $15,593,000 at September 30, 1996 and $16,815,000 and $17,690,000 at December 31, 1995 and
1994, respectively. Net cash provided by operating activities for the nine months ended September 30, 1996 decreased from net cash provided by operating activities for the nine months ended September 30, 1995 because of increased accounts receivable and estimated earnings in excess of billings on uncompleted contracts primarily as a result of higher revenue.

     On April 7, 1995 General Physics and National Patent entered into a new three-year credit agreement with a commercial bank providing for a $20,000,000 secured revolving line of credit expiring April 10, 1998 for General Physics and a secured term loan for National Patent. General Physics terminated its previous credit agreement. Borrowings under the new credit agreement bear interest at the prime rate or at LIBOR plus 1.75%, whichever is elected by General Physics. The credit agreement is secured by liens on accounts receivable of General Physics and its domestic subsidiaries, and contains covenants that, among other things, limit General Physics' ability to dispose of assets, incur debt, create liens, make capital expenditures, and make certain investments or acquisitions. In addition, General Physics is required to meet certain financial ratios. At September 30, 1996, General Physics had available borrowings of approximately $14,651,000 under the credit agreement and borrowings of $5,200,000 outstanding.

     General Physics has not historically made substantial capital expenditures. General Physics has no current plans to increase in any material respect its historical level of capital expenditures, although General Physics will consider making appropriate acquisitions as opportunities present themselves. General Physics believes that funds provided from operations and available borrowings will be sufficient to meet the operating needs and capital expenditures of General Physics through 1996 and the twelve months thereafter.

  Impact of Inflation.

     As the cost of providing services has increased, General Physics has historically been able to adjust prices, and, therefore, inflation has not had, nor is it expected to have, a significant effect on the operations of General Physics.

  Accounting Matters.

     General Physics will adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock-Based Compensation" in 1996. Beginning in 1996, General Physics will present information required by SFAS No. 123 with respect to stock compensation on a pro forma basis and will continue to measure stock compensation in accordance with Accounting Principles Board Opinion No. 25.

  Forward-Looking Statements.

     This Joint Proxy Statement/Prospectus contains certain forward-looking statements reflecting management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, dependence on government contracts for a significant portion of General Physics' revenue and profit; dependence on a few clients for a substantial portion of business; dependence on the continued operation and government regulation of the commercial nuclear power industry; potential liability and uninsurable risks; and the risk of loss of technical personnel, all of which are difficult to predict and many of which are beyond the control of General Physics.

                            PRO FORMA FINANCIAL DATA

PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED)

     The unaudited pro forma consolidated condensed balance sheet has been prepared based upon the historical consolidated condensed balance sheet of National Patent at September 30, 1996, and gives effect to the Merger as if it had occurred on September 30, 1996. The historical consolidated balance sheet of National Patent as of September 30, 1996 includes the accounts of General Physics, its 52%-owned subsidiary. The pro forma balance sheet reflects the purchase by National Patent of the approximately 48% minority interest in General Physics and other effects of the Merger. The following unaudited consolidated condensed pro forma balance sheet should be read in conjunction with the separate financial statements and notes thereto of National Patent and General Physics. The following unaudited consolidated condensed pro forma balance sheet is presented for informational purposes only and is not necessarily indicative of the financial position of National Patent after the Merger.


                                                                     HISTORICAL   ADJUSTMENTS       PRO FORMA
                                                                     ----------   -----------       ---------
                                                                                  (IN THOUSANDS)
                                                   ASSETS
CURRENT ASSETS
Cash and cash equivalents..........................................   $ 23,371       (1,606)(b)     $ 21,765
Marketable securities..............................................      3,280                         3,280
Accounts and other receivables.....................................     45,243                        45,243
Inventories........................................................     20,871                        20,871
Costs and estimated earnings in excess of billings on uncompleted
  contracts........................................................     10,125                        10,125
Prepaid expenses and other current assets..........................      3,540                         3,540
                                                                      --------                      --------
         Total current assets......................................    106,430                       104,824
                                                                      --------                      --------
Investments and advances...........................................     23,392                        23,392
                                                                      --------                      --------
Property, plant and equipment, at cost.............................     35,740                        35,740
Less accumulated depreciation......................................    (26,521)                      (26,521 )
                                                                      --------                      --------
                                                                         9,219                         9,219
                                                                      --------                      --------
Intangible assets, net of amortization.............................     33,987       16,321(a)        55,075
                                                                                      3,842(b)
                                                                                        725(c)
                                                                                        200(d)
Other assets.......................................................      3,682                         3,682
                                                                      --------                      --------
                                                                      $176,710                      $196,192
                                                                      ========                      ========
                                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt...............................   $  8,910                      $  8,910
Short-term borrowings..............................................     21,540                        21,540
Accounts payable and accrued expenses..............................     24,825        2,236(b)        28,271
                                                                                      1,210(c)
Billings in excess of costs and estimated earnings on uncompleted
  contracts........................................................      8,395                         8,395
                                                                      --------                      --------
         Total current liabilities.................................     63,670                        67,116
                                                                      --------                      --------
Long-term debt less current maturities.............................     11,853                        11,853
                                                                      --------                      --------
Minority interests.................................................      9,903       (9,874)(a)           29
                                                                      --------                      --------
STOCKHOLDERS' EQUITY
Common stock.......................................................         73           27(a)           100
Class B capital stock..............................................          1                             1
Capital in excess of par value.....................................    130,080       26,168(a)       155,963
                                                                                       (485)(c)
                                                                                        200(d)
Deficit............................................................    (40,501)                      (40,501 )
Net unrealized gain on available for-sale securities...............      2,542                         2,542
Minimum pension liability adjustment...............................       (911)                         (911 )
                                                                      --------                      --------
         Total stockholders' equity................................     91,284                       117,194
                                                                      --------                      --------
                                                                      $176,710                      $196,192
                                                                      ========                      ========



                                                 (footnotes appear on next page)

(footnotes from previous page)
---------------

(a) Adjustment reflects the issuance of 2,721,537 shares of NPD Common Stock to purchase the 48% minority interest in General Physics, represented by 5,039,882 shares of GPC Common Stock, based upon an exchange ratio of .54 shares (subject to adjustment) of NPD Common Stock per share of GPC Common Stock. See "THE MERGER AGREEMENT -- Exchange Ratio and the Collar."

     The shares issued by National Patent are valued at $9.625 per share for purposes of the pro forma financial statements, which valuation may change based upon changes in the Exchange Ratio, and other factors. See "THE MERGER AGREEMENT -- Exchange Ratio and the Collar."

     The goodwill recorded in the transaction reflects the excess of the fair value of the National Patent stock issued ($26,194,793) over 48% of the underlying book value of the General Physics net assets, and will be amortized over a period of 28 years.

(b) Adjustment records the payment by National Patent to purchase the vested but unexercised stock options ($1,606,000) and to accrue the liability for the unvested stock options ($2,236,000) outstanding under the General Physics Corporation 1991 Stock Option Plan.

(c) Adjustment records the estimated professional fees and other costs related to (i) the acquisition of the 48% minority interest in General Physics ($725,000) and (ii) the registration of additional shares of NPD Common Stock ($485,000).

(d) Adjustment records the issuance of $200,000 of NPD Common Stock in payment of legal fees and related expenses in connection with the settlement of litigation challenging the Merger.

PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

     The unaudited pro forma consolidated statements of operations have been prepared based upon the historical statements of operations of National Patent for the nine months ended September 30, 1996 and the year ended December 31, 1995, and give effect to the Merger as if it had occurred on January 1, 1996 and 1995, respectively. The following unaudited consolidated condensed statements of operations of National Patent for the aforementioned periods include the accounts of General Physics, its 52%-owned subsidiary. The pro forma statements of operations should be read in conjunction with the separate financial statements and notes thereto of National Patent and General Physics. The historical statements of operations are presented for informational purposes only and are not necessarily indicative of the actual results of operations that would have been achieved if the transactions had occurred as of the dates indicated, or of future results that may be achieved.




                                                                                                    NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31, 1995                  SEPTEMBER 30, 1996
                                                  ------------------------------------     ------------------------------------
                                                  HISTORICAL   ADJUSTMENTS   PRO FORMA     HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                  ----------   -----------   ---------     ----------   -----------   ---------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
  Sales.........................................   $185,025                  $185,025       $152,536                  $152,536
  Investment and other income, net..............      1,129                     1,129          2,658                     2,658
                                                   --------                  --------       --------                  --------
                                                    186,154                   186,154        155,194                   155,194
                                                   --------                  --------       --------                  --------
Costs and expenses
  Cost of goods sold............................    156,703                   156,703        129,623                   129,623
  Selling, general and administrative...........     30,372         753(a)     30,775         22,269         565(a)     22,572
                                                                   (350)(b)                                 (262)(b)
  Interest......................................      5,019                     5,019          3,142                     3,142
                                                   --------                  --------       --------                  --------
                                                    192,094                   192,497        155,034                   155,337
                                                   --------                  --------       --------                  --------
Minority interests..............................     (1,104)      1,104(c)                    (1,094)      1,094(c)
Loss on investments.............................                                              (4,000)                   (4,000 )
Unrealized gain on transfer from long-term
  investments to trading securities.............      3,183                     3,183          1,842                     1,842
Gain on issuance of stock by subsidiaries and
  affiliates....................................      5,912                     5,912          1,938                     1,938
Gain on disposition of stock of a subsidiary and
  an affiliate..................................      3,768                     3,768         12,200                    12,200
                                                   --------                  --------       --------                  --------
Income before income taxes, discontinued
  operation and extraordinary item..............      5,819                     6,520         11,046                    11,837
Income tax benefit (expense)....................     (1,787)      1,360(d)       (427 )          592       1,361(d)      1,953
                                                   --------                  --------       --------                  --------
Income before discontinued operation and
  extraordinary item............................   $  4,032                  $  6,093       $ 11,638                  $ 13,790
                                                   ========                  ========       ========                  ========
Income per share before discontinued operation
  and extraordinary item........................   $    .60                  $    .65       $   1.58                  $   1.37
                                                   ========                  ========       ========                  ========


---------------

(a) The adjustment records amortization of goodwill arising in the Merger on a straight-line basis over a 28-year period.
(b) The adjustment records estimated reductions in printing costs, meeting expenses and other expenses as a result of General Physics ceasing to be a separate reporting entity under federal securities laws.
(c) The adjustment records elimination of the minority interest in the earnings of General Physics as a result of the Merger.
(d) The adjustment records income tax benefit (expense) to give effect to the inclusion of General Physics in the consolidated income tax return of National Patent. As a result of the Merger, on a pro forma basis, taxable income of General Physics would be offset by operating losses of National Patent, thereby eliminating Federal income tax expense of General Physics, which amounted to $1,361,000 for the nine months ended September 30, 1996 and $1,360,000 for the year ended December 31, 1995. The tax benefit reflected in the 1996 period is the result of the reduction of $2,386,000 in the valuation allowance for deferred tax assets of National Patent.

                            BUSINESS -- NATIONAL PATENT

     National Patent, incorporated in Delaware in 1959, is a publicly traded company with established core operating businesses, investments and emerging technologies. National Patent's operations consist of three operating business segments: Physical Science, Distribution and Optical Plastics.

     National Patent's Physical Science Group consists of (i) SGLG, Inc. ("SGLG"), an approximately 92% owned subsidiary, and (ii) General Physics Corporation ("General Physics"), an approximately 52% owned subsidiary. General Physics provides engineering, environmental, training, analytical, and technical support services to commercial nuclear and fossil power utilities, U.S. Departments of Defense and Energy, Fortune 500 companies, and other commercial and governmental customers. In addition, General Physics has an approximately 7% interest in GSE Systems, Inc., a software simulator company. SGLG is a holding company that has a 19% interest in GSE.


     National Patent's Distribution Group, incorporated under the name Five Star Group, Inc., is engaged in the wholesale distribution of home decorating, hardware and finishing products.



     The Optical Plastics Group, through National Patent's wholly-owned subsidiary MXL Industries, Inc. ("MXL"), manufactures molded and coated optical products, such as shields and face masks and non-optical plastic products. In addition, National Patent has a division, Hydro Med Sciences ("HMS"), involved in the manufacture of medical devices, drugs and cosmetic polymer products.


     National Patent's investments include the following: Interferon Sciences, Inc. (17% owned), a biopharmaceutical company engaged in the study, manufacture and sale of pharmaceutical products based on its FDA-approved highly purified, multi-species, natural-source alpha interferon; GTS Duratek Inc. (15% owned), an environmental technology and services firm that uses its proprietary vitrification processes to convert radioactive and hazardous waste into glass for environmentally safe long-term storage and disposal; and American Drug Company (54% owned), a company that distributes over-the-counter healthcare products and prescription drugs in Russia.

PHYSICAL SCIENCE GROUP

  General Physics

     General. General Physics provides a wide range of engineering, environmental, training, analytical and technical support services to commercial nuclear and fossil power utilities, the DoD, the DOE, Fortune 500 companies and other commercial and governmental customers. General Physics believes it is a leader in the field of developing training materials, conducting training programs and providing engineering and technical support services to operators, technical staff and management personnel of capital-intensive facilities. For a description of General Physics' business, see "BUSINESS -- GENERAL PHYSICS."

DISTRIBUTION GROUP

  Five Star Group, Inc.

     The Distribution Group, incorporated under the name Five Star Group, Inc. ("Five Star"), is engaged in the wholesale distribution of home decorating, hardware and finishing products. Five Star has two strategically located warehouses and office locations, with approximately 360,000 square feet of space in New Jersey and Connecticut, which enables Five Star to service the market from Maine to Virginia.

     Five Star is the largest distributor in the U.S. of paint sundry items, interior and exterior stains, brushes, rollers and caulking compounds and offers products from leading manufacturers such as Cabot, Dap, 3-M, Minwax and Rustoleum. Five Star distributes its products to retail dealers which include discount chains, lumber yards, "do-it-yourself" centers, hardware stores and paint suppliers principally in the northeast region. It carries an extensive inventory of the products it distributes and provides delivery generally within 24 to 72 hours from the placement of an order.

     The primary working capital investment for Five Star is inventory. Inventory levels will vary throughout the year reflecting the seasonal nature of the business. Five Star's strongest sales are typically in March through October because of strong seasonal consumer demand for its products. As a result, inventory levels tend to peak in the spring and reach their lowest levels in late fall.

     The largest customer accounted for approximately 7% of Five Star's sales in 1995 and its 10 largest customers accounted for approximately 15% of such sales. All such customers are unaffiliated companies and neither Five Star nor National Patent has a long-term contractual relationship with any of them. Competition within the industry is intense. There are much larger national companies commonly associated with national franchises such as Servistar and True Value as well as smaller regional distributors, all of whom offer similar products and services. Additionally, in some instances manufacturers will bypass the distributor and choose to sell and ship their products directly to the retail outlet. The principal means of competition for Five Star are its strategically placed distribution centers and its extensive inventory of quality name brand products. Five Star will continue to focus its efforts on supplying its products to its customers at a competitive price and on a timely, and consistent basis. In the future, Five Star will attempt to acquire complementary distributors and to expand the distribution of its line of private-label products sold under the "Five Star" name.

OPTICAL PLASTICS GROUP

  MXL Industries, Inc.

     The Optical Plastics Group is engaged in the manufacture of molded and coated optical products, such as shields and face masks and non-optical plastic products through National Patent's wholly owned subsidiary MXL Industries, Inc.

     MXL is a state-of-the-art injection molder and precision coater of large optical products such as shields and face masks and non-optical plastics. MXL believes that the principal strengths of its business are its state-of-the-art injection molding equipment, advanced production technology, high quality standards, and on time deliveries. Through its Woodland Mold and Tool Division, MXL also designs and engineers state-of-the-art injection molding tools as well as providing a commodity custom molding shop.

     As the market for optical injection molding, tooling and coating is focused, MXL believes that the combination of its proprietary "Anti-Fog" coating, precise processing of the "Anti-Scratch" coatings, and precise molding and proprietary grinding and polishing methods for its injection tools will enable it to increase its sales in the future and to expand into related products.

     MXL uses only polycarbonate resin to manufacture shields, face masks and lenses for over 55 clients in the safety, recreation and military industries. For its manufacturing work as a subcontractor in the military industry, MXL is required to comply with various federal regulations including Military Specifications and Federal Acquisition Regulations for military end use applications.

     MXL is dependent upon one client which accounts for approximately 39% of MXL's total sales and MXL's 10 largest customers accounted for approximately 89% of its total sales.

     MXL's sales and marketing effort concentrates on industry trade shows. In addition, MXL employs one marketing and sales executive and one sales engineer.

HYDRO MED SCIENCES


     Hydro Med Sciences ("HMS") is a division of National Patent involved in the manufacture of medical devices, drugs and cosmetic polymer products. HMS was originally established to investigate potential uses of a unique group of polymers called Hydron in applications beyond the soft contact lens area, where it was already in use. These polymers, which absorb water without dissolving, have a number of biomedical applications.


     HMS is currently developing gel implants for slow, long-term delivery applications under grants from the Population Council. These implants could be combined with chronic disease drugs. HMS is now seeking collaborations with a number of major pharmaceutical companies with drugs going off-patent, to explore opportunities to create new patent positions through combining their drugs with the gel implant delivery system.

NATIONAL PATENT'S INVESTMENTS

  GTS Duratek, Inc.

     GTS Duratek, Inc. ("Duratek") is an environmental technology and services firm that uses its proprietary vitrification processes to convert radioactive and hazardous waste into glass for environmentally safe long-term storage and disposal. Duratek has three main operating units: (1) The Technology Group treats and stabilizes hazardous wastes using its patented DuraMelter vitrification process. The group's initial focus has been on radioactive cleanup projects for the DOE. (2) In 1995 Duratek acquired 80% of a hazardous waste recycling center in Texas, which it renamed DuraTherm. The facility uses a patented thermal desorption technology to treat and stabilize hazardous oilfield sludges. (3) The Services Group provides staff augmentation, consulting, training, environmental safety and healthy services and liquid waste treatment systems to a wide variety of government and corporate clients. On April 23, 1996, Duratek completed a secondary public offering of 3.6 million shares of common stock at $18.50 per share, one million shares of which were sold by National Patent, reducing National Patent's ownership to approximately 15% of the currently outstanding shares of common stock of Duratek.

  Interferon Sciences, Inc.

     Interferon Sciences, Inc. ("ISI") is a biopharmaceutical company engaged in the study, manufacture and sale of pharmaceutical products based on its highly purified, multi species, natural-source alpha interferon. ISI's ALFERON(R) N injection (Interferon Alfa-n3) product has been approved by the United States Food and Drug Administration for the treatment of certain types of genital warts, and is being studied for potential use in other indications. ISI also has other natural-source alpha interferon formulations in various stages of development for the potential treatment of viral and immune system diseases and cancer. In April 1996, ISI completed an 8 million share secondary public offering, priced at $2 per share, all of which shares were sold by ISI and none by National Patent. National Patent currently owns approximately 17% of the outstanding shares of common stock of ISI.

  GSE Systems, Inc.

     GSE Systems, Inc. ("GSE") was formed in 1994 through the consolidation of a number of small, related business. GSE concluded an initial public offering in August 1995. GSE is a global provider of process control, data acquisition, simulation and information software, systems and services to the specialty chemical, food and beverage, petroleum refining, oil and gas, pharmaceutical, fossil and nuclear power generation, metals, electrical distribution and water treatment industries. National Patent controls approximately 26% of the outstanding shares of common stock of GSE.

  American Drug Company

     American Drug Company ("ADC") was organized in 1993 as a wholly-owned subsidiary of National Patent to initiate marketing activities for American generic pharmaceutical and medical products in Russia and the Commonwealth of Independent States, from offices in Prague and Moscow. ADC's wholly-owned subsidiary, NPD Trading (USA) Inc., provides consulting services to Western companies doing business in Russia and Eastern Europe. ADC began distributing products in 1995. As of September 30, 1996, ADC had completed registration for 28 products, including toothpaste, sanitary napkins, antibiotic ointments, bandages and vitamins. As of September 30, 1996 ADC was a 54% owned subsidiary of National Patent.

PROPERTIES

     The following information describes the material physical properties owned or leased by National Patent and its subsidiaries.

     National Patent leases approximately 10,000 square feet of space for its New York City principal executive offices. National Patent's Physical Science Group leases approximately 31,650 square feet of an office building in Columbia, Maryland, and 208,350 square feet at 39 branch offices in various other locations in the United States and abroad.

     The Distribution Group leases 250,000 square feet in New Jersey and 110,000 square feet in Connecticut.

     The Optical Plastics Group owns 33,000 square feet of office space in Lancaster, Pennsylvania and 12,594 square feet of office space in Westmont, Illinois.

     The facilities owned or leased by National Patent are considered to be suitable and adequate for their intended uses and are considered to be well maintained and in good condition.

LEGAL PROCEEDINGS


     On September 27, 1996, National Patent was named as a defendant in the case styled Dunlop v. Pollak, et al., Civil Action No. 15237-NC in the Court of Chancery of the State of Delaware. Certain directors of National Patent were also named as defendants in the complaint. The plaintiff and the defendants have reached an agreement in principle to settle this litigation. For a description of this litigation, see "THE MERGER AGREEMENT -- Litigation Challenging the Merger."


                          BUSINESS -- GENERAL PHYSICS

GENERAL

     General Physics provides a wide range of engineering, environmental, training, analytical and technical support services to commercial nuclear and fossil power utilities, the United States Departments of Defense (the "DoD") and Energy (the "DOE"), Fortune 500 companies and other commercial and governmental customers. General Physics believes it is a leader in the field of developing training materials, conducting training programs and providing engineering and technical support services to operators, technical staff and management personnel of capital-intensive facilities.

ORGANIZATION AND OPERATIONS

     General Physics was incorporated in 1966 to provide technical consulting services in the field of nuclear science and engineering to nuclear power companies and government agencies. General Physics expanded its operations in the late 1960's to provide, among other things, training and technical support services to the commercial nuclear power industry. General Physics expanded its markets even further in the late 1980's to provide training and technical support services to United States Government nuclear weapons production and waste processing facilities (primarily at the DOE's Savannah River facility), and environmental services to governmental and commercial clients.

     In January 1994, General Physics acquired substantially all of the operating businesses of Cygna Energy Services ("CES"), other than its non-nuclear seismic engineering business. The acquired businesses provide design engineering, seismic engineering, systems engineering, materials management and safety analysis services to the commercial nuclear power industry and to the DOE.


     On August 31, 1994, General Physics acquired substantially all of the assets and operations of GPS Technologies, Inc. ("GPST") and certain of its subsidiaries (together, the "GPST Businesses") for approximately $32.5 million, consisting of $10 million cash, 3,500,000 shares of GPC Common Stock, warrants to acquire up to 1,000,000 shares of GPC Common Stock at $6.00 per share, warrants to acquire up to 475,664 shares of GPC Common Stock at $7.00 per share, and 6% ten-year senior subordinated debentures in the aggregate principal amount of $15 million. The senior subordinated debentures require payment of interest only on a quarterly basis for the first five years, quarterly installments of $525,000 principal plus interest for the next five years and the balance of $4.5 million at maturity. The fair value of the senior subordinated debentures was estimated to be $10.7 million at the date of the acquisition.


     National Patent, which owned approximately 92% of GPST and 28% of General Physics prior to the transaction, owned approximately 54% of the outstanding shares of General Physics after the acquisition.

Accordingly, the acquisition has been accounted for as a reverse acquisition, whereby the GPST Businesses were deemed to have acquired General Physics in a transaction accounted for as a purchase. General Physics remains the legal entity and Commission registrant.

     General Physics and its subsidiaries provide engineering, environmental, training, analytical and technical support services to the commercial nuclear and fossil power industries, the DoD and DOE, Fortune 500 companies and other commercial and governmental customers. General Physics is organized into four groups: Training and Technology, Engineering and Applied Sciences, Federal Systems and Department of Energy. General Physics' performance is significantly affected by the timing of performance on contracts. Results of operations are not seasonal, since contracts are performed throughout the year.

     The following table sets forth the approximate revenue attributable to the categories of services provided by General Physics for the nine-months ended September 30, 1996 and the year ended December 31, 1995, and approximate pro forma revenue for the years ended December 31, 1994 and 1993, as if the acquisitions of CES and the GPST Businesses had occurred on January 1 of the respective years (see "SELECTED HISTORICAL CONSOLIDATED FINANCIAL
DATA -- General Physics' Management's Discussion and Analysis of Financial Condition and Results of Operations"):

                                                                                 NINE MONTHS
                                                  YEARS ENDED DECEMBER 31,          ENDED
                                               ------------------------------   SEPTEMBER 30,
                                                 1995     1994(1)    1993(1)        1996
                                               --------   --------   --------   -------------
                                                                                 (UNAUDITED)
                                                               (IN THOUSANDS)
    Training and Technology Services.........  $ 47,704   $ 46,466   $ 58,574     $  42,701
    Engineering and Applied Sciences.........    27,418     31,781     36,128        18,167
    Federal Systems..........................    23,924     18,078     16,096         6,340
    DOE Services.............................     8,503     18,805     19,933        18,746
                                               --------   --------   --------      --------
              Total Revenue..................  $107,549   $115,130   $130,731     $  85,954
                                               ========   ========   ========      ========

---------------

(1) Pro forma amounts.

     From 1988 through mid-1992, General Physics experienced growth in revenue primarily from services provided to the DOE at its Savannah River site under subcontracts with Westinghouse Savannah River Company ("Westinghouse"), and to a lesser extent from services provided to the commercial nuclear power industry. Since mid-1992, General Physics has experienced lower levels of contract activity at DOE facilities which resulted in declining revenue. In addition, at the DOE's Savannah River site, the volume of contract activity for which General Physics is eligible to compete has been further reduced since 1994 by the award to small businesses of certain types of work which have been performed by General Physics. However, the lower level of contract activity has been somewhat offset by task orders issued under an architect-engineering contract awarded to General Physics by Westinghouse in July 1995. The eventual value of the contract to General Physics is not presently determinable. In addition, in 1992 and 1993, the GPST Businesses experienced declining revenue due to cutbacks in funding of DoD submarine and aviation programs and contract reductions in the pharmaceutical industry. General Physics has also experienced decreasing revenues from commercial nuclear power utilities over the last three years as a result of cost reduction efforts at many of the utilities. During 1995, revenues from commercial nuclear power utilities decreased significantly. However, during the first nine months of 1996, revenues from the commercial nuclear power utilities were up slightly from the first nine months of 1995. The cost reduction efforts by utilities are expected to continue, but the long-term effect on General Physics is not presently determinable.


     In March 1996, the DoD awarded Westinghouse Electric Corporation a nine-year, $575 million contract to destroy chemical weapons at the Anniston Army Depot. General Physics will be a subcontractor to Westinghouse Electric Corporation, responsible for training and operations engineering. The value of the subcontract to General Physics is not presently determinable.

     On December 3, 1996, General Physics announced that it had been notified by the DoD that it had been selected for a repeat award of its contract to provide environmental engineering support services at Aberdeen Proving Ground. The contract is one of two awarded to successful contractors who will competitively bid for work to be awarded in the future under separate delivery orders. Although the maximum award value of the contract over its five year term is approximately $100,000,000, the actual value of the contract will depend upon the value of the individual delivery orders awarded to General Physics.


     During 1995, General Physics' results were also adversely affected by losses related to overruns on fixed-price contracts in its Southeast Asia operations.

     While General Physics continues to provide services to the DOE and DoD and the commercial nuclear power industry, it is unsure what effect continued cutbacks will have on General Physics' future results. In response to these factors, General Physics has focused its marketing resources on expanding management and technical training services to manufacturing and process industries, and specialized engineering services to federal agencies and process industries. During the latter part of 1994 and in 1995 and in the first nine months of 1996, General Physics experienced growth in these areas and anticipates future growth to come from these areas.

CUSTOMERS

     General Physics currently provides services to more than 473 customers. Significant customers include commercial nuclear utilities, the Department of the Navy, the Department of the Air Force, the Department of the Army, major automotive manufacturers, major defense and DOE contractors, and other United States Government agencies. Revenue from the United States Government accounted for approximately 48% and 53% of the revenue for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, and approximately 48% and 35% of the pro forma revenue of General Physics for the years ended December 31, 1994 and 1993, respectively. However, such revenue was derived from many separate contracts and subcontracts with a variety of Government agencies and contractors that are regarded by General Physics as separate customers. In 1995, 1994 and 1993, no other customer accounted for more than 10% of General Physics' revenue.

TRAINING AND TECHNOLOGY GROUP


     The Training and Technology Group focuses on training and human performance improvement needs of commercial nuclear utilities, Fortune 500 and other commercial companies, and governmental customers, providing technical training and other technical services to customers that design, operate and maintain equipment and facilities. This Group analyzes the human, organizational and technical issues confronting its customers and recommends solutions to improve performance.


  Nuclear Services

     General Physics has provided services at one time or another to virtually all of the 110 licensed commercial nuclear power plants in the United States. Historically, these services have been provided to 38 power plants that have boiling water reactors (rather than pressurized water reactors); however, General Physics currently derives a substantial portion of its nuclear services revenue at power plants that have pressurized water reactors, and is capable of providing training, engineering and technical support services at both types of plants. The commercial nuclear power industry is highly regulated and has been subject to increased public and governmental scrutiny as a result of the Three Mile Island accident in March 1979. Since the accident and the resulting increased public and governmental scrutiny, nuclear utilities have terminated new plant orders, notwithstanding continued growth in demand for electrical output. Instead, these companies have committed significant additional resources to insure the safe operation of their existing nuclear power plants, some of which will be nearing the end of their operating lifetimes (40 years, according to current standards based on licenses granted by the United States Nuclear Regulatory Commission ("NRC")) within the next decade. Also, the large investment made in a nuclear power plant and the high cost of maintenance necessitate that availability (the percentage of a year that a power plant produces electrical output) and efficiency be maximized during the plant's operating lifetime. Furthermore, over time, regulatory requirements have become increasingly restrictive, particularly in the area of operator training. These regulatory requirements do not restrict General Physics; rather, they impose operational restraints or mandates upon General Physics' clients, thereby providing General Physics with additional opportunities to render training and related services for achieving compliance. Besides the foregoing, plant modifications and new safety concerns require related training and support services.

     Compliance with regulations at, and the efficient operation of, a nuclear power plant require a well-trained engineering, operations and maintenance staff. General Physics develops training programs, prepares training materials, conducts training courses and provides other training-related services for commercial nuclear power plants.

     In addition to the training services it provides, General Physics also furnishes a wide variety of engineering, technical and management support services to the commercial nuclear power industry, specializing in services which improve plant operation and maintenance and ultimately increase plant availability. Services provided include development and upgrade of operations and maintenance procedures; development and implementation of Reliability-Centered Maintenance programs (analytical methods for determining the optimal type and frequency of maintenance to achieve maximum plant availability at minimum cost); spare parts management and procurement assistance; plant configuration management (the modification of procedures and practices at a power plant in light of engineering or other changes to the plant); control room human factors engineering (improvements in control panel design and plant procedures, and other work aids); training simulator maintenance and modification; staff augmentation; and emergency preparedness program assistance.

     General Physics anticipates there will be continuing pressure on the gross profit margins in the nuclear services area as a result of commercial nuclear utilities trying to reduce costs.

  Fortune 500 and Other Commercial Customers

     Fortune 500 and other commercial customers represent a wide range of industries with diverse technical and geographic needs. These industries include automotive, forest products, steel, food and beverage, pharmaceutical and others.

     General Physics anticipates that the need for its services with Fortune 500 and other commercial customers will continue to grow. However, there can be no assurance that such need will continue to grow or that such companies will select General Physics over its competitors to provide such services.

  Automotive Services

     General Physics is a full-service training provider for the automotive industry. Since 1987, General Physics has participated in a strategic business partnership with the General Motors ("GM") Corporate Organization and Employee Development Staff. Each year several thousand GM employees attend courses conducted by General Physics. Additionally, training and consulting services are provided on a project basis to many divisions of GM, including GM Overseas Corporation, Beijing office. General Physics also provides training and consulting services to Chrysler Corporation and Ford Motor Company as well as many of the automotive supplier companies.

  Industrial Training Services

     General Physics develops and provides customized training programs to the forest products, food and beverage, and petrochemical industries. These services focus on continuous improvement in the maintenance and operations aspects of plants and facilities. General Physics supports several customers by providing complete process line or facility start-up services. Process Safety Management training and technical services are also provided by General Physics. Major customers include Georgia Pacific Corp., Anheuser-Busch, Inc. and Aramco Services Company.

  Manufacturing Services

     General Physics offers training and technical services to manufacturing concerns. General Physics frequently supports the introduction of new work practices associated with lean manufacturing, work teams and engineering. General Physics' combination of technical skills and work practices training helps meet the needs of a diverse customer base, including Ford Electronics, U.S. Steel, Bell and Howell Co. and the United States Department of the Treasury.

  Operations and Maintenance Services

     General Physics provides services designed to improve the operations of conventional utility power plants, gas turbine combined cycle and cogeneration plants, waste-to-energy plants, and industrial facilities. These services include plant operations and maintenance documentation, simulator training programs, plant startup engineering, maintenance management systems, and plant operations and maintenance training. Major customers include Baltimore Gas and Electric Company, Entergy Operations, Inc. and Alabama Electric Coop.

  Power Systems Operations

     General Physics provides training services to the power systems operations centers of commercial utilities and related utility power pools, including training system operators responsible for the buying, selling and overall flow of bulk electric power throughout the United States. Major customers include Consolidated Edison Company, Nevada Power, Baltimore Gas and Electric Company and the Electric Power Research Institute.

  Southeast Asia Operations


     General Physics (Malaysia) Sdn. Bhd., located in Kuala Lumpur, Malaysia, provides operations support, engineering and technical services to the power and process industries in Southeast Asia. Customers include electric utilities, independent power producers and process industries. Services include operations support, development of technical and operational documentation, development of operations and maintenance procedures and operations and technical training.


  Government

     General Physics operates the training center in Edgewood, Maryland supporting the United States Army's chemical weapons demilitarization program. General Physics provides training for personnel who will operate and maintain demilitarization plants at seven locations across the country. General Physics has trained chemical demilitarization specialists from Russia as part of an effort to introduce U.S. technology and approaches for Russian chemical munitions demilitarization programs. In addition, General Physics will be a subcontractor to Westinghouse Electric Corporation at the Anniston Army Depot, with responsibility for training and operations engineering in support of Westinghouse Electric Corporation's contract to destroy chemical weapons.

ENGINEERING AND APPLIED SCIENCES GROUP

     The Engineering and Applied Sciences Group provides engineering services to the Government, utilities and the petrochemical industry. Multi-discipline capabilities include environmental, mechanical, structural, chemical, electrical and systems engineering, augmented with nondestructive examination, industrial chemistry, and computer-aided design/drafting technical services. Specialized engineering expertise is recognized nationally in areas of mechanical integrity programs (including design, analysis, inspection and safety of capital intensive and inherently hazardous facilities and systems) and electric power generation (including operations, maintenance and performance engineering).

     The Group's engineering and technical services are designed to increase reliability and availability of plants and facilities, reduce probability of component failure and address consequences of component or system failure. Components include pressure vessels, above-ground and underground tanks, boilers, piping systems, rotating equipment and associated instrumentation and controls. This Group also provides a full service environmental analytical laboratory, with certified specialization in soils, water, and military ordnance analysis and testing.

  Pressure Systems Technology/Design and Analysis


     General Physics provides mechanical, facility, civil/structural, welding and electrical engineering design services for existing and new systems and equipment. Customers include the DOE, Phillips Laboratory at Edwards AFB, Arnold Engineering Development Center, AeroJet General Corp., the NASA Lewis Research Center, commercial research facilities and chemical and petroleum manufacturers. General Physics has also implemented comprehensive Process Safety Management
(PSM) programs, including assessment of mechanical integrity of critical components, maintenance management, procedures development and management of change.


  Systems Engineering

     General Physics provides expert and support personnel to The Johns Hopkins University Applied Physics Laboratory in the areas of systems engineering and computer science, focusing on the design, testing and evaluation of new and modified Navy combat systems. These services include a wide range of computer support capabilities, including computer analysts, programmers, computer scientists, data reduction specialists, and computer operators.

  Plant Performance Improvement Services

     General Physics provides computer systems, engineering, chemistry and technical training services to improve the efficiency, reliability and probability of hydro and fossil power plants for the utility and independent power generation industry. Senior staff of this Group are routinely employed as expert witnesses in the area of power plant engineering and operations.

  Systems Engineering and Licensing

     General Physics provides a variety of engineering services to commercial nuclear plants, including design engineering, service engineering, systems engineering, licensing and safety analysis.

  Environmental Services

     General Physics provides environmental engineering, training and technical support services to a number of United States Government agencies, including the DoD, the DOE, the United States Postal Service and to a number of state and local governments. General Physics also provides environmental services to a number of commercial customers, including several of the largest domestic industrial companies. A majority of the environmental services revenue is derived from contracts to provide environmental engineering and other services to the DoD at its Aberdeen Proving Ground in Aberdeen, Maryland.

     General Physics provides environmental engineering services to its clients, which call upon General Physics for support to obtain air, water and waste permits and to determine if their sites and facilities are in compliance with current federal, state and local regulations. General Physics provides a wide range of engineering services to develop and manage site environmental remediation plans, such as hazardous waste minimization programs, treatment plans for specific contaminants, air emission control, erosion control, storm water management, waste reduction and underground storage tank management. However, General Physics subcontracts most remediation construction activities, and in all cases subcontracts the removal and off-site disposal and treatment of hazardous substances.

     General Physics also furnishes various training and technical support services to assist clients with environmental compliance. Support services range from industrial hygiene services (anticipating, recognizing, evaluating and controlling workplace health hazards) and risk assessment (evaluating alternative risk reduction options and selecting the most cost-effective appropriate remediation actions), to performance improvement and training (which includes the design and implementation of customized training programs, compliance training courses to meet regulatory requirements, advanced environmental courses and workshops and Reliability-Centered Maintenance programs to enhance the operation and safety of environmental facilities).

     General Physics, through GP Environmental Services, Inc., a wholly-owned subsidiary which operates an environmental laboratory located in Gaithersburg, Maryland, provides environmental laboratory analytical services to industrial and governmental customers with a primary concentration on locations in the mid-Atlantic region. The laboratory performs analytical laboratory services, focusing on soils, water and biological tissue samples, using automated instrumentation and analytical facilities and a network combining all computer automated equipment and reporting systems.

FEDERAL SYSTEMS GROUP

     The Federal Systems Group ("FSG") consists of General Physics Federal Systems, Inc., a subsidiary of General Physics. FSG provides technical services to a variety of commands within the Department of the Navy and other Federal Government agencies. These services include program management support, multi-media/video production, technical training, quality assurance and independent verification and validation of weapon systems, weapon systems life cycle support and full spectrum integrated logistics support. Major Naval command customers include NAVSEA, Naval Undersea Warfare Center, and Naval Surface Warfare Center. Additionally, this Group provides services to other agencies of the Federal Government, including the Defense Finance Accounting Service ("DFAS"), Department of Treasury, Department of Justice and the United States Postal Service through contract vehicles with the Office of Personnel Management, Electronic Data Systems Corp. ("EDS") and Bell and Howell-Postal Systems, Inc.

  Applied Technology and Undersea Warfare

     FSG provides engineering services to United States Navy-related activities, particularly the Naval Undersea Warfare Center, which is headquartered in Newport, Rhode Island, with detachments throughout the United States. FSG has considerable computerized Information Systems Management expertise and is noted for its Bar Coded Inventory Management, Local Area Network and Wide Area Network design and administration capabilities.

  Performance Services

     FSG specializes in providing program and financial management services for DoD commands in support of major weapon systems acquisitions, including providing the United States Navy with training/trainer products and services, including Submarine Operational Readiness Assessment and Training, Universal Threat Simulation, and support in networking aviation simulators. FSG also maintains full-service broadcast quality video production and computer-generated animation facilities and has developed more than 500 instructional hours of computer-based training, linear videotape and interactive videodisc/CDROM productions.

  Training Systems

     FSG provides office automation training through contracts with EDS. The training is customer tailored for specific end-users, including the Department of Defense-DFAS and the Department of Justice-Immigration and Naturalization Service.

  Aviation Systems

     FSG provides aviation anti-submarine warfare aircrew training. With personnel located throughout the United States, FSG developed the Deployable Acoustic Readiness Training System ("DARTS"), consisting of a multi-track tape reproducer and accompanying exercise manuals that can be used in any aircraft location. In addition to DARTS, FSG provides specialized anti-submarine warfare technical services and training, including development of computer-based training used at the Naval Aviation Warfare Operator Training School.

DEPARTMENT OF ENERGY SERVICES GROUP

     The DOE has overall responsibility for the nation's nuclear weapons complex. The operation of United States Government nuclear weapons production and waste processing facilities recently has, like the commercial nuclear power industry, come under increasingly intense public scrutiny. Due to such scrutiny, the breakup of the Soviet Union and the heightened awareness created by the nuclear incident at the Chernobyl power plant in the former Soviet Union, the DOE has since the late 1980's focused its attention upon the safe production of nuclear weapons and, in particular, the cleanup of serious pollution problems at active and inactive weapons plants in more than 30 states. As a result, the DOE has begun a research and cleanup program that it estimates could cost $200 billion or more over the next 30 years. General Physics organized its DOE Services Group in order to take advantage of the United States Government's increased focus on environmental, health and safety matters at DOE facilities (and the DOE's resulting desire to improve personnel training and support services to a level consistent with that of the commercial nuclear power industry). The DOE typically does not itself perform many of the tasks relating to nuclear weapons production and waste processing at these facilities; rather, it awards large, multi-year, cost-plus-award-fee prime contracts to companies such as Westinghouse, Martin Marietta Energy Systems, Inc. and EG & G, Inc. These prime contractors, in turn, enter into a large number of contracts with firms such as General Physics to provide a wide variety of services in support of nuclear weapons production and waste processing facilities. The Group at the DOE's Savannah River site, a 300-square mile nuclear weapons production and waste processing site near Aiken, South Carolina, predominantly provides professional services in such areas as the development and upgrade of detailed operating and maintenance procedures, training program design, development and accreditation assistance, maintenance engineering, technical support and quality assurance and various other engineering and operations support services. In July 1995, General Physics was one of four companies awarded an architect engineering contract by Westinghouse. General Physics also has staff augmentation contracts at many of the DOE's research laboratories, including Los Alamos National Laboratory, Princeton Plasma Physics Laboratory, Sandia National Laboratory, and Brookhaven National Laboratory, for similar services.

     General Physics anticipates that over the long term the DOE waste processing industry will provide it with opportunities for growth due to the DOE's increased emphasis on environmental, health and safety matters and the DOE's resulting desire to improve personnel training and support services to a level consistent with that of the commercial nuclear power industry. However, the DOE's emphasis on nuclear weapons production declined from 1992 through 1995. General Physics experienced reductions in the number of its personnel on contract because of cutbacks at Savannah River and as a result of contract awards to small businesses of certain types of work which have been performed by General Physics.

CONTRACTS

     General Physics is currently performing under approximately 900 contracts. General Physics' contracts with its clients provide for charges on a time-and-materials basis, a fixed-price basis or a cost reimbursable basis. General Physics' subcontracts with the United States Government have predominantly been cost reimbursable contracts and time-and-materials contracts. As with all Government contractors, General Physics is required to comply with the Federal Acquisition Regulations and the Government Cost Accounting Standards with respect to all of the services provided to the United States Government and agencies thereof. These Regulations and Standards govern the procurement of goods and services by the United States Government and the nature of costs that can be charged with respect to such goods and services. All such contracts are subject to audit by a designated government audit agency, which in most cases is the Defense Contract Audit Agency (the "DCAA"). Although these contracts are subject to audit, General Physics has not previously experienced material cost disallowances. The DCAA has audited General Physics' contracts through 1994 without any material disallowances.

     The following table illustrates the percentage of total revenue attributable to each type of contract for the nine months ended September 30, 1996, the year ended December 31, 1995 and total pro forma revenue attributable to each type of contract for the years ended December 31, 1994 and 1993, as if General Physics' acquisitions of CES and the GPST Businesses had occurred on January 1 of the respective years.

                                                         YEARS ENDED DECEMBER
                                                                 31,               NINE MONTHS ENDED
                                                        ----------------------       SEPTEMBER 30,
                                                        1995     1994     1993           1996
                                                        ----     ----     ----     -----------------
                                                                                      (UNAUDITED)
Time-and-Materials....................................   36 %     37 %     44 %            36%
Fixed-Price...........................................   44       39       34              44
Cost Reimbursable.....................................   20       24       22              20
                                                        ---      ---      ---             ---
          Total Revenue...............................  100 %    100 %    100 %           100%
                                                        ===      ===      ===             ===

     General Physics' time-and-materials contracts generally provide for General Physics to bill for services based upon the hourly labor rates of the employees performing the services and the actual expenses incurred, each multiplied by a specified mark-up factor, up to a certain aggregate dollar amount. General Physics' time-and-materials contracts include certain contracts under which General Physics has agreed to provide training, engineering and technical services at fixed hourly rates (subject to adjustment for labor costs). Time-and-materials contracts generally permit the client to control the amount, type and timing of the services to be performed by General Physics and to terminate the contract on written notice. If a contract is terminated, General Physics typically is paid for the services provided by it through the date of termination. While General Physics' clients often modify the nature and timing of services to be performed, no significant terminations of General Physics' time-and-materials contracts have occurred.

     General Physics' fixed-price contracts provide for General Physics to perform specified services for a fixed price. General Physics bears the risk that increased or unexpected costs required to perform the specified services may reduce General Physics' profit or cause General Physics to sustain a loss, but General Physics has the opportunity to derive increased profit if the costs required to perform the specified services are less than expected. General Physics' 1995 growth in government contracting was largely under fixed-price contract vehicles. Fixed-price contracts generally permit the client to terminate the contract on written notice; in the event of such termination, General Physics would typically, at a minimum, be paid a proportionate amount of the fixed price. No significant terminations of General Physics' fixed-price contracts have occurred over the last three years.

     General Physics' cost reimbursable contracts provide for General Physics to be reimbursed for its actual costs plus a specified fee. These contracts also are generally subject to termination at the convenience of the client. If a contract is terminated, General Physics typically would be reimbursed for its costs to the date of termination, plus the cost of an orderly termination, and paid a proportionate amount of the fee. No significant terminations of General Physics' cost reimbursable contracts have occurred.

COMPETITION

     The principal competitive factors in General Physics' markets are the experience and capability of technical personnel, performance, reputation and price. Services such as those provided by General Physics' Training and Technology Group and by General Physics' Engineering and Applied Sciences Group are performed by many of the customers themselves, architectural and engineering firms that design and construct power plants, major suppliers of equipment and independent service companies such as General Physics. A significant factor determining the business available to General Physics and its competitors is the ability of customers to use their own personnel to perform services provided by General Physics and its competitors. Competition has increased as architectural and engineering firms have devoted additional efforts to these areas as their work in other areas has diminished. Another factor affecting the competitive environment is the existence of small, specialty companies located at or near particular customer facilities and dedicated solely to servicing the technical needs of those particular facilities.

     In the DOE services industry, competition comes from a number of companies, including defense contractors, architect-engineering firms, smaller independent service companies such as General Physics and small and disadvantaged businesses under Section 8(a) of the Small Business Administration Act. Although the number of competitors may be smaller than in the commercial power industry, several have significantly greater resources than General Physics and, in general, competition in both the DOE services and commercial power industries is substantial. General Physics may compete for future contracts with certain companies for which it performs subcontracting services at DOE facilities, such as Westinghouse at the Savannah River facility.

     Competition in the industries served by the Federal Systems Group is strong and comes from large defense contractors and other service corporations, many of which have significantly greater resources than General Physics, as well as from small and disadvantaged businesses, which receive certain preferential treatment in the awarding of government contracts.

     Competition in the environmental services industry is intense and comes from large corporations, such as architect-engineering firms, that have expanded their businesses to include environmental services, specialized service firms that work exclusively in the environmental arena, other analytical laboratories and professional service firms such as General Physics. The competition in the analytical services business is very intense, and the principal determining factor is price. Most of the competitors are larger companies with multiple facilities which have greater flexibility in capacity and pricing.

PERSONNEL

     General Physics' principal resource is its technical personnel. General Physics' future success will depend to a significant degree upon its continued ability to hire, train, integrate into its operations and retain professionals. General Physics competes for new professionals with clients, as well as with its other competitors. As of November 1, 1996, General Physics employed approximately 1,300 persons. Many of General Physics' employees perform multiple functions depending upon changes in the mix of demand for the services provided by General Physics.

     General Physics' personnel have backgrounds in mechanical, electrical, chemical, civil, nuclear and human factors engineering; in technical education and training; in power plant design, operation and maintenance; in United States Navy weapons systems design, operation and maintenance; and in toxicology, industrial hygiene, health physics, chemistry, microbiology, ecology and mathematical modeling.

     The United States Navy, the United States Army, the DOE and various other United States Government agencies generally require that contractor employees have appropriate security clearances. Thus, recruiting and retaining employees having appropriate security clearance to work at government facilities is important to the continued growth of General Physics.

     None of General Physics' employees is represented by a labor union. General Physics generally has not entered into employment agreements with its employees, but previously has entered into employment agreements with certain officers and other employees. General Physics believes its relations with its employees are good.

MARKETING

     General Physics markets its services to customers primarily through its technical personnel, using senior management to aid in the planning of marketing strategies and evaluating current and long-term marketing opportunities and business directions. General Physics also has other employees dedicated solely to marketing efforts. Corporate level marketing is directed at long-term strategic business development with specific customers and with international business. General Physics has 40 offices and 52 sites, located in 30 states and one office in Malaysia, from which it markets its services. Courses and workshops given by General Physics personnel to the public from time to time serve an important marketing function. General Physics also sends a variety of sales literature to current and prospective clients whose names are maintained in a computerized database which is updated periodically.

     The goal of General Physics' marketing process is to obtain awards of new contracts and expansion of existing contracts. By staying in contact with clients and looking for opportunities to provide further services, General Physics sometimes obtains contract awards or extensions without having to undergo competitive bidding. In other cases, clients request General Physics to bid competitively. In both cases, General Physics submits formal proposals to the client for evaluation. The period between submission of a proposal to final award can range from 30 days or less (generally for non-competitive, short-term contracts), to a year or more (generally for large, competitive multi-year contracts with governmental clients).

BACKLOG

     The following table sets forth the appropriate amounts of General Physics' backlog for services under signed contracts and subcontracts as of September 30, 1996 and September 30, 1995, with information for each of General Physics' four business groups:

                                                                           SEPTEMBER 30,
                                                                         -----------------
                                                                          1996      1995
                                                                         -------   -------
                                                                            (UNAUDITED)
    Training and Technology Services...................................  $28,538   $26,820
    Engineering and Applied Sciences...................................   21,561    18,365
    Federal Systems....................................................    7,953     9,114
    DOE Services.......................................................    5,899     4,476
                                                                          ------    ------
              Total Backlog............................................  $63,951   $58,775
                                                                          ======    ======

General Physics anticipates that most of its backlog as of September 30, 1996 will be recognized as revenue during the fourth quarter of 1996 and fiscal year 1997; however, the rate at which services are performed under certain contracts, and thus the rate at which backlog will be recognized, is at the discretion of the client, and most contracts are, as mentioned above, subject to termination by the client upon written notice.

INSURANCE

     By providing services to the commercial electric power industry and to the United States Armed Forces, General Physics is engaged in industries in which there are substantial risks of potential liability. Prior to January 1, 1996, General Physics maintained separate insurance policies. As of January 1, 1996, General Physics' insurance was combined with National Patent's insurance in a consolidated insurance program (including general liability coverage), which General Physics believes to be adequate for its business. However, certain liabilities associated with General Physics' business are not covered by these insurance policies and may not be covered by indemnification provisions contained in agreements with clients. In addition, such liabilities may not be covered by Federal legislation providing a liability protection system for licensees of the NRC (typically utilities) for certain damages caused by nuclear incidents, since General Physics is not such a licensee. Finally, few of General Physics' contracts with clients contain a waiver or limitation of liability. Thus, to the extent a risk is neither insured or indemnified against nor limited by an enforceable waiver or limitation of liability, General Physics could be materially adversely affected by a nuclear incident. Certain other environmental risks, such as liability under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (Superfund), also may not be covered by General Physics' insurance.

ENVIRONMENTAL STATUTES AND REGULATIONS

     General Physics provides environmental engineering services to its clients, including the development and management of site environmental remediation plans. Due to the increasingly strict requirements imposed by Federal, state and local environmental laws and regulations (including, without limitation, the Clean Water Act, the Clean Air Act, Superfund, the Resource Conservation and Recovery Act and the Occupational Safety and Health Act), General Physics' opportunities to provide such services may increase.

     General Physics' activities in connection with providing environmental engineering services may also subject General Physics itself to such Federal, state and local environmental laws and regulations. Although General Physics subcontracts most remediation construction activities and all removal and offsite disposal and treatment of hazardous substances, General Physics could still be held liable for clean-up or violations of such laws as an "operator" or otherwise under such Federal, state and local environmental laws and regulations with respect to a site where it has provided environmental engineering and support services. General Physics believes, however, that it is in compliance in all material respects with such environmental laws and regulations.

PROPERTIES

     General Physics' principal executive offices are located at 6700 Alexander Bell Drive, Suite 400, Columbia, Maryland 21046, and its telephone number is
(410) 290-2300.

     General Physics leases approximately 31,650 square feet of an office building at that address. General Physics also leases approximately 208,350 square feet of office space at various other locations throughout the United States and in Malaysia. General Physics believes that its facilities are adequate to carry on its business as currently conducted.

LEGAL PROCEEDINGS


     On September 27, 1996, General Physics was named as a defendant in the case styled Dunlop v. Pollak, et al., Civil Action No. 15237-NC in the Court of Chancery of the State of Delaware. All of the directors of General Physics were also named as defendants in the complaint. The plantiff and the defendants have reached an agreement in principle to settle this litigation. For a description of this litigation, see "THE MERGER -- Litigation Challenging the Merger."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax considerations arising from the Merger to a person that is a United States holder (as defined below). Except as to factual matters or as to the matters noted below, statements of legal conclusions in this summary represent the opinion of Morgan, Lewis & Bockius LLP, counsel to National Patent ("tax counsel"). For purposes of this summary, the term "United States holder" means a beneficial owner of GPC Common Stock (other than National Patent or its subsidiaries) that (i) is a citizen or resident of the United States or a United States corporation and (ii) holds the GPC Common Stock and will hold the NPD Common Stock as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")).

     This summary is based upon the current provisions of the Code, and upon regulations, rulings and decisions currently in effect, all of which are subject to change. The discussion below is not intended as tax advice and does not address federal income tax considerations that may be relevant to a United States holder that is subject to special rules under the Code, such as banks, insurance companies, dealers in securities, tax-exempt entities, holders that are subject to the alternative minimum tax or holders that received GPC Common Stock as compensation. This summary and the associated opinion have no binding effect or official status of any kind; no assurance can be given that the conclusions reached below would be sustained by a court if challenged by the Internal Revenue Service (the "Service"). No ruling has been or will be requested from the Service on any aspect of the tax considerations described below. Each United States holder is advised to consult its own tax advisor in determining the specific tax consequences to such holder of the Merger, including the application to its particular situation of the tax considerations discussed below, as well as the application of state, local or other tax laws.

THE MERGER


     Based in part on the terms of the Merger Agreement and on representations made to tax counsel by each of General Physics and National Patent, it is the opinion of tax counsel that although the matter is not free from doubt, the Merger should qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code. Accordingly:



          (i) A United States holder should not recognize gain or loss upon the exchange of GPC Common Stock solely for NPD Common Stock in the Merger (except with respect to cash received in lieu of a fractional share interest in NPD Common Stock).



          (ii) The tax basis of the NPD Common Stock received by a United States holder should be the same as the tax basis of the shares of GPC Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in NPD Common Stock for which cash is received).



          (iii) The holding period of the shares of NPD Common Stock received by a United States holder should include the holding period of the shares of GPC Common Stock surrendered in exchange therefor.


FRACTIONAL SHARE INTERESTS


     The receipt of cash from National Patent in lieu of fractional share interests in NPD Common Stock will constitute a taxable transaction for federal income tax purposes to United States holders receiving such cash. A United States holder receiving such cash generally will recognize gain or loss measured by the difference between the cash so received and such holder's tax basis in the shares of GPC Common Stock allocable to such fractional share interests. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such GPC Common Stock has been held for more than one year.


SECTION 382

     At December 31, 1995, National Patent had aggregate net operating loss carryforwards ("NOLs") of approximately $21 million for federal income tax purposes. These NOLs arose principally in the taxable years of National Patent ended 1986, 1988, 1989, 1990 and 1991. As of December 31, 1996, National Patent expects to have remaining NOLs of approximately $13 million. Section 382 of the Code contains complex rules that may limit the ability of a corporation that undergoes an "ownership change" to use pre-change NOLs to shelter its post-change income. In general, an "ownership change" occurs when the percentage of the corporation's stock owned by certain "five-percent shareholders" increases by more than 50 percentage points over the lowest percentage owned at any time during the applicable "testing period" (generally the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent "ownership change" of the corporation).

     National Patent believes that (i) it last underwent an ownership change in 1991 and (ii) the issuance of NPD Common Stock in the Merger will not cause it to undergo an additional ownership change at the Effective Time. At present, the 1991 ownership change no longer imposes any practical limitations on the use of the NOLs of National Patent. No assurances are given, however, that the changes in stock ownership resulting from the Merger combined with transactions occurring prior to and after the Effective Time will not lead to an "ownership change" under Section 382 in the future.


     As a result of a number of uncertainties arising under Section 382 and otherwise, tax counsel does not opine as to the application of Section 382 or the availability of any particular amount of NOLs to National Patent.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS AND ARRANGEMENTS BETWEEN NATIONAL PATENT AND GENERAL PHYSICS

     Since August 31, 1994 National Patent has owned more than 50% of the outstanding shares of the common stock of General Physics. As is customary in relationships between parent companies and their subsidiaries, various transactions and arrangements are entered into between National Patent and General Physics and their respective subsidiaries in the ordinary course of business. Additionally, certain executive officers and directors of National Patent are also executive officers and directors of General Physics.

     The following officers and/or directors of National Patent are also officers and/or directors of General Physics: Jerome I. Feldman, President and Chief Executive Officer of National Patent, is the Chairman of the Executive Committee of General Physics and the Chief Executive Officer of General Physics; Martin M. Pollak, Executive Vice President, Treasurer and a director of National Patent, is also Chairman of the Board of General Physics; Scott N. Greenberg, Vice President-Finance and a director of National Patent, is a director of General Physics; Lawrence M. Gordon, Vice President and General Counsel of National Patent, is a director of General Physics; and Ogden R. Reid, a director of National Patent, is also a director of General Physics.

     On October 3, 1991, 4,000,000 shares of GPC Common Stock were sold in a public offering at a price of $13 per share. National Patent offered 3,846,540 shares of GPC Common Stock, and the remaining number of shares was offered by certain non-affiliated stockholders. National Patent received net proceeds after expenses of $43,997,000, and from the proceeds made several repayments of long-term debt and short-term borrowings.

     In connection with the public offering, on September 25, 1991 a reorganization was effected whereby General Physics transferred certain operations and related assets and liabilities to a new subsidiary, General Physics Services Corp. ("GPSC"). General Physics retained the business, assets and liabilities of its Nuclear Services, DOE Services and Environmental Services Groups. Included among the businesses and assets transferred to GPSC were certain leases of property and equipment, and two finance subsidiaries that owned power plant control room simulators. As a result of the public offering and the reorganization, National Patent's ownership of General Physics fell to approximately 30% of the then outstanding GPC Common Stock and 92% of the then outstanding shares of common stock of GPSC.

     On August 31, 1994, General Physics acquired substantially all of the operations and assets of SGLG, Inc. ("SGLG") (formerly GPSC), a 92% owned subsidiary, and assumed certain liabilities of SGLG, related to its business of providing management and technical training services, and specialized engineering consulting services, to various commercial industries and to the United States government. However, for accounting and financial reporting purposes, the transaction was treated as a reverse acquisition of General Physics by SGLG since, among other factors, National Patent became the beneficial owner of approximately 54% of the outstanding shares of the GPC Common Stock as a result of the transaction. The assets acquired by General

Physics also included all of the outstanding common stock of four wholly-owned subsidiaries of SGLG. (Prior to the acquisition, GPSC changed its name to GPS Technologies, Inc. and, immediately following the acquisition, to SGLG, Inc.)

     The consideration paid by General Physics for the acquisition of the operations and assets of SGLG totaled approximately $32,500,000 and consisted of
a) $10,000,000 in cash, b) 3,500,000 shares of GPC Common Stock, c) General Physics' 6% Senior Subordinated Debentures due 2004 in the aggregate principal amount of $15,000,000 ($1,500,000 of which was paid into escrow) (valued at $10,700,000 after a $4,300,000 discount), d) warrants to purchase an aggregate of 1,000,000 shares of GPC Common Stock at $6.00 per share and e) warrants to purchase an aggregate of 475,664 shares of GPC Common Stock at $7.00 per share. In addition, General Physics entered into a lease with SGLG of certain fixed assets of SGLG for a period of 10 years for an aggregate rent of $2,000,000, payable in equal quarterly installments. General Physics did not recognize a gain or loss on this transaction.

     Immediately prior to General Physics' acquisition of the operations and assets of SGLG described above, National Patent directly and indirectly owned approximately 28% of the then outstanding GPC Common Stock, and approximately 92% of the then outstanding common stock of SGLG. As of September 30, 1996, National Patent owned directly or indirectly approximately 52% of the outstanding GPC Common Stock and approximately 92% of the outstanding common stock of SGLG.


     In addition, during the period from April 21, 1995 through November 30, 1996, National Patent acquired an aggregate of 402,779 shares of GPC Common Stock pursuant to an agreement between General Physics and National Patent which provides that General Physics' employees' monthly contributions to its Profit Investment Plan are matched in shares of NPD Common Stock and in exchange National Patent receives shares of GPC Common Stock pursuant to a set formula.


     General Physics and National Patent are borrowers under a revolving credit and term loan agreement with Fleet Bank (as successor to NatWest Bank). The agreement provides a $20 million revolving credit facility for General Physics and provides for a $5 million term loan to National Patent.

     As of January 1, 1996, substantially all of General Physics' business-related insurance was combined with National Patent's insurance in a consolidated insurance program. See "BUSINESS -- GENERAL PHYSICS -- Insurance."

     Certain information is incorporated by reference to the headings "SELECTED HISTORICAL FINANCIAL INFORMATION," "BUSINESS -- NATIONAL PATENT," "BUSINESS -- GENERAL PHYSICS," and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the NPD Board and the GPC Board with respect to the Merger Agreement, the Merger and the consummation of the transaction contemplated therein, stockholders should be aware that certain members of the management and the boards of directors of National Patent and General Physics have interests in the Merger that are in addition to, and which may be adverse to, the interests of stockholders generally.


     Certain officers and directors of National Patent and General Physics hold vested and unvested stock options to purchase shares of GPC Common Stock. As a result of the treatment of stock options in the Merger, such persons will receive cash, aggregating approximately $296,450, in the Merger in lieu of shares of NPD Common Stock. In particular, Jerome I. Feldman, the President and Chief Executive Officer and a director of both General Physics and National Patent, will receive a cash payment of $98,000, and Martin M. Pollak, the Executive Vice President and Treasurer and a director of National Patent and a director of General Physics, will receive a cash payment of $98,000. See "THE MERGER AGREEMENT -- Options and Warrants." See also "RISK FACTORS -- Risks Applicable to the Merger -- Benefits Accruing to Directors and Officers of General Physics."

                  COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS

     Each of National Patent and General Physics is a corporation organized under the Delaware General Corporation Law. As a result of the Merger, the rights of the holders of GPC Common Stock (to be converted into shares of NPD Common Stock in the Merger) will be governed by the Certificate of Incorporation and the By-laws of National Patent.


     The Certificates of Incorporation and By-laws of National Patent and General Physics are substantially similar. The following is a brief summary of the terms of the capital stock of National Patent and General Physics and does not purport to be complete and is subject to and qualified in its entirety by reference to the GPC Charter and NPD Charter and the By-laws of National Patent and General Physics, copies of which are exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.


DESCRIPTION OF NATIONAL PATENT'S CAPITAL STOCK


     Common Stock. The Certificate of Incorporation of National Patent (the "NPD Charter") authorizes the issuance of 40,000,000 shares of NPD Common Stock and 2,800,000 shares of NPD Class B Stock. One of the proposals to be voted on at the NPD Special Meeting is an amendment to decrease the number of authorized shares of NPD Common Stock to 25,000,000. See "THE CHARTER AMENDMENTS" and "THE SPECIAL MEETINGS." As of December 17, 1996, 7,512,107 shares of NPD Common Stock were issued and outstanding and 62,500 shares of NPD Class B Stock were issued and outstanding. Each share of the NPD Common Stock is entitled to one vote per share on all matters and each share of the NPD Class B Stock is entitled to ten votes per share on all matters, without distinction between classes except when approval of a majority of each class is required by statute. The NPD Class B Stock is convertible at any time into shares of NPD Common Stock on a share for share basis.


     Since the NPD Common Stock and NPD Class B Stock do not have cumulative voting rights, the holders of shares having more than 50% of the voting power, if they choose to do so, may elect all the directors of National Patent and the holders of the remaining shares would not be able to elect any directors. The holders of NPD Common Stock and NPD Class B Stock have no preemptive rights, nor are there any redemption or sinking fund rights with respect to the NPD Common Stock or the NPD Class B Stock.

     The holders of NPD Common Stock and NPD Class B Stock are entitled to share equally in any dividends that may be declared, but in the case of a stock split or stock combination, if any stock dividends are declared, they are to be declared and paid at the same rate on each class of stock in the shares of such class. In the event of liquidation, dissolution or winding up of National Patent, the holders of the NPD Common Stock and the NPD Class B Stock are entitled to share equally in the corporate assets available for distribution to stockholders after the payment of or reservation for corporate debts and liabilities and liquidation preferences of, and unpaid dividends on, any class of preferred stock which may then be outstanding. None of the shares of either class has any preemptive or redemption rights or sinking fund provisions applicable to it, and all the presently outstanding shares are fully paid and non-assessable.

     Preferred Stock. National Patent is currently authorized to issue 10,000,000 shares of preferred stock in one or more series. There are presently no shares of preferred stock issued. To the extent that any shares of preferred stock may be issued, such preferred stock may (i) have priority over NPD Common Stock with respect to dividends and the assets of National Patent upon liquidation; (ii) have significant voting power; (iii) provide for representation of the holders of the preferred stock on National Patent's Board of Directors upon the occurrence of certain events; and (iv) require the approval of the holders of the preferred stock for the taking of certain corporate actions, such as mergers.

     The issuance of preferred stock with certain attributes and under certain circumstances could have the effect of delaying, deferring or preventing a change in control of National Patent without further action of the holders of NPD Common Stock. The issuance of preferred stock with voting and conversion rights could adversely affect the voting power of the holders of NPD Common Stock, including the loss of voting control to others. National Patent has no present plan or intention to issue any shares of preferred stock.

     Transfer Agent and Registrar. Harris Trust Company of New York is the transfer agent and registrar for the NPD Common Stock.

DESCRIPTION OF GENERAL PHYSICS' CAPITAL STOCK


     Common Stock. The Certificate of Incorporation of General Physics (the "GPC Charter") authorizes the issuance of one class of Common Stock, the GPC Common Stock. As of December 18, 1996 10,570,897 shares of GPC Common Stock were issued and outstanding.


     The holders of GPC Common Stock are entitled to one vote per share for the election of directors and with respect to all other names submitted to a vote of stockholders. Shares of GPC Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so and, in such event, the holders of the remaining shares so voting will not be able to elect any directors.

     The holders of GPC Common Stock are entitled to receive such dividends as may lawfully be declared from time to time by the GPC Board at its discretion, subject to the priorities accorded any class of preferred stock which may be issued. The holders of GPC Common Stock have no preemptive or conversion rights, nor are there any redemption or sinking fund rights with respect to the GPC Common Stock.

     Upon liquidation, dissolution or winding-up of General Physics, the holders of GPC Common Stock are entitled to receive all assets remaining after the payment of corporate debts and liabilities and liquidation preferences of, and unpaid dividends on, any class of preferred stock which then may be outstanding.

     Limitation on Foreign Ownership. The GPC Charter provides the right to require the redemption or the prompt disposition under certain limited circumstances of all or any portion of the shares of GPC Common Stock owned by a foreign stockholder beneficially owning shares representing five percent or more of the outstanding shares of GPC Common Stock (other than any shares acquired by stockholders other than National Patent prior to July 1, 1991). The DOE and the DoD (the "Departments") have policies regarding foreign ownership, control or influence over government contractors who have access to classified information. These policies are designed to protect against the risk to national security that may result if classified information is made available to United States Government contractors or subcontractors who are owned, controlled or influenced by foreign governments, individuals or organizations. These policies require General Physics, as well as the Departments' other contractors and subcontractors, to submit information that will help the Departments determine whether the award or continued performance of a contract may pose an undue risk to the common defense and security of the United States. Specifically, the Departments inquire whether any foreign interest has beneficial ownership of 5% or more of a contractor's or subcontractor's voting securities. If either Department determines that an undue risk to the common defense and security of the United States exists, it may, among other things, terminate the contractor's or subcontractor's existing contracts with it. Therefore, the GPC Charter provides the right to require the redemption or the prompt disposition under certain limited circumstances of all or any portion of the shares of GPC Common Stock owned by a foreign stockholder beneficially owning shares representing 5% or more of the outstanding GPC Common Stock (other than any shares acquired by stockholders other than the National Patent prior to July 1, 1991). There can be no assurance that this provision of the GPC Charter is enforceable under applicable law.

     Preferred Stock. General Physics is currently authorized to issue up to 5,000,000 shares of preferred stock in one or more series. There are presently no shares of preferred stock issued. To the extent that any shares of preferred stock may be issued, such preferred stock may (i) have priority over GPC Common Stock with respect to dividends and the assets of General Physics upon liquidation; (ii) have significant voting power; (iii) provide for representation of the holders of the preferred stock on General Physics' Board of Directors upon the occurrence of certain events; and (iv) require the approval of the holders of the preferred stock for the taking of certain corporate actions, such as mergers.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

NATIONAL PATENT

  Principal Holders of Securities


     As of December 18, 1996, no person was known to National Patent to own beneficially more than 5% of the NPD Common Stock or NPD Class B Stock except as set forth below.


     The following table shows as of such date the NPD Class B Stock beneficially owned directly by Mr. Jerome I. Feldman, President and Chief Executive Officer and a director of National Patent, and Mr. Martin M. Pollak, Executive Vice President and Treasurer and a director of National Patent. (For information with respect to the shares of NPD Common Stock beneficially owned by Messrs. Feldman and Pollak, see "Security Ownership of National Patent's Directors and Named Executive Officers"):


                                      NAME AND ADDRESS          AMOUNT OF
            TITLE OF CLASS          OF BENEFICIAL OWNERS   BENEFICIAL OWNERSHIP     PERCENT OF CLASS
    ------------------------------  --------------------   --------------------     ----------------
    Class B.......................  Jerome I. Feldman            316,575 shares(1)          50%(2)
                                    c/o National Patent
                                    Development Corp.
                                    9 West 57th Street
                                    Suite 4170
                                    New York, NY 10019
    Class B.......................  Martin M. Pollak             316,575 shares(1)          50%(2)
                                    c/o National Patent
                                    Development Corp.
                                    9 West 57th Street
                                    Suite 4170
                                    New York, NY 10019


---------------


(1) Includes 285,325 shares each for Messrs. Feldman and Pollak which they have the right to purchase pursuant to the exercise of stock options, which are or will become exercisable within sixty days.

(2) Percentage could increase up to approximately 89% if either individual exercised all of his stock options and the other individual did not exercise any.


     Based upon the NPD Common Stock and NPD Class B Stock outstanding at December 17, 1996, Mr. Feldman and Mr. Pollak controlled in the aggregate approximately 9.2% of the voting power of all voting securities of National Patent. This percentage for Mr. Feldman and Mr. Pollak would increase to approximately 48.8% if they exercised all the presently outstanding options to purchase shares of the NPD Common Stock and NPD Class B Stock of National Patent held by them.


     On March 26, 1986, Mr. Feldman and Mr. Pollak entered into an agreement (i) granting each other the right of first refusal over the sale or hypothecation of the NPD Class B Stock and options to purchase NPD Class B Stock now owned or subsequently acquired by each of them and (ii) in the event of the death of either of them granting the survivor a right of first refusal over the sale or hypothecation of the NPD Class B Stock or options to acquire shares of NPD Class B Stock held by the estate of the decedent. The aforesaid right of first refusal is for the duration of the life of the survivor of Mr. Feldman or Mr. Pollak.


     Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Princeton Services, Inc., Fund Asset Management, L.P., and Merrill Lynch Phoenix Fund, Inc. filed a
Schedule 13-G which disclosed the ownership of 456,525 shares of the NPD Common Stock representing approximately 6.9% of the outstanding shares of Common Stock as of December 31, 1995.

  Security Ownership of Directors and Named Executive Officers


     The following table sets forth, as of December 17, 1996, beneficial ownership of shares of NPD Common Stock by each director, each of the named executive officers and all directors and executive officers as a group.



                                                                  PERCENT OF   OF TOTAL NUMBER OF SHARES
                                                TOTAL NUMBER      NPD COMMON      BENEFICIALLY OWNED,
                                                 OF SHARES          STOCK         SHARES WHICH MAY BE
                   NAME                      BENEFICIALLY OWNED     OWNED       ACQUIRED WITHIN 60 DAYS
-------------------------------------------  ------------------   ----------   -------------------------
Jerome I. Feldman(1)(2)(3)(4)(6)...........         673,610           8.2%               577,867
Martin M. Pollak(1)(2)(3)(4)(6)............         673,546           8.2%               580,367
Scott N. Greenberg(2)(3)...................          75,000           1.0%                70,850
Roald Hoffman, Ph.D.(5)....................           8,030          *                     7,580
Ogden R. Reid(5)...........................           8,580          *                     8,330
Paul A. Gould(1)(5)(6).....................          84,930           1.1                  7,330
Herbert R. Silverman(6)....................           6,580          *                     5,330
Lawrence M. Gordon(1)......................          36,653          *                    36,025
Robert A. Feinberg.........................           1,000          *                     1,000
Directors and Executive Officers as a Group
  (9 persons)(1)(3)........................       1,542,979          17.7              1,298,679


---------------

  * The number of shares owned is less than one percent of the outstanding shares of NPD Common Stock.
(1) Included in the table are 31,250 shares for each of Messrs. Feldman and Pollak which they currently have the right to acquire through the conversion of shares of NPD Class B Stock into shares of NPD Common Stock which they currently own, (see "Principal Holders of Securities"). Also included in the table is 1,618 shares for a foundation of which Mr. Pollak is a trustee. Also included in the table are 1,107 shares for Mr. Feldman, 604 shares for Mr. Pollak and 503 shares for Mr. Gordon and 2,214 shares for all directors and executive officers as a group, issuable upon the conversion of bonds issued with the Company's 12% Subordinated Debentures Due 1997. Mr. Feldman disclaims beneficial ownership of the 404 shares issuable upon conversion of bonds held by his wife pursuant to the Debentures. Messrs. Feldman, Pollak and Gould disclaim beneficial ownership of 1,173, 5,752 and 25 shares, respectively, held by members of their families which are included in the table.

(2) Included in the table are options to purchase 285,325 shares of NPD Class B Stock for each of Messrs. Feldman and Pollak, and 24,975 shares of NPD Class B Stock for Mr. Greenberg, which they currently have the right to acquire through the exercise of stock options, which shares are convertible into shares of NPD Common Stock.


(3) Of the directors and executive officers of National Patent, the following beneficially own the number of shares of common stock of General Physics indicated: Jerome I. Feldman, 42,100 (of which 40,000 shares are issuable upon exercise of currently exercisable stock options); Martin M. Pollak, 46,370 (of which 40,000 shares are issuable upon exercise of currently exercisable stock options); Scott N. Greenberg, 21,000 (of which 20,000 shares are issuable upon exercise of currently exercisable stock options); Ogden R. Reid, 1,000 (all of which shares are issuable upon exercise of currently exercisable stock options); and Lawrence M. Gordon, 20,000 (all of which shares are issuable upon exercise of currently exercisable stock options). In addition, all directors and executive officers as a group beneficially own 130,470 shares, of which 121,000 shares are issuable upon exercise of currently exercisable stock options. Mr. Feldman and Mr. Pollak through their ownership of NPD Common Stock, may be deemed to beneficially own an aggregate of 6,880,629 shares of GPC Common Stock beneficially owned by National Patent, Five Star and MXL, wholly-owned subsidiaries of National Patent. However, Mr. Feldman and Mr. Pollak disclaim beneficial ownership of such 6,880,629 shares (6,922,729 and 6,926,999 shares in the aggregate for Mr. Feldman and Mr. Pollak, respectively). The total number of shares of GPC Common Stock owned by all directors and executive officers of National Patent as a group (other than Messrs. Feldman and Pollak) is .40% of the outstanding shares of GPC Common Stock. All such persons have sole voting and investment power as to all shares except as indicated.

(4) Member of the Executive Committee.
(5) Member of the Audit Committee.
(6) Member of the Compensation Committee.

GENERAL PHYSICS


     The table below sets forth the beneficial ownership of GPC Common Stock as of December 18, 1996, by each director of General Physics, each named executive officer of General Physics, each person known to General Physics to own beneficially more than 5% of GPC Common Stock, and all directors and executive officers of General Physics as a group:



                                                                 BENEFICIAL OWNERSHIP
                                                             (SHARES OF GPC COMMON STOCK)
                                                           ---------------------------------
                      BENEFICIAL OWNER                      NUMBER                   PERCENT
    -----------------------------------------------------  ---------                 -------
    National Patent Development Corporation(1)...........  6,880,629                   57.7%
      9 West 57th Street
      New York, NY 10019
    Martin M. Pollak(1)(2)(3)............................  6,926,999                   57.9
    Jerome I. Feldman(1)(2)(3)...........................  6,922,729                   57.8
    Brinson Partners, Inc.(4)............................    614,300                   5.81
      209 South LaSalle
      Chicago, IL 60604-1295
    Sheldon L. Glashow(2)(3).............................      1,000                      *
    Lawrence M. Gordon(3)................................     20,000                      *
    Scott N. Greenberg(2)(3).............................     21,000                      *
    Bernard M. Kauderer(2)(3)............................      1,000                      *
    John C. McAuliffe(2)(3)(5)...........................     30,366                      *
    Ogden R. Reid(2)(3)..................................      1,000                      *
    Gordon Smale(3)......................................          0                      *
    Russell C. Youngdahl(2)(3)...........................     23,520                      *
    John V. Moran(2)(3)(5)...............................     26,648                      *
    Jack E. Lee(2)(3)(5).................................     16,323                      *
    All Directors and Executive Officers as a Group (15
      persons)(1)(2)(3)(5)...............................  7,150,576                   58.8%


---------------

  * Represents less than 1% of the outstanding GPC Common Stock.

(1) Includes 3,823,274 shares of GPC Common Stock, and warrants to acquire an aggregate of 1,357,355 shares of GPC Common Stock, owned directly by National Patent; 1,062,500 shares of GPC Common Stock owned by Five Star; and 637,500 shares of Common Stock owned by MXL. Five Star and MXL are wholly-owned subsidiaries of National Patent. Based upon the NPD Common Stock and NPD Class B Stock outstanding at December 17, 1996, Martin M. Pollak, an officer and director of National Patent and a director of General Physics, and Jerome I. Feldman, an officer and director of National Patent and General Physics, controlled in the aggregate approximately 9.2% of the voting power of all voting securities of National Patent. This percentage for Messrs. Pollak and Feldman would increase to approximately 48.8% if they exercise all of the presently outstanding and currently exercisable options to purchase shares of the NPD Common Stock and NPD Class B Stock held by them. Accordingly, Messrs. Pollak and Feldman, through their ownership of NPD Common Stock and NPD Class B Stock, may be deemed to beneficially own the shares of NPD Common Stock and warrants to acquire NPD Common Stock beneficially owned by National Patent. However, Messrs. Pollak and Feldman each disclaims such beneficial ownership. Mr. Pollak also owns 5,900 shares of GPC Common Stock and warrants to acquire 470 shares of GPC Common Stock. An aggregate of 5,120,495 shares of GPC Common Stock owned by National Patent, Five Star and MXL have been pledged to a bank as collateral to secure indebtedness owed to such bank.



                                                  (notes continued on next page)

     (notes continued from previous page)

     On March 26, 1986, Mr. Feldman and Mr. Pollak entered into an agreement (i) granting each other the right of first refusal over the sale or hypothecation of the NPD Class B Stock and options to purchase NPD Class B Stock now owned or subsequently acquired by each of them and (ii) in the event of the death of either of them granting the survivor a right of first refusal over the sale or hypothecation of the NPD Class B Stock or options to acquire shares of NPD Class B Stock held by the estate of the decedent. The aforesaid right of first refusal is for the duration of the life of the survivor of Mr. Feldman or Mr. Pollak.
(2) Includes the following number of shares of GPC Common Stock indicated which directors and named executive officers have the right to purchase pursuant to the exercise of stock options which become exercisable within the next sixty (60) days: Martin M. Pollak -- 40,000; Jerome I. Feldman -- 40,000; Bernard M. Kauderer -- 1,000; Ogden R. Reid -- 1,000; Sheldon L.
     Glashow -- 1,000; Lawrence M. Gordon -- 20,000; Scott N.
     Greenberg -- 20,000; Russell C. Youngdahl -- 22,000; John C.
     McAuliffe -- 26,000; John V. Moran -- 25,000; and Jack E. Lee -- 16,200. In addition, all directors and executive officers as a group beneficially own 247,400 shares which are subject to stock options which become exercisable within the next sixty (60) days.

(3) Of the directors and executive officers of General Physics, the following beneficially own the number of shares of NPD Common Stock indicated as of December 17, 1996, Martin M. Pollak -- 673,546 (of which 580,367 shares are issuable upon exercise of currently exercisable stock options); Jerome I. Feldman -- 673,610 (of which 577,867 shares are issuable upon exercise of currently exercisable stock options); Sheldon L. Glashow -- 0; Lawrence M. Gordon -- 36,653 (of which 36,025 shares are issuable upon exercise of currently exercisable stock options); Scott N. Greenberg -- 75,000 (of which 70,850 shares are issuable upon exercise of currently exercisable stock options); Bernard M. Kauderer -- 0; John C. McAuliffe -- 2,353 (of which 2,000 shares are issuable upon exercise of currently exercisable stock options); Ogden R. Reid -- 8,580 (of which 8,330 shares are issuable upon exercise of currently exercisable stock options); Gordon Smale -- 0; Russell C. Youngdahl -- 0; John V. Moran -- 347; Jack E. Lee -- 380; and all directors and executive officers as a group -- 1,267,495 (of which 1,070,736 shares are issuable upon exercise of currently exercisable stock options). The total number of shares of National Patent owned by all directors and executive officers of General Physics as a group (other than Messrs. Feldman and Pollak) is approximately 1.5% of the outstanding shares of NPD Common Stock. All such persons have sole voting and investment power as to all shares except as indicated.

(4) Includes 157,051 shares of GPC Common Stock owned by Brinson Trust Company, a wholly-owned subsidiary of Brinson Partners, Inc., based upon information contained in filings made with the Commission showing beneficial ownership as of December 31, 1995.
(5) Includes the following number of shares of GPC Common Stock indicated which was allocated to the following executive officers' accounts as of December 31, 1995, pursuant to the provisions of General Physics' Profit Investment
     Plan: John C. McAuliffe -- 2,866; John V. Moran -- 1,648; Jack E. Lee -- 123; and all directors and executive officers as a group 16,972.
     In addition, the following number of shares of NPD Common Stock were allocated to the following executive officers' accounts as of December 31, 1995, pursuant to the provisions of General Physics' Profit Investment
     Plan: John C. McAuliffe -- 353; John V. Moran -- 347; and Jack E.
     Lee -- 380; and all directors and executive officers as a group -- 5,174.

                               PROXY SOLICITATION


     Proxies are being solicited from National Patent's and General Physics' stockholders by and on behalf of the respective Boards of Directors of each of National Patent and General Physics. Each of National Patent and General Physics will bear their own expenses for the solicitations, including the costs of preparing and mailing this Joint Proxy Statement/Prospectus to their respective stockholders. In addition to solicitation by mail, proxies may be solicited from the shareholders of National Patent or General Physics by directors, officers and regular employees of National Patent and General Physics, respectively, in person, by telecopy or by telephone. Such directors, officers and employees will not receive any additional compensation for such services but may be reimbursed for reasonable expenses incurred by them in forwarding the proxy soliciting materials to the beneficial owners of NPD Common Stock and GPC Common Stock. National Patent has engaged the investor relations firm of W.F. Doring & Co. to solicit proxies by telephone or by mail. The fees of such firm are expected to be approximately $5,000 plus reasonable out-of-pocket expenses. Although there is no formal agreement to do so, National Patent and General Physics, respectively, will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of NPD Common Stock and GPC Common Stock held of record by such persons.


                                 LEGAL MATTERS

     The validity of the NPD Common Stock offered hereby will be passed upon for National Patent by Morgan, Lewis & Bockius LLP, New York, New York, who have acted as counsel to National Patent in connection with this Joint Proxy Statement/Prospectus and from time to time provide legal services to National Patent and General Physics. David W. Pollak, a partner in Morgan, Lewis & Bockius LLP, is a son of Martin M. Pollak, the Chairman of the Board and a director of General Physics and a director of National Patent and an executive officer, director and principal stockholder of National Patent.

                                    EXPERTS

     The consolidated financial statements and schedules of National Patent and of General Physics as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 included and incorporated by reference herein and elsewhere in the Registration Statement have been included and incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and in the Registration Statement and upon the authority of said firms as experts in accounting and auditing.


     The consolidated financial statements of GSE Systems, Inc. and Subsidiaries as of December 31, 1994 and 1995 and for the period April 14, 1994 through December 31, 1994 and the year ended December 31, 1995 and the financial statements of Simulation Systems & Services Technologies Company and MSHI, Inc., GP International Engineering & Simulation, Inc., and EuroSim AB for the year ended December 31, 1993 and the period January 1, 1994 through April 13, 1994, all included in and incorporated by reference in this Registration Statement, have been included and incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                 PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

     In the event the Merger is not consummated before the Annual Meeting of Stockholders of General Physics to be held in 1997, the stockholders of General Physics who wish to present a proposal for inclusion in the proxy statement for such Annual Meeting must comply with the rules and regulations of the Commission then in effect. Such proposals must be received by General Physics at its principal office not later than January 13, 1997.

     An Annual Meeting of Stockholders of National Patent will be held in 1997. Notice of the date of such meeting will be publicly disclosed by National Patent. Stockholder proposals intended to be presented at the 1997 Annual Meeting must be submitted by January 13, 1997.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
NATIONAL PATENT DEVELOPMENT CORPORATION

A.  National Patent

1.  Years Ended December 31, 1995, 1994 and 1993

    Independent Auditors' Report.....................................................    F-3
    Consolidated Balance Sheets at December 31, 1995 and 1994........................    F-4
    Consolidated Statements of Operations for the years ended December 31, 1995, 1994
      and 1993.......................................................................    F-5
    Consolidated Statements of Changes in Stockholders' Equity for the years ended
      December 31, 1995, 1994 and 1993...............................................    F-6
    Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994
      and 1993.......................................................................    F-7
    Notes to Consolidated Financial Statements for the years ended December 31, 1995,
      1994 and 1993..................................................................    F-9

2.  Nine Months Ended September 30, 1996 and 1995 (unaudited)

    Consolidated Condensed Balance Sheets at September 30, 1996......................   F-33
    Consolidated Condensed Statements of Operations for the nine months ended
      September 30, 1996 and 1995....................................................   F-34
    Consolidated Condensed Statements of Cash Flows for the nine months ended
      September 30, 1996 and 1995....................................................   F-35
    Notes to Consolidated Condensed Financial Statements for the nine months ended
      September 30, 1996 and 1995....................................................   F-36

B.  GSE Systems, Inc. and Subsidiaries*

    Report of Independent Accountants................................................   F-38
    Consolidated Balance Sheets at December 31, 1994 and 1995........................   F-39
    Consolidated Statements of Operations for the period April 14, 1994 through
      December 31, 1994 and for the year ended December 31, 1995.....................   F-40
    Consolidated Statements of Stockholders' Equity (Deficit) for the period April
      14, 1994 through December 31, 1994 and for the year ended December 31, 1995....   F-41
    Consolidated Statements of Cash Flows for the period April 14, 1994 through
      December 31, 1994 and for the year ended December 31, 1995.....................   F-42
    Notes to Consolidated Financial Statements.......................................   F-43


---------------
*  The financial statements of (1) GSE Systems, Inc. and Subsidiaries ("GSES"),
   (2) Simulation Systems & Services Technologies Company and MSHI, Inc., (3) GP International Engineering & Simulation, Inc. and (4) EuroSim AB are included herein in accordance with Rule 3-09 of Regulation S-X.

                                                                                        PAGE
                                                                                        ----
C.  Simulation Systems & Services Technologies Company and MSHI, Inc.*

    Report of Independent Accountants................................................   F-59
    Consolidated Statements of Operations for the eight months ended August 31, 1993, for the four months ended December 31, 1993 and for the period January 1, 1994
      through April 13, 1994.........................................................   F-60
    Consolidated Statements of Stockholders' Equity for the eight months ended August
      31, 1993, for the four months ended December 31, 1993 and for the period
      January 1, 1994 through April 13, 1994.........................................   F-61
    Consolidated Statements of Cash Flows for the eight months ended August 31, 1993, for the four months ended December 31, 1993 and for the period January 1, 1994
      through April 13, 1994.........................................................   F-62
    Notes to Consolidated Financial Statements.......................................   F-63

D.  GP International Engineering & Simulation, Inc.*

    Report of Independent Accountants................................................   F-69
    Statements of Operations for the year ended December 31, 1993 and for the period
      January 1, 1994 through April 13, 1994.........................................   F-70
    Statements of Stockholders' Equity (Deficit) for the year ended December 31, 1993
      and for the period January 1, 1994 through April 13, 1994......................   F-71
    Statements of Cash Flows for the year ended December 31, 1993 and for the period
      January 1, 1994 through April 13, 1994.........................................   F-72
    Notes to Consolidated Financial Statements.......................................   F-73

E.  EuroSim AB*

    Report of Independent Accountants................................................   F-77
    Statements of Operations for the year ended December 31, 1993 and for the period
      January 1, 1994 through April 13, 1994.........................................   F-78
    Statements of Stockholder's Equity for the year ended December 31, 1993 and for
      the period January 1, 1994 through April 13, 1994..............................   F-79
    Statements of Cash Flows for the year ended December 31, 1993 and for the period
      January 1, 1994 through April 13, 1994.........................................   F-80
    Notes to Financial Statements....................................................   F-81

GENERAL PHYSICS CORPORATION

    Independent Auditors' Report.....................................................   F-85
    Consolidated Balance Sheets at September 30, 1996 (unaudited), December 31, 1995
      and December 31, 1994..........................................................   F-86
    Consolidated Statements of Operations for the nine months ended September 30,
      1996 and 1995 (unaudited) and the years ended December 31, 1995, 1994 and
      1993...........................................................................   F-87
    Consolidated Statements of Stockholders' Equity for the nine months ended
      September 30, 1996 (unaudited) and the years ended December 31, 1995, 1994 and
      1993...........................................................................   F-88
    Consolidated Statements of Cash Flows for the nine months ended September 30,
      1996 and 1995 (unaudited) and the years ended December 31, 1995, 1994 and
      1993...........................................................................   F-89
    Notes to Consolidated Financial Statements.......................................   F-90

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
National Patent Development Corporation:

     We have audited the consolidated financial statements of National Patent Development Corporation and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Patent Development Corporation and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

New York, New York
March 28, 1996

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS, EXCEPT SHARES AND PAR VALUE PER SHARE)

                                                                                    DECEMBER 31,
                                                                                --------------------
                                                                                  1995        1994
                                                                                --------    --------
                                                                                   (IN THOUSANDS)
                                               ASSETS
CURRENT ASSETS
Cash and cash equivalents....................................................   $  8,094    $ 10,075
Marketable securities........................................................      3,563
Accounts and other receivables (of which $13,013 and $15,152 are from government contracts) less allowance for doubtful accounts of $3,066 and
  $2,092.....................................................................     39,466      52,487
Inventories..................................................................     20,444      20,642
Costs and estimated earnings in excess of billings on uncompleted contracts,
  of which $1,473 and $6,897 relates to government contracts.................      9,118      15,237
Prepaid expenses and other current assets....................................      3,640       6,770
                                                                                --------    --------
TOTAL CURRENT ASSETS.........................................................     84,325     105,211
                                                                                --------    --------
INVESTMENTS AND ADVANCES.....................................................     21,452      11,600
                                                                                --------    --------
PROPERTY, PLANT AND EQUIPMENT, AT COST.......................................     33,367      37,423
LESS ACCUMULATED DEPRECIATION AND AMORTIZATION...............................    (24,374)    (22,843)
                                                                                --------    --------
                                                                                   8,993      14,580
                                                                                --------    --------
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF $27,901 AND $26,970
Goodwill.....................................................................     32,999      35,986
Patents, licenses and deferred charges.......................................         54       1,039
                                                                                --------    --------
                                                                                  33,053      37,025
                                                                                --------    --------
INVESTMENT IN FINANCED ASSETS................................................                    684
                                                                                --------    --------
OTHER ASSETS.................................................................      3,897       6,446
                                                                                --------    --------
                                                                                $151,720    $175,546
                                                                                =========   =========
                                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt.........................................   $  4,167    $ 14,279
Short-term borrowings........................................................     18,043      31,060
Accounts payable and accrued expenses........................................     20,865      27,958
Billings in excess of costs and estimated earnings on uncompleted
  contracts..................................................................      8,301       6,091
                                                                                --------    --------
TOTAL CURRENT LIABILITIES....................................................     51,376      79,388
                                                                                --------    --------
LONG-TERM DEBT LESS CURRENT MATURITIES.......................................     19,765      17,513
                                                                                --------    --------
MINORITY INTERESTS...........................................................      9,581      11,970
                                                                                --------    --------
COMMITMENTS AND CONTINGENCIES................................................
                                                                                --------    --------
COMMON STOCK ISSUED SUBJECT TO REPURCHASE OBLIGATION.........................                  1,510
                                                                                --------    --------
STOCKHOLDERS' EQUITY*
Preferred stock, authorized 10,000,000 shares, par value $.01 per share, none issued
Common stock, authorized 40,000,000 shares, par value $.01 per share, issued
  6,825,723 and 6,035,190 shares (of which 1,497 and 5,661 shares are held in
  treasury)..................................................................         68          60
Class B capital stock, authorized 2,800,000 shares, par value $.01 per share,
  issued and outstanding 62,500 shares.......................................          1           1
Capital in excess of par value...............................................    125,419     120,038
Deficit......................................................................    (52,139)    (53,151)
Net unrealized loss on available-for-sale securities.........................     (1,440)     (1,783)
Minimum pension liability adjustment.........................................       (911)
                                                                                --------    --------
TOTAL STOCKHOLDERS' EQUITY...................................................     70,998      65,165
                                                                                --------    --------
                                                                                $151,720    $175,546
                                                                                =========   =========

---------------
* Stockholders' equity has been restated to reflect the effect of the one for four reverse stock split (See Note 16 to the consolidated financial statements).

          See accompanying notes to consolidated financial statements.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     YEARS ENDED DECEMBER 31,
                                                                 --------------------------------
                                                                   1995        1994        1993
                                                                 --------    --------    --------
REVENUES
Sales.........................................................   $185,025    $204,774    $185,846
Investment and other income (expense), net (including interest
  income of $555, $360 and $875)..............................      1,129      (1,808)      3,379
                                                                 --------    --------    --------
                                                                  186,154     202,966     189,225
                                                                 --------    --------    --------
COSTS AND EXPENSES
Cost of goods sold............................................    156,703     172,215     158,872
Selling, general and administrative...........................     29,984      34,301      34,255
Research and development......................................        388         431       2,847
Interest......................................................      5,019       6,458       8,199
                                                                 --------    --------    --------
                                                                  192,094     213,405     204,173
                                                                 --------    --------    --------
Gain on disposition of stock of a subsidiary and an
  affiliate...................................................      3,768                   3,795
                                                                 --------    --------    --------
Gain on issuance of stock by a subsidiary and affiliates......      5,912                   1,353
                                                                 --------    --------    --------
Unrealized gain on transfer from long-term investments to
  trading securities..........................................      3,183
                                                                 --------    --------    --------
Minority interests............................................     (1,104)       (209)      2,376
                                                                 --------    --------    --------
Income (loss) before income taxes, discontinued operation and
  extraordinary item..........................................      5,819     (10,648)     (7,424)
Income tax expense (benefit)..................................      1,787         749        (575)
                                                                 --------    --------    --------
Income (loss) before discontinued operation and extraordinary
  item........................................................      4,032     (11,397)     (6,849)
                                                                 --------    --------    --------
DISCONTINUED OPERATION
Loss from operations..........................................       (331)     (1,789)       (947)
Loss on disposal including provision of $100 in 1994 during
  phase-out period............................................     (2,610)       (785)
                                                                 --------    --------    --------
Loss from discontinued operation..............................     (2,941)     (2,574)       (947)
                                                                 --------    --------    --------
Income (loss) before extraordinary item.......................      1,091     (13,971)     (7,796)
                                                                 --------    --------    --------
EXTRAORDINARY ITEM
Extinguishment of debt, (net of income tax)...................        (79)                  1,819
                                                                 --------    --------    --------
NET INCOME (LOSS).............................................   $  1,012    $(13,971)   $ (5,977)
                                                                 --------    --------    --------
Income (loss) per share:*
Income (loss) before discontinued operation and extraordinary
  item........................................................   $    .60    $  (2.10)   $  (1.60)
Discontinued operation........................................       (.44)       (.47)       (.22)
Extraordinary item............................................       (.01)                    .42
                                                                 --------    --------    --------
NET INCOME (LOSS) PER SHARE...................................   $    .15    $  (2.57)   $  (1.40)
                                                                 ========    ========    ========

---------------
* All periods have been restated to reflect the effect of the one for four reverse stock split (See Note 16 to the consolidated financial statements).

          See accompanying notes to consolidated financial statements.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
    (IN THOUSANDS, EXCEPT SHARES, PAR VALUE PER SHARE AND PER SHARE AMOUNTS)

                                                                                              NET
                                                                                          UNREALIZED
                                                                                          GAIN (LOSS)
                                                    CLASS B                                   ON         MINIMUM
                                        COMMON      CAPITAL     CAPITAL IN                AVAILABLE-     PENSION        TOTAL
                                        STOCK        STOCK      EXCESS OF                  FOR-SALES    LIABILITY    STOCKHOLDERS'
                                      ($.01 PAR)   ($.01 PAR)   PAR VALUE     DEFICIT     SECURITIES    ADJUSTMENT      EQUITY
                                      ----------   ----------   ----------   ----------   -----------   ----------   ------------
BALANCE AT DECEMBER 31, 1992........     $ 40*         $1*       $ 96,833*    $ (33,051)    $             $            $ 63,823
                                                       --
                                          ---                   ----------   ----------   -----------   ----------   ------------
Exercise of stock options and
  warrants..........................                                  412                                                   412
Net loss............................                                             (5,977)                                 (5,977)
Conversion of 12% Debentures........                                   82                                                    82
Issuance of stock in connection with
  Swiss Bonds.......................        7                       8,713                                                 8,720
Issuance and sale of common stock...        1                         377                                                   378
                                                       --
                                          ---                   ----------   ----------   -----------   ----------   ------------
BALANCE AT DECEMBER 31, 1993........       48           1         106,417       (39,028)                                 67,438
                                                       --
                                          ---                   ----------   ----------   -----------   ----------   ------------
Implementation of SFAS 115..........                                                          1,157                       1,157
Exercise of stock options and
  warrants..........................                                   99                                                    99
Issuance of stock in connection with
  Swiss Bonds.......................       10                       9,985                                                 9,995
Transfer from common stock issued
  subject to repurchase
  obligation........................        1                       2,731                                                 2,732
Conversion of 12% Debentures........                                   35                                                    35
Distribution of shares in a
  subsidiary........................                                               (152)                                   (152)
Issuance and sale of common stock...        1                         771                                                   772
Net unrealized loss on
  available-for-sales securities....                                                         (2,940)                     (2,940)
Net loss............................                                            (13,971)                                (13,971)
                                                       --
                                          ---                   ----------   ----------   -----------   ----------   ------------
BALANCE AT DECEMBER 31, 1994........       60           1         120,038       (53,151)     (1,783)                     65,165
                                                       --
                                          ---                   ----------   ----------   -----------   ----------   ------------
Minimum pension liability
  adjustment........................                                                                        (911)          (911)
Net unrealized gain on
  available-for-sales securities....                                                            343                         343
Net income..........................                                              1,012                                   1,012
Issuance of stock in connection with
  Swiss Bonds.......................        6                       3,725                                                 3,731
Issuance and sale of common stock...        2                       1,046                                                 1,048
Transfer from common stock issued
  subject to repurchase
  obligation........................                                  610                                                   610
                                                       --
                                          ---                   ----------   ----------   -----------   ----------   ------------
BALANCE AT DECEMBER 31, 1995........     $ 68          $1        $125,419     $ (52,139)    $(1,440)      $ (911)      $ 70,998
                                      ==========   ==========   =========     =========   ==========    ==========   ===========

---------------
* All periods have been restated to reflect the effect of the one-for-four reverse stock split (See Note 16 to the consolidated financial statements.

          See accompanying notes to consolidated financial statements.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     YEARS ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1995        1994       1993
                                                                  --------    --------    -------
CASH FLOWS FROM OPERATIONS:
Net income (loss)..............................................   $  1,012    $(13,971)   $(5,977)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
     Provision for discontinued operation......................      2,460       1,570
     Depreciation and amortization.............................      4,316       6,063      5,296
     Income tax benefit allocated to continuing operations.....                            (1,043)
     Loss (gain) from extinguishment of debt, net of income
       tax.....................................................         79                 (1,819)
     Gain on disposition of stock of a subsidiary and an
       affiliate...............................................     (3,768)                (3,795)
     Gain on issuance of stock by a subsidiary and
       affiliates..............................................     (5,912)                (1,353)
     Unrealized gain on transfer from long-term investments to
       trading securities......................................     (3,183)
     Changes in other operating items, net of effect of
       acquisitions and disposals:
          Accounts and other receivables.......................      1,228      (3,887)     4,817
          Inventories..........................................     (1,687)      1,163       (381)
          Costs and estimated earnings in excess of billings on
            uncompleted contracts..............................      6,119       1,349     (2,379)
          Prepaid expenses and other current assets............      2,993        (817)       (44)
          Accounts payable and accrued expenses................     (4,768)      4,626      2,680
          Billings in excess of costs and estimated earnings on
            uncompleted contracts..............................      2,210      (1,014)     1,491
                                                                  --------    --------    -------
NET CASH PROVIDED BY (USED IN) OPERATIONS......................      1,099      (4,918)    (2,507)
                                                                  --------    --------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of stock of a subsidiary....................      7,051
Sales of certain net assets and businesses of a subsidiary.....                  4,470
Marketable securities..........................................                    651
Additions to property, plant and equipment, net................     (2,006)     (4,006)    (2,077)
Additions to intangible assets.................................       (388)     (5,824)      (303)
Reduction of (additions to) investments and other assets.......        388         664       (864)
                                                                  --------    --------    -------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES............      5,045      (4,696)    (2,593)
                                                                  --------    --------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of short-term borrowings............................    (11,020)     (5,650)   (28,011)
Proceeds from short-term borrowings............................      5,634      15,320     20,424
Decrease in restricted cash....................................                  1,200
Proceeds from issuance of long-term debt.......................      5,162       3,638     10,973
Reduction of long-term debt....................................     (8,145)     (4,882)    (8,515)
Proceeds from issuance of common stock.........................        244         188        198
Proceeds from issuance of stock by a subsidiary................                  1,473
Exercise of common stock options and warrants..................                     99        413
                                                                  --------    --------    -------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES............     (8,125)      8,713     (1,845)
                                                                  --------    --------    -------
Net decrease in cash and cash equivalents......................     (1,981)       (901)    (6,945)
Cash and cash equivalents at beginning of year.................     10,075      10,976     17,921
                                                                  --------    --------    -------
CASH AND CASH EQUIVALENTS AT END OF YEAR.......................   $  8,094    $ 10,075    $10,976
                                                                  ========    ========    =======

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                                                     YEARS ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1995        1994       1993
                                                                  --------    --------    -------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
     Interest..................................................   $  4,577    $  4,147    $ 5,344
     Income taxes..............................................   $    655    $    607    $   692
SUPPLEMENTAL SCHEDULE OF NONCASH TRANSACTIONS:
Reduction of debt..............................................   $  6,250    $  9,167    $21,900
Additions to other assets and prepaid expenses.................        625         100        179
Reduction of accounts payable..................................                    267
Reduction of accrued interest payable..........................                  1,045        607
Increase in accrued pension liability..........................       (911)
Issuances of common stock......................................     (4,535)    (10,579)    (8,981)
Issuance of long-term debt.....................................     (2,340)                (3,006)
Common stock issued subject to repurchase obligation...........                            (4,242)
Gain on disposition of stock of a subsidiary and an
  affiliate....................................................                            (3,795)
Gain on exchange of debt before income tax effect..............                            (2,662)
Minimum pension liability adjustment...........................        911

          See accompanying notes to consolidated financial statements.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of business. National Patent Development Corporation (the "Company"), is primarily a holding company, which is a legal entity separate and distinct from its various operating subsidiaries. The Company's operations consist of three operating business segments: Physical Science, Distribution and Optical Plastics. In addition, the Company owns approximately 54% of the outstanding shares of common stock of the American Drug Company (See Note 5). The Company also has a 22% investment in Interferon Sciences, Inc. (See Note 4), a 31% investment in GTS Duratek, Inc. (See Note 3) and controls 26% of GSE Systems, Inc. (See Note 6), a company in the business of software simulation and controls. The Company's Physical Science Group, through its 51% owned subsidiary, General Physics Corporation, provides a wide range of services in training, engineering, environmental and technical support services to commercial nuclear and fossil power utilities, the United States Departments of Defense ("DOD") and Energy (the "DOE"), Fortune 500 companies and other commercial and governmental customers. The Company's Distribution Group, incorporated under the name Five Star Group, Inc. (Five Star), is engaged in the wholesale distribution of home decorating, hardware and finishing products. The Company's Optical Plastics Group, through its wholly owned subsidiary MXL Industries, Inc. (MXL) manufactures molded and coated optical products, such as shields and face masks and non-optical plastic products.

     Principles of consolidation and investments. The consolidated financial statements include the operations of National Patent Development Corporation and its majority-owned subsidiaries (the Company). Investments in 20% - 50% owned companies are accounted for on the equity basis. All significant intercompany balances and transactions have been eliminated in consolidation.

     Statements of cash flows. For purposes of the statements of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less from purchase date to be cash equivalents.

     Marketable securities. Marketable securities at December 31, 1995 consist of U.S. corporate equity securities. The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (Statement 115) as of January 1, 1994. Under Statement 115, the Company classifies its marketable equity securities as trading and available-for-sale.

     Inventories. Inventories are valued at the lower of cost or market, principally using the first-in, first-out (FIFO) method.

     Foreign currency transactions. The Company's Swiss Bonds (see Note 11) are subject to currency fluctuations and the Company has hedged portions of such debt from time to time, but not within the three year period ended December 31, 1995. During the years ended December 31, 1995, 1994, and 1993, the Company realized foreign currency transaction gains (losses) of $(1,066,000), $(2,124,000) and $901,000, respectively. These amounts are included in Investment and other income (expense), net. At December 31, 1995, the Company had not hedged its Swiss Franc obligations. The Company's 54% owned subsidiary, the American Drug Company (See Note 5) conducts its business primarily in U.S. dollars.

     Contract revenue and cost recognition. The Company provides services under time-and-materials, cost-plus-fixed-fee and fixed-price contracts. Revenue is recognized as costs are incurred and includes estimated fees at predetermined rates. Differences between recorded costs and estimated earnings and final billings are recognized in the period in which they become determinable. Costs and estimated earnings in excess of billings on uncompleted contracts are recorded as a current asset. Billings in excess of costs and estimated earnings on uncompleted contracts are recorded as a current liability. Generally, contracts provide for the billing of costs incurred and estimated earnings on a monthly basis. Retainages, amounts subject to future negotiation and amounts which are expected to be collected after one year are not material for any period.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES -- (CONTINUED)
     Property, plant and equipment. Property, plant and equipment are carried at cost. Major additions and improvements are capitalized while maintenance and repairs which do not extend the lives of the assets are expensed currently. Gain or loss on the disposition of property, plant and equipment is recognized in operations when realized.

     Depreciation. The Company provides for depreciation of property, plant and equipment primarily on a straight-line basis over the following estimated useful lives:

                CLASS OF ASSETS                                  USEFUL LIFE
------------------------------------------------   ---------------------------------------
Buildings and improvements......................   5 to 40 years
Machinery, equipment and furniture and
  fixtures......................................   3 to 20 years
Leasehold improvements..........................   Shorter of asset life or term of lease

     Intangible assets. The excess of cost over the fair value of net assets of businesses acquired is recorded as goodwill and is amortized on a straight-line basis generally over periods ranging from 5 to 40 years. The Company capitalizes costs incurred to obtain and maintain patents and licenses. Patent costs are amortized over the lesser of 17 years or the remaining lives of the patents, and license costs over the lives of the licenses. The Company also capitalizes costs incurred to obtain long-term debt financing. Such costs are amortized on an effective yield basis over the terms of the related debt and such amortization is classified as interest expense in the Consolidated Statements of Operations.

     The periods of amortization of goodwill are evaluated at least annually to determine whether events and circumstances warrant revised estimates of useful lives. This evaluation considers, among other factors, expected cash flows and profits of the businesses to which the goodwill relates. Based upon the periodic analysis, goodwill is written down or written off if it appears that future profits or cash flows will be insufficient to recover such goodwill.

     Reverse stock split. As a result of a one-for-four reverse stock split effective on October 6, 1995, all shares and per share information have been restated.

     Treasury stock. Treasury stock is recorded at cost. Reissuances of treasury stock are valued at market value at the date of reissuance. The cost of the treasury stock is relieved from the treasury stock account and the difference between the cost and market value is recorded as additional paid in capital.

     Sales of stock by a subsidiary. The Company records in the Consolidated Statements of Operations any gain or loss realized when a subsidiary sells its shares at an offering price which differs from the Company's carrying amount per share of such subsidiary's stock.

     Income taxes. The Company files a consolidated Federal income tax return that includes each domestic subsidiary in which the Company has at least 80% voting control.

     Income (loss) per share. Per share data is based on the weighted average number of shares outstanding, including Class B capital stock, and dilutive common stock equivalents. Presentation of fully diluted earnings per share is not required because the effect is less than 3% or is antidilutive. The weighted average number of shares outstanding for the years ended December 31, 1995, 1994 and 1993, was 6,637,639, 5,431,166 and 4,281,475, respectively.

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES -- (CONTINUED)
     Concentrations of credit risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company places its cash investments with high quality financial institutions and limits the amount of credit exposure to any one institution. With respect to accounts receivable, 33% are related to United States government contracts, and the remainder are dispersed among various industries, customers and geographic regions.

2.  GENERAL PHYSICS CORPORATION

     On August 31, 1994, General Physics Corporation, a formerly 28% owned affiliate, (GP) acquired substantially all of the operations and assets of SGLG, Inc. (SGLG) (formerly GPS Technologies, Inc.), a 92% owned subsidiary, and assumed certain liabilities of SGLG, related to its business of providing management and technical training services, and specialized engineering consulting services, to various commercial industries and to the United States government. However, for accounting and financial reporting purposes, the transaction has been treated as a reverse acquisition of GP by SGLG since, among other factors, the Company became the beneficial owner of approximately 54% of the outstanding shares of GP's common stock as a result of the transaction. The assets acquired by GP also included all of the outstanding common stock of four wholly-owned subsidiaries of SGLG: GPS Technologies, Inc. Federal Systems Group (GPSTFSG), which provides technical services to the U.S. Department of the Navy and other federal government agencies; GP Environmental Services, Inc. (GPES), which provides environmental laboratory analytical services; and General Physics Asia Pte. Ltd., located in Singapore, and General Physics (Malaysia) Sdn. Bhd., located in Malaysia, which provide operations support, engineering and technical services to power and process industries in Southeast Asia.

     The consideration paid by GP totaled approximately $34,000,00 and consisted of (a) $10,000,000 in cash, (b) 3,500,000 shares of GP common stock, (c) GP's 6% Senior Subordinated Debentures due 2004 in the aggregate principal amount of $15,000,000 ($1,500,000 of which was paid into escrow), (valued at $10,700,000 after a $4,300,000 discount), (d) warrants to purchase an aggregate of 1,000,000 shares of GP common stock at $6.00 per share, and (e) warrants to purchase an aggregate of 475,664 shares of GP common stock at $7.00 per share. In addition, GP entered into a lease with SGLG of certain fixed assets of SGLG for a period of 10 years for an aggregate rent of $2,000,000, payable in equal quarterly installments of $50,000. The Company did not recognize a gain or loss on this transaction.

     The cash portion of the purchase price for the SGLG operations and assets was derived from funds borrowed by GP under a $20,000,000 revolving credit facility secured by liens on the assets of GP, GPSTFSG, GPES and Inventory Management Corporation, all wholly-owned subsidiaries of GP (See Note 9(d)).

     Prior to the transaction, the Company directly and indirectly owned approximately 28% of the outstanding common stock of GP, and approximately 92% of the outstanding common stock of SGLG. The Company currently owns directly or indirectly approximately 51% of the outstanding common stock of GP and approximately 92% of the outstanding common stock of SGLG.

     In December 1994, as part of the above transaction, SGLG distributed its shares of GTS Duratek, Inc. (Duratek) common stock, totaling 3,950,000 shares, on a pro rata basis to its shareholders. Therefore, the Company received 3,630,538 shares of Duratek, and the minority shareholders received the remaining 319,462 shares.

     From October 3, 1991 through August 31, 1994, the Company's investment in GP has been accounted for on the equity basis and the Company's share of GP's income (loss) for the eight months ended August 31, 1994 and the year ended December 31, 1993 in the amount of $(719,000) and $316,000, respectively, after the amortization of the underlying goodwill, was included in the caption "Investment and other income (expense), net" appearing in the consolidated statements of operations. The financial position and results of

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. GENERAL PHYSICS CORPORATION -- (CONTINUED) operations of SGLG were included in the consolidated accounts of the Company for the years ended December 31, 1995, 1994 and 1993.

     The following information shows on a pro forma basis, the results of operations for the Company as if the above transaction had occurred as of January 1, 1993 (in thousands):

                                                                     YEAR ENDED DECEMBER
                                                                             31,
                                                                    ----------------------
                                                                      1994          1993
                                                                    --------      --------
                                                                         (UNAUDITED)
    Revenues.....................................................   $239,416      $251,187
    Loss before discontinued operation and extraordinary item....    (11,238)       (6,132)
    Net loss.....................................................    (13,812)       (5,260)
    Loss per share before discontinued operation and
      extraordinary item.........................................       (.13)         (.09)
    Loss per share...............................................       (.16)         (.08)

     The above pro forma information is not necessarily indicative of the actual financial position or results of operations that would have been achieved if the transactions had occurred as of or for the period indicated, or of future results that may be achieved.

3.  GTS DURATEK, INC.

     On January 24, 1995, the Company sold 1,666,667 shares of common stock of GTS Duratek, Inc. (Duratek) at a price of $3.00 per share to The Carlyle Group (Carlyle) in connection with a $16 million financing by Duratek with Carlyle, a Washington, D.C. based private merchant bank. In addition, the Company granted Carlyle an option, which was exercised in December 1995, to purchase up to an additional 500,000 shares of the Company's Duratek common stock over the next year at $3.75 per share. The Company realized a gain of $3,768,000 on sales of Duratek common stock, primarily in these two transactions.

     Duratek received $16 million from Carlyle in exchange for 160,000 shares of newly issued 8% cumulative convertible preferred stock (convertible into 5,333,333 shares of Duratek common stock at $3.00 per share). Duratek granted Carlyle an option to purchase up to 1,250,000 shares of newly issued Duratek common stock from Duratek over the next four years.

     As a result of the above transactions, at December 31, 1995 the Company owns approximately 2,948,000 shares of Duratek's common stock (approximately 31% of the outstanding shares of common stock). As a result of the Company's ownership in Duratek falling below 50%, commencing on January 24, 1995 the Company has accounted for its investment in Duratek on the equity basis.

     In connection with the transaction, Carlyle will have the right, through its preferred stock, to elect a majority of Duratek's Board of Directors. Upon conversion of the preferred stock, Carlyle would own approximately 50% of Duratek's common stock if all of its options are exercised.

     On March 20, 1996, Duratek filed a registration statement with the Securities and Exchange Commission relating to a proposed offering of 3,600,000 shares of common stock of which 2,500,000 shares (3,040,000 shares if the underwriters' over-allotment option is exercised) will be sold by Duratek and 1,000,000 will be sold by the Company.

     Duratek is an integrated environmental services and technology firm with proprietary waste processing systems applicable to radioactive, hazardous, mixed and other wastes.

     The Company's investment in Duratek of approximately $4,121,000 as of December 31, 1995, is included in Investments and advances on the consolidated balance sheet of which $2,447,000 represents the Company's

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  GTS DURATEK, INC. -- (CONTINUED)
percentage of underlying net assets and $1,674,000 represents goodwill. At December 31, 1995, the Company owned 2,948,000 shares of Duratek, of which 250,000 shares have been classified as Marketable securities, (See Note 19). The total shares held of 2,948,000 have a market value of $42,009,000. The Company's share of Duratek's income included in Investment and other income (expense), net is $31,000 in 1995.

     Condensed financial information for Duratek is as follows as of December 31, 1995 and for the year then ended (in thousands):

    Current assets.............................................................   $28,780
    Non current assets.........................................................     9,880
    Current liabilities........................................................     4,665
    Non current liabilities....................................................    10,123
    Redeemable convertible preferred stock.....................................    14,609
    Stockholders' equity.......................................................     9,257
    Revenues...................................................................    40,418
    Gross profit...............................................................     8,197
    Net income.................................................................        60

4.  INTERFERON SCIENCES, INC.

     Interferon Sciences, Inc. (ISI) is a 22% owned affiliate of the Company. It is engaged in the manufacture and sale of ALFERONR(R) N Injection, ISI's first product commercially approved by the FDA for the treatment of recurring and refractory external genital warts, and the research and development of other alpha interferon based products for the treatment of viral diseases, cancers and diseases of the immune system.

     On July 12, 1993, the Company commenced an Exchange Offer for its Swiss Franc denominated Bonds and its Dual Currency Bonds. (See Note 11(b)). As a result of the inclusion of a portion of the Company's shares of Common Stock of ISI as part of the consideration in the Exchange Offer, the Company's ownership in ISI fell below 50%, and therefore, commencing during the third quarter of 1993, the Company accounted for the results of ISI on the equity basis.

     In 1995, the Company realized a $2,775,000 gain on issuance of stock by this affiliate, primarily as the result of the issuance of 12,000,000 shares of Common Stock by ISI at $1.20 per share in August and September 1995.

     The information relating to the Company's investment in ISI is as follows (in thousands):

                                                                          1995       1994
                                                                         -------    -------
    Investments and advances:
         Underlying assets............................................   $ 2,837    $ 1,072
         Goodwill.....................................................       924      1,152
                                                                         -------    -------
         Total........................................................   $ 3,761    $ 2,224
                                                                         =======    =======
    Number of shares owned............................................     7,475      6,975
    Market value of share.............................................   $14,016    $ 9,373
    Equity in income (loss) included in Investment and other income
      (expenses), net.................................................    (1,953)    (4,409)

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  INTERFERON SCIENCES, INC. -- (CONTINUED)
     Condensed financial information for ISI is as follows as of December 31, 1995 and 1994 and for the years then ended (in thousands):

                                                                         1995        1994
                                                                        -------    --------
    Current assets...................................................   $ 8,188    $  1,691
    Non current assets...............................................     5,765       6,491
    Current liabilities..............................................     1,126       2,473
    Non current liabilities..........................................                 2,730
    Stockholders' equity.............................................    12,827       2,979
    Revenues.........................................................     1,296       1,166
    Gross margin.....................................................    (1,780)     (1,612)
    Net loss.........................................................    (7,372)    (12,078)

5.  AMERICAN DRUG COMPANY

     The Company owns approximately 54% of the outstanding common stock of American Drug Company (ADC), which was organized in 1993, as a wholly-owned subsidiary of the Company to initiate marketing activities for American generic pharmaceutical and medical pharmaceuticals in Russia and the Commonwealth of Independent States (the "CIS"). ADC's subsidiary, NPD Trading (USA), Inc. provides consulting services to Western businesses in Russia and Eastern Europe. ADC sells American-made generic pharmaceutical and health care products under its own label in Russia and the CIS.

     In August 1994, pursuant to a Transfer and Distribution Agreement, the Company distributed 46% of its interest in ADC to the Company's shareholders. In addition, ADC issued warrants to the Company's shareholders to purchase its stock for a period of two years, subject to cancellation under certain circumstances.

6.  GSE SYSTEMS, INC.

     In March 1994, GP and SGLG contributed assets to a newly formed, multi party joint venture, GSE Systems, Inc. (GSES), for 10% and 35% ownership interests in the joint venture, respectively. GSES designs, develops and delivers business and technology solutions by applying process control, data acquisition, simulation, and business software, systems and services to the energy, process and manufacturing industries worldwide. On August 1, 1995, GSES completed an initial public offering of 1,725,000 shares (including an over-allotment option) of its common stock at $14 per share. As a result of the offering, the Company recognized a gain on issuance of stock by an affiliate of approximately $3,137,000 and at December 31, 1995, controls 26% of GSES.

     The Company accounts for its investment in GSES on the equity basis. The Company's investment in GSES of approximately $8,944,000 as of December 31, 1995 is included in Investments and advances on the consolidated balance sheet, of which $5,476,000 represents the Company's percentage of underlying net assets and $3,468,000 represents goodwill. At December 31, 1995, the Company controls 1,125,000 shares of GSES with a market value of $16,172,000. The Company's share of GSES's income included in Investment and other income (expense), net is $1,237,000 in 1995.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  GSE SYSTEMS, INC. -- (CONTINUED)
     Condensed financial information for GSES is as follows as of December 31, 1995 and for the year then ended (in thousands):

    Current assets.............................................................   $41,507
    Non current assets.........................................................     9,853
    Current liabilities........................................................    24,961
    Non current liabilities....................................................     5,783
    Stockholders' equity.......................................................    20,616
    Revenue....................................................................    85,302
    Gross profit...............................................................    27,926
    Net income.................................................................     3,490

7.  INVENTORIES

     Inventories, consisting of material, labor and overhead, are classified as follows (in thousands):

                                                                            DECEMBER 31,
                                                                         ------------------
                                                                          1995       1994
                                                                         -------    -------
    Raw materials.....................................................   $   580    $ 1,973
    Work in process...................................................       219        462
    Finished goods....................................................    19,645     15,557
    Land held for resale..............................................                2,650
                                                                         -------    -------
                                                                         $20,444    $20,642
                                                                         =======    =======

8.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following (in thousands):

                                                                        DECEMBER 31, 1995
                                                                       --------------------
                                                                         1995        1994
                                                                       --------    --------
    Land............................................................   $    173    $    173
    Buildings and improvements......................................      1,374       1,367
    Machinery and equipment.........................................     11,072      16,357
    Furniture and fixtures..........................................     13,878      14,650
    Leasehold improvements..........................................      6,870       4,876
                                                                       --------    --------
                                                                         33,367      37,423
    Accumulated depreciation and amortization.......................    (24,374)    (22,843)
                                                                       --------    --------
                                                                       $  8,993    $ 14,580
                                                                       ========    ========

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  SHORT-TERM BORROWINGS

     Short-term borrowings are as follows (in thousands):

                                                                            DECEMBER 31,
                                                                         ------------------
                                                                          1995       1994
                                                                         -------    -------
    Line of Credit Agreement (a)......................................   $14,593    $12,409
    Revolving Loan and Line of Credit Arrangements (b)................                  920
    Revolving Line of Credit Agreement (c)............................                7,631
    Revolving Credit Agreement (d)....................................     3,450     10,100
                                                                         -------    -------
                                                                         $18,043    $31,060
                                                                         =======    =======

---------------
(a)  In April 1993, Five Star Group, Inc. (Five Star) and MXL Industries, Inc.
     (MXL) each entered into a revolving credit and term loan agreement (the "Five Star Loan Agreement" and "MXL Loan Agreement"), which was amended on October 23, 1995. The Five Star Loan Agreement provided for a $20,000,000 revolving credit facility (the "Five Star Revolving Credit Facility") and a $5,000,000 loan (the "Five Star Term Loan"). The Five Star Revolving Credit Facility is a three year committed facility which allows Five Star to borrow amounts up to 50% of Eligible Inventory (as defined) and 80% of Eligible Receivables (as defined) at an interest rate of 1% in excess of the prime rate. At December 31, 1995, the interest rate was 9.5%. As of December 31, 1995, $14,593,000 was borrowed under the Five Star Revolving Credit Facility and Five Star had $282,000 available.

    As of November 1, 1995, the Five Star Term Loan, which was $1,667,000 on
     October 30, 1995, was repaid in its entirety. The Five Star Revolving Credit Agreement is secured by all of the assets of Five Star and 1,359,375 shares of common stock of ISI and 1,062,500 shares of common stock of GP, which were contributed to Five Star in connection with the forgoing transactions.

    The amended MXL Loan Agreement provides for a $1,500,000 revolving credit facility (the "MXL Revolving Credit Facility") and a $4,500,000 term loan, which was adjusted to a balance of $3,960,000 at November 1, 1995 (the "MXL Term Loan"). The MXL Revolving Credit Facility is a three year committed facility which allows MXL to borrow amounts equal to 25% of Eligible Inventory (as defined) and 80% of Eligible Receivables (as defined) at an interest rate of 1% in excess of the prime rate. As of December 31, 1995, there were no borrowings under the MXL Revolving Credit Facility and the balance of the MXL Term Loan was $3,713,000. MXL had $822,000 available under its Revolving Credit Facility at December 31, 1995. At December 31, 1995, under the terms of the revolving credit agreement, approximately $2,000,000 was available to the Company. The amended MXL Term Loan is repayable in 16 quarterly payments of approximately $247,500, which commenced on October 31, 1995. The MXL Term Loan bears interest at 1.375% in excess of the prime rate, and was 9.875% at December 31, 1995. The facilities are secured by all of the assets (other than certain equipment) of MXL and by 815,625 shares of common stock of ISI and 637,500 shares of common stock of GP, which were contributed to MXL in connection with the forgoing transactions.

    The Five Star Revolving Credit Facility and Five Star Term Loan and the MXL
     Revolving Credit Agreement and MXL Term Loan are guaranteed by the Company. In April 1993, $4,196,000 of the proceeds from the original term loans were used to repay the balance of a revolving credit and term loan agreement entered into by the Company. The amended Agreements, among other things, limit the amount that Five Star and MXL may borrow from other sources, the amount and nature of certain expenditures, acquisitions and sales of assets, and the amount that Five Star and MXL can loan or dividend to the Company. Under the terms of the amended agreements, MXL is allowed to lend Five Star and the Company up to an additional $750,000 and $500,000, respectively. The agreements have several covenants, including provisions regarding working capital, tangible net worth, leverage and cash flow ratios.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  SHORT-TERM BORROWINGS -- (CONTINUED)
(b) In August 1991, Eastern Electronics Manufacturing Corporation (Eastern) assigned the outstanding balance on its line of credit with a bank to a finance company, with whom Eastern entered into a Security Agreement. As part of management's plan to discontinue the operations of Eastern (See
     Note 15), the balance was repaid and the facility cancelled in 1995.

(c) On February 9, 1993, Duratek entered into a $7,000,000 Revolving Line of Credit (the Line) and a $400,000 Loans to Facility (the Facility) for fixed asset purchases with a commercial bank. On June 11, 1993, the Line was increased to $7,750,000 and the Facility was increased to $750,000. In January 1995, Duratek used proceeds from the Carlyle financing (See Note 3) to retire amounts outstanding under the Line and as a result of the Company's ownership in Duratek falling below 50%, the Company currently accounts for its investment in Duratek on the equity basis.

(d) On August 31, 1994, GP entered into a $20,000,000 secured revolving credit agreement with a commercial bank. Borrowings under this agreement bore interest at the prime rate. This agreement contained certain covenants, which among other things, limited the amount and nature of certain expenditures and required GP to maintain certain financial ratios.

     On April 7, 1995, the Company and GP entered into a new three year $20,000,000 secured revolving credit agreement with a commercial bank, and terminated the above credit agreement. Borrowings under the new credit agreement bear interest at the prime rate (8.5% at December 31, 1995) or 1.75% over LIBOR (7.43% at December 31, 1995), whichever rate is elected by GP. The new credit agreement is secured by the accounts receivable of GP and certain of its subsidiaries, and contains certain covenants which, among other things, limit the amount and nature of certain expenditures by GP, and requires GP to maintain certain financial ratios. At December 31, 1995, under the terms of the new credit agreement, approximately $2,000,000 was available to the Company. At December 31, 1995, $3,450,000 was borrowed under the new credit agreement and there were available borrowings of $16,550,000 under the agreement.

10.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses are comprised of the following (in thousands):

                                                                            DECEMBER 31,
                                                                         ------------------
                                                                          1995       1994
                                                                         -------    -------
    Accounts payable..................................................   $12,833    $15,371
    Payroll and related costs.........................................     4,130      4,098
    Interest..........................................................       425      1,882
    Other.............................................................     3,477      6,607
                                                                         -------    -------
                                                                         $20,865    $27,958
                                                                         =======    =======

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  LONG-TERM DEBT

     Long-term debt is comprised of the following (in thousands):

                                                                            DECEMBER 31,
                                                                         ------------------
                                                                          1995       1994
                                                                         -------    -------
    8% Swiss Bonds, due 2000 (a)......................................   $ 2,365    $
    5% Convertible Bonds due 1999 (c).................................     2,249      2,129
    8% Swiss Bonds due 1995 (b)(d)....................................       247      2,999
    6% Convertible Swiss Bonds due 1995 (b)(e)........................       494      4,036
    5.75% Convertible Swiss Bonds due 1995 (e)........................       104      2,014
    5.625% Convertible Swiss Bonds due 1996 (f).......................       538      1,716
    7% Dual Currency Convertible Bonds due 1996 (f)...................       615      2,391
    12% Subordinated Debentures due 1997 (g)..........................     6,749      6,783
    Term loan with banks (Note 9(a))..................................     3,713      5,541
    Senior Subordinated Debentures (h)................................       827        801
    Notes payable in connection with settlement of litigation (i).....       521        745
    Term loan with bank (j)...........................................     5,000
    Equipment lease obligations*......................................       510      2,058
                                                                         -------    -------
                                                                          23,932     31,213
    Less current maturities...........................................     4,167     13,700
                                                                         -------    -------
                                                                         $19,765    $17,513
                                                                         =======    =======

---------------
 *  Secured by assets held under capital lease obligations.

(a) On June 28, 1995, the Company's Exchange Offer for certain issues of its outstanding indebtedness expired. The Company accepted for exchange Swiss Francs ("SFr") 1,299,000 of its 8% Swiss Bonds due March 1, 1995, SFr. 1,120,000 of its Convertible Swiss Bonds due March 7, 1995, SFr. 945,000 of its 5.75% Convertible Bonds due May 9, 1995, SFr. 795,000 of its 5.625% Convertible Bonds due March 18, 1996, and $1,212,000 of its 7% Dual Currency Bonds due March 18, 1996. In exchange for the forgoing bonds, the Company issued an aggregate of SFr. 3,604,000 of new 8% Swiss Bonds, due June 28, 2000 (the "New 8% Bonds") and paid $2,873,000 in cash. The New 8% Bonds were valued at $2,340,000 (after an original issue discount of 25%). The principal and interest on the New 8% Bonds are payable either in cash or in shares of common stock of the Company, at the option of the Company.

    As a result of the Exchange Offer, the Company reduced its long-term debt due in 1995 and 1996 by $4,824,000 and realized a loss of $393,000 on the Exchange Offer.

(b) On June 10, 1994, the Company commenced an Exchange Offer for up to 60% of its Swiss denominated 8% Bonds due March 1, 1995, 6% Convertible Bonds due March 7, 1995, 5.75% Convertible Bonds due May 9, 1995, 5.625% Convertible Bonds due March 18, 1996 and 7% Dual Currency Bonds due March 18, 1996, ("the Bonds"). The Company offered for exchange its Common Stock with a value of $1,000 for each $1,000 principal amount of the Bonds. In addition, the Company offered for exchange its Common Stock with a value of SFr. 1,000 for each SFr. 1,000 principal amount of the Bonds. Accrued interest on the Bonds accepted for exchange by the Company was paid in Common Stock of the Company. The purpose of the Exchange Offer was to reduce the Company's long-term indebtedness and related interest expense.

    In July 1994, as a result of the Exchange Offer, the Company received an aggregate of SFr. 2,569,000 principal amount of its Swiss denominated bonds and $1,377,000 of its 7% Dual Currency Convertible Bonds. In addition, the Company completed four private transactions for SFr. 6,971,000 principal amount of its Swiss denominated bonds and $159,000 of its 7% Dual Currency Convertible Bonds.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  LONG-TERM DEBT -- (CONTINUED)
     As a result of the above transactions, the Company issued approximately 852,000 shares of its common stock and reduced its long-term debt by approximately $8,582,000.

(c) The Company commenced an Exchange Offer on July 12, 1993, for any and all of the Bonds. The purpose of the Exchange Offer was to reduce the Company's long-term indebtedness and related interest expense.

     The consideration offered by the Company for each SFr. 1,000 principal amount of the Bonds validly tendered and not withdrawn prior to the Expiration Date (August 19, 1993) was: a) 5% U.S. dollar denominated Convertible Bonds of the Company due August 31, 1999 (the "New 5% Bonds") in a principal amount of $130 and convertible into 8 shares of the Company's Common Stock ("Common Stock"), b) 14 shares of Common Stock, c) 26 shares of Common Stock of ISI (the "ISI Common Stock"), d) 26 shares of Common Stock of Duratek (the "Duratek Common Stock") and e) $43 in cash.

     The consideration offered by the Company for each $1,000 principal amount of the Bonds validly tendered and not withdrawn prior to the Expiration Date was: a) New 5% Bonds in a principal amount of $200 and convertible into 12 shares of Common Stock, b) 21 shares of Common Stock, c) 39 shares of ISI Common Stock, d) 39 shares of Duratek Common Stock and e) $60 in cash.

     On the Expiration Date the Company accepted the following amounts of Old Bonds for exchange: SFr. 3,640,000 of the 6% Bonds due March 7, 1995,
     SFr. 1,125,000 of the 5.75% Bonds due May 9, 1995, SFr. 2,765,000 of the
     5.625% Bonds due March 18, 1996, SFr. 16,806,000 of the 8% Bonds due
     March 1, 1995 and $882,000 of the 7% Bonds due March 18, 1996. Under the terms of the Offer, which included all unpaid accrued interest thereon, the Company issued the following amounts of consideration to the exchanging bondholders: a) 346,397 shares of Common Stock, valued at $5,582,000, b) 667,134 shares of ISI Common Stock, valued at $2,536,000, c) 667,134 shares of Duratek Common Stock, valued at $2,536,000, d) $3,340,080 principal amount of New 5% Bonds which will be convertible into 191,959 shares of the Common Stock, and e) $1,099,368 in cash. The Company recorded an original issue discount on the New 5% Bonds of 10%. At December 31, 1995, $2,309,000 of the New 5% Bonds were outstanding.

     As a result of the Exchange Offer, in 1993 the Company realized a gain of $3,795,000 from the issuance of the ISI and Duratek Common Stock, and an extraordinary gain from the early extinguishment of debt, before income tax effect, of $1,227,000.

(d) On December 20, 1989, as part of an Exchange offer for its Swiss Denominated Bonds, the Company issued: (a) SFr. 51,264,000 ($32,140,000) of its 8% Swiss Bonds due March 1, 1995, each in the principal amount of SFr. 3,000, (the New Bonds) of which SFr. 285,000 are outstanding at December 31, 1995, (b) 17,088 Reset Warrants, each of which entitled the holder to purchase 19 shares of the Company's common stock, at a price determined by formula, which were exercisable until March 1, 1995, (c) 17,088 Common Stock Warrants, each of which entitled the holder to acquire without further consideration shares of the Company's common stock with a market value of SFr. 250, which were exercisable until March 1, 1995, and
     (d) SFr. 750 in cash. During the first quarter of 1996 all the outstanding 8% Swiss Bonds plus accrued interest were fully redeemed for cash.

(e) On March 7, 1985, the Company issued, pursuant to a Swiss Public Bond Issue Agreement, 6% Convertible Bonds due March 7, 1995 representing an aggregate principal amount of SFr. 60,000,000, of which SFr. 570,000 were outstanding as of December 31, 1995. In addition, on May 9, 1985, the Company issued, pursuant to a second Swiss Public Bond Issue Agreement, 5.75% Convertible Bonds due May 9, 1995, representing an aggregate principal amount of SFr. 50,000,000, of which SFr. 120,000 were outstanding as of December 31, 1995. In the first quarter of 1996, all the outstanding 6% and 5.75% Convertible Bonds, plus accrued interest were fully redeemed for cash.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  LONG-TERM DEBT -- (CONTINUED)
(f) On March 18, 1986, the Company issued, pursuant to a third Swiss Public Bond Issue Agreement, 5.625% Convertible Bonds payable in 1996, representing an aggregate principal amount of SFr. 50,000,000, of which SFr. 620,000 are currently outstanding at December 31, 1995. Additionally, the Company issued 7% Dual Currency Convertible Bonds, payable in 1996, representing an aggregate principal amount of SFr. 25,000,000, but payable at maturity at the fixed amount of $15,000,000. The Dual Currency Bonds were issued as part of the Company's overall financing strategy, without any intent to either speculate in foreign exchange or to hedge any existing foreign currency exposure. In the first quarter of 1996, all the outstanding 5.625% Convertible Bonds and 7% Dual Currency Bonds were fully redeemed at maturity.

     In addition to the bonds exchanged (see (a), (b) and (c) above), during 1995, 1994 and 1993 the Company repurchased a portion of each of the Swiss Public Bond Issues as well as Dual Currency Convertible Bonds. Extraordinary gains (losses) from the extinguishment of the Bonds in all such transactions (net of income taxes), amounted to $(79,000), zero and $1,819,000 in 1995, 1994 and 1993, respectively.

(g) During the third quarter of 1987, the Company issued $12,500,000 of Subordinated Debentures (Debentures) which mature in 1997. Each $100 principal amount Debenture was sold with warrants to purchase one share of the Company's common stock at a price of $74.00 per share. In connection with the terms of the Debentures, the Company is subject to certain covenants which limit the amount that may be used for the payment of dividends and for the purchase of the Company's outstanding equity securities (common or Class B). In September 1990, under the terms of an Indenture, the Debentures became exchangeable for the Company's Common Stock, for the remaining term of the Debentures, at a price of approximately $20.00 per share. In 1995 and 1994, zero and $35,000, respectively, of Debentures were converted into zero and 1,761 shares, respectively, of the Company's Common Stock. At December 31, 1995, the Debentures are convertible into approximately 339,000 shares of the Company's Common Stock. At December 31, 1995, the Company was precluded from paying dividends under the terms of the Debentures.

(h) In August 1994, GP, as a result of the acquisition of substantially all the assets of SGLG (See Note 2), issued $15 million of 6% Senior Subordinated Debentures, which have a carrying value of $11,173,000, net of a debt discount of $3,827,000. The debentures are unsecured and require payments of interest only on a quarterly basis through June 30, 1999, quarterly principal installments of $525,000 plus interest through June 30, 2004 and the balance of $4.5 million on June 30, 2004. The debentures are subordinated to borrowings under the line of credit agreement. At December 31, 1995, the carrying value of the debentures held by the Company was $10,346,000, which was eliminated in consolidation, and the remaining $827,000 of debentures were held by the minority shareholders of SGLG.

(i) In March 1987, the Company and Ryder International Corporation (Ryder) agreed to a settlement of litigation relating to the Company's Caridex(R) system. Under the terms of the settlement agreement, the Company agreed to pay Ryder amongst other things, $300,000 per year (in cash or common stock of the Company) for a ten year period commencing January 15, 1988, the present value of which is discounted at 10%, and included in long-term debt.

(j) On April 7, 1995, the Company entered into a $5,000,000 Term Loan Agreement with a bank, of which the Company received approximately $4,910,000 after closing fees. The interest rate is at the bank's prime rate of interest plus 2%. At December 31, 1995, the interest rate was 10.5%. The Term Loan is payable in sixteen consecutive quarterly installments, commencing on June 30, 1996. The first fifteen installments will be $250,000 and the last installment shall be $1,250,000. The Company has used a portion of the proceeds in July 1995 to repay and refinance certain of its Swiss denominated long-term

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  LONG-TERM DEBT -- (CONTINUED)
     debt due in 1995 and 1996. The Term Loan is secured by certain assets of the Company and requires the Company to meet certain financial covenants.

     Aggregate annual maturities of long-term debt outstanding at December 31, 1995 for each of the next five years are as follows (in thousands):

    1996........................................................................   $4,167
    1997........................................................................    9,269
    1998........................................................................    2,160
    1999........................................................................    4,158
    2000........................................................................    3,646

12.  COMMON STOCK ISSUED SUBJECT TO REPURCHASE OBLIGATION

     During the fourth quarter of 1993, the Company entered into several privately negotiated agreements (the Agreements), pursuant to which it reacquired previously outstanding Swiss Bonds in exchange for newly issued common stock. In addition to common stock, the Company issued to the exchanging bondholder in each transaction a non-negotiable, non-interest bearing promissory note (the Note) in a principal amount equal to the market value of the common stock issued in the exchange. The recipient in each transaction obtained the rights, exercisable within approximately a one year period from the date of the Agreement, to sell, retain, or return to the Company the common stock received, in whole or in part. Net proceeds of any sales of common stock by the recipient during the period reduces the amount due under the Note, and sales of common stock for net proceeds equal to or in excess of the principal amount of the Note would cause the Note to be deemed as paid in full. Any excess proceeds of sale of the stock over the principal amount of the Note are retained by the stockholder.

     The Company has accounted for the issuance of the common stock as permanent equity to the extent of the proceeds of subsequent sales of stock by the recipients, and as temporary equity for the balance of the market value of the common stock issued. The Notes serve as a guarantee of the amounts which may be refundable to the recipients of the common stock under the Agreement. The Company's maximum repurchase or refund obligation under these Agreements as of December 31, 1994 aggregated $1,510,000. In 1995, the Company paid $900,000 and issued an additional 16,100 shares to the Noteholder, in exchange for the cancellation of the Note. At December 31, 1995, there was no common stock issued subject to repurchase obligation.

13.  EMPLOYEE BENEFIT PLANS

     The Company had a Defined Benefit Pension Plan (the Plan) for employees of certain divisions and subsidiaries. Benefits were based primarily on years of service and a fixed rate of benefits per year of service. Contributions were intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

     Effective December 31, 1991, the Plan benefits were frozen. Accrued vested benefits will be paid to terminated participants in the form of a lump sum distribution in cases where the accrued vested benefit is less than $3,500. Terminated participants can elect a lump sum distribution if the accrued vested benefit is greater than $3,500 but less than $7,500.

     In the event that the accrued vested benefit exceeds the $7,500 payable limit as outlined in the Plan, payment will be deferred until a terminated vested participant reaches age 65 or elects early retirement, at age

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13.  EMPLOYEE BENEFIT PLANS -- (CONTINUED)
60 or later. The pension expense amounted to $26,000, $31,000 and $377,000, for 1995, 1994 and 1993, respectively.

     The following table sets forth the funded status of the plan and the amount recognized in the Company's Consolidated Balance Sheets (in thousands):

                                                                        DECEMBER 31,
                                                                -----------------------------
                                                                 1995       1994       1993
                                                                -------    -------    -------
    ACTUARIAL PRESENT VALUE OF BENEFIT PLAN OBLIGATIONS:
    Accumulated benefit obligation (including vested benefits
      of $5,365, $4,436 and $4,838)..........................   $(5,890)   $(4,469)   $(4,917)
                                                                -------    -------    -------
    Projected benefit obligation for service rendered to
      date...................................................   $(5,890)   $(4,469)   $(4,917)
    Plan assets at fair value................................     4,353      3,405      3,528
                                                                -------    -------    -------
    Projected benefit obligation in excess of plan assets....    (1,537)    (1,064)    (1,389)
    Unrecognized net loss from past experience different from
      that assumed...........................................       911                   339
                                                                -------    -------    -------
    Minimum pension liability................................      (911)
    ACCRUED PENSION COST INCLUDED IN ACCOUNTS PAYABLE AND
      ACCRUED EXPENSES IN THE CONSOLIDATED BALANCE SHEETS....   $(1,537)   $(1,064)   $(1,050)
                                                                -------    -------    -------
    THE NET PERIODIC PENSION EXPENSE IS AS FOLLOWS:
    Service cost-benefits earned.............................   $          $          $
    Interest cost on projected benefit obligations...........       420        360        341
    Actual return on plan assets.............................      (424)      (350)      (414)
    Net amortization and deferral and other..................        30         21        450
                                                                -------    -------    -------
    Net periodic pension expense.............................   $    26    $    31    $   377
                                                                =======    =======    =======

     The Company's assumptions used as of December 31, 1995, 1994, and 1993 in determining the pension cost and pension cost liability shown above were as follows:

                                                                              PERCENT
                                                                      -----------------------
                                                                      1995     1994     1993
                                                                      -----    -----    -----
    Discount rate..................................................    7.25     8.25     7.5
    Long-term rate of return on assets.............................   10.0     10.0     10.0

     Financial Accounting Standards Board Statement No. 87 (FASB No. 87) requires that a company record an additional minimum pension liability to the extent that a company's accumulated pension benefit obligation exceeds the fair value of pension plan assets and accrued pension liabilities. This additional minimum pension liability is offset by an intangible asset, not to exceed prior service costs of the pension plan. Amounts in excess of prior service costs are reflected as a reduction in stockholders' equity.

     Effective March 1, 1992, the Company adopted the 1992 401(K) Savings Plan (the Savings Plan). Effective December 31, 1991, the Plan participants would no longer accrue benefits under the Defined Benefit Pension Plan, but became eligible to participate in the Company's Savings Plan.

     The Company's Savings Plan is available to employees who have completed one year of service; however, past vesting service credit was recognized for employees who participated in the Savings Plan at the date of initial enrollment, March 1, 1992.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13.  EMPLOYEE BENEFIT PLANS -- (CONTINUED)
     The Savings Plan permits pre-tax contributions to the Savings Plan by participants pursuant to Section 401(K) of the Internal Revenue Code of 2% to 6% of base compensation. The Company matches 40% of the participants' eligible contributions based on a formula set forth in the Savings Plan. Participants are fully vested in their contributions and may withdraw such contributions at time of employment termination, or at age 59 1/2 or earlier in the event of financial hardship. Amounts otherwise are paid at retirement or in the event of death or disability. Employer contributions vest at a rate of 20% per year.

     The Savings Plan is administered by a trustee appointed by the Board of Directors of the Company and all contributions are held by the trustee and invested at the participants' direction in various mutual funds. The expense associated with the Savings Plan was $223,000, $285,000 and $236,000 in 1995, 1994 and 1993, respectively.

14.  INCOME TAXES

     For U.S. Federal income tax purposes, a parent corporation with an 80% or greater equity interest in its subsidiary may file a consolidated tax return. Accordingly, the Company and its greater than 80% owned subsidiaries will file a consolidated Federal income tax return for the year ended December 31, 1995. The subsidiaries in which the Company has an equity ownership between 50% and 80%, are consolidated for financial reporting purposes, but file separate U.S. Federal income tax returns for the year ended December 31, 1995.

     The components of pretax income (loss) are as follows (in thousands):

                                                                  YEARS ENDED DECEMBER 31,
                                                               ------------------------------
                                                                1995        1994       1993
                                                               -------    --------    -------
    Continuing operations...................................   $ 5,819    $(10,648)   $(7,424)
    Discontinued operation..................................    (2,941)     (2,574)      (947)

     The components of income tax expense (benefit) from continuing operations are as follows (in thousands):

                                                                      YEARS ENDED DECEMBER
                                                                               31,
                                                                     -----------------------
                                                                      1995     1994    1993
                                                                     ------    ----    -----
    Current
         State and local..........................................   $  221    $283    $ 398
         Federal tax expense (benefit)............................       37             (973)
                                                                     ------    ----    -----
                                                                        258     283     (575)
                                                                     ------    ----    -----
    Deferred
         State and local..........................................      206      11
         Federal..................................................    1,323     455
                                                                     ------    ----    -----
                                                                      1,529     466
                                                                     ------    ----    -----
                                                                     $1,787    $749    $(575)
                                                                     ======    ====    =====

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

14.  INCOME TAXES -- (CONTINUED)
     The difference between the provision for income taxes computed at the statutory rate and the reported amount of tax expense attributable to consolidated earnings from continuing operations is as follows:

                                                                          DECEMBER 31,
                                                                    -------------------------
                                                                    1995      1994      1993
                                                                    -----    ------    ------
    Federal income tax rate......................................    35.0%   (35.0)%   (35.0)%
    State and local taxes net of Federal benefit.................     4.8      2.0       3.0
    Items not deductible -- primarily amortization of goodwill...    14.0      6.0       5.0
    Valuation allowance adjustment...............................   (22.6)
    GP acquisition of SGLG.......................................             33.00
    Deconsolidation of ISI.......................................                       17.00
    Other........................................................     (.5)     1.0       2.0
                                                                    -----    -----     ---- -
    Effective tax rate...........................................    30.7%     7.0%    (8.0)%
                                                                    =====    =====     =====

     The decrease in the valuation allowance in 1995 was attributable to various adjustments that affect the 1995 income tax provision as well as the deconsolidation of Duratek. The deconsolidation of Duratek resulted in a decrease in deferred tax assets and a corresponding decrease in the valuation allowance. Such adjustment had no effect on the 1995 income tax provision.

     In 1993, the Company recorded an income tax benefit of $1,043,000, of which $973,000 relates to Federal income taxes, in continuing operations as a result of the income tax expense allocated to the extraordinary gain recognized on the early extinguishment of debt under the provisions of FASB No. 109.

     In 1994, the Company recorded an income tax expense of $749,000. The current income tax provision of $283,000 reflected above, represents the estimated taxes payable by the Company for the year ended December 31, 1994. The deferred income tax provision of $466,000 represents the deferred taxes of GP, the Company's 51% owned subsidiary.

     In 1995, the Company recorded an income tax expense of $1,787,000. The current income tax provision of $258,000 reflected above, represents the estimated taxes payable by the Company for the year ended December 31, 1995. The deferred income tax provision of $1,529,000 represents the deferred taxes of GP, the Company's 51% owned subsidiary.

     As of December 31, 1995, the Company has approximately $23,204,000 of net operating loss carryovers consisting of $21,155,000 with respect to net operating losses generated from the Company's consolidated tax return and $2,049,000 generated by ADC as a separate tax filer for Federal income tax return purposes. These carryovers expire in the years 2001 through 2010. In addition, the Company has approximately $2,784,000 of available credit carryovers which expire in the years 1998 through 2003.

     In 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). This statement requires that deferred income taxes be recorded following the liability method of accounting and adjusted periodically when income tax rates change.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

14.  INCOME TAXES -- (CONTINUED)
     The tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities that are included in the net deferred tax assets are summarized as follows:

                                                                           DECEMBER 31,
                                                                        -------------------
                                                                         1995        1994
                                                                        -------    --------
    DEFERRED TAX ASSETS:
    Accounts receivable, principally due to allowance for doubtful
      accounts.......................................................   $   799    $    854
    Investment in partially owned companies..........................                 3,151
    Inventory........................................................        57         406
    Lawsuit settlements..............................................       234         351
    Accrued expenses.................................................       929         310
    Litigation accrual...............................................                   535
    Other accrued liabilities........................................        66         496
    Net operating loss carryforwards.................................     9,028       9,329
    Investment tax credit carryforwards..............................     2,784       2,784
                                                                        -------    --------
    Deferred tax assets..............................................    13,897      18,216
                                                                        -------    --------
    DEFERRED TAX LIABILITIES:
    Property and equipment, principally due to differences in
      depreciation...................................................     1,274       1,650
    Unamortized debt discount........................................                    65
    Unrealized exchange gain.........................................     1,139       1,555
    State taxes......................................................                   115
    Prepaid expenses.................................................       129         186
    Unrealized marketable security gain..............................     1,243
    Investment in partially owned companies..........................     1,918
                                                                        -------    --------
    Deferred tax liabilities.........................................     5,703       3,571
                                                                        -------    --------
    Net deferred tax assets..........................................     8,194      14,645
                                                                        -------    --------
    Less valuation allowance.........................................    (8,248)    (13,170)
                                                                        -------    --------
    Net deferred tax asset (liability)...............................   $   (54)   $  1,475
                                                                        =======    ========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible. Management considers income taxes paid in the past three years and future taxable income in making this assessment. A full valuation allowance is appropriate for the Company and its greater than 80% owned subsidiaries included in the Company's consolidated Federal income tax return, based on the Company's recent history of annual net losses. As a result, effective December 31, 1995, the Company has deferred tax assets of approximately $13,897,000, deferred tax liabilities of $5,703,000 and a valuation allowance of approximately $8,248,000. The net deferred tax liability of $54,000 results from GP, which is not included in the Company's Federal income tax return.

15.  DISCONTINUED OPERATION

     In December 1994, the Company decided to sell its Eastern Electronics Manufacturing Corporation (Eastern) subsidiary, which was the only company in the Electronics segment. As a result of the decision to sell Eastern, the Company reflected Eastern as a discontinued operation. In 1994, the Company wrote down various assets to their estimated net realizable value and recorded a $100,000 reserve for the cost of discontinuing Eastern, totaling $1,570,000. Net realizable value of the segment's fixed assets was estimated

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

15.  DISCONTINUED OPERATION -- (CONTINUED)
based upon a prior appraisal and net realizable value of the segment's inventories was estimated based upon negotiations with a prospective purchaser in a bulk sale transaction. Goodwill was written off as non-recoverable. The total loss for discontinued operation recognized in 1994 was $2,574,000, of which $1,789,000, which included an $800,000 write-down of inventories, was from operations and $785,000 was a loss on disposal, which was comprised of: (a) a $200,000 write-down of property and equipment; (b) a $485,000 write-off of goodwill relating to Eastern; (c) $100,000 for expected losses through the date of disposal. In 1995,the Company recognized a loss from discontinued operation of $2,941,000, of which a total of $2,610,000 was a loss on disposal incurred on the sale of inventory ($1,550,000), write-offs of accounts receivable ($360,000) and sales of fixed assets ($700,000). At the time the Company adopted a plan of disposal in December 1994, the Company was in negotiations to sell a substantial portion of its specific use inventory. These negotiations subsequently broke off and the Company therefore fully reserved this inventory in 1995.

     The December 31, 1994 estimated net realizable value of Eastern's fixed assets was based upon a prior appraisal, but the actual sale in 1995 resulted in less proceeds than prior estimates. Receivable write-offs in 1995 were caused when the Company liquidated its assets rather than selling its inventory as part of a continuing business, therefore making it more difficult to collect the outstanding receivables. In addition, $331,000 in operating expenses were incurred during 1995. The Company sold or otherwise liquidated substantially all of Eastern's assets during 1995. It plans to sell its remaining fixed assets during the first six months of 1996, and to recover its current assets during 1996. The segment's current assets, consisting principally of trade receivables, are stated at estimated net realizable value based upon a review of collectibility. The carrying amount of property and equipment was determined based on discussions with prospective buyers.

     The consolidated statements of operations have been restated for all years presented to report the results of discontinued operations for Eastern separately from continuing operations and where applicable, related notes to the consolidated financial statements exclude the amounts for discontinued operations.

     Assets and liabilities of Eastern included in the consolidated balance sheet at December 31, 1995 and 1994 were as follows (in thousands):

                                                                            1995     1994
                                                                            ----    ------
    Current assets.......................................................   $250    $3,284
    Current liabilities..................................................    120     1,247
    Property and equipment...............................................    100     1,155

16.  COMMON STOCK, STOCK OPTIONS, WARRANTS AND OTHER SHARES RESERVED

     (a) On September 20, 1995, the Company's stockholders and Board of Directors approved the proposal to amend the Company's Restated Certificate of Incorporation to effect a one-for-four reverse stock split of its common stock. The reverse stock split was effective on October 6, 1995 (the "Effective Date"). As of September 20, 1995, there were 27,115,240 shares of common stock outstanding and after the Effective Date there were approximately 6,778,810 shares of common stock outstanding.

     On the Effective Date, the shares of common stock held by stockholders of record were converted into the amount of whole shares of new common stock equal to the number of their shares divided by four, with any fractional shares rounded up to the next whole share.

     The balance sheets at December 31, 1995 and 1994 and as well as the earnings (loss) per share for the years ended December 31, 1995, 1994 and 1993 have been restated to reflect the reverse split as if it had occurred on January 1, 1993.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

16.  COMMON STOCK, STOCK OPTIONS, WARRANTS AND OTHER SHARES
RESERVED -- (CONTINUED)
     (b) Under the Company's non-qualified stock option plan, employees and certain other parties may be granted options to purchase shares of common stock. The options may be granted at a price not less than 85% of the fair market value of the common stock on the date of grant and are exercisable over periods not exceeding ten years from the date of grant. Shares of common stock are also reserved for issuance pursuant to other agreements, as described below. Changes in options and warrants outstanding during 1993, 1994, and 1995, options and warrants exercisable and shares reserved for issuance at December 31, 1993, 1994, and 1995 are as follows:

                                                    COMMON STOCK             CLASS B CAPITAL STOCK
                                            ----------------------------    -----------------------
                                                                                            NUMBER
            OPTIONS AND WARRANTS              PRICE RANGE       NUMBER      PRICE RANGE       OF
                 OUTSTANDING                   PER SHARE       OF SHARES     PER SHARE      SHARES
    -------------------------------------   ---------------    ---------    ------------    -------
    December 31, 1992....................   $ 9.00   -24.00    1,145,401    $9.00           387,500
    Granted..............................    11.50   -16.50        4,500
    Exercised............................     9.00   -20.60      (43,782)
    Terminated...........................     9.00   -22.50      (11,760)
                                                               ---------                    -------
    December 31, 1993....................     9.00   -24.00    1,094,359     9.00           387,500
                                                               ---------                    -------
    Granted..............................
    Exercised............................     9.00               (10,774)
    Terminated...........................     9.00   -18.00       (6,570)
                                                               ---------                    -------
    December 31, 1994....................     9.00   -24.00    1,077,015     9.00           387,500
                                                               ---------                    -------
    Granted..............................     8.375  - 8.50      451,239     8.50           125,000
    Exercised............................
    Terminated...........................     9.00   -20.50     (651,182)
                                                               ---------                    -------
    DECEMBER 31, 1995....................     8.375  -24.00      877,072     8.50  -9.00    512,500
                                                               ---------                    -------
    Options and warrants exercisable
    December 31, 1993....................     9.00   -24.00    1,079,420     9.00           387,500
    December 31, 1994....................     9.00   -24.00    1,072,228     9.00           387,500
    DECEMBER 31, 1995....................     8.375  -24.00      770,685     8.50  -9.00    512,500
    Shares reserved for issuance
    December 31, 1993....................                      2,846,865                    387,500
                                                                ========                    =======
    December 31, 1994....................                      3,339,368                    387,500
                                                                ========                    =======
    DECEMBER 31, 1995....................                      2,106,665                    512,500
                                                                ========                    =======

     At December 31, 1995, 1994, and 1993, options outstanding included 629,334, 504,334 and 504,334 shares for two officers who are principal shareholders of the Company.

     Class B Capital stock aggregating 512,500, 387,500 and 387,500 shares at December 31, 1995, 1994, and 1993 were reserved for issuance to these same two officers.

     The holders of common stock are entitled to one vote per share and the holders of Class B capital stock are entitled to ten votes per share on all matters without distinction between classes, except when approval of a majority of each class is required by statute. The Class B capital stock is convertible at any time, at the option of the holders of such stock, into shares of common stock on a share-for-share basis. Common shares reserved for issuance at December 31, 1995, 1994, and 1993 include 512,500, 387,500 and 387,500 shares, respectively in connection with Class B shares.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

16.  COMMON STOCK, STOCK OPTIONS, WARRANTS AND OTHER SHARES
RESERVED -- (CONTINUED)
     At December 31, 1995, 1994, and 1993, shares reserved for issuance were primarily related to shares reserved for options, warrants and the conversion of long-term debt.

17.  BUSINESS SEGMENTS

     The operations of the Company consist of the following business segments:

          Physical Science Group -- products and services for the power industry, as well as for governmental agencies and industry in general; Distribution Group -- wholesale distribution of home decorating, hardware and finishing products; Optical Plastics Group -- the manufacture and distribution of coated and molded plastic products; Health Care
     Group -- interferon research and production.

     As a result of the Exchange Offer, (See Note 11(c)), ISI is currently accounted for on the equity basis. Therefore, its operating activities are reflected in the Health Care Group only through the completion of the Exchange Offer in 1993 (See Note 4).

     The following tables set forth the revenues and operating results attributable to each line of business and include a reconciliation of the groups' revenues to consolidated revenues and operating results to consolidated income (loss) from operations before income taxes, discontinued operation and extraordinary item for the periods presented (in thousands):

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1995        1994        1993
                                                             --------    --------    --------
    REVENUES
    Physical Science......................................   $111,804    $119,341    $103,152
    Distribution..........................................     66,229      76,746      74,974
    Optical Plastics......................................     11,103       9,426       7,952
    Health Care...........................................                              1,533
    Other.................................................      1,579       2,649         989
                                                             --------    --------    --------
                                                              190,715     208,162     188,600
    Investment and other income (expense), net............     (4,201)     (5,196)        625
                                                             --------    --------    --------
              Total revenues..............................   $186,154    $202,966    $189,225
                                                             --------    --------    --------
    OPERATING RESULTS
    Physical Science......................................   $  5,883    $  5,053    $    500
    Distribution..........................................      1,374       1,484       1,948
    Optical Plastics......................................      2,661       2,227       1,378
    Health Care...........................................                             (4,431)
    Other (principally American Drug Company).............     (1,575)     (1,854)       (587)
                                                             --------    --------    --------
              Total operating profit (loss)...............      8,343       6,910      (1,192)
    Interest expense......................................     (5,019)     (6,458)     (8,199)
    Indirect administrative expenses (at the holding
      company level), net of gains or losses from
      dispositions of investments, minority interests,
      foreign currency exchange gains or losses, and other
      revenue.............................................      2,495     (11,100)      1,967
                                                             --------    --------    --------
    Income (loss) from operations before income taxes,
      discontinued operation and extraordinary item.......   $  5,819    $(10,648)   $ (7,424)
                                                             ========    ========    ========

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

17.  BUSINESS SEGMENTS -- (CONTINUED)
     Operating profits represent gross revenues less operating expenses. In computing operating profits, none of the following items have been added or deducted; general corporate expenses at the holding company level, foreign currency transaction gains and losses, investment income and interest expense. General corporate expenses at the holding company level, which are primarily salaries, occupancy costs, professional fees and costs associated with being a publicly traded company, totaled approximately $6,173,000, $6,177,000 and $6,595,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     For the years ended December 31, 1995, 1994 and 1993, sales to the United States government and its agencies represented approximately 31%, 23% and 17%, respectively, of sales.

     Additional information relating to the Company's business segments is as follows (in thousands):

                                                                       DECEMBER 31,
                                                             --------------------------------
                                                               1995        1994        1993
                                                             --------    --------    --------
    IDENTIFIABLE ASSETS
    Physical Science......................................   $ 82,022    $104,572    $ 74,551
    Distribution..........................................     44,400      42,879      34,255
    Optical Plastics......................................     12,267      11,552       7,129
    Corporate and other...................................     12,681      12,104      44,121
    Assets relating to discontinued operation.............        350       4,439       6,001
                                                             --------    --------    --------
                                                             $151,720    $175,546    $166,057
                                                             ========    ========    ========

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1995        1994        1993
                                                             --------    --------    --------
    ADDITIONS TO PROPERTY, PLANT, AND EQUIPMENT, NET
    Physical Science......................................   $  1,555    $  2,599    $  1,360
    Distribution..........................................        352       1,336         557
    Optical Plastics......................................        565         189          41
    Corporate and other...................................         39          62          89
    Discontinued operation, net...........................       (505)       (180)         30
                                                             --------    --------    --------
                                                             $  2,006    $  4,006    $  2,077
                                                             ========    ========    ========

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1995        1994        1993
                                                             --------    --------    --------
    DEPRECIATION AND AMORTIZATION
    Physical Science......................................   $  1,785    $  3,523    $  2,193
    Distribution..........................................      1,069       1,000         710
    Optical Plastics......................................        788         839         876
    Health Care...........................................                                552
    Corporate and other...................................        674         503         800
    Discontinued operation................................                    198         165
                                                             --------    --------    --------
                                                             $  4,316    $  6,063    $  5,296
                                                             ========    ========    ========

     Identifiable assets by industry segment are those assets that are used in the Company's operations in each segment. Corporate and other assets are principally cash and cash equivalents, marketable securities and unallocated intangibles.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

18.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of financial instruments including cash, short-term investments, accounts receivable, accounts payable and short-term borrowings approximate estimated market values because of short maturities and interest rates that approximate current rates.

     The carrying values of investments, other than those accounted for on the equity basis, approximate fair values based upon quoted market prices. The investments for which there is no quoted market price are not significant.

     The estimated fair value for the Company's major long-term debt components are as follows (in thousands):

                                                    DECEMBER 31, 1995       DECEMBER 31, 1994
                                                    CARRYING ESTIMATED     CARRYING ESTIMATED
                                                    AMOUNT FAIR VALUE       AMOUNT FAIR VALUE
                                                   --------------------    -------------------
    8% Swiss Bonds due 2000.....................   $ 2,365      $ 1,987    $            $
    Swiss Bonds.................................     1,383        1,176     10,765       9,537
    5% Convertible Bonds........................     2,249        2,092      2,129       1,980
    7% Dual Currency Convertible Bonds..........       615          553      2,391       1,769
    12% Subordinated Debentures.................     6,749        4,859      6,783       3,052
    Other long-term debt........................    10,571       10,571      9,145       9,145

     Limitations. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

19.  ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES

     As of January 1, 1994 the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). The Company's marketable securities consist of corporate equity securities which are included in both Marketable securities, which are expected to be sold within one year, and Investments and advances on the consolidated balance sheet Under SFAS No. 115, the Company classifies these equity securities as either trading or available-for-sale and records the securities at their fair value. Trading securities are held principally for the purpose of selling them in the near term. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

     A decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. In 1995, the Company recognized a permanent impairment in one of its available-for-sale securities as a result of receipt of a tender offer at a price below the Company's carrying cost, and recorded a loss of $785,000 to adjust the carrying amount to the tender offer price, which loss is included in Investment and other income (expense), net.

     Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     Marketable securities at December 31, 1995 consists of 250,000 shares of Duratek common stock, which were transferred from long-term investments available-for-sale to trading securities during 1995 resulting in the recognition of a $3,183,000 gain on the transfer, representing the excess of the quoted market value of such

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

19.  ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY
SECURITIES -- (CONTINUED)
shares on the date of transfer over the Company's carrying amount. At December 31, 1995, the Company was permitted to sell approximately 295,000 shares of Common Stock of Duratek pursuant to Rule 144 of the Securities Act of 1933. At December 31, 1995, the Company had determined to sell promptly 250,000 shares of its Duratek Common Stock in 1996 pursuant to Rule 144, and therefore, classified such securities in the trading category.

     The gross unrealized holding losses and fair value for available-for-sale securities were as follows (in thousands):

                                                                          GROSS
                                                                        UNREALIZED
                                                             COST     HOLDING LOSSES    FAIR VALUE
                                                            ------    --------------    ----------
    AVAILABLE-FOR-SALE:
    Equity Securities
    DECEMBER 31, 1995....................................   $2,210       $ (1,440)        $  770
    December 31, 1994....................................    9,186         (1,783)         7,403

     The gains and losses realized on available-for-sale securities sold were as follows (in thousands):

                                                                           SALES       REALIZED
                                                                 COST     PROCEEDS    GAIN (LOSS)
                                                                ------    --------    -----------
    December 31, 1994:
         Realized loss.......................................   $1,850     $1,514        $(336)
         Realized gain.......................................      461      1,260          799
                                                                ------    --------    -----------
         Net realized gain...................................   $2,311     $2,774        $ 463
                                                                ======     ======     ========

     The Company did not realize any gains or losses on available-for-sale securities for the year ended December 31, 1995.

20.  RECENT ACCOUNTING DEVELOPMENTS

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Statement 121 requires the Company to estimate the future cash flows expected to result from the use and eventual disposition of its property, plant and equipment and other long lived assets, and if the sum of such cash flows is less than the carrying amount of these assets, to recognize an impairment loss to the extent, if any, that the carrying amount of the assets exceeds their fair values. The Company believes that expected future cash flows derived from these assets will be at least equal to their carrying values, and that no impairment loss will be indicated.

     In December 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), effective for years beginning after December 15, 1995. Under SFAS 123, the Company may elect either a "fair value" based method or the current "intrinsic value" based method of accounting prescribed by APB No. 25, "Accounting for Stock Issued to Employees," for its stock-based compensation arrangements. Under the "intrinsic value" based method, the Company will be required to disclose in the footnotes to the consolidated financial statements net income and earnings per share computed under the "fair value" based method. The Company has elected to continue accounting for stock-based compensation arrangements using the "intrinsic value" based method; therefore, the adoption of SFAS 123 will not impact the Company's results of operations or financial condition.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

21.  COMMITMENTS AND CONTINGENCIES

     (a) The Company has several noncancellable leases which cover real property, machinery and equipment and certain manufacturing facilities. Such leases expire at various dates with, in some cases, options to extend their terms.

     Minimum rentals under long-term operating leases are as follows (in thousands):

                                                               REAL      MACHINERY &
                                                             PROPERTY     EQUIPMENT      TOTAL
                                                             --------    -----------    -------
    1996..................................................   $  3,941      $ 1,026      $ 4,967
    1997..................................................      3,451          877        4,328
    1998..................................................      2,746          852        3,598
    1999..................................................      2,267          851        3,118
    2000..................................................      2,217          237        2,454
    After 2000............................................      2,981           49        3,030
                                                             --------    -----------    -------
              Total.......................................   $ 17,603      $ 3,892      $21,495
                                                              =======    =========      =======

     Several of the leases contain provisions for rent escalation based primarily on increases in real estate taxes and operating costs incurred by the lessor. Rent expense for real and personal property was approximately $5,598,000, $8,115,000 and $7,792,000 for 1995, 1994 and 1993, respectively.

     (b) In February 1986, Duratek completed its initial public offering of common stock. In connection with Duratek's public offering, the Company issued to certain officers of Duratek and the Company 358,609 options for the purchase of Duratek common stock owned by the Company at a price equal to the greater of
(a) $1.75 per share or (b) the net book value per share of Duratek's common stock as of the end of the most recently completed fiscal quarter which ends not less than 60 days before the date of exercise of such option. In 1991, an additional 270,000 options for the purchase of Duratek common stock owned by the Company at a price of $1.90 per share were issued to certain employees and officers of the Company. Through December 31, 1995, 44,600 options under the plan were exercised, 57,500 were cancelled, and at December 31, 1995, 465,750 options are currently exercisable. At December 31, 1995, the Company owned approximately 31% of Duratek (See Note 3).

     (c) The Company is party to several lawsuits and claims incidental to its business, including claims regarding environmental matters, one of which is in the early stages of investigation. It is not possible at the present time to estimate the ultimate legal and financial liability, if any, of the Company in respect to such litigation and claims; however, management believes that the ultimate liability, if any, will not have a material adverse effect on the Company's consolidated financial statements.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                        DECEMBER 31,
                                                                                            1995
                                                                       SEPTEMBER 30,    ------------
                                                                           1996             (A)
                                                                       -------------
                                                                        (UNAUDITED)
                                               ASSETS
CURRENT ASSETS:
Cash and cash equivalents...........................................      $ 23,371        $  8,094
Marketable securities...............................................         3,280           3,563
Accounts and other receivables, of which $15,354 and $13,013 is from
  government contracts..............................................        45,243          39,466
Inventories.........................................................        20,871          20,444
Costs and estimated earnings in excess of billings on uncompleted contracts, of which $645 and $1,473 relates to government
  contracts.........................................................        10,125           9,118
Prepaid expenses and other current assets...........................         3,540           3,640
                                                                       -------------    ------------
          Total current assets......................................       106,430          84,325
                                                                       -------------    ------------
Investments and advances............................................        23,392          21,452
                                                                       -------------    ------------
Property, plant and equipment, at cost..............................        35,740          33,367
Less accumulated depreciation.......................................       (26,521)        (24,374)
                                                                       -------------    ------------
                                                                             9,219           8,993
                                                                       -------------    ------------
Intangible assets, net of amortization..............................        33,987          33,053
                                                                       -------------    ------------
Other assets........................................................         3,682           3,897
                                                                       -------------    ------------
                                                                          $176,710        $151,720
                                                                        ==========      ==========
                                LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt................................      $  8,910        $  4,167
Short-term borrowings...............................................        21,540          18,043
Accounts payable and accrued expenses...............................        24,825          20,865
Billings in excess of costs and estimated earnings on uncompleted
  contracts.........................................................         8,395           8,301
                                                                       -------------    ------------
          Total current liabilities.................................        63,670          51,376
                                                                       -------------    ------------
Long-term debt less current maturities..............................        11,853          19,765
                                                                       -------------    ------------
Minority interests and other........................................         9,903           9,581
                                                                       -------------    ------------
STOCKHOLDERS' EQUITY:
Common stock........................................................            73              68
Class B capital stock...............................................             1               1
Capital in excess of par value......................................       130,080         125,419
Deficit.............................................................       (40,501)        (52,139)
Net unrealized gain (loss) on available-for-sale securities.........         2,542          (1,440)
Minimum pension liability adjustment................................          (911)           (911)
                                                                       -------------    ------------
          Total stockholders' equity................................        91,284          70,998
                                                                       -------------    ------------
                                                                          $176,710        $151,720
                                                                        ==========      ==========

---------------
(a) The Consolidated Condensed Balance Sheet as of December 31, 1995 has been summarized from the Company's audited Consolidated Balance sheet as of that date.

   See accompanying notes to the consolidated condensed financial statements.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               NINE MONTHS
                                                                           ENDED SEPTEMBER 30,
                                                                           --------------------
                                                                             1996        1995
                                                                           --------    --------
Revenues
     Sales..............................................................   $152,536    $142,519
     Investment and other income, net...................................      2,658         924
                                                                           --------    --------
                                                                            155,194     143,443
                                                                           --------    --------
Costs and expenses
     Costs of goods sold................................................    129,623     119,310
     Selling, general & administrative..................................     22,269      23,968
     Interest...........................................................      3,142       3,636
                                                                           --------    --------
                                                                            155,034     146,914
                                                                           --------    --------
Minority interests......................................................     (1,094)       (818)
Loss on investments.....................................................     (4,000)
Unrealized gain on transfer from long-term investment to trading
  securities............................................................      1,842
Gain on issuance of stock by affiliates.................................      1,938       5,912
Gain on disposition of stock of a subsidiary and affiliate..............     12,200       2,567
                                                                           --------    --------
Income before income taxes, discontinued operation and extraordinary
  item..................................................................     11,046       4,190
Income tax benefit (expense)............................................        592      (1,073)
                                                                           --------    --------
Income before discontinued operation and extraordinary item.............     11,638       3,117
Discontinued operation..................................................                 (2,154)
                                                                           --------    --------
Income before extraordinary item........................................     11,638         963
Extraordinary item
     Extinguishment of debt, net of income tax..........................                    (79)
                                                                           --------    --------
Net income..............................................................   $ 11,638    $    884
                                                                           ========    ========
Income per share:
     Income before discontinued operation and extraordinary item........   $   1.58    $    .47
     Discontinued operation.............................................                   (.33)
     Extraordinary item.................................................                   (.01)
                                                                           --------    --------
     Income per share...................................................   $   1.58    $    .13
                                                                           ========    ========
Dividends per share.....................................................     none        none
                                                                           ========    ========

   See accompanying notes to the consolidated condensed financial statements.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                NINE MONTHS
                                                                             ENDED SEPTEMBER 30,
                                                                             -------------------
                                                                              1996       1995
                                                                             -------    -------
CASH FLOWS FROM OPERATIONS:
Net income................................................................   $11,638    $   884
Adjustments to reconcile net income to net cash provided by (used for)
  operating activities:
     Provision for discontinued operation.................................                2,075
     Depreciation and amortization........................................     3,919      3,640
     Loss from extinguishment of debt.....................................                   79
     Gain on disposition of stock of an affiliate.........................   (12,200)    (2,567)
     Gain on issuance of stock by affiliates..............................    (1,938)    (5,912)
     Loss on investments..................................................     4,000
     Reduction in valuation allowance for deferred tax asset..............    (2,386)
     Unrealized gain on transfer from long-term investments to trading
      securities..........................................................    (1,842)
Change in other operating items...........................................    (3,685)     3,792
                                                                             -------    -------
Net cash (used for) provided by operations................................    (2,494)     1,991
                                                                             -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of stock of a subsidiary...............................    17,700      5,000
Additions to property, plant & equipment..................................    (2,373)    (1,701)
Additions to intangible assets............................................    (2,706)      (988)
Reduction of investments and other assets, net............................     1,238        139
                                                                             -------    -------
Net cash provided by investing activities.................................    13,859      2,450
                                                                             -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings.......................................     5,247      7,160
Repayments of short-term borrowings.......................................    (1,750)   (11,020)
Proceeds from issuance of long-term debt..................................     1,400      4,910
Reduction of long-term debt...............................................    (3,545)    (8,728)
Exercise of common stock options and warrants.............................         7
Proceeds from issuance of common stock....................................     2,553
                                                                             -------    -------
     Net cash provided by (used for) financing activities.................     3,912     (7,678)
                                                                             -------    -------
     Net increase (decrease) in cash and cash equivalents.................    15,277     (3,237)
     Cash and cash equivalents at the beginning of the periods............     8,094     10,075
                                                                             -------    -------
     Cash and cash equivalents at the end of the periods..................   $23,371    $ 6,838
                                                                             =======    =======
Supplemental disclosures of cash flow information:
Cash paid during the periods for:
     Interest.............................................................   $ 3,449    $ 3,939
                                                                             =======    =======
     Income taxes.........................................................   $   836    $   421
                                                                             =======    =======

   See accompanying notes to the consolidated condensed financial statements.

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  INVENTORIES

     Inventories are valued at the lower of cost or market, principally using the first-in, first-out (FIFO) method. Inventories consisting of material, labor, and overhead are classified as follows (in thousands):

                                                                                     DECEMBER
                                                                   SEPTEMBER 30,        31,
                                                                       1996            1995
                                                                   -------------    -----------
    Raw materials...............................................      $   780         $   580
    Work in process.............................................          230             219
    Finished goods..............................................       19,861          19,645
                                                                   -------------    -----------
                                                                      $20,871         $20,444
                                                                   ==========       =========

2.  LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                                   SEPTEMBER 30,    DECEMBER 31,
                                                                       1996             1995
                                                                   -------------    ------------
    8% Swiss bonds due 1995.....................................      $               $    247
    8% Swiss bonds due 2000.....................................        2,301            2,365
    Swiss convertible bonds.....................................                         1,751
    5% Convertible bonds due 1999...............................        1,740            2,249
    12% Subordinated debentures due to 1997.....................        6,732            6,749
    Term loans with banks.......................................        7,470            8,713
    Other.......................................................        2,520            1,858
                                                                   -------------    ------------
                                                                       20,763           23,932
    Less current maturities.....................................        8,910            4,167
                                                                   -------------    ------------
                                                                      $11,853         $ 19,765
                                                                   ==========       ==========

3.  GENERAL PHYSICS CORPORATION


     In September 1996, National Patent and General Physics Corporation reached an agreement pursuant to which the Company would acquire the remaining 5,039,732 shares (48% of the outstanding shares) of General Physics that it does not already own. The agreement was recommended to the Board of Directors of General Physics by a Special Committee of the Board composed of independent directors. Based on an agreed upon price of National Patent's Common Stock on September 18, 1996 ($9.625), National Patent would issue .53 shares of its common stock, par value $.01 per share, for each outstanding share of General Physics Common Stock not owned by National Patent. The exchange ratio, which is subject to certain adjustments, would provide approximately $5.10 in value for each outstanding share of General Physics. The proposed transaction is subject, among other things, to the execution of a definitive merger agreement, the approval by stockholders of each of National Patent and General Physics, receipt of a fairness opinion from the investment banker retained by the Special Committee, and registration under the Securities Act of 1933 of the shares of National Patent's Common Stock to be issued in the proposed transaction.



     On September 27, 1996, General Physics, all of the directors of General Physics and National Patent were named as defendants in a complaint filed in the Court of Chancery of the State of Delaware in and for

            NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

3.  GENERAL PHYSICS CORPORATION -- (CONTINUED)
New Castle County, styled Dunlop v. Pollak, et all., Civil Action No. 15237-NC. The complaint was brought by an alleged stockholder of General Physics, individually and purportedly as a class action on behalf of all other stockholders of General Physics. The complaint alleges purported breaches of fiduciary duty by the directors of General Physics, including certain directors who are also directors of National Patent, and purported breaches of fiduciary duty by National Patent, as an alleged majority and controlling shareholder, arising primarily from the Merger. The complaint alleges, among other things, that the Merger has been timed to allow National Patent to take advantage of the current trading price of General Physics Common Stock, which plaintiff alleges is depressed. The complaint seeks, among other things, injunctive relief prohibiting the Merger or, if the Merger is consummated, an order rescinding the Merger or granting plaintiff and the other members of the purported class damages. Plaintiff has granted the defendants extensions of the time in which to answer the complaint and to respond to plaintiff's pending request to review documents relating to the Merger. The defendants believe that the claims set forth in the complaint are without merit, and intend vigorously to defend the litigation.

4.  SHORT-TERM BORROWINGS

     On September 30, 1996, the Five Star Group, Inc. (Five Star) and MXL Industries, Inc. (MXL) entered into an extension of, as well as various amendments to the Five Star Loan Agreement and MXL Loan Agreement. The amended agreements expire on September 30, 1997. Under the terms of the amendments, several Five Star covenants, including provisions regarding working capital, tangible net worth, capital expenditures and cash flow ratios were revised.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Stockholders of
GSE Systems, Inc.

     We have audited the consolidated balance sheets of GSE Systems, Inc. and Subsidiaries (the Company) as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the period April 14, 1994 (date of inception) to December 31, 1994 and for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GSE Systems, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the period April 14, 1994 (date of inception) to December 31, 1994 and for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Washington, D.C.
March 1, 1996

                       GSE SYSTEMS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                       DECEMBER 31,    DECEMBER 31,
                                                                           1994            1995
                                                                       ------------    ------------
                                              ASSETS
Current assets:
     Cash and cash equivalents......................................     $  4,352        $  9,016
     Contract receivables...........................................       20,261          26,912
     Inventories....................................................        1,837           2,293
     Prepaid expenses and other current assets......................        1,548           2,877
     Deferred income taxes..........................................          902             409
                                                                       ------------    ------------
          Total current assets......................................       28,900          41,507
Property and equipment, net.........................................        3,741           3,468
Software development costs, net.....................................          728           1,921
Goodwill and other intangible assets, net...........................        5,098           2,348
Due from stockholder................................................        2,400              --
Deferred income taxes...............................................          285           1,856
Other assets........................................................          160             260
                                                                       ------------    ------------
          Total assets..............................................     $ 41,312        $ 51,360
                                                                       ==========      ==========
                          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Accounts payable...............................................     $  3,327        $  5,830
     Accrued expenses...............................................        4,703           3,984
     Notes payable, current portion.................................        7,071              75
     Billings in excess of revenue earned...........................        6,353          10,239
     Accrued contract reserves......................................        1,938             641
     Accrued warranty reserves......................................        2,855           2,119
     Other current liabilities......................................          586           1,061
     Income taxes payable...........................................          409           1,012
                                                                       ------------    ------------
          Total current liabilities.................................       27,242          24,961
Notes payable, less current portion.................................        5,728             171
Billings in excess of revenues earned...............................        5,792           2,485
Accrued contract and warranty reserves..............................        1,893           1,495
Accrued facility costs..............................................        1,451           1,103
Other liabilities...................................................          919             529
                                                                       ------------    ------------
          Total liabilities.........................................       43,025          30,744
                                                                       ------------    ------------
Commitments and contingencies:
Redeemable preferred stock; 4,000 shares authorized, 2,400 and none issued and outstanding; stated and liquidation value of $1,000 per
  share.............................................................        2,400              --
                                                                       ------------    ------------
Stockholders' equity (deficit):
     Common stock; $.01 par value, 8,000,000 shares authorized,
       2,500,000 and 4,225,000 shares issued and outstanding........           25              42
     Additional paid-in capital.....................................           --          21,121
     Retained earnings (deficit) -- at formation....................       (5,048)         (5,112)
     Retained earnings -- since formation...........................          923           4,413
     Pension liability adjustment...................................          (73)           (102)
     Cumulative translation adjustment..............................           60             254
                                                                       ------------    ------------
          Total stockholders' equity (deficit)......................       (4,113)         20,616
                                                                       ------------    ------------
          Total liabilities & stockholders' equity (deficit)........     $ 41,312        $ 51,360
                                                                       ==========      ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       GSE SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      FOR THE PERIOD
                                                                         APRIL 14
                                                                         THROUGH         YEAR ENDED
                                                                       DECEMBER 31,     DECEMBER 31,
                                                                           1994             1995
                                                                      --------------    ------------
Contract revenue...................................................      $ 33,637         $ 85,302
Cost of revenue....................................................        25,538           57,376
                                                                      --------------    ------------
          Gross profit.............................................         8,099           27,926
                                                                      --------------    ------------
Operating expenses:
     Selling, general and administrative...........................         5,311           19,745
     Depreciation and amortization.................................         1,000            2,173
                                                                      --------------    ------------
          Total operating expenses.................................         6,311           21,918
                                                                      --------------    ------------
          Operating income.........................................         1,788            6,008
Interest expense...................................................           402              983
Other income.......................................................          (192)            (364)
                                                                      --------------    ------------
          Income before income taxes...............................         1,578            5,389
Provision for income taxes.........................................           579            1,899
                                                                      --------------    ------------
          Net income...............................................           999            3,490
Preferred dividends................................................            76               --
                                                                      --------------    ------------
          Net income available to common shares....................      $    923         $  3,490
                                                                       ==========       ==========
Earnings per common share..........................................      $    .37         $   1.08
                                                                       ==========       ==========
Weighted average common shares outstanding.........................         2,500            3,218
                                                                       ==========       ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       GSE SYSTEMS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
            FOR THE PERIOD APRIL 14, 1994 THROUGH DECEMBER 31, 1994
                      AND THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                     RETAINED EARNINGS
                                                                         (DEFICIT)
                                   COMMON STOCK      ADDITIONAL    ----------------------     PENSION        FOREIGN
                                 ----------------     PAID-IN         AT          SINCE      LIABILITY      CURRENCY
                                 SHARES    AMOUNT     CAPITAL      FORMATION    FORMATION    ADJUSTMENT    TRANSLATION     TOTAL
                                 ------    ------    ----------    ---------    ---------    ----------    -----------    -------
Balance, April 14, 1994.......    --        $--       $     --      $ 1,676      $    --       $--            $--         $ 1,676
Issuance of common stock......     100         1            --           --           --        --            --                1
Stock dividends...............   2,400        24            --          (24)          --        --            --               --
Issuance of preferred stock...    --        --              --       (4,000)          --        --            --           (4,000)
Distribution to shareholder...    --        --              --       (1,000)          --        --            --           (1,000)
Notes payable to
  shareholder.................    --        --              --       (1,700)          --        --            --           (1,700)
Preferred dividend............    --        --              --           --          (76)       --            --              (76)
Foreign currency
  translation.................    --        --              --           --           --        --               60            60
Pension liability
  adjustment..................    --        --              --           --           --          (73)        --              (73)
Net income....................    --        --              --           --          999        --            --              999
                                 ------    ------    ----------    ---------    ---------    ----------       -----       -------
Balance, December 31, 1994
  ............................   2,500        25            --       (5,048)         923          (73)           60        (4,113)
Issuance of common stock......   1,725        17        21,121           --           --        --            --           21,138
Distribution to shareholder...    --        --              --          (64)          --        --            --              (64)
Foreign currency
  translation.................    --        --              --           --           --        --              194           194
Pension liability
  adjustment..................    --        --              --           --           --          (29)        --              (29)
Net income....................    --        --              --           --        3,490        --            --            3,490
                                 ------    ------    ----------    ---------    ---------    ----------       -----       -------
Balance, December 31, 1995....   4,225      $ 42      $ 21,121      $(5,112)     $ 4,413       $ (102)        $ 254       $20,616
                                 ======    =======   =========     =========    =========    ==========    ==========     =======

   The accompanying notes are an integral part of the consolidated financial statements.

                       GSE SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                      FOR THE PERIOD
                                                                         APRIL 14
                                                                         THROUGH         YEAR ENDED
                                                                       DECEMBER 31,     DECEMBER 31,
                                                                           1994             1995
                                                                      --------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.........................................................      $    999         $  3,490
Adjustments to reconcile net income to net cash provided by (used
  in) operating activities:
     Depreciation and amortization.................................         1,351            2,645
     Provisions for doubtful contract receivables and inventory
      reserve......................................................            72               83
     Deferred income taxes.........................................           152              582
     Changes in assets and liabilities, net of effects of
      acquisitions:
          Contract receivables.....................................         8,150           (5,955)
          Inventories..............................................            19              271
          Prepaid expenses and other current assets................          (220)          (1,205)
          Other assets.............................................            (7)            (150)
          Accounts payable and accrued expenses....................          (317)           2,145
          Billings in excess of revenue earned.....................        (4,686)             383
          Accrued contract and warranty reserves...................        (2,116)          (2,605)
          Other current liabilities................................           586             (157)
          Income taxes payable.....................................           287              603
          Accrued facility costs...................................          (278)            (348)
          Other liabilities........................................            26               (1)
                                                                      --------------    ------------
Net cash provided by (used in) operating activities................         4,018             (219)
                                                                      --------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Payment for purchase of Process Solutions.....................        (2,000)              --
     Capital expenditures..........................................          (468)          (1,041)
     Capitalization of software development costs..................            --           (1,664)
                                                                      --------------    ------------
Net cash used in investing activities..............................        (2,468)          (2,705)
                                                                      --------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Borrowings (repayment) under lines of credit with bank........         1,517           (4,236)
     Borrowings from (repayment to) Vattenfall.....................           478           (1,411)
     Principal payments under capital lease obligations............           (49)             (69)
     Principal payments under term note............................        (1,042)          (7,882)
     Payment to shareholder at formation...........................        (1,000)             (64)
     Payment on shareholder notes..................................          (767)              --
     Net proceeds from sale of common stock........................             1           21,138
     Redemption of preferred stock.................................        (1,600)          (2,400)
     Preferred dividends...........................................           (76)              --
     Repayment of amounts due from stockholder.....................         3,000            2,400
                                                                      --------------    ------------
Net cash provided by financing activities..........................           462            7,476
                                                                      --------------    ------------
Effect of exchange rates on cash...................................            70              112
                                                                      --------------    ------------
Net increase in cash and cash equivalents..........................         2,082            4,664
Cash and cash equivalents at beginning of period...................         2,270            4,352
                                                                      --------------    ------------
Cash and cash equivalents at end of period.........................      $  4,352         $  9,016
                                                                       ==========       ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       GSE SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS

     GSE Systems, Inc. (the "Company") designs, develops and delivers business and technology solutions by applying process control, data acquisition, simulation, and business software, systems and services to the energy, process and manufacturing industries worldwide. The Company was formed on April 13, 1994 through the consolidation of operations of Simulation, Systems & Services Technologies Company ("S3 Technologies"), GP International Engineering & Simulation, Inc. ("GPI") and EuroSim AB ("EuroSim") (collectively, the "Predecessors"). In December 1994, the Company expanded into the process control and data acquisition business through the acquisition of the net assets of the process control systems division of Texas Instruments Incorporated ("TI"), which now does business as GSE Process Solutions, Inc. ("Process Solutions").

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Formation of the Company

     The Company was formed through the contribution of the businesses of S3 Technologies (and its immediate parent), GPI and EuroSim by their parent organizations, ManTech International Corporation ("ManTech") and certain of its employees and related parties, National Patent Development Corporation ("NPDC") and NPDC's affiliates, SGLG, Inc. (formerly named GPS Technologies, Inc. and hereinafter called "GPS") and General Physics Corporation ("GPC"), and Vattenfall Engineering AB ("Vattenfall"). In exchange, the contributors received shares of Common Stock of the Company. In addition, ManTech received shares of preferred stock of the Company and Vattenfall received cash and notes. In light of the equality of interests of the Company's principal stockholders, there was no identifiable acquirer in the consolidation. Thus, the assets and liabilities of each of the businesses contributed were recorded at historical cost. (See
Note 14).

  Principles of consolidation

     The accompanying consolidated financial statements include the results of operations of the Company and its wholly-owned subsidiaries: S3 Technologies, GPI, EuroSim, and Process Solutions' domestic and international operations (since the dates of their acquisition). All intercompany balances and transactions have been eliminated.

  Accounting estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and cash equivalents

     Cash and cash equivalents consist of cash on hand and short-term highly liquid investments with original maturities of less than three months at the date of purchase. The Company had restricted cash of approximately $129,000 at December 31, 1994 relating to cash held in escrow to collateralize bid bonds issued for prospective new contracts.

                       GSE SYSTEMS, INC. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     Supplemental disclosures of cash flow information (in thousands):

                                                              FOR THE PERIOD
                                                             APRIL 14 THROUGH     YEAR ENDED
                                                               DECEMBER 31,      DECEMBER 31,
                                                                   1994              1995
                                                             ----------------    ------------
        Cash paid for:
             Interest.....................................         $381              $880
                                                             ============        ==========
             Income taxes.................................         $ 11              $767
                                                             ============        ==========

     Supplemental schedule of non-cash investing and financing activities:

          As discussed in Note 3, the Company acquired Process Solutions' domestic operations in December 1994 and international operations in the second quarter of 1995. In conjunction with these acquisitions, the purchase price consisted of the following (in thousands):

                                                              FOR THE PERIOD
                                                             APRIL 14 THROUGH     YEAR ENDED
                                                               DECEMBER 31,      DECEMBER 31,
                                                                   1994              1995
                                                             ----------------    ------------
        Cash paid.........................................        $2,000            $   --
        Short-term notes payable issued...................         2,000                --
        Long-term notes payable issued....................         4,839             1,043
                                                                 -------         ------------
                  Total fair value of acquisitions........        $8,839            $1,043
                                                             ============        ==========

  Inventories

     Inventories are stated at the lower of cost, as determined by the average cost method, or market. Obsolete or unsaleable inventory is reflected at its estimated net realizable value. Inventory costs include raw materials and purchased parts.

     A summary of inventories is as follows (in thousands):

                                                                         DECEMBER 31,
                                                                       ----------------
                                                                        1994      1995
                                                                       ------    ------
        Raw materials...............................................   $  992    $1,524
        Service parts...............................................      845       769
                                                                       ------    ------
                  Total.............................................   $1,837    $2,293
                                                                       ======    ======

  Property and equipment

     Property and equipment is recorded at cost and depreciated using the straight-line method with estimated useful lives ranging from three to ten years. Leasehold improvements are amortized over the life of the lease or the estimated useful life, whichever is shorter, using the straight-line method. Upon sale or retirement, the cost and related amortization is eliminated from the respective accounts and any resulting gain or loss is included in income. Maintenance and repairs are charged to expense as incurred.

                       GSE SYSTEMS, INC. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Software development costs

     In compliance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, certain computer software development costs are capitalized in the accompanying consolidated balance sheets. Capitalization of computer software development costs begins upon the establishment of technological feasibility. Capitalization ceases and amortization of capitalized costs begins when the software product is commercially available for general release to customers. Amortization of capitalized computer software development costs is included in cost of revenues and is provided at the greater of the amount computed using (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or (b) the straight-line method over the remaining estimated economic life of the product, not to exceed five years.

  Research and development

     Development expenditures incurred to meet customer specifications under contracts accounted for under the percentage of completion method are charged to contract costs. Company sponsored research and development expenditures are charged to operations as incurred and are included in selling, general and administrative expenses. The amount incurred for Company sponsored research and development activities relating to the development of new products and services or the improvement of existing products and services, exclusive of amounts capitalized, was approximately $963,000 for the period April 14, 1994 to December 31, 1994 and $2,945,000 during 1995.

  Goodwill and other intangible assets

     Intangible assets consist of amounts relating to goodwill, backlog and proposal values, all arising from acquisitions. Backlog and proposal values are estimated by management and represent the fair value of the profit to be earned on uncompleted contracts and on future contracts for which bids have been submitted. Goodwill represents the excess of purchase price over the fair value of net tangible and intangible assets acquired. These amounts are amortized on a straight-line basis over periods ranging from three to four years for backlog and proposal values and ten to fifteen years for goodwill.

     At each balance sheet date, management evaluates the recoverability of intangible assets using certain financial indicators, such as historical and future ability to generate income from operations. The Company's policy is to record an impairment loss against the net unamortized cost of the intangible asset in the period when it is determined that the carrying amount of the asset may not be recoverable. This determination is based on an evaluation of such factors as the occurrence of a significant event, a significant change in the environment in which the business operates, or if the expected future net cash flows (undiscounted and without interest) would become less than the carrying amount of the asset.

  Foreign currency translation

     Balance sheet accounts for foreign operations are translated at the exchange rate at the balance sheet date, and income statement accounts are translated at the average exchange rate for the period. The resulting translation adjustments are included as a separate component of stockholders' equity. Transaction gains and losses included in income were not significant.

  Revenue recognition

     Revenue under long-term fixed-price contracts generally is accounted for on the percentage-of-completion method, based on contract costs incurred to date and estimated costs to complete. Estimated contract earnings are reviewed and revised periodically as the work progresses and the cumulative effect of any

                       GSE SYSTEMS, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) change is recognized in the period in which the change is determined. Estimated losses are charged against earnings in the period such losses are identified. The remaining liability for contract costs to be incurred in excess of contract revenue is reflected as accrued contract reserves in the Company's consolidated balance sheet. Revenue from sales of other products is recorded when the products are shipped. The Company has no significant vendor obligations or collectibility risk associated with its product sales.

  Warranties

     As the Company recognizes revenue under the percentage-of-completion method, it provides an accrual for estimated future warranty costs based on historical and projected claims experience.

  Income taxes

     Deferred income taxes are provided under the asset and liability method. Under this method, deferred income taxes are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense consists of the Company's current liability for federal, state and foreign income taxes and the change in the Company's deferred income tax assets and liabilities. No provision has been made for the undistributed earnings of the Company's foreign subsidiaries as they are considered permanently invested.

  Earnings per share

     Net income per common share is computed based on the weighted average number of shares of Common Stock outstanding during the period. The difference between primary and fully-diluted per share amounts is insignificant.

  Concentration of credit risk

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments and contract receivables. The Company restricts investments of temporary cash to financial institutions with high credit standing. Credit risk on contract receivables is mitigated by the nature of the Company's worldwide customer base and its credit policies. The Company's customers are not concentrated in any specific geographic region, but are concentrated in the energy and manufacturing industries. No single customer accounted for a significant (greater than 10%) amount of the Company's revenue and there were no significant contract receivables from a single customer. The Company performs a credit evaluation before extending credit and may require letters of credit, bank guarantees or advance payments. Thereafter, the Company continues to monitor its contract receivables exposure after giving effect to letters of credit, bank guarantees, the status of work performed on contracts, and its customers' financial condition.

  Off balance sheet risk and foreign exchange contracts

     The Company enters into forward exchange contracts, options and swaps as a hedge against certain foreign currency commitments. The Company also enters into letters of credit and performance guarantees in the ordinary course of business as required by certain contracts and proposal requirements.

     Gains and losses on foreign exchange contracts and swaps are recognized as part of the cost of the underlying transactions being hedged. Foreign exchange contracts have an element of risk that the counterparty may not be able to meet the terms of the agreement. However, the Company minimizes such risk

                       GSE SYSTEMS, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) exposure by limiting counterparties to nationally recognized financial institutions. Foreign exchange options contracts permit but do not require the Company to exchange foreign currencies at a future date with counterparties at a contracted exchange rate. Costs associated with such contracts are amortized over the life of the contract matching the underlying receipts.

  New accounting pronouncements

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS 121, which is required to be adopted by January 1, 1996, establishes accounting standards for the impairment of long-lived assets, certain intangible assets and cost in excess of net assets related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of.

     In October 1995, the FASB issued SFAS 123, Accounting for Stock-Based Compensation. SFAS 123, which is required to be adopted by January 1, 1996, established financial accounting and reporting standards for stock-based employee compensation plans, and establishes accounting standards for issuance of equity instruments to acquire goods and services from non-employees.

     The Company does not expect that adoption of SFAS 121 and 123 will have a material effect on its consolidated financial position, consolidated statement of income, or liquidity.

3.  PROCESS SOLUTIONS ACQUISITION

     The Company acquired the net assets of the domestic operations of Process Solutions on December 30, 1994 and the international operations in the second quarter of 1995. This acquisition has been accounted for under the purchase method. The financial results of Process Solutions have been included in the results of operations from the date of acquisition. The purchase price was allocated to assets and liabilities based on estimated fair values as of the date of the acquisition. The excess of the purchase price over net tangible and intangible assets acquired was allocated to goodwill.

     The aggregate purchase price for the net assets of Process Solutions was $9,882,000. The domestic acquisition was financed through a promissory note payable in the amount $4,839,000 with a five year term (the "TI Five-Year Note"), a short-term promissory note payable in the amount of $2,000,000 and cash from operations of the Company in the amount of $2,000,000. On completion of the acquisition of the international operations, and a final adjustment to the purchase price for the domestic operations, $1,043,000 was added to the TI Five-Year Note. The TI Five-Year Note and the short-term promissory note bore an interest rate of 8%. The TI Five-Year Note was guaranteed by the Company and certain of its stockholders. The TI Five-Year Note and the short-term promissory note were fully repaid in 1995.

     The Company is also required to make quarterly performance payments to TI equal to 15% of the revenue it earns between December 30, 1994 and December 30, 1999 attributable to the Real Time Business Controls portion of the acquired business with a minimum payment of $750,000 and a maximum payment of $4,000,000. The minimum amount of $750,000 has been accrued and recorded as goodwill, and all additional payments above $750,000 will be recorded as goodwill if paid. The book value of assets acquired was $14,952,000 and liabilities assumed was $6,070,000. The acquisition resulted in a goodwill of $2,427,000, consisting of a purchase price premium of $1,000,000 over book value, acquisition and severance costs of $677,000 and the minimum performance payments of $750,000, that will be amortized over fifteen years.

                       GSE SYSTEMS, INC. AND SUBSIDIARIES

3.  PROCESS SOLUTIONS ACQUISITION -- (CONTINUED)
  Pro forma information (unaudited)

     As discussed above, the Company acquired the domestic operations of Process Solutions in December 1994 and its international operations in the second quarter of 1995. Further, as discussed in Note 12, the Company consummated the initial public offering of its Common Stock, selling 1,725,000 shares of Common Stock at $14.00 per share in August 1995. Part of the proceeds from the initial public offering were used to pay down all outstanding indebtedness. Pro forma supplementary earnings per share showing what the earnings would have been if the acquisition and payment of debt had taken place at the beginning of each period are presented below. The appropriate number of shares of Common Stock whose sale proceeds would have been required to pay down the outstanding indebtedness during each period presented below are included in the weighted average number shares outstanding for that period.

                                                             TWELVE MONTHS    TWELVE MONTHS
                                                                 ENDED            ENDED
                                                             DECEMBER 31,     DECEMBER 31,
                                                                 1994             1995
                                                             -------------    -------------
                                                                     (IN THOUSANDS,
                                                                 EXCEPT PER SHARE DATA)
        Pro Forma Revenues................................      $91,400          $86,319
        Pro Forma Net Income..............................      $ 3,208          $ 3,666
        Pro Forma Earnings Per Share......................      $  0.99          $  1.16
        Weighted Average Number of Shares Outstanding.....        3,243            3,156

     The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition and the payment of debt have been made at the beginning of the above periods. In addition, they are not intended to be a projection of future results.

4.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                  DECEMBER 31, 1994                   DECEMBER 31, 1995
                                           --------------------------------    -------------------------------
                                                                  NOTIONAL/                          NOTIONAL/
                                           CARRYING     FAIR      CONTRACT     CARRYING     FAIR     CONTRACT
                                            AMOUNT      VALUE       VALUE       AMOUNT     VALUE       VALUE
                                           --------    -------    ---------    --------    ------    ---------
Cash and cash equivalents...............    $4,352     $ 4,352     $    --      $9,016     $9,016     $    --
Short-term portion of debt..............    $7,071     $ 7,071     $    --      $   75     $   75     $    --
Long-term portion of debt...............    $5,728     $ 5,728     $    --      $  171     $  171     $    --
Redeemable preferred stock..............    $2,400     $ 2,400     $    --      $   --     $   --     $    --
Foreign currency instruments:
     Options............................    $  349     $   124     $ 6,096      $  326     $  188     $ 5,004
     Forward contracts..................    $   --     $(1,308)    $10,368      $  721     $  870     $12,470
     Swaps..............................    $  473     $    81     $ 1,835      $  209     $  206     $ 1,667

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

       Cash and cash equivalents

          The carrying amounts approximate fair value because of the short-term maturity of the instruments.

                       GSE SYSTEMS, INC. AND SUBSIDIARIES

4.  FAIR VALUES OF FINANCIAL INSTRUMENTS -- (CONTINUED)
       Short-term portion of debt

          The carrying amounts approximate fair value due to the short-term maturity of the instruments.

       Long-term portion of debt

          Fair value estimates were based on market prices for the same or similar issues or on the current rates offered to the Company for similar debt of the same maturities.

       Redeemable preferred stock

          The fair value of the redeemable preferred stock is based on the stated liquidation value.

       Foreign currency instruments

          Fair value estimates were based on quotes from financial institutions.

5.  CONTRACT RECEIVABLES AND BILLINGS IN EXCESS OF REVENUE EARNED

     Contract receivables represent balances due from a broad base of both domestic and international customers.

     Due to the various billing and payment terms, none of these individual customer balances is significant (more than 10%). All contract receivables are considered to be collectible within twelve months. The components of contract receivables are as follows (in thousands):

                                                                        DECEMBER 31,
                                                                     ------------------
                                                                      1994       1995
                                                                     -------    -------
        Billed receivables........................................   $15,133    $16,205
        Recoverable costs and accrued profit -- not billed........     5,661     11,643
        Allowance for doubtful accounts...........................      (533)      (936)
                                                                     -------    -------
                  Total contract receivables......................   $20,261    $26,912
                                                                     =======    =======

     Recoverable costs and accrued profit -- not billed represent costs incurred and profit accrued on contracts that will become billable upon future milestones or completion of contracts.

     Revisions in estimated contract costs at completion are reflected in the period during which facts and circumstances necessitating such a change first become known. The effect of changes in estimates of contract profits was to decrease gross profit by $633,000 during the period from April 14, 1994 through December 31, 1994 and increase gross profit by $1,019,000 during 1995 from that which would have been reported had the revised estimate been used as the basis of recognition of contract profits in the preceding periods.

     At December 31, 1995, the total estimated contract revenues and costs at completion for two international contracts include claims revenue, which is equal to estimated future costs, of $1,200,000. The Company has valid claims far in excess of the $1,200,000 of costs. To the extent claims received are less than $1,200,000, the shortfall will reduce the contract earnings in 1996.

                       GSE SYSTEMS, INC. AND SUBSIDIARIES

6.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                                        DECEMBER 31,
                                                                     ------------------
                                                                      1994       1995
                                                                     -------    -------
        Computer equipment........................................   $ 2,494    $ 4,052
        Leasehold improvements....................................     1,889      1,473
        Furniture and fixtures....................................       743        769
                                                                     -------    -------
                                                                       5,126      6,294
        Accumulated depreciation and amortization.................    (1,385)    (2,826)
                                                                     -------    -------
             Property and equipment, net..........................   $ 3,741    $ 3,468
                                                                     =======    =======

     Depreciation and amortization expense of property and equipment was $585,000 and $1,407,000 for the period April 14, 1994 through December 31, 1994 and for 1995, respectively.

7.  SOFTWARE DEVELOPMENT COSTS

     Software development cost, net, consists of the following (in thousands):

                                                                        DECEMBER 31,
                                                                     ------------------
                                                                      1994       1995
                                                                     -------    -------
        Capitalized software development costs....................   $ 2,354    $ 4,018
        Accumulated amortization..................................    (1,626)    (2,097)
                                                                     -------    -------
        Software development costs, net...........................   $   728    $ 1,921
                                                                     =======    =======

     Software development costs capitalized were $0 in 1994 and $1,664,000 in 1995. Amortization of software development costs capitalized was $351,000 and $471,000 for the period April 14 through December 31, 1994 and year ended December 31, 1995, respectively, and are included within cost of revenue.

8.  GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and other intangible assets consist of the following (in thousands):

                                                  DECEMBER 31, 1994                    DECEMBER 31, 1995
                                          ---------------------------------    ---------------------------------
                                                         OTHER                                OTHER
                                          GOODWILL    INTANGIBLES    TOTAL     GOODWILL    INTANGIBLES    TOTAL
                                          --------    -----------    ------    --------    -----------    ------
Cost...................................    $3,896       $ 1,990      $5,886     $2,744         $--        $2,744
Accumulated amortization...............      (125)         (663)       (788)      (396)         --          (396)
                                          --------    -----------    ------    --------        ---        ------
          Total........................    $3,771       $ 1,327      $5,098     $2,348         $--        $2,348
                                           ======      ========      ======     ======     ========       ======

     Amortization expense for goodwill and other intangible assets was $67,000 and $348,000, respectively, for the period from April 14, 1994 through December 31, 1994 and $270,000 and $497,000, respectively for 1995.

     As discussed in Note 11, the Company reduced the valuation allowance (against deferred tax assets) that was set up in connection with the acquisition of S3 Technologies in August 1993. This resulted in a corresponding reduction of goodwill by $829,000 and other intangibles by $829,000 arising out of the S3 Technologies acquisition.

                       GSE SYSTEMS, INC. AND SUBSIDIARIES

9.  ACCRUED EXPENSES

     Accrued expenses consist of the following (in thousands):

                                                                         DECEMBER 31,
                                                                       ----------------
                                                                        1994      1995
                                                                       ------    ------
        Accrued vacation, severance and other benefits..............   $2,721    $2,037
        Accrued compensation and payroll taxes......................    1,511     1,806
        Due to stockholders and affiliates..........................      471       141
                                                                       ------    ------
                  Total.............................................   $4,703    $3,984
                                                                       ======    ======

10. NOTES PAYABLE AND FINANCING ARRANGEMENTS

     Notes payable and financing arrangements consisted of the following (in thousands):

                                                                        DECEMBER 31,
                                                                       ---------------
                                                                        1994      1995
                                                                       -------    ----
        Lines of credit with bank...................................   $ 4,236    $--
        TI short-term promissory note...............................     2,000     --
        TI five-year note...........................................     4,839     --
        Vattenfall promissory notes.................................     1,411     --
        Capital lease obligations...................................       313     246
                                                                       -------    ----
                  Total notes payable and financing arrangements....    12,799     246
        Less amounts payable within one year........................    (7,071)    (75)
                                                                       -------    ----
                  Long-term portion.................................   $ 5,728    $171
                                                                       =======    ====

  Lines of Credit

     At December 31, 1995, the Company (through its subsidiaries) had three lines of credit amounting to $15,100,000, none of which had borrowings outstanding as of such time. Subsequent to the year end, S3 Technologies terminated its two lines of credit with NationsBank and established a single facility under more favorable terms with CoreStates Bank, N.A. ("CoreStates"), as discussed below. Also discussed below, certain favorable modifications were made to the existing Process Solutions line of credit subsequent to the year end.

     At December 31, 1995, S3 Technologies had two line of credit agreements with NationsBank. The purpose of these lines of credit was to support letters of credit for foreign contracts, margin requirements on forward contracts and working capital requirements. The first line of credit provided a $7,000,000 line of credit with NationsBank through June 30, 1996, bore interest at the bank's prime rate (8.5% at December 31, 1995), and was guaranteed by the Export-Import Bank of the United States ("EXIM"). S3 Technologies was able to draw on this line of credit to the extent it had obtained guaranties from certain of its stockholders. As of December 31, 1995, there were guaranties authorizing $4,800,000 of draws on the line. The second line of credit, established in September 1994, totaled $1,100,000, bore interest at the bank's prime rate plus 1/2% (9.0% at December 31, 1995) and matured on January 31, 1996. The line was guaranteed by both the Company and ManTech and amounts outstanding were insured by the Maryland Industrial Development Financing Authority ("MIDFA").

     Process Solutions obtained a $6,000,000 line of credit facility from CoreStates in January 1995 for working capital, capital expenditures and letter of credit requirements. The line of credit bore interest at the bank's prime rate plus 1% (9.5% at December 31, 1995), was to expire on February 29, 1996, and was partially

                       GSE SYSTEMS, INC. AND SUBSIDIARIES

10. NOTES PAYABLE AND FINANCING ARRANGEMENTS -- (CONTINUED) guaranteed by ManTech. The borrowings under this line of credit were collateralized with substantially all of the assets of Process Solutions. In October 1995, this line of credit was increased to a $7,000,000 line when MIDFA agreed to insure up to $1,000,000 of Process Solutions' obligations to the bank.

     In August 1995, the Company utilized $2,500,000 of the proceeds from its initial public offering to pay down all indebtedness under the aforementioned lines of credit, and, at December 31, 1995, there were no outstanding borrowings under such lines of credit.

     On January 30, 1996, S3 Technologies terminated each of its two lines of credit from NationsBank and established a $7,000,000 line of credit with CoreStates. EXIM has guaranteed 90% of outstanding principal amounts under this line of credit. S3 Technologies' obligations under this line of credit are also guaranteed by the Company. The line of credit is collateralized by S3 Technologies' contract receivables and inventory. This line of credit expires January 1, 1998, subject to earlier termination upon the expiration of the EXIM guaranty (currently effective through July 31, 1996).

     On February 23, 1996, Process Solutions and CoreStates agreed to modifications of certain provisions of the existing $7,000,000 line of credit in order that they conform with corresponding provisions of the newly established S3 Technologies line of credit. These modifications include the release of ManTech's partial guaranty, the establishment of a guaranty from the Company for all of Process Solutions' obligations under the line of credit, and the reduction of the interest rate to the bank's prime rate. The availability of this line of credit has been extended through January 1, 1998, subject to earlier termination upon the expiration of the EXIM guaranty for the S3 Technologies line of credit (currently effective through July 31, 1996).

     The aforementioned lines of credit also contain certain negative covenants which restrict the Company from, among other things, incurring additional indebtedness, entering into merger, consolidation or acquisition transactions, disposing of all or substantially all of its assets, creating liens on assets, and creating guaranty obligations. Further, the Company is required to comply with certain financial ratios, including minimum levels of debt to net worth and cash flow to fixed obligations, and is also required to provide the bank with certain periodic financial reports.

  Other debt

     The Company has entered into a capital lease agreement for property and equipment. This obligation bears interest at 10% per annum and expires on December 31, 1998.

  Debt maturities

     Aggregate maturities of debt as of December 31, 1995 are as follows (in thousands): 1996, $75; 1997, $82; and 1998, $89.

                       GSE SYSTEMS, INC. AND SUBSIDIARIES

11.  INCOME TAXES

     The consolidated income before income tax, by domestic and foreign sources, is as follows (in thousands):

                                                              FOR THE PERIOD
                                                             APRIL 14 THROUGH     YEAR ENDED
                                                               DECEMBER 31,      DECEMBER 31,
                                                                   1994              1995
                                                             ----------------    ------------
        Domestic..........................................        $  305            $3,540
        Foreign...........................................         1,273             1,849
                                                                 -------         ------------
                  Total...................................        $1,578            $5,389
                                                             ============        ==========

     Provision for income taxes is as follows (in thousands):

                                                              FOR THE PERIOD
                                                             APRIL 14 THROUGH     YEAR ENDED
                                                               DECEMBER 31,      DECEMBER 31,
                                                                   1994              1995
                                                             ----------------    ------------
        Current:
             Federal......................................        $  250            $  151
             State........................................            35                26
             Foreign......................................           140               508
                                                                 -------         ------------
                                                                     425               685
                                                             ============        ==========
        Deferred:
             Federal......................................          (130)            1,124
             State........................................            (8)               90
             Foreign......................................           292                --
                                                                 -------         ------------
                                                                     154             1,214
                                                                 -------         ------------
                                                                  $  579            $1,899
                                                             ============        ==========

     The provision for income taxes varies from the amount of income tax determined by applying the applicable U.S. statutory rate to pre-tax income as a result of the following:

                                                              FOR THE PERIOD
                                                             APRIL 14 THROUGH     YEAR ENDED
                                                               DECEMBER 31,      DECEMBER 31,
                                                                   1994              1995
                                                             ----------------    ------------
        Statutory U.S. tax rate...........................         34.0%             34.0%
        State income tax, net of federal tax benefit......          2.1               2.7
        Effect of foreign operations, including foreign
          tax credits.....................................           --               2.4
        Amortization of goodwill and other intangible
          assets..........................................          1.8                .5
        Reduction in valuation allowance..................           --              (3.6)
        Research and development credit...................           --              (1.5)
        Others............................................         (1.2)               .7
                                                                  -----             -----
        Effective tax rate................................         36.7%             35.2%
                                                             ============        ==========

     At December 31, 1995, the Company had available $3,324,000 of federal net operating loss carryforwards which expire in 2007. These carryforwards will be utilized to reduce taxable income in subsequent years. The net operating losses were generated by the subsidiaries prior to the formation of the Company and, as a result, there are limitations on the amounts that can be utilized to offset taxable income in a given year.

                       GSE SYSTEMS, INC. AND SUBSIDIARIES

11.  INCOME TAXES -- (CONTINUED)
     Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. A summary of the tax effect of the significant components of deferred income taxes is as follows (in thousands):

                                                                       DECEMBER 31,
                                                          --------------------------------------
                                                                1994                 1995
                                                          -----------------    -----------------
                                                            DEFERRED TAX         DEFERRED TAX
                                                          ASSET/(LIABILITY)    ASSET/(LIABILITY)
                                                          -----------------    -----------------
        Contract loss reserves.........................        $   413              $   196
        Property and equipment.........................           (193)                (177)
        Accrued liabilities............................            230                  277
        Net operating loss carryforwards...............          1,297                1,220
        Book reserves not deductible for tax
          purposes.....................................          1,346                1,685
        Software licenses..............................            220                 (465)
        Deferred revenues..............................            780                  691
        Others.........................................            (67)                  58
                                                          -----------------    -----------------
                                                                 4,026                3,485
        Valuation allowance............................         (2,839)              (1,220)
                                                          -----------------    -----------------
                                                               $ 1,187              $ 2,265
                                                          ============         ============

     Most of the valuation allowance relating to the realizability of net operating loss carryforwards and other deferred tax assets was determined as part of the purchase accounting adjustment made at the time S3 Technologies was acquired by ManTech. During 1995, the Company reduced the valuation allowance by $1,619,000, of which $1,354,000 reduced goodwill and other intangibles arising out of the acquisition of S3 Technologies. The valuation allowance at December 31, 1995 relates to the future utilization of net operating loss carryforwards that expire in year 2007; the Company has determined these carryforwards to be not realizable at this time. To the extent the valuation allowance is reduced, it must first be applied to any remaining goodwill that arose from the acquisition of S3 Technologies.

12.  COMMON STOCK

     The Company has authorized the issuance of up to 8,000,000 shares of Common Stock and 2,500,000 of these shares were issued and outstanding at December 31, 1994.

     In April 1995, the Board of Directors and stockholders of the Company approved a stock dividend pursuant to which each outstanding share of Common Stock was converted into 25 shares. The change in the Company's Common Stock for the stock dividend has been given retroactive effect for the period April 14, 1994 through December 14, 1994.

     In August 1995, the Company consummated the initial public offering of its Common Stock, selling 1,725,000 shares of Common Stock, including the underwriter's overallotment option of 225,000 shares, for $14.00 per share. The initial public offering resulted in net proceeds to the Company of approximately $21,138,000 after deducting underwriting discounts and offering expenses payable by the Company. With this, there were 4,225,000 shares issued and outstanding at December 31, 1995.

13.  STOCK OPTION PLAN

     Pursuant to the Company's 1995 Long-Term Incentive Plan (the "Plan"), on July 27, 1995, the Company granted to employees stock options to acquire an aggregate of 252,500 shares of Common Stock at

                       GSE SYSTEMS, INC. AND SUBSIDIARIES

13.  STOCK OPTION PLAN -- (CONTINUED)
an exercise price of $14.00 per share, the initial public offering price of the Common Stock. Upon election to the Company's Board of Directors on August 1, 1995, each of the four independent directors was granted an option to acquire 1,500 shares of Common Stock at an exercise price of $14.00 per share pursuant to the Plan. On October 11, 1995, the Company made similar grants to employees to acquire 36,500 shares of Common Stock at an exercise price of $14.00 per share, which was the fair market value at the date of the grant. In connection with service on the Company's Board of Directors from August 1, 1995 through December 31, 1995, each of the Company's four independent directors was granted an option, as of December 31, 1995, to acquire 629 shares of Common Stock at an exercise price of $14.00 per share, which was the fair market value at the date of the grant. All of the options described above expire ten years from the date of the grant and generally become exercisable in three installments with 40% vesting on the first anniversary of the date of grant and 30% vesting on each of the second and third anniversaries of the date of grant, subject to acceleration under certain circumstances. At December 31, 1995, 127,484 shares are still available for future grants under this incentive plan.

14.  MANDATORILY REDEEMABLE PREFERRED STOCK

     The Company has authorized the issuance of up to 4,000 shares of Series A Preferred Stock. The Series A Preferred Stock is redeemable and has a stated and liquidation value of $1,000 per share, and entitles the holder to receive an annual dividend equal to 3.75% of the stated value payable quarterly in arrears on March 31, June 30, September 30, and December 31. The Series A Preferred Stock is subject to a mandatory redemption at the stated value at the holder's option as a whole or in part at any time after the occurrence of certain events.

     In connection with the formation of the Company on April 13, 1994, the Company issued 4,000 shares of Series A Preferred Stock to ManTech. On December 14, 1994, the Company received notice from ManTech requesting redemption of the 4,000 shares, including all accrued and unpaid dividends. The redemption was paid in two installments of $1,600,000 on December 15, 1994 and $2,400,000 on January 3, 1995. There were $46,000 of accrued and unpaid dividends at December 31, 1994 related to the Series A Preferred Stock.

15.  COMMITMENTS AND CONTINGENCIES

  Leases

     The Company is obligated under certain noncancelable operating leases for office facilities and equipment. Future minimum lease payments under noncancelable operating leases as of December 31, 1995 are approximately as follows (in thousands):

        1996...............................................................   $ 3,928
        1997...............................................................     2,667
        1998...............................................................     2,344
        1999...............................................................     1,908
        2000...............................................................     1,861
        Thereafter.........................................................     1,846
                                                                              -------
                                                                              $14,554
                                                                              =======

     Total rent expense under operating leases was $999,000 for the period April 14, 1994 to December 31, 1994 and $2,267,000 for 1995. Rent expense is net of amortization of $407,000 for 1994 and $322,000 for 1995 for excess facility costs. At December 31, 1994 and 1995, the Company had accrued $1,744,000 and $1,451,000, respectively, of excess facility costs.

                       GSE SYSTEMS, INC. AND SUBSIDIARIES

15.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
  Letters of credit

     As of December 31, 1995, the Company and certain of its subsidiaries were contingently liable under letters of credit totaling $1,459,000. Further, the performance of certain of the Company's customer contracts is collateralized by performance guarantees totaling $8,423,000 and letters of credit totaling $220,000, furnished by its subsidiaries' respective former parent organizations prior to the formation of the Company on April 13, 1994.

16.  RELATED PARTY TRANSACTIONS

     Upon consummation of the initial public offering on August 1, 1995, a management fee of $981 per day, previously due to certain stockholders, was eliminated. Such management fee, was included within selling, general and administrative expenses and amounted to $257,000 for the period from April 14, 1994 through December 31, 1994 and $204,000 for 1995.

     S3 Technologies subleases office space to ManTech at market price based on square footage used. For the period April 14 through December 31, 1994 and for the year 1995, such charges amounted to $61,000 and $46,000, respectively. S3 Technologies purchases computer run-time from ManTech; such charges amounted to $63,000 in 1995. GPC historically has performed services as a subcontractor on certain GPI contracts and GPI may continue to subcontract with GPC from time to time. The Company believes that the terms of such transactions are at least as favorable to the Company as would be available from an independent third party, and that any future subcontracting with GPC will be entered into on similar terms. For the period April 14 through December 31, 1994 and year 1995, such subcontract costs amounted to $89,000 and $51,000, respectively. (Also see Notes 1, 10 and 14.)

17.  EMPLOYEE BENEFITS

     The Company maintains non-qualified and qualified supplemental defined benefit plans for certain retired employees. Net periodic pension expense for the periods ended December 31, 1994 and 1995 was $29,000 for each such period and the recorded unfunded liability related to these plans was $134,000 as of December 31, 1994 and $132,000 as of December 31, 1995. Due to the immateriality of these plans, actuarial plan information has not been presented.

     The Company also has a qualified defined contribution plan that covers substantially all employees and complies with Section 401(k) of the Internal Revenue Code. Under this plan, the Company's stipulated basic matching contribution matches a portion of the participants' contributions based upon a defined schedule. Contributions are invested by an independent investment company in one or more of several investment alternatives. The choice of investment alternatives is at the election of each participating employee. The Company's contributions to the plan were approximately $134,000 and $484,000 for the period April 14, 1994 through December 31, 1994 and the year 1995, respectively.

18.  FINANCIAL INFORMATION BY GEOGRAPHIC AREA

     The Company operates in a single industry segment: it designs, develops and delivers business and technology solutions to the energy, process and manufacturing industries worldwide. Revenues, income from

                       GSE SYSTEMS, INC. AND SUBSIDIARIES

18. FINANCIAL INFORMATION BY GEOGRAPHIC AREA -- (CONTINUED) operations and identifiable assets for the Company's United States, European and Asian operations are as follows (in thousands).

                                                        FOR THE PERIOD APRIL 14 THROUGH DECEMBER 31, 1994
                                                     -------------------------------------------------------
                                                     UNITED STATES    EUROPE    ELIMINATIONS    CONSOLIDATED
                                                     -------------    ------    ------------    ------------
Revenues..........................................      $29,403       $4,234      $     --        $ 33,637
Transfers between geographic locations............          550           50          (600)             --
                                                     -------------    ------    ------------    ------------
Total revenues....................................      $29,953       $4,284      $   (600)       $ 33,637
                                                     ==========       ======     =========       =========
Income from operations............................      $ 1,205       $1,183      $   (600)       $  1,788
                                                     ==========       ======     =========       =========
Identifiable assets...............................      $39,823       $3,639      $ (2,150)       $ 41,312
                                                     ==========       ======     =========       =========

                                                               YEAR ENDED DECEMBER 31, 1995
                                             -----------------------------------------------------------------
                                             UNITED STATES    EUROPE     ASIA     ELIMINATIONS    CONSOLIDATED
                                             -------------    ------    ------    ------------    ------------
Revenues..................................      $76,251       $7,050    $2,001      $     --        $ 85,302
Transfers between geographic locations....        1,173           --        --        (1,173)             --
                                             -------------    ------    ------    ------------    ------------
Total revenues............................      $77,424       $7,050    $2,001      $ (1,173)       $ 85,302
                                             ==========       ======    ======     =========       =========
Income from operations....................      $ 4,724       $1,628    $    7      $   (351)       $  6,008
                                             ==========       ======    ======     =========       =========
Identifiable assets.......................      $46,630       $7,298    $2,337      $ (4,905)       $ 51,360
                                             ==========       ======    ======     =========       =========

     The Company has intercompany distribution arrangements with its subsidiaries. The basis of these arrangements, disclosed below as transfers between geographic locations, is principally at market prices.

     Domestic and export sales from the Company's United States operations in thousands of dollars and as a percentage of revenues are as follows:

                                                          FOR THE PERIOD
                                                         APRIL 14 THROUGH         YEAR ENDED
                                                           DECEMBER 31,          DECEMBER 31,
                                                               1994                  1995
                                                         ----------------      ----------------
    Domestic..........................................   $ 7,913     26.9%     $34,464     45.2%
    Export:
         Germany......................................     6,336     21.5        8,039     10.5
         Remaining Western Europe.....................     5,578     19.0       12,400     16.3
         Russia.......................................     6,413     21.8        9,135     12.0
         Remaining Eastern Europe.....................       961      3.3        4,547      5.9
         Asia.........................................     2,202      7.5        6,853      9.0
         South America and others.....................        --       --          813      1.1
                                                         -------    -----      -------    -----
                                                         $29,403    100.0%     $76,251    100.0%
                                                         =======    =====      =======    =====

                       GSE SYSTEMS, INC. AND SUBSIDIARIES

19.  SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                  THREE MONTHS ENDED
                                           -----------------------------------------------------------------
                                           MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,     TOTAL
                                             1995         1995          1995             1995         1995
                                           ---------    --------    -------------    ------------    -------
Contract Revenue........................    $19,016     $ 22,825       $21,186         $ 22,275      $85,302
Gross profit............................    $ 5,815     $  7,200       $ 7,073         $  7,838      $27,926
Net income..............................    $   571     $    826       $ 1,010         $  1,083      $ 3,490
Earnings per common share...............    $  0.23     $   0.33       $  0.28         $   0.26      $  1.08

                                                                  THREE MONTHS ENDED
                                           -----------------------------------------------------------------
                                           MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,     TOTAL
                                           1994 (1)     1994 (1)        1994             1994         1994
                                           ---------    --------    -------------    ------------    -------
Contract Revenue........................    $11,135     $ 11,885       $12,032         $ 12,095      $47,147
Gross profit............................    $ 3,372     $  2,766       $ 2,844         $  3,045      $12,027
Net income (2)..........................    $   478     $    375       $   331         $    385      $ 1,569
Earnings per common share...............    $  0.19     $   0.15       $  0.12         $   0.14      $  0.60

---------------
(1) Historical results of operations for the Predecessors for the periods beginning January 1 through April 13, 1994 include the combined results of operations on a historical cost basis of S3 Technologies, GPI and EuroSim.

(2) After preferred dividend of $38,000 in the third and fourth quarter of 1994.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Stockholders of
Simulation, Systems & Services Technologies Company and MSHI, Inc.

     We have audited the consolidated statements of operations, stockholder's equity and cash flows for the four month period ended December 31, 1993, and for the period January 1, 1994 through April 13, 1994 of Simulation, Systems & Services Technologies Company and its immediate parent company, MSHI, Inc. (formerly a wholly-owned subsidiary of ManTech International Corporation). We have also audited the statements of operations, stockholder's equity and cash flows of Simulation, Systems & Services Technologies Company (formerly a wholly-owned subsidiary of Bicoastal Corporation) for the eight month period ended August 31, 1993. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Simulation, Systems & Services Technologies Company and its immediate parent company, MSHI, Inc. for the four month period ended December 31, 1993, and for the period January 1, 1994 through April 13, 1994, and the results of operations and cash flows of Simulation, Systems & Services Technologies Company for the eight month period ended August 31, 1993, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Washington, D.C.
March 31, 1995

              SIMULATION, SYSTEMS & SERVICES TECHNOLOGIES COMPANY
                  (INCLUDING ITS IMMEDIATE PARENT MSHI, INC.)
(FORMERLY A WHOLLY OWNED SUBSIDIARY OF MANTECH INTERNATIONAL CORPORATION FOR THE PERIODS ENDED DECEMBER 31, 1993 AND APRIL 13, 1994, AND FORMERLY A WHOLLY OWNED
   SUBSIDIARY OF BICOASTAL CORPORATION FOR THE PERIOD ENDED AUGUST 31, 1993)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                          EIGHT MONTH      FOUR MONTH     FOR THE PERIOD
                                                          PERIOD ENDED    PERIOD ENDED    JANUARY 1, 1994
                                                           AUGUST 31,     DECEMBER 31,     TO APRIL 13,
                                                              1993            1993             1994
                                                          ------------    ------------    ---------------

Contract revenue.......................................     $ 20,822        $ 12,065          $ 8,271
Cost of revenue........................................       22,977           9,169            5,943
                                                          ------------    ------------        -------
     Gross profit (loss)...............................       (2,155)          2,896            2,328
Operating Expenses:
     Selling, general and administrative...............        4,572           2,350            1,473
     Depreciation and amortization.....................          475             366              324
                                                          ------------    ------------        -------
          Total operating expenses.....................        5,047           2,716            1,797
                                                          ------------    ------------        -------
          Operating income (loss)......................       (7,202)            180              531
Interest expense.......................................           12               5               40
Other (income) expense.................................           57               5               (3)
                                                          ------------    ------------        -------
          Income (loss) before income taxes and
            cumulative effect of change in accounting
            principle..................................       (7,271)            170              494
Provision (benefit) for income taxes...................           --              65              444
                                                          ------------    ------------        -------
          Net income (loss) before cumulative effect of
            change in accounting principle.............       (7,271)            105               50
Cumulative effect of change in accounting principle....           --              --               --
                                                          ------------    ------------        -------
          Net income (loss)............................     $ (7,271)       $    105          $    50
                                                           =========      ==========      ===========

   The accompanying notes are an integral part of these financial statements.

              SIMULATION, SYSTEMS & SERVICES TECHNOLOGIES COMPANY
                  (INCLUDING ITS IMMEDIATE PARENT MSHI, INC.)
(FORMERLY A WHOLLY OWNED SUBSIDIARY OF MANTECH INTERNATIONAL CORPORATION FOR THE PERIODS ENDED DECEMBER 31, 1993 AND APRIL 13, 1994, AND FORMERLY A WHOLLY OWNED
   SUBSIDIARY OF BICOASTAL CORPORATION FOR THE PERIOD ENDED AUGUST 31, 1993)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                                COMMON      ADDITIONAL       RETAINED
                                                                STOCK     PAID-IN-CAPITAL    EARNINGS
                                                                ------    ---------------    --------
Balance, January 1, 1993.....................................    $  1        $  12,749       $    618
Net loss.....................................................    --            --              (7,271)
                                                                ------    ---------------    --------
Balance, August 31, 1993.....................................       1           12,749         (6,653)
Adjustment to reflect purchase of the Company................      (1)         (12,749)         6,653
Capitalization of the Company................................       1               49          --
                                                                ------    ---------------    --------
Balance, September 1, 1993...................................       1               49          --
Net Income...................................................    --            --                 105
                                                                ------    ---------------    --------
Balance, December 31, 1993...................................       1               49            105
Net income...................................................    --            --                  50
                                                                ------    ---------------    --------
Balance, April 13, 1994......................................    $  1        $      49       $    155
                                                                ======     ===========        =======

   The accompanying notes are an integral part of these financial statements.

              SIMULATION, SYSTEMS & SERVICES TECHNOLOGIES COMPANY
                  (INCLUDING ITS IMMEDIATE PARENT MSHI, INC.)
(FORMERLY A WHOLLY OWNED SUBSIDIARY OF MANTECH INTERNATIONAL CORPORATION FOR THE PERIODS ENDED DECEMBER 31, 1993 AND APRIL 13, 1994, AND FORMERLY A WHOLLY OWNED
   SUBSIDIARY OF BICOASTAL CORPORATION FOR THE PERIOD ENDED AUGUST 31, 1993)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                          EIGHT MONTHS    FOUR MONTHS     FOR THE PERIOD
                                                             ENDED           ENDED        JANUARY 1, 1994
                                                           AUGUST 31,     DECEMBER 31,     TO APRIL 13,
                                                              1993            1993             1994
                                                          ------------    ------------    ---------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)......................................     $ (7,271)       $    105          $    50
Cumulative effect of change in accounting principle....           --              --               --
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
     Non-cash losses expensed in net income............           75              --               --
     Depreciation and amortization.....................          475             366              324
     Change in assets and liabilities:
          Contract receivables.........................        1,487           2,283           (1,683)
          Inventories..................................          105             (26)             (13)
          Foreign currency options.....................           --          (1,257)             472
          Prepaid expenses and other current assets....         (261)            270             (223)
          Deferred tax assets..........................           --             268              942
          Other assets.................................           87              --               --
          Accounts payable.............................        1,165            (445)            (257)
          Accrued salaries.............................         (717)           (214)             (90)
          Billings in excess of revenue earned.........          578           4,735            5,228
          Accrued facility costs.......................           84            (214)             (14)
          Accrued contract and warranty reserves.......        3,795            (794)          (1,536)
          Accrued retirement...........................           19              --                9
                                                          ------------    ------------    ---------------
Net cash (used in) provided by operating activities....         (379)          5,077            3,209
                                                          ------------    ------------    ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of S3 Technologies, net of acquired
       cash............................................           --          (6,041)              --
     Purchase of property and equipment................         (172)           (250)            (276)
     Investment in joint ventures......................           --            (153)              --
                                                          ------------    ------------    ---------------
Net cash used in investing activities..................         (172)         (6,444)            (276)
                                                          ------------    ------------    ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Borrowings........................................           --           1,250            2,719
     Repayment of borrowings...........................           --              --             (208)
     Proceeds from sale of common stock................           --              50               --
     Principal payments under capital lease............          (38)            (20)             (15)
     Increase (decrease) in payable to stockholder.....          648              86           (5,487)
                                                          ------------    ------------    ---------------
Net cash provided by (used in) financing activities....          610           1,366           (2,991)
                                                          ------------    ------------    ---------------
Net increase (decrease) in cash and cash equivalents...           59              (1)             (58)
Cash and cash equivalents at beginning of period.......            0              59               58
                                                          ------------    ------------    ---------------
Cash and cash equivalents at end of period.............     $     59        $     58          $     0
                                                          ==========      ==========      ===========

   The accompanying notes are an integral part of these financial statements.

               SIMULATION, SYSTEMS & SERVICES TECHNOLOGY COMPANY
                  (INCLUDING ITS IMMEDIATE PARENT MSHI, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS

     Simulation, Systems & Services Technologies Company is a designer, developer and supplier of high fidelity real-time simulation software, systems and services in the energy and manufacturing industries.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     The accompanying consolidated financial statements represent the accounts of Simulation, Systems & Services Technologies Company and its immediate parent MSHI, Inc. (together referred to as "S3 Technologies"). MSHI, Inc. was a wholly-owned subsidiary of ManTech International Corporation ("ManTech") until April 13, 1994, at which time it became part of GSE Systems, Inc. (See Note 11.) All intercompany transactions have been eliminated.

     On August 31, 1993, MSHI, Inc. acquired 100 percent of the issued and outstanding common stock of Simulation, Systems & Services Technologies Company from Aerospace Holdings Company, a wholly-owned subsidiary of Bicoastal Corporation. This acquisition was accounted for using the purchase method.

     Simulation, Systems & Services Technologies Company was previously acquired by Bicoastal Corporation on February 3, 1988. This acquisition was accounted for using the purchase method and the purchase price adjustments were pushed down into the financial statements.

     The consolidated financial statements presented reflect allocations of costs for general and administrative expenses and income taxes. Such costs and expenses have been allocated to the Company based on actual usage or other methods (i.e., proportional allocational method) that approximate actual usage. Management believes that the allocation methods used are reasonable and that allocated costs and expenses approximate what such amounts would be if the Company had operated on a stand alone basis.

  Cash and cash equivalents

     Cash and cash equivalents consist of cash on hand and short-term highly liquid investments with original maturity dates of less than three months at the date of purchase.

  Inventories

     Inventories are stated at the lower of cost, as determined by the average cost method, or market. Obsolete or unsaleable inventory is reflected at its estimated net realizable value. Inventory costs consist only of raw materials.

  Property and equipment

     Property and equipment are recorded at cost and depreciated using the straight-line method with estimated useful lives ranging from three to seven years. Leasehold improvements are amortized over the life of the lease or the estimated useful life, whichever is shorter, using the straight-line method. Prior to its acquisition, S3 Technologies used the sum of the years' digits method over lives ranging from four to 15 years. Upon sale or retirement, the cost and related accumulated depreciation or amortization are eliminated from the respective accounts and any resulting gain or loss is included in income. Maintenance and repairs are charged to expense as incurred.

               SIMULATION, SYSTEMS & SERVICES TECHNOLOGY COMPANY
                  (INCLUDING ITS IMMEDIATE PARENT MSHI, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF ACCOUNTING POLICIES -- (CONTINUED)
  Goodwill and other intangibles assets

     Intangible assets consist of amounts relating to goodwill, backlog and proposal values, all arising from acquisitions. Backlog and proposal values are estimated by management and represent the fair value of the profit to be earned on uncompleted contracts and on future contracts for which bids have been submitted. Goodwill represents the excess of purchase price over the fair value of net tangible and intangible assets acquired. These amounts are amortized on a straight-line basis over periods ranging from three to four years for backlog and proposal values and fifteen years for goodwill. Prior to the acquisition of S3 Technologies by ManTech, goodwill was amortized on a straight-line basis over 40 years. As a part of the purchase accounting adjustments made in connection with ManTech's acquisition of S3 Technologies, existing goodwill was eliminated.

     At each balance sheet date, management evaluates the recoverability of intangible assets using certain financial indicators, such as historical and future ability to generate income from operations. S3 Technologies' policy is to record an impairment loss against the net unamortized cost of the intangible asset in the period when it is determined that the carrying amount of the asset may not be recoverable. This determination is based on an evaluation of such factors as the occurrence of a significant event, a significant change in the environment in which the business operates, or if the expected future net cash flows (undiscounted and without interest) would become less than the carrying amount of the asset.

  Revenue recognition

     Revenue under long-term fixed-price contracts generally is accounted for on the percentage-of-completion method, based on contract costs incurred to date and estimated costs to complete. Estimated contract earnings are reviewed and revised periodically as the work progresses and the cumulative effect of any change is recognized in the period in which the change is determined. Estimated losses are charged against earnings in the period such losses are identified. The remaining liability for contract costs to be incurred in excess of contract revenues is reflected as accrued contract reserves in the Company's consolidated balance sheet. Revenues from sales of other products are recorded when the products are shipped. The Company has no significant vendor obligations or collectibility risk associated with its product sales.

  Research and development

     Development expenditures incurred to meet customer specifications under contracts accounted for under the percentage of completion method are charged to contract costs. Company sponsored research and development expenditures are charged to operations as incurred and are included in selling, general and administrative expenses. The amounts incurred for Company sponsored research and development activities relating to the development of new products and services or the improvement of existing products and services were approximately $736,000, $156,000, and $343,000 for the eight month period ended August 31, 1993, the four month period ended December 31, 1993, and the period from January 1, 1994 through April 13, 1994, respectively.

  Warranties

     As the Company recognizes revenue under the percentage of completion method, it provides an accrual for estimated future warranty costs on historical and projected claims experience.

               SIMULATION, SYSTEMS & SERVICES TECHNOLOGY COMPANY
                  (INCLUDING ITS IMMEDIATE PARENT MSHI, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF ACCOUNTING POLICIES -- (CONTINUED)
  Income Taxes

     Through April 13, 1994, the Company was included in the consolidated federal income tax returns of ManTech and, through August 31, 1993, Bicoastal Corporation. As such, the income and losses generated by the Company are used on an annual basis to reduce the overall tax liability of the other members of the consolidated group. The Company is reimbursed for the benefit provided to the consolidated group.

     The Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, effective January 1, 1992 and the cumulative effect of this change is reflected in the statement of operations. Under this standard, deferred income taxes are provided under the asset and liability method. This method requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense consists of the Company's current liability, computed on a separate company basis, for federal and state income taxes and the change in the Company's deferred income tax assets and liabilities.

  Concentration of credit risk

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of contract receivables. Credit risk on contract receivables is mitigated by the nature of the Company's worldwide customer base and its credit policies. The Company's customers are not concentrated in any specific geographic region, but are concentrated in the energy and manufacturing industries. The Company performs credit evaluation before extending credit and may require letters of credit, bank guarantees or advance payments. Thereafter, the Company continues to monitor its contract receivables exposure after giving effect to letters of credit, bank guarantees, the status of the work performed on the contract, or its customers' financial condition.

  Off balance sheet risk and foreign exchange contracts

     The Company enters into forward exchange contracts and options as a hedge against certain foreign currency commitments. The Company also enters into letters of credit and performance guarantees in the ordinary course of business as required by certain contracts and proposal requirements.

     A significant portion of the Company's international revenue is received in a currency other than the currency in which the expenses relating to such revenue are paid. The Company attempts to offset or "hedge" its foreign currency exposure primarily by entering into foreign currency exchange agreements and purchasing foreign currency options. The former require the Company on a specified date, or during a specified period to exchange a set amount of foreign currency for United States dollars or another base currency at a specified exchange rate. The latter provide the Company with the option to exchange foreign currency for United States dollars or another base currency during a specified period or at a specified exchange rate. The Company utilizes these foreign exchange agreements and options only to reduce the impact of foreign currency fluctuations on its operating results and does not engage in foreign currency speculation. Foreign exchange contracts do not expose the Company to material risk because any losses on the contracts are offset by gains on the value of the foreign receivables being hedged. Foreign exchange options do not expose the Company to material risk since the Company has the right not to exercise the option.

               SIMULATION, SYSTEMS & SERVICES TECHNOLOGY COMPANY
                  (INCLUDING ITS IMMEDIATE PARENT MSHI, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF ACCOUNTING POLICIES -- (CONTINUED)
     Foreign exchange contacts have an element of risk that the counterparty may not be able to meet the terms of the agreement. However, the Company minimizes such risk exposure by limiting counterparties to Paine Webber Financial Products Inc. and NationsBank, N.A. ("NationsBank"). Management believes that the risk of incurring such losses is immaterial. The Company has also entered into foreign exchange option contracts with NationsBank which permit but do not require the Company to exchange foreign currencies at a future date with the bank at a contracted exchange rate. Costs associated with such contracts are amortized over the life of the contract matching the underlying receipts.

     The fair values of foreign exchange forward contracts and foreign exchange options are estimated by obtaining quotes for such contracts with similar terms, adjusted where necessary for maturity differences. However, such fair values are offset by gains or losses on assets and liabilities hedged by such contracts and options. Furthermore, the costs of the contracts and options are included in the Company's estimates of costs and earnings on its long-term fixed price contracts. Accordingly, there is no significant difference between the recorded value and fair value of the Company's net foreign exchange position.

3.  CONTRACT RECEIVABLES

     Fixed-price contracts generated 93%, 91% and 89% of total revenue for the eight month period ended August 31, 1993, the four month period ended December 31, 1993, and for the period from January 1, 1994 through April 13, 1994, respectively.

     Revisions in estimated contract costs at completion are reflected in the period during which facts and circumstances necessitating such a change first became known. The effect of changes in estimates of contract profits was to decrease gross profit by $6,141,000 during the eight month period ended August 31, 1993 from that which would have been reported had the revised estimate been used as the basis of recognition of contract profits in the preceding periods.

4.  DEPRECIATION AND AMORTIZATION EXPENSE

     Depreciation expense for the eight month period ended August 31, 1993, the four month period ended December 31, 1993, and the period January 1, 1994 through April 13, 1994, was $366,000, $169,000, and $148,000, respectively.

     Amortization expense for the eight months ended August 31, 1993, the four months ended December 31, 1993, and for the period from January 1, 1994 through April 13, 1994 was $109,000, $197,000, and $176,000, respectively.

5.  CAPITAL LEASE EXPENSE

     Interest paid under this lease was $24,000, $11,000, and $8,000 for the eight month period ended August 31, 1993, the four month period ended December 31, 1993, and the period from January 1, 1994 through April 13, 1994, respectively.

               SIMULATION, SYSTEMS & SERVICES TECHNOLOGY COMPANY
                  (INCLUDING ITS IMMEDIATE PARENT MSHI, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  INCOME TAXES

     The provisions (benefit) for income taxes on pre-tax earnings are as follows (in thousands):

                                                      EIGHT MONTHS    FOUR MONTHS     FOR THE PERIOD
                                                         ENDED           ENDED        JANUARY 1, 1994
                                                       AUGUST 31,     DECEMBER 31,     TO APRIL 13,
                                                          1993            1993             1994
                                                      ------------    ------------    ---------------
    Current tax expense (benefit)..................        $--           $ (232)           $(498)
    Deferred tax expense...........................         --               297              942
                                                      ----------      ----------      -----------
         Total provision (benefit).................        $--           $   65            $ 444
                                                      ==========      ==========      ===========

     The provision for income taxes varies from the amount of income tax determined by applying the applicable U.S. statutory tax rate to pre-tax income as a result of the following:

                                                      EIGHT MONTHS    FOUR MONTHS     FOR THE PERIOD
                                                         ENDED           ENDED        JANUARY 1, 1994
                                                       AUGUST 31,     DECEMBER 31,     TO APRIL 13,
                                                          1993            1993             1994
                                                      ------------    ------------    ---------------
    Statutory U.S. tax rate........................        34.0%          34.0%             34.0%
    Increase (decrease) in rate resulting from:
         State taxes, net of Federal benefit.......         2.8            2.8               2.8
         Change in the valuation allowance.........       (36.6)            --              52.8
         Goodwill amortization.....................        (0.1)           0.2               0.2
         Other.....................................        (0.1)           1.2               0.1
                                                         ------          -----             -----
              Effective tax rate...................         0.0%          38.2%             89.9%
                                                      ==========      ==========      ===========

     At April 13, 1994 the Company had available $3,962,000 of net operating loss carryforwards which expire in 2007. These carryforwards will be utilized to reduce taxable income in subsequent years. The net operating losses were generated prior to the acquisition of the Company and there are limitations on the amounts that can be utilized to offset taxable income in a given year.

7.  RETIREMENT PLANS

     The Company maintains a non-qualified supplemental defined benefit pension plan for certain retired employees. The amounts related to this plan are not material.

     The Company also maintains a qualified defined benefit pension plan for certain union employees. Pension expense for this plan was $6,000, and $3,000 and $29,000 for the eight month period ended August 31, 1993, the four month period ended December 31, 1993 and the period from January 1, 1994 through April 13, 1994, respectively.

     The Company established a qualified defined contribution plan during the first quarter of 1993, which covers substantially all employees, that complies with Section 401(k) of the Internal Revenue Code. Under this plan, the Company's stipulated basic matching contribution matches a portion of the participants' contributions based upon a defined schedule. Contributions are invested by an independent investment company in one or more of several investment alternatives. The choice of investment alternatives is at the election of each participating employee. The Company's contributions to the plan were $77,000, $58,000 and $63,000 for the eight month period ended August 31, 1993, the four month period ended December 31, 1993, and the period from January 1, 1994 through April 13, 1994, respectively.

               SIMULATION, SYSTEMS & SERVICES TECHNOLOGY COMPANY
                  (INCLUDING ITS IMMEDIATE PARENT MSHI, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  RENT EXPENSE

     Rent expense totaled $1,162,000, $306,000 and $404,000 for the eight month period ended August 31, 1993, the four month period ended December 31, 1993, and the period from January 1, 1994 through April 13, 1994, respectively. Rent expense is net of amortization of $274,000 for the period ended December 31, 1993 and $167,000 for the period ended April 13, 1994 for excess facility costs.

9.  RELATED PARTY TRANSACTIONS

     Corporate allocations for overhead and general and administrative expenses were $0, $213,000, and $145,000 for the eight month period ended August 31, 1993, the four month period ended December 31, 1993, and the period from January 1, 1994 through April 13, 1994, respectively.

10.  GEOGRAPHIC AND MAJOR CUSTOMER INFORMATION

     The Company earns a significant portion of its revenues from contracts outside of the United States, although it has no foreign operations. Revenues from these international sales are as follows (in thousands):

                                                      EIGHT MONTHS    FOUR MONTHS     FOR THE PERIOD
                                                         ENDED           ENDED        JANUARY 1, 1994
                                                       AUGUST 31,     DECEMBER 31,     TO APRIL 13,
                                                          1993            1993             1994
                                                      ------------    ------------    ---------------
    Germany........................................     $  3,264         $2,357           $ 2,247
    Russia.........................................        2,886          1,941               714
    Remaining Europe...............................        2,295          1,496             1,330
    China..........................................        1,080            201                28
    South Korea....................................           --             --             1,140
    Taiwan.........................................        1,206            775               398
    Remaining Asia.................................        1,535            587                 9
    Other regions..................................           82             25                --
                                                      ------------    ------------        -------
         Total international revenues..............     $ 12,348         $7,382           $ 5,866
                                                      ==========      ==========      ===========

     No customer accounted for 10% or more of revenues for the eight month period ended August 31, 1993, the four month period ended December 31, 1993 and for the period January 1, 1994 through April 13, 1994.

11.  FORMATION OF GSE SYSTEMS, INC.

     On April 13, 1994, the parent companies of the Company, GP International Engineering & Simulation, Inc., and EuroSim AB consolidated the operations of these subsidiaries into a new company, GSE Systems, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Stockholder of
GP International Engineering & Simulation, Inc.

     We have audited the statements of operations, stockholder's equity (deficit) and cash flows of GP International Engineering & Simulation, Inc. (the "Company"), formerly a wholly-owned subsidiary of GPS Technologies, Inc. (now known as SGLG, Inc.), for the year ended December 31, 1993 and for the period January 1, 1994 through April 13, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of GP International Engineering & Simulation, Inc. for the year ended December 31, 1993, and for the period January 1, 1994 through April 13, 1994, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Washington, D.C.
March 31, 1995

                 GP INTERNATIONAL ENGINEERING & SIMULATION INC.
  (FORMERLY A WHOLLY-OWNED SUBSIDIARY OF GPS TECHNOLOGIES, INC. (NOW KNOWN AS
                                  SGLG, INC.))

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                      FOR THE PERIOD
                                                                      YEAR ENDED     JANUARY 1, 1994,
                                                                     DECEMBER 31,    THROUGH APRIL 13,
                                                                         1993              1994
                                                                     ------------    -----------------
Contract revenue..................................................     $ 10,226           $ 3,642
Cost of revenue...................................................       10,492             2,905
                                                                     ------------         -------
     Gross profit.................................................         (266)              737
Operating expenses:
     Selling, general and administrative..........................        1,747               381
     Depreciation and amortization................................           42                26
                                                                     ------------         -------
          Total operating expenses................................        1,789               407
                                                                     ------------         -------
          Operating income (loss).................................       (2,055)              330
Other expenses....................................................           93                 3
                                                                     ------------         -------
          Income (loss) before income taxes.......................       (2,148)              327
Provision (benefit) for income taxes..............................         (788)              121
                                                                     ------------         -------
          Net income (loss).......................................     $ (1,360)          $   206
                                                                     ==========      ============

   The accompanying notes are an integral part of these financial statements.

                 GP INTERNATIONAL ENGINEERING & SIMULATION INC.
  (FORMERLY A WHOLLY-OWNED SUBSIDIARY OF GPS TECHNOLOGIES, INC. (NOW KNOWN AS
                                  SGLG, INC.))

                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                          COMMON    ACCUMULATED
                                                                          STOCK       DEFICIT
                                                                          ------    -----------
Balance, January 1, 1993...............................................     $1        $(2,296)
Net loss...............................................................    --          (1,360)
                                                                            --
                                                                                    -----------
Balance, December 31, 1993.............................................      1         (3,656)
Net income.............................................................    --             206
                                                                            --
                                                                                    -----------
Balance, April 13, 1994................................................     $1        $(3,450)
                                                                          ======    ==========

   The accompanying notes are an integral part of these financial statements.

                 GP INTERNATIONAL ENGINEERING & SIMULATION INC.
  (FORMERLY A WHOLLY-OWNED SUBSIDIARY OF GPS TECHNOLOGIES, INC. (NOW KNOWN AS
                                  SGLG, INC.))

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      FOR THE PERIOD
                                                                      YEAR ENDED     JANUARY 1, 1994,
                                                                     DECEMBER 31,    THROUGH APRIL 13,
                                                                         1993              1994
                                                                     ------------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Income (loss)............................................     $ (1,360)           $ 206
     Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
          Depreciation and amortization...........................          514              146
          Change in assets and liabilities:
               Contract receivables...............................          652             (153)
               Prepaid expenses and other.........................          (37)              (9)
               Accounts payable...................................           18              537
               Accrued salaries and related expenses..............           90             (168)
               Billings in excess of revenue earned...............        1,102             (893)
               Accrued warranty reserves..........................          228              281
               Accrued contract reserves..........................          271             (146)
                                                                     ------------        -------
Net cash provided by (used in) operating activities...............        1,478             (199)
                                                                     ------------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property, equipment, and software...............         (142)             (39)
                                                                     ------------        -------
Net cash used in investing activities.............................         (142)             (39)
                                                                     ------------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Due to GPS Technologies, Inc.................................       (1,414)             225
                                                                     ------------        -------
Net cash (used in) provided by financing activities...............       (1,414)             225
                                                                     ------------        -------
Net decrease in cash and cash equivalents.........................          (78)             (13)
Cash and cash equivalents at beginning of period..................           91               13
                                                                     ------------        -------
Cash and cash equivalents at end of period........................     $     13            $  --
                                                                     ==========      ============

   The accompanying notes are an integral part of these financial statements.

                 GP INTERNATIONAL ENGINEERING & SIMULATION INC.
  (FORMERLY A WHOLLY-OWNED SUBSIDIARY OF GPS TECHNOLOGIES, INC. (NOW KNOWN AS
                                  SGLG, INC.))
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS

     GP International Engineering & Simulation, Inc. ("GPI") is a designer, developer and supplier of high fidelity real-time simulation software, systems and services in the energy and manufacturing industries.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     The accompanying financial statements represents the accounts of GPI, a wholly owned subsidiary of GPS Technologies, Inc. (hereinafter "GPS" and now known as SGLG, Inc.), until April 13, 1994, at which time it became part of GSE Systems, Inc. (See Note 9.)

     The financial statements presented reflect allocations of costs of shared facilities, overhead, general and administrative expenses and income taxes. Such costs and expenses have been allocated to the Company based on actual usages or other methods (i.e. proportional cost allocation method) that approximate actual usage. Management believes that the allocation methods used are reasonable and that allocated costs and expenses approximate what such amounts would be if the Company had operated on a standalone basis.

  Cash and cash equivalents

     Cash and cash equivalents consist of cash on hand and amounts due from banks.

  Property and equipment

     Property and equipment are recorded at cost and depreciated using the straight-line method with estimated useful lives ranging from three to ten years. Upon sale or retirement, the cost and related depreciation or amortization are eliminated from the respective accounts and the resulting gain or loss is included in income. Maintenance and repairs are charged to expense as incurred.

  Revenue recognition

     Revenue under long-term fixed-price contracts generally is accounted for on the percentage-of-completion method, based on contract costs incurred to date and estimated costs to complete. Estimated contract earnings are reviewed and revised periodically as the work progresses and the cumulative effect of any change is recognized in the period in which the change is determined. Estimated losses are charged against earnings in the period such losses are identified. The remaining liability for contract costs to be incurred in excess of contract revenue is reflected as accrued contract reserves in the Company's balance sheet. Revenue from sales of other products is recorded when the products are shipped. The Company has no significant vender obligations or collectibility risk associated with its product sales.

  Software development costs

     In compliance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, the Company has capitalized approximately $2,354,000 of computer software development costs. Software development costs are capitalized once technological feasibility is achieved, based on a detailed program design that is complete, has been confirmed and for which no high-risk development issues remain. Capitalization of costs ceases when the software is commercially available. Amortization of software development costs is computed using the straight-line method over the estimated economic life of the product of five years. Amortization expense was approximately

                 GP INTERNATIONAL ENGINEERING & SIMULATION INC.
  (FORMERLY A WHOLLY-OWNED SUBSIDIARY OF GPS TECHNOLOGIES, INC. (NOW KNOWN AS
                                  SGLG, INC.))
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
$472,000, and $120,000 for the year ended December 31, 1993, and for the period January 1, 1994 through April 13, 1994, respectively.

  Research and development

     Development expenditures incurred to meet customer specifications under contracts accounted for under the percentage of completion method are charged to contract costs. Company sponsored research and development expenditures are charged to operations as incurred and are included in selling, general and administrative expenses. The amounts incurred for research and development activities relating to the development of new products and services or the improvement of existing products and services were approximately $314,000 and $203,000 for the year ended December 31, 1993, and for the period January 1, 1994 through April 13, 1994, respectively.

  Warranties

     As the Company recognizes revenue under the percentage of completion method, it provides an accrual for estimated future warranty costs based on historical and projected claims experience.

  Income Taxes

     The Company was included in the consolidated federal income tax return of GPS. As such, the income and losses generated by the Company are used on an annual basis to reduce the overall tax liability of the other members of the consolidated group. The Company is reimbursed for the benefit provided to the consolidated group. The Company files separate income tax returns in the state jurisdictions in which it operates.

     GPS allocates its federal consolidated tax provision (benefit) to its subsidiaries based on each subsidiary's proportionate share of its income or loss to the consolidated totals, after adjusting for each subsidiary's permanent differences arising between financial and tax reporting basis. The allocated tax provision (benefit) approximates the Company's tax provision (benefit) had income taxes been calculated on a standalone basis. The resulting income tax payable (or receivable) is recorded as an intercompany amount due to (or from) GPS.

  Concentration of credit risk

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of contract receivables. Credit risk on contract receivables is mitigated by the nature of the Company's worldwide customer base and its credit policies. The Company's customers are not concentrated in any specific geographic region, but are concentrated in the energy and manufacturing industries. The Company performs credit evaluation before extending credit and may require letters of credit, bank guarantees or advance payments. Thereafter, the Company continues to monitor its contract receivables exposure after giving effect to letters of credit, bank guarantees, the status of the work performed on the contract, and its customer's financial condition.

  Off balance sheet risk and foreign exchange contracts

     GPS has entered into forward exchange contracts on behalf of the Company. Foreign exchange forward contracts are legal agreements between two parties to purchase and sell a foreign currency for a price specified at the contract date, with delivery and settlement in the future. The Company uses such contracts to hedge risk of changes in foreign currency exchange rates associated with certain assets, liabilities and firm future revenue commitments denominated in foreign currency.

                 GP INTERNATIONAL ENGINEERING & SIMULATION INC.
  (FORMERLY A WHOLLY-OWNED SUBSIDIARY OF GPS TECHNOLOGIES, INC. (NOW KNOWN AS
                                  SGLG, INC.))
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  CONTRACT RECEIVABLES AND BILLINGS IN EXCESS OF REVENUE EARNED

     Revisions in estimated contract costs at completion are reflected in the period during which facts and circumstances necessitating such a change first became known. The effect of changes in estimates of contract profits was to decrease gross profit by $1,359,000 during the year ended December 31, 1993 from that which would have been reported had the revised estimate been used as the basis of recognition of contract profits in the preceding periods.

4.  DEPRECIATION EXPENSE

     Depreciation expense for the year ended December 31, 1993 and for the period January 1, 1994 through April 13, 1994 was $42,000 and $26,000, respectively.

5.  INCOME TAXES

     The provisions (benefit) for income taxes were as follows (in thousands):

                                                                                  FOR THE PERIOD
                                                                  YEAR ENDED     JANUARY 1, 1994,
                                                                 DECEMBER 31,    THROUGH APRIL 13,
                                                                     1993              1994
                                                                 ------------    -----------------
    Current provision (benefit)...............................      $ (595)            $  (1)
    Deferred provision (benefit)..............................        (193)              122
                                                                 ------------         ------
         Total provision (benefit)............................      $ (788)            $ 121
                                                                 ==========      ============

     The provision for income taxes varies from the amount of income tax determined by applying the applicable U.S. statutory tax rate to pre-tax income as a result of the following:

                                                                                  FOR THE PERIOD
                                                                  YEAR ENDED     JANUARY 1, 1994,
                                                                 DECEMBER 31,    THROUGH APRIL 13,
                                                                     1993              1994
                                                                 ------------    -----------------
    Statutory U.S. tax rate...................................       34.0%              34.0%
    State taxes, net of Federal benefit.......................        2.7                2.7
                                                                    -----              -----
         Effective tax rate...................................       36.7%              36.7%
                                                                 ==========      ============

     At April 13, 1994, the Company had available $256,000 of net operating loss carryforwards that will expire by 2008. These carryforwards will be utilized to reduce taxable income in subsequent years.

6.  RETIREMENT PLANS

     The Company has a qualified defined contribution plan that covers substantially all employees and complies with Section 401(k) of the Internal Revenue Code. Under this plan, the Company's stipulated basic matching contribution matches a portion of the participants' contributions based upon a defined schedule. Contributions are invested by an independent investment company in one or more of several investment alternatives. The choice of investment alternatives is at the election of each participating employee. The Company's contributions to the plan were $41,000, and $24,000 for the year ended December 31, 1993 and for the period January 1, 1994 through April 13, 1994, respectively.

                 GP INTERNATIONAL ENGINEERING & SIMULATION INC.
  (FORMERLY A WHOLLY-OWNED SUBSIDIARY OF GPS TECHNOLOGIES, INC. (NOW KNOWN AS
                                  SGLG, INC.))
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  RELATED PARTY TRANSACTIONS

     Corporate allocations for overhead and general and administrative expenses were $887,000, and $244,000 for the year ended December 31, 1993, and for the period January 1 through April 13, 1994, respectively.

8.  GEOGRAPHIC AND MAJOR CUSTOMER INFORMATION

     The Company earns a significant portion of its revenues from contracts outside of the United States, although it has no foreign operations. Revenues from these international sales were as follows (in thousands):

                                                                              FOR THE PERIOD
                                                              YEAR ENDED     JANUARY 1, 1994,
                                                             DECEMBER 31,    THROUGH APRIL 13,
                                                                 1993              1994
                                                             ------------    -----------------
        Taiwan............................................      $1,031            $    57
        Czech Republic....................................       1,351                286
        Great Britain.....................................       4,401                642
        Russia............................................       1,885              1,801
        Other regions.....................................         489                366
                                                             ------------         -------
             Total international revenues.................      $9,157            $ 3,152
                                                             ==========      ============

     The Company earned revenues of $1,351,000 from one customer and $1,031,000 from a second customer during the year ended December 31, 1993. The Company earned revenues of $4,401,000 and $642,000 from a third customer for the year ended December 31, 1993 and for the period January 1, 1994, through April 13, 1994, respectively. The Company earned revenues of $1,755,000 and $1,741,000 from a fourth customer during the year ended December 31, 1993 and the period January 1, 1994 through April 13, 1994, respectively.

9.  FORMATION OF GSE SYSTEMS, INC.

     On April 13, 1994, the parent companies of the Company, Simulation, Systems & Services Technologies Company and EuroSim AB consolidated the operations of these subsidiaries into a new company, GSE Systems, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Director and Stockholder of
EuroSim AB

     We have audited the statements of operations, stockholder's equity and cash flows of EuroSim AB (the "Company"), formerly a wholly-owned subsidiary of Vattenfall Engineering AB, for the year ended December 31, 1993 and for the period from January 1, 1994 through April 13, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of EuroSim AB for the year ended December 31, 1993 and for the period from January 1, 1994 through April 13, 1994, in conformity with accounting principles generally accepted in the United States.

                                          COOPERS & LYBRAND

Stockholm, Sweden
April 21, 1995

                                   EUROSIM AB

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                      FOR THE PERIOD
                                                                      YEAR ENDED     JANUARY 1, 1994,
                                                                     DECEMBER 31,     THROUGH APRIL
                                                                         1993            13, 1994
                                                                     ------------    ----------------
Contract revenue..................................................      $4,571            $1,597
Cost of revenue...................................................       1,572               734
                                                                        ------            ------
     Gross profit.................................................       2,999               863
                                                                        ------            ------
Operating expenses:
     Selling, general and administrative..........................       1,548               440
     Depreciation and amortization................................         101                29
                                                                        ------            ------
     Total operating expenses.....................................       1,649               469
                                                                        ------            ------
     Operating income (loss)......................................       1,350               394
Interest expense..................................................          31                 1
Other (income) expenses...........................................         (98)              (43)
                                                                        ------            ------
     Income (loss) before income taxes............................       1,417               436
Provision (benefit) for income taxes..............................        (100)              122
                                                                        ------            ------
     Net income (loss)............................................      $1,517            $  314
                                                                        ======            ======

   The accompanying notes are an integral part of these financial statements.

                                   EUROSIM AB

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                                   ADDITIONAL     FOREIGN
                                                         COMMON     PAID-IN      TRANSLATION   RETAINED
                                                         STOCK      CAPITAL      ADJUSTMENT    EARNINGS
                                                         ------    ----------    ----------    ---------
Balance, January 1, 1993..............................    $175        $210         $   98       $    155
Net income............................................    --         --             --             1,517
Translation adjustment................................    --         --              (194)        --
Distribution of capital...............................    --         --             --            (1,608)
                                                          ----        ----          -----        -------
Balance, December 31, 1993............................     175         210            (96)            64
Net Income............................................    --         --             --               314
Translation adjustment................................    --         --                 8         --
                                                          ----        ----          -----        -------
Balance, April 13, 1994...............................    $175        $210         $  (88)      $    378
                                                          ====        ====          =====        =======

   The accompanying notes are an integral part of these financial statements.

                                   EUROSIM AB

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      FOR THE PERIOD
                                                                                      JANUARY 1, 1994
                                                                       YEAR ENDED         THROUGH
                                                                      DECEMBER 31,       APRIL 13,
                                                                          1993             1994
                                                                      ------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss).............................................     $  1,517          $   314
     Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
          Depreciation and amortization............................          101               29
          Deferred taxes...........................................         (111)              --
          Change in assets and liabilities:
               Contract receivables................................          (31)            (577)
               Prepaid expenses and other current assets...........          (56)              66
               Accounts payable....................................           54              158
               Accrued expenses....................................           12              (25)
               Income tax payable..................................           --              122
               Billings in excess of revenue earned................        1,004              617
               Accrued contract reserves...........................           --              381
                                                                         -------          -------
Net cash provided by operating activities..........................        2,490            1,085
                                                                         -------          -------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment...........................         (139)             (36)
                                                                         -------          -------
Net cash used in investing activities..............................         (139)             (36)
                                                                         -------          -------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Distributions of capital......................................       (1,608)              --
     Increase (decrease) in amounts due to stockholder.............        1,933           (1,287)
                                                                         -------          -------
Net cash provided by (used in) financing activities................          325           (1,287)
                                                                         -------          -------
Effects of exchange rate on cash...................................         (176)               8
                                                                         -------          -------
Net increase (decrease) in cash and cash equivalents...............        2,500             (230)
Cash and cash equivalents at beginning of period...................           --            2,500
                                                                         -------          -------
Cash and cash equivalents at end of period.........................     $  2,500          $ 2,270
                                                                         =======          =======

   The accompanying notes are an integral part of these financial statements.

                                   EUROSIM AB

                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS

     EuroSim AB ("EuroSim" or the "Company") is a designer, developer and supplier of high fidelity real-time simulation software, systems and services for the energy and manufacturing industries.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     The accompanying financial statements represent the accounts of EuroSim. EuroSim was a wholly-owned subsidiary of Vattenfall Engineering AB ("Vattenfall Engineering") until April 13, 1994, at which time it became a wholly-owned subsidiary of GSE Systems, Inc. (See Note 11.) Vattenfall Engineering was wholly-owned by Vattenfall AB ("Vattenfall") and was absorbed by Vattenfall effective January 1, 1995. Effective January 1, 1992, Vattenfall became a government-owned Swedish corporation. Prior to January 1, 1992, Vattenfall was a public entity governed by special public rules.

     The Company was formed in 1990. The Company's records are maintained in accordance with Swedish laws and reporting requirements. These financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") and have been translated into U.S. dollars.

     The financial statements presented reflect allocations of costs of services, insurance and consulting fees for all periods presented. Such costs and expenses have been allocated to the Company based on actual usage. Management believes that the allocation methods used are reasonable and that allocated costs and expenses approximate what such amounts would be if the Company had operated on a stand-alone basis.

  Foreign currency translation

     The functional currency for the Company's operations is the Swedish krona. The translation from Swedish krona to U.S. dollars is performed for the balance sheet accounts using the exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The resulting translation adjustments are recorded directly into a separate component of stockholder's equity.

  Contributions to and from Vattenfall Engineering

     The Company has given group contributions to Vattenfall Engineering during 1993. Group contributions are principally made to transfer taxable income from one group entity with the objective of reducing the group's total current tax expenses. These contributions lead to a taxable income for the recipient and a taxable expense for the donor. The Company's annual current tax expense has therefore been impacted by the group contributions. Since the contributions are permanent differences for tax purposes, no deferred tax accounting related to group contributions has been applied.

     For Swedish statutory reporting purposes, group contributions are accounted for as an appropriation in the statement of operations. This accounting methodology is utilized primarily to obtain an agreement between a company's financial statement income and taxable income. Group contributions are thus not related to a company's operations. For U.S. GAAP purposes, group contributions provided have been treated as a transfer from stockholder's equity.

  Cash and cash equivalents

     Cash and cash equivalents consist of cash on hand and short-term, highly liquid investments with original maturity dates of less than three months at the date of purchase.

                                   EUROSIM AB

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Property and equipment

     Property and equipment are recorded at cost and depreciated using the straight-line method with estimated useful lives ranging from three to five years. Upon sale or retirement, the cost and related accumulated depreciation or amortization are eliminated from the respective accounts and any resulting gain or loss is included in income. Maintenance and repairs are charged to expense as incurred.

  Revenue recognition

     Revenue under long-term, fixed-price contracts generally is accounted for on the percentage-of-completion method, based on contract costs incurred to date and estimated costs to complete. Estimated contract earnings are reviewed and revised periodically as the work progresses and the cumulative effect of any change is recognized in the period in which the change is determined. Estimated losses are charged against earnings in the period such losses are identified. The remaining liability for contract costs to be incurred in excess of contract revenue is reflected as accrued contract reserves in the Company's balance sheet. Revenue from sales of other products is recorded when the products are shipped. The Company has no significant vendor obligations or collectibility risk associated with its product sales.

  Research and development

     Company sponsored research and development expenditures under contracts accounted for under the percentage of completion method are charged to operations as incurred and are included in selling, general and administrative expenses. The amounts incurred for Company sponsored research and development activities relating to the development of new products and services or the improvement of existing products and services were approximately $97,000 and $1,000 for the year ended December 31, 1993, and for the period from January 1, 1994 through April 13, 1994, respectively.

  Warranties

     As the Company recognizes revenue under the percentage of completion method, it provides an accrual for estimated future warranty costs based on historical and projected claims experience.

  Income taxes

     Deferred income taxes are provided under the asset and liability method. This method requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense consists of the Company's current liability for income taxes and the change in the Company's deferred income tax assets and liabilities.

  Concentration of credit risk

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments and contract receivables. The Company restricts investments of temporary cash to financial institutions with high credit standing. Credit risk on contract receivables is mitigated by its credit policies. The Company's customers are concentrated in Japan and in the energy and manufacturing industries. The Company performs credit evaluations before extending credit and may require letters of credit, bank guarantees or advance payments. Thereafter, the Company continues to monitor its

                                   EUROSIM AB

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) contract receivables exposure after giving effect to letters of credit, bank guarantees, the status of the work performed on the contract and its customers' financial condition.

  Off balance sheet risk and foreign exchange contracts

     Vattenfall Engineering has entered into forward exchange contracts on behalf of the Company as a hedge against certain foreign currency commitments. Forward exchange contracts are legal agreements between two parties to purchase and sell different currencies, for a price specified at the contract date, with delivery and settlement in the future. The Company uses such contracts to hedge risk of changes in currency exchange rates associated with certain assets, liabilities and firm future revenue commitments denominated in a different currency.

3.  CONTRACT RECEIVABLES AND BILLINGS IN EXCESS OF REVENUE EARNED

     Fixed-price contracts generated approximately 99% and 100% of total sales for the year ended December 31, 1993, and for the period from January 1, 1994 through April 13, 1994, respectively.

4.  DEPRECIATION EXPENSE

     Depreciation expense for the year ended December 31, 1993, and for the period from January 1, 1994 through April 13, 1994, was $101,000 and $29,000, respectively.

5.  INCOME TAXES

     The provisions (benefit) for income taxes on pre-tax earnings were as follows (in thousands):

                                                                                  FOR THE PERIOD
                                                                  YEAR ENDED     JANUARY 1, 1994,
                                                                 DECEMBER 31,    THROUGH APRIL 13,
                                                                     1993              1994
                                                                 ------------    -----------------
    Current tax expense (benefit).............................      $   11             $ 122
    Deferred tax expense (benefit)............................        (111)          --
                                                                 ------------         ------
         Total provision (benefit)............................      $ (100)            $ 122
                                                                 ==========      ============

     The provision for income taxes varies from the amount of income tax determined by applying the applicable domestic statutory tax rate to pre-tax income as a result of the following:

                                                                                  FOR THE PERIOD
                                                                  YEAR ENDED     JANUARY 1, 1994,
                                                                 DECEMBER 31,    THROUGH APRIL 13,
                                                                     1993              1994
                                                                 ------------    -----------------
    Statutory tax rate........................................         28%               28%
    Group contribution........................................        (32)           --
    Other.....................................................         (3)           --
                                                                                         --
                                                                      ---
         Effective tax rate...................................         (7)%              28%
                                                                 ==========      ============

     Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

                                   EUROSIM AB

6.  RETIREMENT PLANS

     The Company employees are covered by compulsory and voluntary pension plans. The amounts paid by the Company were $54,000 and $18,000 for year ended December 31, 1993 and for the period January 1, 1994 to April 13, 1994, respectively.

7.  RENT EXPENSE

     Rent expense totaled $172,000 and $47,000 for the year ended December 31, 1993, and for the period from January 1, 1994 through April 13, 1994, respectively.

8.  RELATED PARTY TRANSACTIONS

     Sales to affiliates for the year ended December 31, 1993, and for the period from January 1, 1994 through April 13, 1994, were approximately 3% and 0% of total sales, respectively.

     The components of allocated expenses included in the Company's statement of operations are as follows (in thousands):

                                                                                  FOR THE PERIOD
                                                                  YEAR ENDED     JANUARY 1, 1994,
                                                                 DECEMBER 31,    THROUGH APRIL 13,
                                                                     1993              1994
                                                                 ------------    -----------------
    Overhead and general and administrative expenses..........       $232               $82
    Interest income (expense), net............................         64                42
                                                                   ------               ---
         Total................................................       $168               $40
                                                                 ==========      ============

9.  RESTRICTION ON RETAINED EARNINGS

     Under the provisions of the Swedish Companies Act a legal reserve must be established in an amount equal to 20% of the share capital. This reserve is established by appropriating 10% of the statutory net income each year until the prescribed amount has been appropriated. The legal reserve may be used to absorb deficit, but usually may not be distributed as dividends.

10.  GEOGRAPHIC AND MAJOR CUSTOMER INFORMATION

     The Company earns a significant portion of its revenue from contracts in Japan, although it has no operations in that country. Revenues from these Japanese contracts totaled $4,297,000 and $1,565,000 for the year ended December 31, 1993 and for the period January 1, 1994 through April 13, 1994, respectively.

     The Company earned revenues of $637,000 from one customer during the year ended December 31, 1993. The Company earned revenues of $2,253,000 and $1,134,000 from a second customer during the year ended December 31, 1993 and the period January 1, 1994 through April 13, 1994.

11.  FORMATION OF GSE SYSTEMS, INC.

     On April 13, 1994, the parent companies of the Company, Simulation, Systems & Services Technologies Company and GP International Engineering & Simulation, Inc. consolidated the operations of these subsidiaries into a new company, GSE Systems, Inc.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
General Physics Corporation:

     We have audited the accompanying consolidated balance sheets of General Physics Corporation and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of General Physics Corporation and subsidiaries as of December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, on August 31, 1994, the Company completed an acquisition of substantially all of the assets and operations of GPS Technologies, Inc. and certain of its subsidiaries (together the "GPST Businesses"), that has been accounted for as a "reverse acquisition" whereby the GPST Businesses are treated as the acquiror for accounting purposes even though the Company remains the continuing legal entity. Accordingly, the financial statements of the Company for the period prior to August 31, 1994, are those of the GPST Businesses and differ from the consolidated financial statements of the Company and its subsidiary as previously reported for these periods.

                                          KPMG PEAT MARWICK LLP

Baltimore, Maryland
February 29, 1996

                  GENERAL PHYSICS CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                                      SEPTEMBER 30,
                                                                   DECEMBER 31,           1996
                                                                ------------------    -------------
                                                                 1995       1994
                                                                -------    -------     (UNAUDITED)
ASSETS
Current Assets:
     Cash....................................................   $   108    $   328       $    99
     Accounts receivable, less allowance for doubtful
       accounts of $1,000, $1,292 and $1,191 (note 13).......    25,066     25,854        29,043
     Costs and estimated earnings in excess of billings on
       uncompleted contracts.................................     9,118     15,237        10,125
     Income taxes recoverable................................       777        384            --
     Prepaid expenses and other current assets...............     1,063      1,136           985
     Deferred income taxes (note 8)..........................        --      1,475            --
                                                                -------    -------    -------------
          Total current assets...............................    36,132     44,414        40,252
                                                                -------    -------    -------------
Property and equipment, at cost (note 3).....................     5,625      4,069         7,159
Less accumulated depreciation and amortization...............    (1,924)    (1,101)       (2,935)
                                                                -------    -------    -------------
          Net property and equipment.........................     3,701      2,968         4,224
                                                                -------    -------    -------------
Excess of costs over net assets of subsidiaries acquired,
  less accumulated amortization of $1,571, $1,279 and $1,798
  (note 1)...................................................     9,887     10,178        11,712
Other assets.................................................     1,573        291         1,752
                                                                -------    -------    -------------
                                                                $51,293    $57,851       $57,940
                                                                =======    =======    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable and accrued expenses (note 5)..........   $ 6,770    $ 9,787       $ 8,574
     Billings in excess of costs and estimated earnings on
       uncompleted contracts.................................     8,301      6,091         8,395
     Short-term borrowings (note 6)..........................     3,450     10,100         5,200
     Note payable............................................        --         --         1,414
     Capital lease obligation (note 9).......................       119        147           124
     Dividends payable.......................................       623        599           633
     Income taxes payable....................................        --         --           206
     Deferred income taxes (note 8)..........................        54         --           113
                                                                -------    -------    -------------
          Total current liabilities..........................    19,317     26,724        24,659
Senior subordinated debentures (note 7)......................    11,173     10,813        11,473
Capital lease obligation (note 9)............................     1,206      1,276         1,112
                                                                -------    -------    -------------
          Total liabilities..................................    31,696     38,813        37,244
                                                                -------    -------    -------------
Stockholders' equity (notes 1 and 11):
     Preferred stock, par value $.025 per share, 5,000,000
       shares authorized, none issued........................        --         --            --
     Common stock, par value $.025 per share, 20,000,000
       shares authorized; 11,085,720, 11,079,960 and
       11,086,420 shares issued..............................       277        277           277
     Additional paid-in capital..............................    25,074     26,161        24,488
     Accumulated deficit.....................................      (657)      (451)         (260)
     Treasury stock at cost, 750,722, 1,023,648 and 560,494
       shares................................................    (5,097)    (6,949)       (3,809)
                                                                -------    -------    -------------
          Net stockholders' equity...........................    19,597     19,038        20,696
Commitments and contingencies (notes 9 and 12)...............        --         --            --
                                                                -------    -------    -------------
                                                                $51,293    $57,851       $57,940
                                                                =======    =======    ==========


          See accompanying notes to consolidated financial statements.

                  GENERAL PHYSICS CORPORATION AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                      NINE MONTHS
                                                                                         ENDED
                                                    YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                 ------------------------------    ------------------
                                                   1995       1994       1993       1996       1995
                                                 --------    -------    -------    -------    -------
                                                                                      (UNAUDITED)
Revenue.......................................   $107,549    $78,880    $58,112    $85,954    $80,399
Cost of revenue...............................     95,181     69,779     51,331     75,385     71,420
                                                 --------    -------    -------    -------    -------
Gross profit..................................     12,368      9,101      6,781     10,569      8,979
General and administrative and other
  expenses....................................      7,718      5,859      4,983      5,435      5,809
Interest expense..............................      2,208      1,366        735      1,361      1,732
Other income (expense), net...................         12        (22)       107         73        (14)
                                                 --------    -------    -------    -------    -------
Income before income taxes and equity in net
  earnings of investee company................      2,454      1,854      1,170      3,846      1,424
Income taxes (note 8).........................        982        785        487      1,647        529
                                                 --------    -------    -------    -------    -------
Income before equity in net earnings of
  investee company............................      1,472      1,069        683      2,199        895
Equity in net earnings of investee company
  (including gain on issuance of stock in
  1995), net of income taxes (note 4).........        786         69         --         87        776
                                                 --------    -------    -------    -------    -------
Net income....................................   $  2,258    $ 1,138    $   683    $ 2,286    $ 1,671
                                                 ========    =======    =======    =======    =======
Net income per share..........................   $    .22    $   .15    $   .11    $   .22    $   .16
                                                 ========    =======    =======    =======    =======

          See accompanying notes to consolidated financial statements.

                  GENERAL PHYSICS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)



                                                          ADDITIONAL                                                NET
                                   PREFERRED    COMMON     PAID-IN      ACCUMULATED      NET       TREASURY    STOCKHOLDERS'
                                     STOCK      STOCK      CAPITAL        DEFICIT       ASSETS      STOCK         EQUITY
                                   ---------    ------    ----------    -----------    --------    --------    -------------
YEAR ENDED DECEMBER 31, 1993,
  1994, 1995:
Balance at December 31, 1992....      $--        $--       $     --       $    --      $ 13,899    $     --       $13,899
Net income......................       --        --              --            --           683          --           683
Net transactions with parent
  (note 14).....................       --        --              --            --        (1,285)         --        (1,285)
                                      ---       ------    ----------    -----------    --------    --------    -------------
Balance at December 31, 1993....       --        --              --            --        13,297          --        13,297
Net transactions with parent
  (note 14).....................       --        --              --            --         5,509          --         5,509
Acquisition (note 1)............       --         277        26,581            --       (19,197)     (7,661)           --
Net income......................       --        --              --           747           391          --         1,138
Dividends ($.12 per share)......       --        --              --        (1,198)           --          --        (1,198)
Issuance of treasury stock to
  benefit plan (123,145
  shares).......................       --        --            (420)           --            --         712           292
                                      ---       ------    ----------    -----------    --------    --------    -------------
Balance at December 31, 1994....       --         277        26,161          (451)           --      (6,949)       19,038
Net income......................       --        --              --         2,258            --          --         2,258
Dividends ($.24 per share)......       --        --              --        (2,464)           --          --        (2,464)
Issuance of treasury stock to
  benefit plan (272,926
  shares).......................       --        --          (1,087)           --            --       1,852           765
                                      ---       ------    ----------    -----------    --------    --------    -------------
Balance at December 31, 1995....      $--        $277      $ 25,074       $  (657)     $     --    $ (5,097)      $19,597
                                   =======      =======    ========     ==========     =========   ========    ==========
NINE MONTHS ENDED SEPTEMBER 30,
  1996 (UNAUDITED):
Balance at December 31, 1995....      $--        $277      $ 25,074       $  (657)     $     --    $ (5,097)      $19,597
Net income......................       --        --              --         2,286            --          --         2,286
Dividends ($0.18 per share).....       --        --              --        (1,889)           --          --        (1,889)
Issuance of treasury stock to
  benefit plan (189,378
  shares).......................       --        --            (586)           --            --       1,288           702
                                      ---       ------    ----------    -----------    --------    --------    -------------
Balance at September 30, 1996...      $--        $277      $ 24,488       $  (260)     $     --    $ (3,809)      $20,696
                                   =======      =======    ========     ==========     =========   ========    ==========


          See accompanying notes to consolidated financial statements.

                  GENERAL PHYSICS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       NINE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                      -----------------------------    ------------------
                                                       1995       1994       1993       1996       1995
                                                      -------    -------    -------    -------    -------
                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.........................................   $ 2,258    $ 1,138    $   683    $ 2,286    $ 1,671
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization..................     1,474        626        285      1,538      1,012
    Provision for doubtful accounts, net...........     1,068        205        151        295         48
    Provision for deferred income taxes............     1,019        422        113          2        253
    Equity in net earnings of investee company.....       (96)       (69)        --        (87)       (86)
    Gain on issuance of stock by investee
       company.....................................      (690)        --         --         --       (690)
    Issuance of treasury stock to benefit plan.....       765        292         --        701        765
    Changes in operating assets and liabilities:
         Accounts receivable.......................      (280)      (348)     1,926     (3,709)     2,212
         Costs and estimated earnings in excess of
           billings on uncompleted contracts.......     6,119     (1,484)    (1,763)    (1,007)     5,381
         Income taxes recoverable..................      (393)        --         --        777        (65)
         Prepaid expenses and other current
           assets..................................        73        411        375         78         11
         Accounts payable and accrued expenses.....    (3,017)    (2,006)      (213)     1,673     (3,244)
         Billings in excess of costs and estimated
           earnings on uncompleted contracts.......     2,210      1,861        234         94        758
         Income taxes payable......................        --         --         --        206         --
         Other.....................................        14       (199)       (92)        65         58
                                                      -------    -------    -------    -------    -------
Net cash provided by operating activities..........    10,524        849      1,699      2,912      8,084
                                                      -------    -------    -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment................    (1,556)      (785)        (5)    (1,504)      (996)
Repayments of notes receivable.....................        --        194        175         --         --
Acquisition of businesses..........................        --         --         --     (1,200)        --
Acquisition of net assets, less cash acquired (note
  1)...............................................        --     (8,433)        --         --         --
                                                      -------    -------    -------    -------    -------
Net cash provided by (used in) investing
  activities.......................................    (1,556)    (9,024)       170     (2,704)      (996)
                                                      -------    -------    -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net short-term borrowings (payments)...............    (6,650)     8,605        368      1,750     (5,000)
Principal payments on obligations under capital
  leases...........................................       (98)       (49)       (21)       (89)       (47)
Payment of dividends...............................    (2,440)      (597)        --     (1,878)    (1,838)
Net transactions with parent (note 14).............        --         10     (1,932)        --         --
                                                      -------    -------    -------    -------    -------
Net cash provided by (used in) financing
  activities.......................................    (9,188)     7,969     (1,585)      (217)    (6,885)
                                                      -------    -------    -------    -------    -------
Increase (decrease) in cash........................      (220)      (206)       284         (9)       203
Cash at beginning of period........................       328        534        250        108        328
                                                      -------    -------    -------    -------    -------
Cash at end of period..............................   $   108    $   328    $   534    $    99    $   531
                                                      ========   ========   ========   ========   ========
Supplemental cash flow information:
    Cash paid for interest during the period.......   $ 1,734    $   903    $   763    $ 1,165    $ 1,629
                                                      ========   ========   ========   ========   ========
    Cash paid for income taxes during the period...   $   370    $   440    $   513    $   715    $   322
                                                      ========   ========   ========   ========   ========

          See accompanying notes to consolidated financial statements.

                  GENERAL PHYSICS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED.)

NOTE 1.  ACQUISITION AND BASIS OF PRESENTATION AND BUSINESS

     General Physics Corporation (GPC or the Company) is incorporated in the state of Delaware. The Company and its subsidiaries provide engineering, environmental, training, analytical and technical support services to commercial nuclear and fossil power utilities, the United States Departments of Defense and Energy, Fortune 500 companies, and other commercial and governmental customers.

     On August 31, 1994, the Company acquired substantially all of the assets and operations of GPS Technologies, Inc. (GPST) and certain of its subsidiaries (together the GPST Businesses) for approximately $32.5 million, consisting of $10 million cash, 3,500,000 shares of common stock, warrants to acquire up to 1,000,000 shares of common stock at $6.00 per share, warrants to acquire up to 475,664 shares of common stock at $7.00 per share and 6% ten year senior subordinated debentures in the aggregate principal amount of $15 million.

     National Patent Development Corporation (NPDC), which owned approximately 92% of the GPST Businesses and 28% of GPC prior to the transaction, owned approximately 54% of the outstanding shares of GPC after the acquisition. Accordingly, the acquisition was accounted for as a reverse acquisition whereby the GPST Businesses were deemed to have acquired GPC in a transaction accounted for as a purchase. GPC remains the legal entity and Securities and Exchange Commission registrant; however, the historical financial statements and disclosures prior to August 31, 1994 included herein are those of the GPST Businesses. Results of GPC are included in the nine months ended September 30, 1996 and 1995, the year ended December 31, 1995 and the year ended December 31, 1994 only for the period from September 1, 1994 to December 31, 1994.

     The cash and subordinated debentures were deemed to be a dividend to the shareholders of GPST. The estimated purchase price of the net assets of GPC was determined as follows (in thousands):

    Cash (financed with bank borrowings)......................................   $ 10,000
    Subordinated debentures, net of $4.3 discount.............................     10,700
    Common Stock -- 3.5 million shares at $3..................................     10,500
    Warrants to purchase Common Stock.........................................      1,300
    Transaction costs.........................................................        676
                                                                                 --------
         Fair value of consideration..........................................   $ 33,176
    Less deemed dividend......................................................    (20,700)
    Plus fair value of additional interest (26%) of GPC acquired by NPDC based upon fair value of GPC's common stock outstanding, on date of
      acquisition.............................................................      4,770
                                                                                 --------
         Estimated purchase price.............................................   $ 17,246
                                                                                 ========

                  GENERAL PHYSICS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED.)


NOTE 1. ACQUISITION AND BASIS OF PRESENTATION AND BUSINESS -- (CONTINUED) The purchase price, which exceeded the estimated fair value of the net tangible assets acquired by $5.6 million, was allocated as follows (in thousands):

    Cash.......................................................................   $ 1,567
    Accounts receivable........................................................    11,969
    Costs and estimated earnings in excess of billings on uncompleted
      contracts................................................................     3,505
    Other current assets.......................................................     2,215
    Property and equipment.....................................................       720
    Goodwill...................................................................     5,618
    Liabilities assumed........................................................    (8,348)
                                                                                  -------
    Net assets.................................................................   $17,246
                                                                                  =======

     On January 29, 1994, GPC acquired substantially all of the operations and net assets of Cygna Energy Services (CES) related to its business of providing engineering services to the commercial nuclear power industry for a purchase price of approximately $3,131,000, including acquisition costs. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the related acquired assets and assumed liabilities based on the respective fair values. The purchase exceeded the fair value of the net assets acquired by approximately $2,677,000.

     The following unaudited pro forma consolidated results of operations for the years ended December 31, 1994 and 1993 are presented as if the GPST Businesses and CES acquisitions had occurred on January 1 of the respective years (in thousands, except per share data).

                                                                         1994        1993
                                                                       --------    --------
    Revenue.........................................................   $115,130    $130,731
    Net income......................................................      1,613       4,164
    Net income per share............................................   $   0.16    $   0.43

     The unaudited pro forma consolidated results of operations are based upon the combined historical results of GPC and the GPST Businesses after giving effect to the following adjustments: (1) costs of revenue and general and administrative and other expense reductions resulting from the GPST Business and CES acquisitions, (2) interest expense related to the bank borrowings of $10 million at 7 3/4% and senior subordinated debentures of $15 million at 6%, net of interest expense on certain obligations of GPST not assumed, (3) amortization of the debt discount of $4.3 million related to senior subordinated debentures,
(4) amortization of goodwill and (5) tax effects of the pro forma adjustments.

     The earnings per share amounts are based on 9,933,167 shares of GPC common stock outstanding after the transaction. Common shares issuable upon exercise of stock options and warrants are excluded from the computation because their effect is not material or is antidilutive.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation. The consolidated financial statements include the accounts of General Physics Corporation and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

     Contract Revenue and Cost Recognition. The Company provides services under time-and-materials, cost-plus-fixed-fee and fixed-price contracts. Revenue is recognized as costs are incurred and includes

                  GENERAL PHYSICS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED.)


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) estimated fees at predetermined rates. Differences between recorded costs and estimated earnings and final billings are recognized in the period in which they become determinable. Costs and estimated earnings in excess of billings on uncompleted contracts are recorded as a current asset. Billings in excess of costs and estimated earnings on uncompleted contracts are recorded as a current liability. Generally, contracts provide for the billing of costs incurred and estimated earnings on a monthly basis. Retainages, amounts subject to future negotiation and amounts which are expected to be collected after one year are not material for any period.

     Allowance for Doubtful Accounts. Management periodically reviews accounts receivable for possible uncollectible amounts. In the event management determines a specific need for an allowance, a provision for doubtful accounts is provided. The allowance for doubtful accounts was $1,000,000 and $1,292,000 at December 31, 1995 and 1994, respectively and $1,191,000 and $1,711,000 at September 30, 1996 and 1995, respectively.

     Property and Equipment. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the related assets that range from three to ten years. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the assets.

     Equity in Net Earnings of Investee Company. The Company accounts for investments in investee companies, over which it has the ability to exercise significant influence over operations and financial policies, using the equity method of accounting. In evaluating its ability to exercise significant influence, the Company evaluates a number of factors, including the ownership interest in such companies of NPDC. The Company records any gain or loss in the consolidated statement of operations when an investee company sells its shares at an offering price which differs from the Company's carrying amount per share of each investee company's stock.

     Excess of Cost over Net Assets of Subsidiaries Acquired. The excess of cost over net assets of subsidiaries acquired is being amortized over forty years using the straight-line method. The Company assesses the recoverability of the excess of cost over net assets of subsidiaries acquired by determining whether the amortization over its remaining life can be recovered through the estimated undiscounted future operating cash flows of the related acquired operations.

     Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities based on enacted tax rates in effect when such amounts are expected to be realized or settled. Recognition of deferred assets for tax loss or credit carryforwards is limited to amounts expected to be realized based on consideration of available evidence, including tax planning strategies and other factors. The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

     Fair Value of Financial Instruments. The estimated fair value of financial instruments such as accounts receivable and accounts payable approximate carrying values.

     Net Income Per Share. Net income per share is based on the weighted average number of shares of General Physics Corporation's common stock outstanding during the years ended December 31, 1995, 1994, and 1993 of 10,230,899, 7,671,909 and 6,271,879 respectively and during the nine months ended September 30, 1996 and 1995 of 10,429,740 and 10,246,547 respectively. Common shares issuable upon exercise of stock options are excluded from the computation because their effect is not material or antidilutive.

                  GENERAL PHYSICS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED.)


NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     Use of Estimates. Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and their related disclosures to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     Reclassifications. Certain amounts for 1994 and 1993 have been reclassified to conform to the presentation for 1995 and 1996.

NOTE 3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                DECEMBER 31,
                                                              ----------------    SEPTEMBER 30,
                                                               1995      1994         1996
                                                              ------    ------    -------------
                                                                      (IN THOUSANDS)
    Furniture and equipment................................   $2,906    $1,223       $ 4,069
    Equipment subject to capitalized leases................    1,472     1,472         1,472
    Leasehold improvements.................................    1,247     1,374         1,281
                                                              ------    ------    ----------
                                                              $5,625    $4,069       $ 7,159
                                                              ======    ======    ==========

NOTE 4.  EQUITY IN NET EARNINGS OF INVESTEE COMPANY

     Prior to the acquisition of the GPST Businesses, GPC and GPST contributed assets to a newly formed joint venture, GSE Systems, Inc. (GSES), for 10% and 35% ownership interests in the joint venture, respectively. On August 1, 1995, GSES completed an initial public offering of 1,500,000 shares of its common stock at $14 per share. The Company owns 250,000 shares of GSES common stock, which, after the offering, represented approximately a 6% interest in GSES. As this investment is accounted for using the equity method of accounting, the capital transaction by GSES was treated as a sale of stock of a subsidiary by the Company and a gain of approximately $690,000 net of income taxes was recognized.

     The results for GSES include the following:

                                                               DECEMBER 31,
                                                            ------------------    SEPTEMBER 30,
                                                             1995       1994          1996
                                                            -------    -------    -------------
                                                                     (IN THOUSANDS)
    Total assets.........................................   $51,360    $43,971       $47,789
    Stockholders' equity.................................    20,616     (2,272)       20,532
    Revenue..............................................    85,302     45,582        71,971
    Net income...........................................     3,490      1,130         2,683

     For the years ended December 31, 1995 and 1994, the Company recognized its proportionate share of the net earnings of GSES of $96,000 and $69,000, respectively. For the nine months ended September 30, 1996 and 1995, the Company recognized $87,000 and $86,000, respectively. Such amounts are net of income taxes payable upon distribution of the earnings by the investee.

                  GENERAL PHYSICS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED.)


NOTE 4.  EQUITY IN NET EARNINGS OF INVESTEE COMPANY -- (CONTINUED)
     At December 31, 1995 and September 30, 1996, the estimated fair value (based upon the quoted market price) of the GSES common stock held by the Company was approximately $3,600,000 and $2,875,000, respectively and the carrying value was approximately $1,517,000 and $1,630,000, respectively.

NOTE 5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                                DECEMBER 31,
                                                              ----------------    SEPTEMBER 30,
                                                               1995      1994         1996
                                                              ------    ------    -------------
                                                                      (IN THOUSANDS)
    Accounts payable -- trade..............................   $3,074    $4,090       $ 3,349
    Accrued salaries and benefits..........................    1,200       801         1,963
    Accrued vacation.......................................    1,247     1,360         1,626
    Accrued rent obligations...............................       --       838            46
    Litigation accrual (note 12)...........................       --     1,361            --
    Other accrued expenses.................................    1,249     1,337         1,590
                                                              ------    ------    ----------
                                                              $6,770    $9,787       $ 8,574
                                                              ======    ======    ==========

NOTE 6.  LINES OF CREDIT

     On April 7, 1995, the Company and NPDC entered into a new three-year credit agreement with a commercial bank providing for a $20,000,000 secured revolving line of credit expiring April 10, 1998 for the Company and a secured term loan for NPDC. The Company terminated its previous credit agreement. Borrowings under the new credit agreement bear interest at the prime rate or at LIBOR plus 1.75%, whichever is elected by the Company. The credit agreement is secured by liens on accounts receivable of the Company and its domestic subsidiaries, and contains covenants that, among other things, limit the Company's ability to dispose of assets, incur debt, create liens, make capital expenditures, and make certain investments or acquisitions. In addition, the Company is required to meet certain financial ratios. At September 30, 1996, the Company had available borrowings of approximately $14,651,000 under the credit agreement and borrowings of $5,200,000 outstanding.

NOTE 7.  SENIOR SUBORDINATED DEBENTURES

     The $15 million of 6% Senior Subordinated Debentures issued in the GPST Businesses acquisition, substantially all of which are held by NPDC, have a carrying value at December 31, 1995 of $11,173,000 which is net of a debt discount of $3,827,000, and a carrying value at September 30, 1996 of $11,473,000 which is net of a debt discount of $3,527,000. The debentures are unsecured and require payments of interest only on a quarterly basis through June 30, 1999, quarterly principal installments of $525,000 plus interest through June 30, 2004 and the balance of $4,500,000 on June 30, 2004. The debentures are subordinated to borrowings under the line of credit agreement.

                  GENERAL PHYSICS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED.)


NOTE 7.  SENIOR SUBORDINATED DEBENTURES -- (CONTINUED)
     At December 31, 1995 and September 30, 1996, the estimated fair value of the debentures was approximately $9,500,000 and $10,400,000, respectively.

NOTE 8.  INCOME TAXES

     The Company and its subsidiaries file a consolidated Federal income tax return. For periods prior to August 31, 1994, the GPST Business filed consolidated Federal income tax returns with NPDC and paid Federal income taxes due in accordance with a tax sharing arrangement with NPDC. Under the terms of the acquisition of the GPST Businesses, SGLG, Inc. (formerly known as GPS Technologies, Inc.) is responsible for all Federal and state income taxes payable on income earned by the GPST Businesses for the period through the date of the acquisition.

     The provision for income taxes consists of the following:

                                                                                  NINE MONTHS
                                                       YEARS ENDED DECEMBER          ENDED
                                                               31,               SEPTEMBER 30,
                                                      ----------------------    ----------------
                                                       1995     1994    1993     1996      1995
                                                      ------    ----    ----    ------    ------
                                                                    (IN THOUSANDS)
    Current
         Federal...................................   $   37    $292    $260    $1,310    $  289
         State.....................................      (74)     71     114       335       (13)
                                                      ------    ----    ----    ------    ------
                                                         (37)    363     374     1,645       276
                                                      ------    ----    ----    ------    ------
    Deferred
         Federal...................................    1,323     455      78        51       654
         State.....................................      206      11      35         8       102
                                                      ------    ----    ----    ------    ------
                                                       1,529     466     113        59       756
                                                      ------    ----    ----    ------    ------
                                                      $1,492    $829    $487    $1,704    $1,032
                                                      ======    ====    ====    ======    ======

     Income taxes for the years ended December 31, 1995, 1994 and 1993 and the nine months ended September 30, 1996 and 1995 were allocated to income taxes and equity in net earnings of investee company as follows:

                                                                                  NINE MONTHS
                                                       YEARS ENDED DECEMBER          ENDED
                                                               31,               SEPTEMBER 30,
                                                      ----------------------    ----------------
                                                       1995     1994    1993     1996      1995
                                                      ------    ----    ----    ------    ------
                                                                   (IN THOUSANDS)
    Income taxes...................................   $  982    $785    $487    $1,647    $  529
    Equity in net earnings of investee company.....      510      44      --        57       503
                                                      ------    ----    ----    ------    ------
                                                      $1,492    $829    $487    $1,704    $1,032
                                                      ======    ====    ====    ======    ======

                  GENERAL PHYSICS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED.)


NOTE 8.  INCOME TAXES -- (CONTINUED)
     The tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities consist of the following:

                                                                 DECEMBER 31,
                                                                --------------    SEPTEMBER 30,
                                                                1995     1994         1996
                                                                ----    ------    -------------
                                                                        (IN THOUSANDS)
    Deferred tax assets:
         Allowance for doubtful accounts.....................   $393    $  507       $   480
         Accrued vacation....................................    380       259           464
         Litigation accrual..................................     --       535            --
         Net operating loss..................................     --        --           135
         Other accrued liabilities...........................     66       458            --
                                                                ----    ------    ----------
                                                                 839     1,759         1,079
                                                                ----    ------    ----------
    Deferred tax liabilities:
         Accelerated depreciation and amortization...........    210        65           318
         State income taxes..................................     --        33            --
         Prepaid expenses....................................    129       128           109
         GSES investment.....................................    554        44           610
         Other...............................................     --        14           155
                                                                ----    ------    ----------
                                                                 893       284         1,192
                                                                ----    ------    ----------
    Net deferred tax asset (liability).......................   $(54)   $1,475       $  (113)
                                                                ====    ======    ==========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible. Management considers income taxes paid in the past three years and projected future taxable income in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which temporary differences are deductible, management has deemed no valuation allowances are necessary at December 31, 1995 and 1994 and September 30, 1996.

                  GENERAL PHYSICS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED.)


NOTE 8.  INCOME TAXES -- (CONTINUED)
     The reconciliation of statutory Federal income taxes consists of the following:

                                                                                  NINE MONTHS
                                                                                     ENDED
                                                           DECEMBER 31,          SEPTEMBER 30,
                                                      ----------------------    ----------------
                                                       1995     1994    1993     1996      1995
                                                      ------    ----    ----    ------    ------
                                                                    (IN THOUSANDS)
    Statutory Federal income taxes.................   $1,275    $669    $398    $1,357    $  916
    State income taxes, net of Federal tax
      benefit......................................       87     105      98       226        59
    Items not deductible for tax purposes, net.....      130      55      (9)      121        57
                                                      ------    ----    ----    ------    ------
                                                      $1,492    $829    $487    $1,704    $1,032
                                                      ======    ====    ====    ======    ======

NOTE 9.  LEASES

     The Company leases facilities and certain equipment under operating leases expiring on various dates through 2004. Certain of the facility leases provide for renewals for various periods and for proportionate increases in rent based on increases in property taxes and certain other expenses.

     In connection with the acquisition of the GPST Businesses discussed in note 1, the Company leased certain equipment from SGLG, Inc. under a ten-year capital lease.

     Approximate future minimum rentals under noncancellable operating and capital leases with initial or remaining terms of one year or more for the three months ending December 31, 1996 and the years ending thereafter are as follows (in thousands):

                                                                          OPERATING    CAPITAL
                                                                          ---------    -------
         1996..........................................................    $   635     $    50
         1997..........................................................      2,236         200
         1998..........................................................      1,593         200
         1999..........................................................        788         200
         2000..........................................................        616         200
         Thereafter....................................................        814         733
                                                                          ---------    -------
    Total minimum lease payments.......................................    $ 6,682       1,583
                                                                           =======
    Less portion reflective of interest................................                    346
                                                                                       -------
    Capital lease obligation...........................................                $ 1,237
                                                                                        ======

     Rental expense amounted to $3,850,000, $4,259,000 and $4,743,000 for the years ended December 31, 1995, 1994 and 1993, respectively and $2,241,000 and $2,595,000 for the nine months ended September 30, 1996 and 1995, respectively.

NOTE 10.  PROFIT INVESTMENT PLAN

     The Company maintains a Profit Investment Plan (the Plan) for employees who have completed ninety days of service with the Company. The Plan is administered by a committee appointed by the Board of Directors. The Plan permits pre-tax contributions to the Plan by participants pursuant to Section 401(k) of the Internal Revenue Code of 1% to 14% of base compensation. The Company matches participants' contributions up to a specific percentage of the first 7% of base compensation contributed for employees who

                  GENERAL PHYSICS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED.)


NOTE 10.  PROFIT INVESTMENT PLAN -- (CONTINUED)
have completed one year of service with the Company and may make additional matching contributions. On April 20, 1995, the Company and NPDC agreed to exchange shares of the Company's common stock or other consideration, for shares of the common stock of NPDC upon terms which would permit the Company to match participants' contributions in shares of NPDC common stock up to 57% of monthly employee salary deferral contributions. Previously, since April 1993, the Company had made contributions of its own common stock to the Plan equal to approximately 50% of monthly employee salary deferral contributions. During the first nine months of 1996 and in 1995, the exchange included 189,378 and 176,171 shares, respectively of the Company's common stock and 85,232 and 98,251 shares, respectively of the common stock of NPDC. It is expected that similar exchanges of the Company's common stock or other consideration for NPDC's common stock will continue in the future as long as a favorable rate of exchange is available to the Company. All contributions are held by a trustee and invested at the participant's direction in various mutual funds. Participants are fully vested in their own contributions and may withdraw such contributions at age 59 1/2 or earlier in the event of financial hardship. Amounts will otherwise be paid at retirement or in the event of death or disability. Employer contributions vest at a rate of 20% per year. The Company made matching contributions to the Plan for employees of the continuing operations of the Company of approximately $1,097,000, $705,000 and $521,000 for the years ended December 31, 1995, 1994, and 1993, respectively and $803,000 and $846,000 for the nine months ended September 30, 1996 and 1995, respectively.

     The Company does not provide any post-retirement benefits to its employees and post-employment benefits are not material.

NOTE 11.  STOCK OPTIONS AND WARRANTS

     Under the Company's non-qualified stock option plan adopted in May 1991, directors, officers and other key employees may be granted options to purchase shares of the Company's common stock. The exercise price of such options may not be less than 85% of the fair market value of the common stock on the date of grant and the exercise period may not be more than 10 years after such date.

                                [TABLE FOLLOWS]

                  GENERAL PHYSICS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED.)


NOTE 11.  STOCK OPTIONS AND WARRANTS -- (CONTINUED)
     During the first quarter of 1995, the Company issued new options to acquire shares of the Company's common stock at an exercise price of $2.75 and cancelled all outstanding options previously granted to the recipients of the new options. Changes in options outstanding, options exercisable, and shares reserved for issuance pursuant to stock options are as follows:

                                                              PRICE PER SHARE    NUMBER OF SHARES
                                                              ---------------    ----------------
    December 31, 1992......................................       $ 13.00              575,390
    ---------------------------------------------------------------------------------------------
    Granted................................................          4.50              435,150
    Forfeited..............................................         13.00              (81,500)
                                                                     4.50               (9,600)
    ---------------------------------------------------------------------------------------------
    December 31, 1993......................................         13.00              493,890
                                                                     4.50              425,550
    ---------------------------------------------------------------------------------------------
    Granted................................................          4.63               20,000
                                                                     2.88               60,000
    Forfeited..............................................         13.00             (110,400)
                                                                     4.50              (98,950)
    ---------------------------------------------------------------------------------------------
    December 31, 1994......................................         13.00              383,490
                                                                     4.63               20,000
                                                                     4.50              326,600
                                                                     2.88               60,000
    ---------------------------------------------------------------------------------------------
    Granted................................................          2.75            1,656,745
    Cancelled..............................................         13.00             (362,090)
                                                                     4.63              (20,000)
                                                                     4.50             (289,700)
    Exercised..............................................          2.75               (5,700)
    Forfeited..............................................          2.75             (136,575)
    ---------------------------------------------------------------------------------------------
    December 31, 1995......................................         13.00               21,400
                                                                     4.50               36,900
                                                                     2.88               60,000
                                                                     2.75            1,514,470
    ---------------------------------------------------------------------------------------------
    Granted................................................          3.38                5,000
                                                                     3.25                5,000
                                                                     3.13               30,000
    Cancelled..............................................         13.00              (18,200)
                                                                     4.50              (36,150)
    Exercised..............................................          2.75                 (760)
    Forfeited..............................................          3.25               (5,000)
                                                                     2.75              (31,500)
    ---------------------------------------------------------------------------------------------
    September 30, 1996.....................................         13.00                3,200
                                                                     4.50                  750
                                                                     3.38                5,000
                                                                     3.13               30,000
                                                                     2.88               60,000
                                                                     2.75            1,482,210
                                                              ===========        =============

                  GENERAL PHYSICS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED.)


NOTE 11.  STOCK OPTIONS AND WARRANTS -- (CONTINUED)
     In addition, at September 30, 1996, warrants to purchase 1,000,000 shares of the Company's common stock at $6.00 per share and warrants to purchase 475,664 shares at $7.00 per share were outstanding. Such warrants expire on August 31, 2001 and August 31, 2004, respectively. As of September 30, 1996, all outstanding warrants and 3,200 of the $13.00 options, 750 of the $4.50 options, 1,000 of the $3.38 options, 6,000 of the $3.13 options, 60,000 of the $2.88 options, and 592,884 of the $2.75 options were exercisable and 2,000,000 shares of the Company's common stock were reserved for issuance upon exercise of the option and warrants.

NOTE 12.  COMMITMENTS AND CONTINGENCIES

     On October 25, 1996, the U.S. District Court for the Southern District of Georgia gave final approval to a settlement of the action styled Bell v. General Physics Corporation filed against the Company by a former employee on September 19, 1994, alleging that the Company willfully and intentionally violated the Fair Labor Standard Act by failing to pay overtime to the plaintiff and other similarly situated current and former employees of the Company. Under the terms of the settlement, the Company will pay $259,000, inclusive of the plaintiffs' legal fees and expenses. A reserve for these amounts is included in the general and administrative and other expenses in the period ended September 30, 1996.

     On April 5, 1995, the Company agreed to a settlement of all claims by a former officer of the Company, including settlement of a previously announced judgment for which the Company had recorded a reserve of $1,400,000 ($932,000 net of taxes). The settlement was approximately $915,000 including legal expenses. Since the reserve related to a preacquisition contingency of GPC, the over accrual of approximately $485,000 has adjusted the purchase price adjustments recorded with respect to the reverse acquisition and, accordingly, is not included in reported earnings for the period.

     During 1995, the Company awarded options to acquire shares of the Company's common stock to certain officers and employees of the Company and its subsidiary, General Physics Federal Systems, Inc. (formerly known as GPS Technologies, Inc. Federal Systems Group) pursuant to agreements restricting such officers and employees from competing with the Company during their employment and for a period of up to six months thereafter. Such agreements also provide for severance payments equal to up to six months of salary upon circumstances defined in such agreements.

     The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

NOTE 13.  SIGNIFICANT CUSTOMERS

     Services related to the United States Government represented approximately 53%, 48% and 46% of revenue for the years ended 1995, 1994 and 1993, respectively and 48% and 55% for the nine months ended September 30, 1996 and 1995 respectively. No other customers represented 10% or more of revenue for these periods.

     At December 31, 1995, 1994 and 1993 and September 30, 1996 and 1995, accounts receivable included approximately $13,013,000, $12,780,000, $8,582,000, $15,334,000 and $8,880,000, respectively, relating to services provided to the United States Government. The Company also had net costs and estimated earnings in excess of billings of $1,473,000, $4,052,000, $2,916,000, $645,000 and
$1,734,000 at December 31, 1995, 1994 and 1993 and September 30, 1996 and 1995,
respectively, relating to services provided to the United States Government.

                  GENERAL PHYSICS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED.)


NOTE 14.  OTHER RELATED PARTY TRANSACTIONS

     The GPST Businesses paid NPDC approximately $600,000 for their portion of legal, financial, consulting, and accounting services provided by NPDC for the year ended December 31, 1993 and $400,000 for the eight months ended August 31, 1994. The GPST Businesses also paid NPDC, through GPST, for Federal income taxes due under GPST's tax-sharing agreement with NPDC.

     A summary of transactions with NPDC during the eight months ended August 31, 1994 and year ended December 31, 1993 is as follows (in thousands):

                                                                      Inter-                 Ser-
                                                              Net        est       In-      vices
                                                             Pay-        Ex-      come       Ren-
                                                            ments      pense     Taxes      dered
                                                          --------    -------    ------    --------
    1994...............................................    $5,505      $ 568      $467       $400
    1993...............................................     2,623        735       641        600

     The balance outstanding to NPDC at August 31, 1994 of $4,470,000, was retired by SGLG, Inc. with proceeds from the sale of the GPST Businesses to GPC.

NOTE 15.  SUBSEQUENT EVENTS

     On September 25, 1996, the Company and NPDC announced that they had reached an agreement pursuant to which NPDC would acquire the remaining shares (approximately 48% of the outstanding shares) of the Company that it does not already own (the "Merger"). The agreement was recommended to the Board of Directors of the Company by a Special Committee of the Board composed of independent directors. Based on an agreed upon price of NPDC common stock on September 18, 1996 ($9.625 per share), NPDC would issue .53 shares of its common stock, par value $.01 per share, for each outstanding share of the Company's common stock not owned by NPDC. The exchange ratio, which is subject to certain adjustments, would provide approximately $5.10 in value for each outstanding share of the Company. The proposed transaction is subject, among other things, to the execution of a definitive merger agreement, the approval by stockholders of each of NPDC and the Company, receipt of a fairness opinion from the investment banker for the Company, and registration under the Securities Act of 1933 of the shares of NPDC common stock to be issued in the proposed transaction.

     On September 27, 1996, the Company, all of the directors of the Company and NPDC were named as defendants in a complaint filed in the Court of Chancery of the State of Delaware in and for New Castle County, styled Dunlop v. Pollak et al., Civil action No. 15237-NC. The complaint was brought by an alleged stockholder of the Company, individually and purportedly as a class action on behalf of all other stockholders of the Company. The complaint alleges purported breaches of fiduciary duty by the directors of the Company, including certain directors who are also directors of NPDC, and purported breaches of fiduciary duty by NPDC, as an alleged majority and controlling shareholder, arising primarily from the Merger. The complaint alleges, among other things, that the Merger has been timed to allow NPDC to take advantage of the current trading price of GPC Common Stock, which plaintiff alleges is depressed. The complaint seeks, among other things, injunctive relief prohibiting the Merger or, if the Merger is consummated, an order rescinding the Merger or granting plaintiff and the other members of the purported class damages. Plaintiff has granted the defendants extensions of the time in which to answer the complaint and to respond to plaintiff's pending request to review documents relating to the Merger. The defendants believe that the claims set forth in the complaint are without merit, and intend vigorously to defend the litigation.

                          ANNEX A -- MERGER AGREEMENT

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF NOVEMBER 19, 1996

                                     AMONG

                          GENERAL PHYSICS CORPORATION,
                    NATIONAL PATENT DEVELOPMENT CORPORATION

                                      AND

                              GPX ACQUISITION INC.

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       -----
ARTICLE 1
  THE MERGER.........................................................................  A-1
  Section 1.1.  The Merger...........................................................  A-1
  Section 1.2.  Closing..............................................................  A-1
  Section 1.3.  Effective Time.......................................................  A-1
  Section 1.4.  Effects of the Merger................................................  A-1
  Section 1.5.  Certificate of Incorporation; By-laws................................  A-2
  Section 1.6.  Directors and Officers of the Surviving Corporation..................  A-2
ARTICLE 2
  EFFECT OF THE MERGER ON THE SECURITIES OF THE CONSTITUENT CORPORATIONS.............  A-2
  Section 2.1.  Effect on Capital Stock..............................................  A-2
  Section 2.2.  Exchange of Certificates.............................................  A-3
ARTICLE 3
  REPRESENTATIONS AND WARRANTIES.....................................................  A-5
  Section 3.1.  Representations and Warranties of General Physics....................  A-5
  Section 3.2.  Representations and Warranties of the Parent and Newco...............  A-11
ARTICLE 4
  COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER..........................  A-16
  Section 4.1.  Certain Covenants....................................................  A-16
ARTICLE 5
  ADDITIONAL AGREEMENTS..............................................................  A-19
  Section 5.1.  Preparation of Form S-4, the GPC Proxy Statement and the
                 NPD Proxy Statement.................................................  A-19
  Section 5.2.  Meetings of Stockholders.............................................  A-19
  Section 5.3.  Legal Requirements to Merger.........................................  A-20
  Section 5.4.  Access to Information................................................  A-20
  Section 5.5.  Best Efforts.........................................................  A-20
  Section 5.6.  Capital Stock........................................................  A-20
  Section 5.7.  Indemnification and Insurance........................................  A-20
  Section 5.8.  Public Announcements.................................................  A-21
  Section 5.9.  No Solicitation, Etc.................................................  A-21
  Section 5.10. Consents, Approvals and Filings......................................  A-22
  Section 5.11. Non-Interference, Etc................................................  A-22
  Section 5.12. Affiliates...........................................................  A-22
  Section 5.13. Listing..............................................................  A-22
  Section 5.14. Brokers and Finders..................................................  A-23
ARTICLE 6
  CONDITIONS PRECEDENT...............................................................  A-23
  Section 6.1.  Conditions to Each Party's Obligation to Effect the Merger...........  A-23
  Section 6.2.  Conditions to Obligations of General Physics.........................  A-24
  Section 6.3.  Conditions to Obligations of the Parent and Newco....................  A-24

                                                                                       PAGE
                                                                                        --
ARTICLE 7
  TERMINATION, AMENDMENT AND WAIVER..................................................  A-25
  Section 7.1.  Termination..........................................................  A-25
  Section 7.2.  Fees and Expenses Upon Termination...................................  A-26
  Section 7.3.  Effect of Termination................................................  A-27
  Section 7.4.  Extension; Waiver....................................................  A-27
  Section 7.5.  Procedure for Termination, Amendment, Extension or Waiver; Role of
                the Special Committee up to the Effective Time.......................  A-27
ARTICLE 8
  DEFINITIONS........................................................................  A-27
  Section 8.1.  Certain Defined Terms................................................  A-27
  Section 8.2.  Certain Rules of Construction........................................  A-28
  Section 8.3.  Table of Defined Terms Defined in the Text of the Agreement..........  A-29
ARTICLE 9
  GENERAL PROVISIONS.................................................................  A-30
  Section 9.1.  Nonsurvival of Representations and Warranties........................  A-30
  Section 9.2.  Fees and Expenses....................................................  A-30
  Section 9.3.  Notices..............................................................  A-30
  Section 9.4.  Amendment............................................................  A-31
  Section 9.5.  Entire Agreement; Third-Party Beneficiaries..........................  A-31
  Section 9.6.  Governing Law........................................................  A-31
  Section 9.7.  Assignment...........................................................  A-31
  Section 9.8.  Enforcement..........................................................  A-31
  Section 9.9.  Severability.........................................................  A-32
  Section 9.10. Counterparts.........................................................  A-32

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of November 19, 1996 among General Physics Corporation, a Delaware corporation ("General Physics"), National Patent Development Corporation, a Delaware corporation ("Parent"), and GPX Acquisition Inc., a Delaware corporation ("Newco"). Capitalized terms are used as defined in
Article 8 hereof.

                                  WITNESSETH:

     WHEREAS, the Board of Directors of General Physics, based upon the unanimous recommendation of the special committee of the independent directors of General Physics (the "Special Committee"), and the Boards of Directors of the Parent and of Newco deem it advisable and in the best interests of their respective stockholders to consummate, and have unanimously approved, the merger of Newco with and into General Physics upon the terms and subject to the conditions set forth herein (the "Merger");

     WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Newco shall be merged with and into General Physics at the Effective Time. Upon the Effective Time, the separate existence of Newco shall cease, and General Physics shall continue as the surviving corporation (the "Surviving Corporation").

     SECTION 1.2. Closing. Unless this Agreement shall have been terminated pursuant to Section 7.1 and subject to the satisfaction or waiver of each of the conditions set forth in Article 6, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the date (the "Closing Date") that is the second business day following the date on which the last to be fulfilled or waived of the conditions set forth in Article 6 shall be fulfilled or waived in accordance with this Agreement, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.3. Effective Time. The parties hereto will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date of the Closing (or on such other later date as General Physics and the Parent may agree) a certificate of merger or other appropriate documents, prepared and executed in accordance with the relevant provisions of the DGCL, and make all other filings and recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger (the "Effective Time").

     SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the capital stock of Newco shall become the capital stock of the Surviving Corporation and all the properties, rights, privileges, powers and franchises of Newco shall vest in the Surviving Corporation, and all debts, liabilities and duties of Newco shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

     SECTION 1.5. Certificate of Incorporation; By-laws.

     (a) The Certificate of Incorporation of General Physics (the "GPC Charter"), as in effect immediately prior to the Effective Time, shall from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The by-laws of General Physics (the "GPC By-laws") as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.6. Directors and Officers of the Surviving Corporation.

     (a) The directors of General Physics immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the GPC Charter and the GPC By-laws, or as otherwise provided by applicable law.

     (b) The officers of General Physics immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the GPC Charter and the GPC By-laws, or as otherwise provided by applicable law.

                                   ARTICLE 2

                     EFFECT OF THE MERGER ON THE SECURITIES
                        OF THE CONSTITUENT CORPORATIONS

     SECTION 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of General Physics' Common Stock, par value $.025 per share (the "GPC Common Stock"), or any other shares of capital stock of General Physics:

     (a) Cancellation of GPC Treasury Stock and Certain NPD-Owned Stock. Each share of GPC Common Stock issued and outstanding immediately prior to the Effective Time that is owned by General Physics or any Subsidiary of General Physics or by the Parent shall automatically be canceled and retired and shall cease to exist, and no shares of the Parent's Common Stock, par value $.01 per share (the "NPD Common Stock"), cash or other consideration shall be delivered or deliverable in exchange therefor.

     (b) Conversion of GPC Common Stock. Subject to Section 2.2(f), each share of GPC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(a) above) shall, as a matter of law, be converted into the right to receive from the Parent a fraction of a validly issued, fully paid and non-assessable share of NPD Common Stock equal to the Exchange Ratio (the "Stock Consideration"). (The Stock Consideration and any cash to be paid in accordance with Section 2.2(f) in lieu of fractional shares of NPD Common Stock are referred to collectively as the "Merger Consideration".) The term "Exchange Ratio" means a ratio equal to 0.53, except (A) in the event that the Parent Stock Price is less than $9.336, the Parent may elect at its option (without any obligation to do so) to increase the Exchange Ratio to the Adjusted Exchange Ratio pursuant to the following formula:

       (9.336 / the Parent Stock Price) x 0.53 = Adjusted Exchange Ratio

(rounded to the nearest 1/100), provided that the Parent provides notice of its election of such option (the "Parent Gross-Up Option") to General Physics no later than the close of business on the second trading day after the Test Date (such notice to specify the Adjusted Exchange Ratio) and (B) in the event that the Parent Stock Price is greater than $9.914, General Physics may elect at its option (without any obligation to do so) to decrease the Exchange Ratio to the Adjusted Exchange Ratio pursuant to the following formula:

       (9.914 / the Parent Stock Price) x 0.53 = Adjusted Exchange Ratio

(rounded to the nearest 1/100), provided that General Physics provides notice of its election of such option (the "GPC Reduction Option") to the Parent no later than the close of business on the second trading day after the Test Date (such notice to specify the Adjusted Exchange Ratio).

     (c) General Physics Stock Options.

          (i) As of the Effective Time, the holder of each outstanding stock option to purchase GPC Common Stock granted under the 1991 General Physics Corporation Stock Option Plan (such options, the "Options") which is then unvested shall be entitled to receive (upon vesting) for each share of GPC Common Stock which would have been obtainable upon exercise of the Option a payment from the Parent in shares of NPD Common Stock equal to $5.10 less the exercise price of the unvested Option as such exercise price is in effect immediately prior to the Merger, subject to adjustment for stock dividends, stock splits and the like. Such payment in shares of NPD Common Stock shall be made to the holder of the Option at the time such Option vests using the market price of NPD Common Stock as of the end of the business day immediately preceding such vesting date. Each such Option shall be cancelled upon payment therefor.

          (ii) As of the Effective Time, all Options which have vested prior to, or which will vest upon, the Effective Time (the "Vested Options") which have not been repurchased by the Parent pursuant to Section 5.6 because the holder(s) of such Vested Options have not consented to such repurchase (the "Assumed Options") shall be adjusted such that the holder of each of the Assumed Options shall be entitled to receive, upon payment of the exercise price thereof (as in effect immediately prior to the Effective Time, as may be adjusted thereafter for any stock splits, combinations, reclassifications and the like), the shares of NPD Common Stock which such holder would have been entitled to receive after the Effective Time had such Assumed Option been exercised immediately prior to the Effective Time. The form of Assumed Option shall be adjusted in a form as may be approved by the Board of Directors of General Physics and by the Board of Directors of National Patent to reflect adjustments in the exercise price thereof and the number and kind of securities purchased under such Assumed Options.

     (d) Warrants. At the Effective Time, the Warrants shall be adjusted such that the holder of each of the Warrants shall be entitled to receive, upon payment of the exercise price thereof, the shares of NPD Common Stock which such holder would have owned or have been entitled to receive after the Effective Time had such Warrant been exercised immediately prior to the Effective Time, as such exercise price and number of shares shall be thereafter adjusted. The form of Warrant shall be adjusted in a form as may be approved by the Board of Directors of General Physics to reflect adjustments in the exercise price thereof and the number and kind of securities purchased under such Warrants.

     (e) Cancellation and Retirement of GPC Common Stock. As of the Effective Time, all certificates representing shares of GPC Common Stock, other than certificates representing shares to be canceled in accordance with Section 2.1(a), issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of GPC Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.2, without interest.

     SECTION 2.2. Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, the Parent shall deposit with First City Transfer Company, or another bank or trust company designated by the Parent and reasonably satisfactory to General Physics (the "Exchange Agent"), for the benefit of the holders of shares of GPC Common Stock, certificates representing shares of NPD Common Stock representing the aggregate Stock Consideration (such certificates, together with any dividends or distributions with respect to such certificates, being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedures.

          (i) As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of GPC Common Stock (except holders of shares of GPC Common Stock to be canceled in accordance with Section 2.1(a)) shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate representing that number of whole shares of NPD Common Stock (and cash in lieu of fractional shares of NPD Common Stock as contemplated by Section 2.2(f)) which the aggregate number of shares of GPC Common Stock previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to Section 2.1(b).

          (ii) The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate representing shares of GPC Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (iii) After the Effective Time, there shall be no further transfer on the records of General Physics or its transfer agent of certificates representing shares of GPC Common Stock and if such certificates are presented to General Physics for transfer, they shall be canceled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 2.2(b), each certificate representing shares of GPC Common Stock (other than certificates representing shares of GPC Common Stock to be canceled in accordance with
     Section 2.1(a)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon, as contemplated by Section
     2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

     (c) Letter of Transmittal. Promptly after the Effective Time (but in no event more than five days thereafter), the Surviving Corporation shall require the Exchange Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented shares of GPC Common Stock which have been converted pursuant to Section 2.1, a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the Merger Consideration to which such holder shall be entitled pursuant to Section 2.1.

     (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to NPD Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate that immediately prior to the Effective Time represented shares of GPC Common Stock which have been converted pursuant to Section 2.1 ("Converted Shares"), until the surrender for exchange of such certificate in accordance with this Article 2. Following surrender for exchange of any such certificate, there shall be paid to the holder of such certificate, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid or payable with respect to the number of whole shares of NPD Common Stock into which the shares of GPC Common Stock represented by such certificate immediately prior to the Effective Time were converted pursuant to Section 2.1 and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such whole shares of NPD Common Stock.

     (e) No Further Ownership Rights in General Physics. The Merger Consideration paid upon the surrender for exchange of certificates representing shares of GPC Common Stock in accordance with the terms of this Article 2 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of GPC Common Stock theretofore represented by such certificates, subject, however, to the

Surviving Corporation's obligations (if any) (which shall be satisfied exclusively from the assets of the Surviving Corporation, and not, directly or indirectly, from the assets of the Parent) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by General Physics on such shares of GPC Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

     (f) No Fractional Shares.

          (i) No certificates or scrip representing fractional shares of NPD Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented shares of GPC Common Stock which have been converted pursuant to Section 2.1, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of the Parent.

          (ii) Notwithstanding any other provisions of this Agreement, each holder of shares of GPC Common Stock who would otherwise have been entitled to receive a fraction of a share of NPD Common Stock (after taking into account all certificates delivered by such holder) pursuant to Section 2.1 shall receive, in lieu thereof, cash (without interest) in an amount equal to (x) such fractional part of a share of NPD Common Stock multiplied by
     (y) the Parent Stock Price. The Parent shall provide the Exchange Agent with the necessary cash for such payments as and when it is needed. No General Physics stockholder shall be entitled to receive cash in lieu of fractional shares in an amount greater than the value of one full share of GPC Common Stock.

     (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the certificates representing Converted Shares for 180 days after the Effective Time shall be delivered to the Parent, upon demand, and any holders of Converted Shares who have not theretofore complied with this Article 2 shall thereafter look only to the Parent for payment of their claim for any Merger Consideration and any dividends or distributions with respect to NPD Common Stock.

     (h) No Liability. None of General Physics, the Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares, cash, dividends or distributions payable from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Converted Shares shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (i) Lost, Stolen or Destroyed Certificates. In the event that any certificate for GPC Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such shares of NPD Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that the Parent may, in its discretion, require the delivery of a suitable bond or indemnity.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1. Representations and Warranties of General Physics. General Physics represents and warrants to each of the Parent and Newco as follows:

     (a) Organization, Standing and Power. Each of General Physics and its Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business, as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except when the failure to be so qualified would not have a GPC Material Adverse Effect.

     (b) Capital Structure.

          (i) As of the date hereof, the authorized capital stock of General Physics consists of 20,000,000 shares of GPC Common Stock and 5,000,000 shares of Preferred Stock, par value $.025 per share (the "GPC Preferred Stock"). At the close of business on September 30, 1996:

             (A) 10,525,926 shares of GPC Common Stock were outstanding, 2,000,000 shares of GPC Common Stock were reserved for issuance upon the exercise of outstanding stock options or pursuant to General Physics' other benefit plans (such stock options and such benefit plans, collectively, the "GPC Stock Plans");

             (B) no shares of GPC Common Stock were held by its subsidiaries;

             (C) except for the Warrants and the Options, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt"), and no other options or warrants to purchase shares of GPC Common Stock were issued or outstanding; and

             (D) no shares of GPC Preferred Stock were issued and outstanding.

     All outstanding shares of General Physics capital stock are validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (ii) As of the date of this Agreement, there are no options, warrants, calls, rights, or agreements (other than the Options, the Warrants, this Agreement and agreements with the Parent) to which General Physics or any Subsidiary of General Physics is a party or by which it or any such Subsidiary is bound obligating General Physics or any Subsidiary of General Physics to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of General Physics or of any Subsidiary of General Physics or obligating General Physics or any Subsidiary of General Physics to grant, extend or enter into any such option, warrant, call, right or agreement. Assuming compliance with Section 2.1(c) after the Effective Time, there will be no option, warrant, call, right or agreement obligating General Physics or any Subsidiary of General Physics to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of General Physics or any Subsidiary of General Physics, or obligating General Physics or any Subsidiary of General Physics to grant, extend or enter into any such option, warrant, call, right or agreement.

     (c) Authority.

          (i) General Physics has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement and the Merger by the stockholders of General Physics, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of General Physics, subject to such approval of this Agreement by the stockholders of General Physics. This Agreement has been duly executed and delivered by General Physics and, subject to such approval of this Agreement by the stockholders of General Physics, constitutes a valid and binding obligation of General Physics enforceable against it in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), pursuant to any provision of the Certificate of Incorporation or By-laws of General Physics or any Subsidiary of General Physics or, except as set forth on Schedule 3.1(c) hereto, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, GPC Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to General Physics or any Subsidiary of General Physics or their respective properties or assets which Violation would have a GPC Material Adverse Effect.

          (ii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to General Physics or any of its Subsidiaries in connection with the execution and delivery of this Agreement by General Physics, or the consummation by General Physics of the transactions contemplated hereby, the failure to obtain which would have a GPC Material Adverse Effect, except for (A) the filing with the SEC of (x) a proxy statement in definitive form relating to the meeting of General Physics' stockholders (the "GPC Proxy Statement", which may be combined with the NPD Proxy Statement, as so combined, the "Proxy Statement"), and, if required, a meeting of the Parent's stockholders, to be held in connection with the Merger and (y) such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Merger Filings and appropriate documents with the relevant authorities of other states in which General Physics is qualified to do business, (C) such filings, authorizations, orders and approvals as may be required by foreign, state or local governmental authorities and (D) such filings, authorizations, orders and approvals (the "State Takeover Approvals") as may be required by state takeover laws.

     (d) SEC Documents. General Physics has delivered or made available to the Parent a true and complete copy of each material report, schedule, registration statement and definitive proxy statement filed by General Physics with the SEC since January 1, 1993 (as such documents have since the time of their filing been amended, the "GPC SEC Documents") which are all the documents (other than preliminary material) that General Physics has been required to file with the SEC since such date. As of their respective dates, the Form 10-K and 10-Q included in the GPC SEC Documents (the "GPC Reports") complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such GPC Reports and none of the GPC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of General Physics included in the GPC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of General Physics and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     (e) Information Supplied. None of the information supplied or to be supplied by General Physics for inclusion or incorporation by reference in (i) the registration statement on Form S-4 (which may be combined, if appropriate, with the Proxy Statement) to be filed with the SEC by the Parent in connection with the issuance of shares of NPD Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the GPC Proxy Statement will, at the date mailed to stockholders and at the times of the meeting or meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The GPC Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     (f) Compliance with Applicable Laws. The businesses of General Physics and each of its Subsidiaries have been and are being conducted in compliance with all applicable laws, rules, ordinances, regulations, licenses, judgments, orders or decrees of federal, state, local and foreign governmental authorities, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a GPC Material Adverse Effect. General Physics and each of its Subsidiaries hold all certificates of authority, franchises, grants, permits, licenses, easements, consents, certificates, variances, exemptions, orders and approvals from all Governmental Entities (collectively, "GPC Permits") which are necessary to own, lease and operate the assets and properties they currently own, lease and operate and to conduct their respective businesses and operations in the manner heretofore conducted and as proposed to be conducted, except for those GPC Permits, the absence of which would not have a GPC Material Adverse Effect.

     (g) Financial Statements.

          (i) General Physics has delivered, or (if not yet available) will promptly deliver when available (and in any event prior to the Effective
     Time), to the Parent complete and correct copies of:

             (A) the audited consolidated balance sheets of General Physics and its then-existing Subsidiaries as at December 31, 1995, 1994 and 1993, and the related audited consolidated statements of operations and stockholders' equity and cash flows, for the fiscal years ended on those dates, together with all footnotes; and

             (B) the unaudited interim consolidated financial statements for General Physics and its Subsidiaries as at, and for the fiscal periods ended on, March 31, 1996, June 30, 1996 and September 30, 1996.

     All of such financial statements fairly present, or when delivered will fairly present, as the case may be (subject, in the case of unaudited interim financial statements, to normal, year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to General Physics and its Subsidiaries taken as a whole), the financial position, results of operations and cash flows of General Physics and each of its Subsidiaries as at the respective dates of such balance sheets and for each of the respective periods then ended, in conformity with GAAP applied on a basis consistent throughout the reported periods.

          (ii) Neither such financial statements nor the financial statements of General Physics included in the GPC SEC Documents (A) contain or when delivered will contain, as the case may be, any item of extraordinary or non-recurring income or expense (except as specified therein); (B) reflect or when delivered will reflect, as the case may be, uncollectible accounts receivable without a reserve fairly stated for uncollectible amounts; and
     (C) reflect or when delivered will reflect, as the case may be, any write-off or revaluation of assets (except as specified therein). As at the respective dates of the balance sheets included in all such financial statements, there was no material liability, indebtedness or obligation of any nature or in any amount that should properly be reflected or provided for in financial statements prepared in conformity with GAAP applied on a basis consistent with that for prior periods, which was not fully reflected in such financial statements.

     (h) Litigation. Except (x) for the case styled Dunlop v. Pollak, et al. pending in the Court of Chancery of the State of Delaware (Civil Action No. 15237-NC), (y) as disclosed in the GPC SEC Documents and (z) for actions and suits arising in the ordinary course of General Physics' business, none of which if decided adversely to General Physics or its Subsidiaries would have a material adverse effect on General Physics or any such Subsidiary, there is no action, suit, proceeding or investigation, either at law or in equity, at or before any commission or other administrative authority in any domestic or foreign jurisdiction, of any kind now pending or, to General Physics' knowledge, threatened, involving General Physics, any of its Subsidiaries or any of their respective properties or assets that (i) if asserted and decided adversely to General Physics or any such Subsidiary could, individually or in the aggregate, have a GPC Material Adverse Effect, (ii) questions the validity of this Agreement or (iii) seeks to delay, prohibit or restrict in any manner the Merger or any action taken or to be taken by General Physics or any of its Subsidiaries under this Agreement. Except as publicly announced in the GPC SEC Documents or in any press release prior to the date hereof, none of General Physics nor any of its Subsidiaries, nor any of their respective properties or assets, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement (other than agreements related to the settlement of insurance claims in the ordinary course of business), continuing investigation (other than regularly scheduled audits) by any Governmental Entity, or any judicial, administrative or arbitral judgment, order, writ, decree, injunction, restraint, or award of any Governmental Entity or arbitrator, including without limitation cease-and-desist or other orders. Neither General Physics nor any of its

Subsidiaries has agreed to, or is bound by, any extension or waiver of the statute of limitations relating to any pending or potential action, suit, claim, proceeding or investigation involving General Physics or any of its Subsidiaries (other than extensions or waivers in connection with the settlement of insurance claims in the ordinary course of business).

     (i) Absence of Certain Changes. Since September 30, 1996, except (A) for the execution and delivery of this Agreement and changes in its properties or business attributable to the transactions contemplated by this Agreement, and
(B) as disclosed in General Physics' financial statements or in the GPC SEC Documents previously delivered or made available to the Parent and Newco, neither General Physics nor any of its Subsidiaries:

          (i) had any change in its condition (financial or otherwise), operations, business, properties, assets or liabilities, other than changes in the ordinary course of business, none of which has been, individually or in the aggregate, materially adverse to General Physics or any such Subsidiary;

          (ii) incurred or agreed to incur any material indebtedness for borrowed money or any other liabilities;

          (iii) paid or obligated itself to pay in excess of $500,000 in the aggregate for any fixed assets;

          (iv) sold, transferred, leased or otherwise disposed of, or agreed to sell, transfer, lease or otherwise dispose of, (A) any properties or assets to any director, officer or employee of General Physics or of any Subsidiary of General Physics or any member of the family or any other affiliate of any of the foregoing or (B) any properties or assets having a fair market value of $250,000 or agreed to sell, transfer, lease or otherwise dispose of, any assets (other than securities) having a fair market value at the time of sale, transfer or disposition of $250,000;

          (v) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its material properties or assets;

          (vi) declared, set aside or paid any dividend or made any distribution (whether in cash, property or stock) with respect to any of its capital stock (other than the regular quarterly cash dividends of $.06 per share);

          (vii) (A) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its directors, officers or employees over the rate being paid to them on December 31, 1995, as set forth in General Physics' Proxy Statement for the 1995 Annual Meeting of Stockholders, other than normal merit and cost-of-living increases pursuant to customary arrangements consistently followed and other than increases in monthly and quarterly cash bonus accruals arising from General Physics' earnings pursuant to arrangements or formulas disclosed to senior management of National Patent, or (B) since December 31, 1995, paid or made provision for the payment of any bonus or similar compensation to any director, officer or employee (other than any insurance agent or independent contractor) of General Physics or any Subsidiary of General Physics (except for bonuses approved by the Board of Directors of General Physics and other than increases in monthly and quarterly cash bonus accruals arising from General Physics' earnings pursuant to arrangements or formulas disclosed to senior management of National Patent), or (C) entered into any employment, consulting or severance agreement or arrangement with any director, officer or employee (other than any agent or independent contractor) or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any director, officer or employee (other than any agent or independent contractor);

          (viii) had any resignation or termination of employment of any of its key officers or employees, or become aware of any impending or threatened termination of employment, that would, individually or in the aggregate, have a GPC Material Adverse Effect;

          (ix) canceled, or agreed to cancel, any debts or claims over $250,000 in the aggregate or $50,000 individually other than in the ordinary course of business;

          (x) made any material change in its accounting methods or practices with respect to its condition, operations, business, or practices; or

          (xi) agreed or committed to do, or authorized or approved any action looking to, any of the foregoing.

     (j) Material Contracts. Neither General Physics nor any of its Subsidiaries is a party to any contract that, individually or in the aggregate, would have a GPC Material Adverse Effect, nor the performance of which will likely have a GPC Material Adverse Effect. Neither General Physics nor any of its Subsidiaries is in default in the observance or the performance of any term or obligation to be performed by it under any material contract except the effect of which defaults singly or in the aggregate would not have a GPC Material Adverse Effect. To the knowledge of General Physics, no other person is in default in any material respect in the observance or the performance of any term or obligation to be performed by it under any material contract.

     (k) Employee Benefit Plans.

          (i) Certain Terms. The term "GPC Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA or any other material benefit arrangement (including without limitation (A) any employment or consulting agreement, (B) any incentive bonus or deferred bonus arrangement, (C) any arrangement providing termination allowance, severance or similar benefits,
     (D) any equity compensation plan, and (E) any deferred compensation plan) sponsored, maintained or contributed to by General Physics or any "Controlled Company" for the benefit of any of their employees or former employees. For purposes of this Section 3.1(k), "Controlled Company" shall mean any entity that, together with General Physics as of the relevant determination date under ERISA, is or was required to be treated as a single employer under Section 414 of the Code and any reference to General Physics in this Section 3.1(m) shall also include a reference to a Controlled Company.

          (ii) No Title IV Plans. No GPC Plan (whether or not terminated since
     1990) is regulated under Title IV of ERISA and there are no circumstances under which General Physics would have liability under Title IV of ERISA.

          (iii) Compliance with Law. General Physics has operated, and has caused its appointees and nominees to operate, each GPC Plan in a manner which is in material compliance with the terms thereof and with all applicable law, regulations and administrative agency rulings and requirements applicable thereto. There have been no material adverse changes in the financial status of any GPC Plan since June 30, 1996. No benefit under any GPC Plan, including without limitation any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement (except as may be provided in Section 2.1(c)).

          (iv) Contributions. Full payment has been made of all amounts which General Physics is required, under applicable law or under any GPC Plan or any agreement related to any GPC Plan to which General Physics is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each GPC Plan ended prior to the date hereof.

          (v) Tax Qualification. Each GPC Plan intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code either has been determined to be so qualified by the Internal Revenue Service or has been submitted to the Internal Revenue Services for a determination with respect to such qualified status. Each GPC Plan that has been submitted to the Internal Revenue Service for a determination with respect to its qualified status has been submitted in a timely manner so that any amendments necessary to qualify the plan from its inception can be made within the remedial amendment period established under Section 401(b) of the Code. To the knowledge of General Physics, nothing has occurred since such determination, or submission, as applicable, to affect materially and adversely the qualification of any such GPC Plan.

          (vi) Tax or Civil Liability. General Physics has not participated in any conduct that could result in the imposition upon General Physics of any material excise tax under Section 4971 through 4980B of the Code or material civil liability under Section 502(i) of ERISA with respect to any GPC Plan.

          (vii) Claims Liability. There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or threatened against any GPC Plan, or the assets thereof, against any fiduciary of any such GPC Plan, or against General Physics with respect to any GPC Plan, and General Physics has no knowledge of any pending investigation or administrative review by any Governmental Entity that could result in the imposition on General Physics of any penalty or assessment in connection with any GPC Plan.

          (viii) Retiree Welfare Coverage. No GPC Plan provides any health, life or other welfare coverage to employees of General Physics beyond termination of their employment with General Physics by reason of retirement or otherwise, other than coverage as may be required under
     Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

          (ix) Reporting and Disclosure Obligations. General Physics has complied in all material respects with all applicable reporting and disclosure requirements of Title I of ERISA with respect to all GPC Plans.

     (l) Taxes.

          (i) Each of General Physics and its Subsidiaries has filed all Tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not have a GPC Material Adverse Effect. All Tax returns filed by General Physics and each of its Subsidiaries are complete and accurate except to the extent that such failure to be complete and accurate would not have a GPC Material Adverse Effect. General Physics and each of its Subsidiaries has paid (or General Physics has paid on the Subsidiaries' behalf) all Taxes shown as due on such returns, and the most recent financial statements contained in the GPC SEC Documents reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by General Physics and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies for any Taxes have been proposed, asserted or assessed against General Physics or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a GPC Material Adverse Effect, and no requests for waivers of the time to assess any such Taxes have been granted or are pending.

     SECTION 3.2. Representations and Warranties of the Parent and Newco. The Parent and Newco represent and warrant to General Physics as follows:

     (a) Organization; Standing and Power. Each of the Parent and Newco is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a NPD Material Adverse Effect.

     (b) Capital Structure.

          (i) As of the date hereof, the authorized capital stock of the Parent consists of 40,000,000 shares of NPD Common Stock, 2,800,000 shares of Class B capital stock, $.01 par value per share (the "Class B Stock"), and 10,000,000 shares of Preferred Stock, $.01 par value per share. As of the close of business on September 30, 1996:

             (A) 7,402,747 shares of NPD Common Stock were outstanding;

             (B) an aggregate of 1,612,926 shares of NPD Common Stock were reserved for issuance pursuant to the Parent stock option plans and the Parent restricted stock plans (collectively, "Parent Stock Plans"), and pursuant to conversion of the Convertible Debentures;

             (C) 1,497 shares of NPD Common Stock and no shares of Class B Stock were held by the Parent in its treasury;

             (D) 62,500 shares of Class B Stock were issued and outstanding;

             (E) no shares of Preferred Stock were issued and outstanding; and

             (F) no Voting Debt (other than the Convertible Debentures) was issued or outstanding.

     All outstanding shares of the Parent's capital stock are, and the shares of NPD Common Stock (x) to be issued pursuant to or as specifically contemplated by this Agreement, and (y) when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (ii) As of the date of this Agreement, except for this Agreement, options to purchase NPD Class B Stock, the Convertible Debentures, and the Parent Stock Plans outstanding, there are no options, warrants, calls, rights or agreements to which the Parent or any Subsidiary of the Parent is a party or by which it or any such Subsidiary is bound obligating the Parent or any Subsidiary of the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Parent or of any Subsidiary of the Parent or obligating the Parent or any Subsidiary of the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Parent or of any Subsidiary of the Parent to grant, extend or enter into any such option, warrant, call, right or agreement.

          (iii) As of the date hereof, the authorized capital stock of Newco consists of 1,000 shares of Common Stock, par value $.01 per share, of which 100 shares are issued and outstanding.

     (c) Authority.

          (i) The Parent and Newco have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and Newco, except that the approval of the Parent's stockholders of this Agreement and the Merger and the transactions contemplated hereby may be required. This Agreement has been duly executed and delivered by the Parent and Newco and each constitutes a valid and binding obligation of the Parent and Newco enforceable against each in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any Violation pursuant to any provision of the Certificate of Incorporation or Bylaws of the Parent, except as set forth on Schedule 3.2(c) hereto or result in any Violation of any material loan or credit agreement, note, mortgage, indenture, lease, NPD Plan or other material agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or any Subsidiary of the Parent or their respective properties or assets, which Violation would have a NPD Material Adverse Effect.

          (ii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Parent and Newco or the consummation by the Parent and Newco of the transactions contemplated hereby, the failure to obtain which would have a NPD Material Adverse Effect, except for (A) the filing with the SEC of the S-4, a proxy statement in definitive form relating to the meeting of the Parent's stockholders (the "NPD Proxy Statement"), the GPC Proxy Statement and such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act, as may be required in connection with this Agreement, and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required, (B) the filing of such documents with, and the obtaining of such orders from, the various state authorities, including state securities authorities, that are required in connection with the transactions contemplated by this Agreement, (C) the filing of the

     Merger Filings with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Parent is qualified to do business and (D) the State Takeover Approvals.

     (d) SEC Documents. The Parent has delivered or made available to General Physics a true and complete copy of each material report, schedule, registration statement and definitive proxy statement filed by the Parent with the SEC since January 1, 1993 (as such documents have since the time of their filing been amended, the "NPD SEC Documents") which are all the documents (other than preliminary material) that the Parent was required to file with the SEC since such date. As of their respective dates, the Forms 10-K and 10-Q included in the NPD SEC Documents (the "NPD Reports") complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such NPD Reports and none of the NPD Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Parent and its consolidated Subsidiaries included in the NPD Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of the Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No representation or warranty is made as to any of the matters in this Section 3.2(d) with respect to General Physics or its subsidiaries.

     (e) Information Supplied. None of the information supplied or to be supplied by the Parent or Newco for inclusion or incorporation by reference in
(i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the NPD Proxy Statement will, at the date mailed to stockholders and at the times of the meeting or meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The NPD Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     (f) Compliance with Applicable Laws. The businesses of the Parent and each of its Subsidiaries have been and are being conducted in compliance with all applicable laws, rules, ordinances, regulations, licenses, judgments, orders or decrees of federal, state, local and foreign governmental authorities, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a NPD Material Adverse Effect. The Parent and each Subsidiary of the Parent hold all certificates of authority, franchises, grants, permits, licenses, easements, consents, certificates, variances, exemptions, orders and approvals from all Governmental Entities (collectively, the "NPD Permits") which are necessary to own, lease and operate the assets and properties they currently own, lease and operate and to conduct their respective businesses and operations in the manner heretofore conducted and as proposed to be conducted, except for those NPD Permits, the absence of which would not have a NPD Material Adverse Effect.

     (g) Financial Statements.

          (i) The Parent has delivered, or (if not yet available) will promptly deliver when available (and in any event prior to the Effective Time), to General Physics complete and correct copies of:

             (A) the audited consolidated balance sheets of the Parent and its subsidiaries as at December 31, 1995, 1994 and 1993, and the related audited consolidated statements of operations and stockholders' equity and cash flows, for the fiscal years ended on those dates, together with all footnotes; and

             (B) the unaudited interim consolidated financial statements for the Parent and its subsidiaries as at, and for the fiscal periods ended on, March 31, 1996, June 30, 1996 and September 30, 1996.

     All of such financial statements fairly present, or when delivered will fairly present, as the case may be (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to the Parent and its Subsidiaries taken as a whole), the financial position, results of operations and cash flows of the Parent and each of its Subsidiaries as at the respective dates of such balance sheets and for each of the respective periods then ended, in conformity with GAAP applied on a basis consistent throughout the reported periods (except no representation or warranty is provided with respect to General Physics or any of its subsidiaries).

          (ii) Neither such financial statements nor the financial statements of the Parent included in the NPD SEC Documents (except no representation or warranty is provided with respect to General Physics or any of its subsidiaries) (A) contain or when delivered will contain, as the case may be, any item of extraordinary or non-recurring income or expense (except as specified therein); (B) reflect or when delivered will reflect, as the case may be, uncollectible accounts receivable without a reserve fairly stated for uncollectible amounts; and (C) reflect or when delivered will reflect, as the case may be, any write-off or revaluation of assets (except as specified therein). As at the respective dates of the balance sheets included in all such financial statements, there was no material liability, indebtedness or obligation of any nature or in any amount that should properly be reflected or provided for in financial statements prepared in conformity with GAAP applied on a basis consistent with that for prior periods, which was not fully reflected in such financial statements (except no representation or warranty is provided with respect to General Physics or any of its subsidiaries).

     (h) Litigation. Except (A) for the case styled Dunlop v. Pollak, et al. pending in the Court of Chancery of the State of Delaware (Civil Action No. 15237-NC), (B) as disclosed in the NPD SEC Documents and (C) for actions and suits arising in the ordinary course of business, there is no action, suit, proceeding or investigation, either at law or in equity, at or before any commission or other administrative authority in any domestic or foreign jurisdiction, of any kind now pending or, to the best of the Parent's or Newco's knowledge, threatened, involving the Parent, Newco or any other Subsidiary of the Parent, or any of the respective properties or assets of the Parent or Newco that (i) if asserted and decided adversely to the Parent or Newco, could, individually or in the aggregate, materially and adversely affect the condition (financial or otherwise), operations, business, properties, assets or liabilities of the Parent and its Subsidiaries, taken as a whole, (ii) questions the validity of this Agreement, or (iii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by the Parent or Newco under this Agreement. Except as publicly announced in the NPD SEC Documents or in any press release prior to the date hereof, none of the Parent nor any Subsidiary of the Parent, nor any of their respective properties or assets is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement (other than agreements in the ordinary course of business), continuing investigation (other than regularly scheduled audits) by any Governmental Entity, or any judicial administrative or arbitral judgment, order, writ, decree, injunction, restraint, or award of any Governmental Entity or arbitrator, including without limitation cease-and-desist or other orders.

     (i) Absence of Certain Changes or Events. Except as disclosed in the NPD SEC Documents filed prior to or subsequent to the date of this Agreement or in the audited consolidated balance sheets of the Parent and its Subsidiaries and the related consolidated statements of income, stockholders' equity and cash flows as of and for the period ended December 31, 1995, true and correct copies of which have been delivered to General Physics, or except as contemplated by this Agreement, since September 30, 1996, the Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course, and, as of the date of this Agreement, the Parent has not undergone or suffered any change in its financial condition, properties, business or results of operations which has had, individually or in the aggregate, a NPD Material Adverse Effect.

     (j) Material Contracts. Neither the Parent nor any of its Subsidiaries is a party to any contract that, individually or in the aggregate, would have a NPD Material Adverse Effect, nor the performance of which will likely have a NPD Material Adverse Effect. Neither the Parent nor any of its Subsidiaries is in default in the observance or the performance of any term or obligation to be performed by it under any material contract except the effect of which defaults singly or in the aggregate would not have a NPD Material Adverse Effect. To the knowledge of the Parent, no other person is in default in any material respect in the observance or the performance of any term or obligation to be performed by it under any material contract.

     (k) Employee Benefit Plans.

          (i) Certain Terms. The term "NPD Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA or any other material benefit arrangement (including without limitation (A) any employment or consulting agreement, (B) any incentive bonus or deferred bonus arrangement, (C) any arrangement providing termination allowance, severance or similar benefits,
     (D) any equity compensation plan, and (E) any deferred compensation plan) sponsored, maintained or contributed to by the Parent or any NPD Controlled Company for the benefit of any of their employees or former employees. For purposes of this Section 3.2(k), "NPD Controlled Company" shall mean any entity (other than General Physics and any Controlled Company) that, together with the Parent as of the relevant determination date under ERISA, is or was required to be treated as a single employer under Section 414 of the Code and any reference to the Parent in this Section 3.2(k) shall also include a reference to a NPD Controlled Company.

          (ii) No Title IV Plans. Except as disclosed in National Patent's most recent financial statements included in the NPD SEC Documents, no NPD Plan (whether or not terminated) is regulated under Title IV of ERISA and there are no circumstances under which the Parent would have liability under Title IV of ERISA.

          (iii) Compliance with Law. The Parent has operated, and has caused its appointees and nominees to operate, each NPD Plan in a manner which is in material compliance with the terms thereof and with all applicable law, regulations and administrative agency rulings and requirements applicable thereto. There have been no material adverse changes in the financial status of any NPD Plan since September 30, 1996. No benefit under any NPD Plan, including without limitation any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement.

          (iv) Contributions. Full payment has been made of all amounts which the Parent is required, under applicable law or under any NPD Plan or any agreement related to any NPD Plan to which the Parent is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each NPD Plan ended prior to the date hereof.

          (v) Tax Qualification. Each NPD Plan intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code either has been determined to be so qualified by the Internal Revenue Service or has been submitted to the Internal Revenue Services for a determination with respect to such qualified status. Each NPD Plan that has been submitted to the Internal Revenue Service for a determination with respect to its qualified status has been submitted in a timely manner so that any amendments necessary to qualify the plan from its inception can be made within the remedial amendment period established under Section 401(b) of the Code. To the knowledge of the Parent, nothing has occurred since such determination, or submission, as applicable, to affect materially and adversely the qualification of any such NPD Plan.

          (vi) Tax or Civil Liability. The Parent has not participated in any conduct that could result in the imposition upon the Parent of any material excise tax under Section 4971 through 4980B of the Code or material civil liability under Section 502(i) of ERISA with respect to any NPD Plan.

          (vii) Claims Liability. There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or threatened against any NPD Plan, or the assets thereof, against any fiduciary of any such NPD Plan, or against the Parent with respect to any NPD Plan, and the Parent has no knowledge of any pending investigation or administrative review by any Governmental Entity that could result in the imposition on the Parent of any penalty or assessment in connection with any NPD Plan.

          (viii) Retiree Welfare Coverage. No NPD Plan provides any health, life or other welfare coverage to employees of General Physics beyond termination of their employment with General Physics by reason of retirement or otherwise, other than coverage as may be required under
     Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

          (ix) Reporting and Disclosure Obligations. The Parent has complied in all material respects with all applicable reporting and disclosure requirements of Title I of ERISA with respect to all NPD Plans.

     (l) Taxes.

          (i) Each of National Patent and its Subsidiaries has filed all Tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not have a NPD Material Adverse Effect. All Tax returns filed by National Patent and each of its Subsidiaries are complete and accurate except to the extent that such failure to be complete and accurate would not have a NPD Material Adverse Effect. National Patent and each of its Subsidiaries has paid (or National Patent has paid on the Subsidiaries' behalf) all Taxes shown as due on such returns, and the most recent financial statements contained in the NPD SEC Documents reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by National Patent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. No representation or warranty is made with respect to General Physics or any of its Subsidiaries.

          (ii) No deficiencies for any Taxes have been proposed, asserted or assessed against National Patent or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a NPD Material Adverse Effect, and no requests for waivers of the time to assess any such Taxes have been granted or are pending. No representation or warranty is made with respect to General Physics or any of its Subsidiaries.

                                   ARTICLE 4

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                                PRIOR TO MERGER

     SECTION 4.1. Certain Covenants.

     (a) Conduct of Business of the Parent. During the period from the date of this Agreement to the Effective Time, the Parent shall, and shall cause its Subsidiaries to, carry on their respective businesses only in the ordinary course of business substantially consistent with past practice and, to the extent consistent therewith, use all reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, the Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of General Physics (by action of the Special Committee):

          (i) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents except that the Parent may amend its certificate of incorporation to decrease the number of authorized shares of the NPD Common Stock to 25,000,000 and to add provisions requiring redemption or disposition of shares of a foreign owner of NPD Common Stock in the event that the number of shares beneficially owned by such foreign owner exceeds a threshold percentage of issued and outstanding shares of NPD Common Stock;

          (ii) (x) declare, set aside or pay any cash dividends on, or make any other cash distributions in respect of, any outstanding capital stock of the Parent, or (y) split, combine or reclassify any of the Parent's outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock;

          (iii) merge or consolidate with any other person (other than a merger or consolidation of a subsidiary of the Parent with a wholly-owned subsidiary of the Parent);

          (iv) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of (or agree to any of the foregoing) any of its properties or assets that are material, individually or in the aggregate, to the Parent, except in the ordinary course of business substantially consistent with past practice and sales of investment assets in the ordinary course of business;

          (v) incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another person other than (x) pursuant to existing line of credit arrangements of the Parent or its subsidiaries and letters of credit and related agreements of the Parent or its subsidiaries in each case in the ordinary course of business substantially consistent with past practice or (y) indebtedness in principal amounts of less than $10,000,000 in the aggregate;

          (vi) settle or compromise any derivative suit or other litigation or claim arising out of the transactions contemplated hereby, or any other litigation or claim involving the Parent or Newco if the settlement thereof involves payment of in excess of $100,000; provided, that General Physics will not unreasonably withhold its consent to any such settlement or compromise;

          (vii) take any action that requires the approval of its stockholders;

          (viii) take any action that would, or would be reasonably likely to, result in any of the representations and warranties of the Parent, Newco or General Physics set forth in this Agreement not being true in all material respects as of or at any time prior to the Effective Time or in any of the conditions to the Merger set forth in Article 6 not being satisfied; or

          (ix) agree in writing or otherwise to take any of the actions prohibited by this Section 4.1(a).

     (b) Conduct of Business of General Physics. During the period from the date of this Agreement to the Effective Time, General Physics shall and shall cause its subsidiaries to, carry on their respective businesses only in the ordinary course of business substantially consistent with past practice and, to the extent consistent therewith, use all reasonable best efforts to preserve intact their current business organizations and preserve their relationships with persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time (and the Special Committee shall not take any affirmative action that would cause General Physics or its subsidiaries to breach the foregoing provisions of this clause (b)). Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, General Physics and its subsidiaries shall not (without the prior written consent of the Special Committee), and the Special Committee shall not (without the prior written consent of the Parent) take any affirmative action that would cause General Physics or its subsidiaries to, except as expressly contemplated by this
Agreement:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any outstanding capital stock of General Physics, except for General Physics' regular quarterly dividends of up to $0.06 per fiscal quarter per share, or
     (y) split, combine or reclassify any of General Physics' outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or other securities of General Physics or its subsidiaries or any rights, warrants or options to acquire any such shares or securities;

          (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than any such issuance to National Patent or pursuant to

     (x) the exercise of stock options outstanding on the date hereof or (y) an employee benefit plan approved by the Board of Directors of General Physics;

          (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

          (iv) merge or consolidate with any other person (other than a merger or consolidation of a subsidiary of General Physics with a wholly-owned subsidiary of General Physics) or acquire (by merger, consolidation, acquisition of assets or otherwise) (x) any corporation, partnership, joint venture, association or other business organization or division thereof or
     (y) any assets that are material, individually or in the aggregate, to General Physics and its subsidiaries taken as a whole;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of (or agree to any of the foregoing) any of its properties or assets that are material, individually or in the aggregate, to General Physics and its subsidiaries, except in the ordinary course of business substantially consistent with past practice and sales of investment assets in the ordinary course of business;

          (vi) (x) incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another person other than pursuant to existing line of credit arrangements of General Physics or its subsidiaries and letters of credit and related agreements of General Physics or its subsidiaries in each case in the ordinary course of business substantially consistent with past practice; or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) to National Patent, General Physics or to any direct or indirect wholly-owned Subsidiary of General Physics or National Patent;
     (B) in the ordinary course of business (substantially consistent with past practice); or (C) as may be required under the terms of the joint venture agreements for the Aerospace Center Support Joint Venture and the Fleet Technical Support Associates Joint Venture (as such terms are in effect as of the date hereof) (copies of such agreements having been provided to the Parent);

          (vii) (x) enter into, adopt, amend (except as may be required by law) or terminate any employee benefit plan or any agreement, arrangement, plan or policy between General Physics and one or more of its directors, officers or employees or (y) increase in any manner the compensation or fringe benefits (including severance benefits) of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof;

          (viii) settle or compromise any derivative suit or other litigation or claim arising out of the transactions contemplated hereby, or any other litigation or claim involving General Physics if the settlement thereof involves payment of in excess of $100,000; provided, that the Parent will not unreasonably withhold its consent to any such settlement or compromise;

          (ix) make any material change in accounting methods, principles or practices used by General Physics or any of its subsidiaries except for any such change required by reason of a concurrent change in GAAP;

          (x) take any action that requires the approval of its stockholders;

          (xi) take any action that would, or would be reasonably likely to, result in any of General Physics' representations and warranties set forth in this Agreement not being true in all material respects as of or at any time prior to the Effective Time or in any of the conditions to the Merger set forth in Article 6 not being satisfied; or

          (xii) agree in writing or otherwise to take any of the actions prohibited by this Section 4.1(b).

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

     SECTION 5.1. Preparation of Form S-4, the GPC Proxy Statement and the NPD Proxy Statement.

     (a) As soon as practicable following the date of this Agreement, the Parent and General Physics jointly shall prepare and file with the SEC a proxy statement (which shall be the GPC Proxy Statement and the NPD Proxy Statement) and the Parent shall promptly prepare and file with the SEC the S-4 (which may be combined, if appropriate, with the GPC Proxy Statement and the NPD Proxy Statement). The Parent shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Parent shall also take, in consultation with General Physics and its counsel, any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and General Physics shall furnish all information concerning General Physics and the holders of GPC Common Stock as may be reasonably requested in connection with such action.

     (b) As soon as practicable after the S-4 is declared effective by the SEC,
(x) the Parent shall prepare, in consultation with General Physics and its counsel, proxy or consent solicitation materials based upon and incorporating the NPD Proxy Statement and shall cause such materials to be mailed to the Parent's stockholders as promptly as practicable thereafter; and (y) General Physics shall prepare, in consultation with the Parent and its counsel, proxy or consent solicitation materials based upon and incorporating the GPC Proxy Statement and shall cause such materials to be mailed to General Physics' stockholders as promptly as practicable thereafter.

     SECTION 5.2. Meetings of Stockholders.

     (a) The Parent will take all actions necessary in accordance with applicable law and the NPD Charter and the Parent By-laws to convene as promptly as practicable a meeting of its stockholders (the "NPD Stockholders Meeting") to consider and vote upon the approval of this Agreement and the Merger and the issuance of the Parent Common Stock in connection with the Merger in accordance with the DGCL and the rules of the American Stock Exchange ("AMEX"); except that no such meeting need be convened if the Board of Directors of the Parent, in accordance with such Board's fiduciary duties to the Parent's stockholders, will not recommend approval by the Parent's stockholders of this Agreement and the Merger.

     (b) General Physics will take all actions necessary in accordance with applicable law and the GPC Charter and GPC By-laws to convene as promptly as practicable a meeting of its stockholders (the "GPC Stockholders Meeting") to consider and vote upon the approval of this Agreement and the Merger in accordance with the DGCL and the rules of the New York Stock Exchange ("NYSE"); except that no such meeting need be convened if the Board of Directors of General Physics, in accordance with its fiduciary duties to General Physics' stockholders, will not recommend approval by General Physics' stockholders of this Agreement and the Merger. The parties agree that the GPC Stockholders Meeting and the NPD Stockholders Meeting will be scheduled for the same day.

     (c) Each of the Parent and General Physics will, through its Board of Directors, subject to compliance with their respective fiduciary duties to stockholders as advised by counsel, recommend to its stockholders approval of such matters; provided, that (x) at any time prior to the NPD Stockholders Meeting, the Board of Directors of the Parent, or (y) at any time prior to the GPC Stockholders Meeting either the Special Committee or the Board of Directors of General Physics, as the case may be, each in accordance with its fiduciary duties to stockholders as advised by counsel may revoke, modify or qualify its recommendation with respect to this Agreement and the Merger. As long as the Board of Directors of General Physics and the Special Committee recommend approval of this Agreement and the Merger (and such recommendation has not been revoked, modified or qualified), at the GPC Stockholders Meeting the Parent shall vote or cause to be voted in favor of approval and adoption of this Agreement all of its shares of GPC Common Stock. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors of the Parent or of General Physics permitted by this Section 5.2 shall not constitute a breach of this Agreement by the Parent or General Physics as the case may be.

     SECTION 5.3. Legal Requirements to Merger. Each of the Parent, Newco and General Physics will take, or cause to be taken, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger and will promptly cooperate with and furnish information to the other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of the Parent, Newco and General Physics will, and will cause its subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained by the Parent, Newco or General Physics or any of their respective subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement.

     SECTION 5.4. Access to Information. Upon reasonable notice, each of the Parent, Newco and General Physics shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel, financial and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of the Parent, Newco and General Physics shall (and shall cause each of its subsidiaries to) furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws and (ii) all other information concerning its business, properties and personnel as the Parent, Newco or General Physics as the case may be, may reasonably request.

     SECTION 5.5. Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

     SECTION 5.6. Capital Stock.

     (a) Prior to the Effective Time, the Parent shall use its reasonable best efforts to repurchase all of the Vested Options so that each holder of a Vested Option receives an amount in cash for each share of GPC Common Stock then obtainable upon the exercise of such Vested Option equal to $5.10 less the exercise price of such Vested Option as in effect immediately prior to such repurchase. All such repurchased Vested Options shall thereupon be canceled.

     (b) Prior to the Effective Time, the Parent shall contribute all or any portion of the Warrants to purchase shares of GPC Common Stock held by it to the capital of General Physics, such Warrants to be thereupon cancelled. Effective upon consummation of the Merger, the Parent shall assume, jointly with General Physics, the obligation to issue shares of NPD Common Stock to holders of the remaining Warrants upon exercise thereof pursuant to the terms thereof.

     (c) Prior to the Effective Time, the Parent shall cause its Subsidiaries which hold shares of GPC Common Stock (other than General Physics) to dividend such shares to the Parent.

     SECTION 5.7. Indemnification and Insurance.

     (a) From and after the Effective Time, the Surviving Corporation shall indemnify and shall advance expenses to each person who is on the date of this Agreement, or has been at any time prior to such date, or who becomes prior to the Effective Time, an officer or director (the "Indemnified Party") of General Physics or any of its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director or officer of General Physics or any of its subsidiaries at any time prior to the Effective Time (or is or was serving as a member of the Special Committee at any time prior to or at the Effective Time) or is or was serving at the request of General Physics or any of its subsidiaries as a director or officer of another corporation, partnership, joint venture, trust or other enterprise at any time prior to the Effective Time, or (ii) this Agreement or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time (or pertains to any act or function of the Special Committee relating to this Agreement or the transactions contemplated hereby whether arising, existing, or occurring prior to or at the Effective Time), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time (the matters described in clauses (i) and (ii), the "Merger Matters"), to the fullest extent permitted by Delaware law (including provisions relating to advancement of expenses incurred in the defense of any Claim).

     (b) The Parent and Newco agree that all limitations or exculpation of liabilities existing in favor of an Indemnified Party as provided in the GPC Charter and the GPC By-laws as in effect as of the date hereof shall continue in full force and effect with respect to Merger Matters, without any amendment thereto, to the extent such rights are consistent with the DGCL.

     (c) The Surviving Corporation or the Parent shall cause to be maintained, for a period of not less than six years from the Effective Time, General Physics' current directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time and acts by or functions of the Special Committee prior to or at the Effective Time (the "D&O Insurance") for all present directors and officers of General Physics or any subsidiary thereof; provided, however, that the Surviving Corporation, in lieu of maintaining such existing D&O Insurance as provided above, may cause no less favorable coverage to be provided under any policy maintained for the benefit of the directors and officers of the Surviving Corporation or any of its subsidiaries. If the existing D&O Insurance expires, is terminated or canceled by the insurer during such six-year period, the Surviving Corporation shall use its best efforts to obtain, in lieu of such D&O Insurance, such comparable directors' and officers' liability insurance as can be obtained for the remainder of such period on terms and conditions no less advantageous than the existing D&O Insurance. To the extent that after giving effect to the preceding sentence such comparable insurance is not commercially available, with the consent of such persons, the Surviving Corporation shall provide self-insurance.

     SECTION 5.8. Public Announcements. General Physics, on the one hand, and the Parent, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement without the consent of the other party (such consent not to be unreasonably withheld), except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 5.9. No Solicitation, Etc. General Physics shall not (nor will it permit any of its officers, directors, agents or affiliates to) directly or indirectly solicit, encourage (including by way of providing any non-public information concerning General Physics or its subsidiaries to any person), initiate or participate in any negotiations or discussions, or enter into (or authorize) any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or a substantial part of its or its subsidiaries' business and properties or any of its or its subsidiaries' capital stock whether by merger, purchase of assets, tender offer or otherwise (all such actions being referred to herein as "Acquisition Transactions"); provided, that nothing contained in this Section
5.9 shall prohibit the Special Committee, to the extent required by its fiduciary duties under applicable law as advised by counsel, from providing information to, participating in negotiations or discussions with, entering into any agreement or transaction with, or announcing any intention to do any of the foregoing with, any party that makes an unsolicited inquiry or proposal relating to an Acquisition Transaction. General Physics shall promptly notify the Parent of the receipt of any inquiry or proposal which it may receive in respect of any Acquisition Transaction, including the identity of the person making such inquiry or proposal and, unless advised by counsel that there is a significant risk that such action would constitute a breach of the Special Committee's fiduciary duties, the material terms and conditions thereof and any changes therein. The Parent agrees that the Special Committee may provide to any such party that makes an unsolicited inquiry or proposal respecting an Acquisition Transaction any change in the terms of this Agreement proposed by the Parent in response to such unsolicited inquiry or proposal; provided, that the Special Committee has disclosed to the Parent the identity of the person making such inquiry or proposal and the material terms and conditions of such proposed Acquisition Transaction and any changes therein.

     SECTION 5.10. Consents, Approvals and Filings.

     (a) The Parent, Newco and General Physics will make and cause their respective subsidiaries to make all necessary filings, as soon as practicable, including without limitation those required under the Securities Act, the Exchange Act, state securities laws and state insurance laws in order to facilitate prompt consummation of the Merger and the other transactions contemplated by this Agreement. In addition, the Parent, Newco and General Physics will each use their best efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities and consents or waivers of all third parties necessary or advisable for the consummation of the Merger and the other transactions contemplated by this Agreement. In connection with the foregoing, each of the Parent, Newco and General Physics shall use its best efforts to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request.

     (b) Each of the parties shall provide to the other party copies of all applications and other documents in advance of filing or submission of such applications and other documents to Governmental Entities in connection with this Agreement.

     SECTION 5.11. Non-Interference, Etc.

     (a) Neither party hereto, nor any of their respective subsidiaries, shall take any action, directly or indirectly, intended to, or which such party reasonably believes would, result in (i) any of the other party's representations and warranties set forth in this Agreement not being true and correct in all material respects as of the Closing Date, (ii) any of the other party's covenants not being performed or (iii) any of the conditions to such party's obligations to consummate the transactions contemplated by this Agreement not being satisfied.

     (b) Each party shall give prompt notice to the other of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 5.12. Affiliates. At least 30 days prior to the Closing Date, General Physics and the Parent shall agree as to persons who are, at the time the Merger is submitted for approval to the stockholders of General Physics, "affiliates" of General Physics for purposes of Rule 145 under the Securities Act. General Physics shall use its best efforts to cause each such person to deliver to the Parent on or prior to the Closing Date a letter (an "Affiliate Letter") to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of NPD Common Stock issued in the Merger, except pursuant to an effective registration statement, in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to the Parent, is exempt from the registration requirements of the Securities Act. The Parent shall not be required to maintain the effectiveness of the S-4 for the purpose of resale of the NPD Common Stock by such affiliates and the certificates representing the NPD Common Stock received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 5.12.

     SECTION 5.13. Listing. The Parent shall use its best efforts to cause the shares of NPD Common Stock to be issued to holders of GPC Common Stock pursuant to this Agreement to be listed on the AMEX subject to official notice of issuance, prior to the Effective Time.

     SECTION 5.14. Brokers and Finders.

     (a) General Physics hereby represents and warrants that it and its Subsidiaries have not engaged the services of any broker, finder, financial advisor or other firm or person entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement other than Oppenheimer & Co., Inc., whose fees and expenses will be paid by General Physics, and General Physics agrees to indemnify and hold harmless the Parent, Newco and their Subsidiaries (and affiliates) from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any such person who claims to be entitled to such a fee or commission by reason of his, her or its acting on behalf of General Physics or any of its subsidiaries.

     (b) The Parent hereby represents and warrants that it and its subsidiaries have not engaged the services of any agent, broker, finder, financial advisor or other firm or person entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement and the Parent agrees to indemnify and hold harmless General Physics and its subsidiaries (and their affiliates) from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any such person who claims to be entitled to such a fee or commission by reason of his, her or its acting on behalf of the Parent or any of its subsidiaries.

                                   ARTICLE 6

                              CONDITIONS PRECEDENT

     SECTION 6.1. Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of the Parent and General Physics by the requisite vote in accordance with applicable law and rules of the AMEX and the NYSE, respectively.

     (b) Governmental and Regulatory Consents. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto shall have been made or obtained (as the case may be), and such consents, approvals, permits and authorizations shall be subject to no conditions other than conditions that would not reasonably be expected to have a NPD Material Adverse Effect or a GPC Material Adverse Effect.

     (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect; provided, however, that the party invoking this condition shall have used reasonable efforts to have any such order or injunction vacated.

     (d) Form S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

     (e) Third-Party Consents. All consents and waivers of third parties to the consummation of the Merger and the other transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not have a NPD Material Adverse Effect or a GPC Material Adverse Effect.

     (f) Listing. The shares of NPD Common Stock issuable to holders of GPC Common Stock pursuant to this Agreement shall have been listed on the AMEX, subject to official notice of issuance.

     SECTION 6.2. Conditions to Obligations of General Physics. The obligations of General Physics to effect the Merger are further subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Parent and Newco set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of the Parent and Newco set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation and warranty speaks as of an earlier date, in which event such representation and warranty shall be true and correct, or true and correct in all material respects, as applicable, as of such date, and General Physics shall have received a certificate signed on behalf of each of the Parent and Newco by the chief executive officer and the chief financial officer of each of the Parent and Newco to such effect.

     (b) Performance of Obligations. The Parent and Newco each shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and General Physics shall have received a certificate signed on behalf of each of the Parent and Newco by the chief executive officer and the chief financial officer of each of the Parent and Newco to such effect.

     (c) No Material Adverse Change. Since June 30, 1996, there shall have been no NPD Material Adverse Change, and no event or condition which individually or in the aggregate could reasonably be expected to result in a NPD Material Adverse Change. For purposes of this Agreement, "NPD Material Adverse Change" means any material adverse change in the business, assets, liabilities, financial condition or results of operations of the Parent and its subsidiaries taken as a whole.

     (d) Fairness Opinion. The written opinion of Oppenheimer & Co, Inc., dated as of the Closing Date, to the effect that the Merger Consideration to be received by the holders of GPC Common Stock (other than National Patent) is fair to such holders from a financial point of view, shall have been delivered on the Closing Date.

     (e) Opinion of Counsel. General Physics shall have received an opinion of Morgan, Lewis & Bockius LLP, counsel to the Parent, addressed to General Physics, dated as of the Closing Date, and in form reasonably satisfactory to the parties hereto.

     (f) Third Party Consents. National Patent shall have received consents and waivers of the third parties to the agreements listed on Schedule 3.2(a), to the extent necessary, under the terms of such agreements to the consummation of the Merger and the other transactions contemplated hereby.

     SECTION 6.3. Conditions to Obligations of the Parent and Newco. The obligations of the Parent and Newco to effect the Merger are further subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of General Physics set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of General Physics set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation and warranty speaks as of an earlier date, in which event such representation and warranty shall be true and correct, or true and correct in all material respects, as applicable, as of such date, and the Parent shall have received a certificate signed on behalf of General Physics by a duly authorized representative of General Physics to such effect.

     (b) Performance of Obligations. General Physics shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent shall have received a certificate signed on behalf of General Physics by a duly authorized representative of General Physics to such effect.

     (c) No Material Adverse Change. Since June 30, 1996, there shall have been no GPC Material Adverse Change, and no event or condition which individually or in the aggregate could reasonably be expected to result in a GPC Material Adverse Change. For purposes of this Agreement, "GPC Material Adverse Change" means any material adverse change in the business, financial condition or results of operations of General Physics and its subsidiaries taken as a whole.

     (d) Fairness Opinion. The written opinion of Oppenheimer & Co., Inc., dated as of the Closing Date hereof, to the effect that the Merger Consideration to be received by the holders of GPC Common Stock (other than National Patent) is fair to such holders from a financial point of view, shall have been delivered on the Closing Date.

     (e) Opinion of Counsel. The Parent shall have received an opinion of Ballard Spahr Andrews & Ingersoll, counsel to General Physics, addressed to the Parent and Newco, dated as of the Closing Date, and in form reasonably satisfactory to the parties hereto.

     (f) Third Party Consents. General Physics shall have received consents and waivers of the third parties to the agreements listed on Schedule 3.1(c), to the extent necessary, under the terms of such agreements to the consummation of the Merger and the other transactions contemplated hereby.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement and the Merger by the stockholders of the Parent and/or General Physics):

     (a) by mutual written consent of General Physics and the Parent;

     (b) by written notice by either General Physics or the Parent:

          (i) if the Merger shall not have been consummated on or before April 30, 1997 (the "End Date"), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; or

          (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

     (c) by the Parent, if there shall have been a material breach of any material representation, warranty, covenant or agreement on the part of General Physics such that the conditions set forth in Section 6.3(a) or 6.3(b) would be incapable of being satisfied by the End Date (or as otherwise extended); provided, however, that if any such breach is curable by General Physics through the exercise of its reasonable best efforts and for so long as General Physics shall be using its reasonable best efforts to cure such breach, the Parent may not terminate this Agreement pursuant to this Section 7.1(c);

     (d) by General Physics, if there shall have been any material breach of any material representation, warranty, covenant or agreement on the part of the Parent or Newco such that the conditions set forth in Section 6.2(a) or 6.2(b) would be incapable of being satisfied by the End Date (or as otherwise extended); provided, however, that if any such breach is curable by the Parent or Newco through the exercise of its reasonable best efforts and for so long as the Parent or Newco shall be using its reasonable best efforts to cure such breach, General Physics may not terminate this Agreement pursuant to this
Section 7.1(d);

     (e) by the Parent, if the approval of the stockholders of the Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the NPD Stockholders Meeting or any adjournment thereof;

     (f) by General Physics, (i) if the approval of the stockholders of the Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the NPD Stockholders Meeting or any adjournment thereof or (ii) if the approval of the stockholders of General Physics contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the GPC Stockholders Meeting or any adjournment thereof (other than by reason of termination of this Agreement by General Physics or by reason of a failure to hold a GPC Stockholders Meeting as provided under Section 5.2(b));

     (g) by the Parent, if, prior to the GPC Stockholders Meeting, the Special Committee or the Board of Directors of General Physics shall have withdrawn, or modified or changed in any manner adverse to the Parent or Newco its approval or recommendation of this Agreement or the Merger or if such Board will not convene a GPC Stockholders Meeting as provided by the exception to Section 5.2(b);

     (h) by General Physics, if, prior to the NPD Stockholders Meeting, the Board of Directors of the Parent shall have withdrawn, or modified or changed in any manner adverse to General Physics its approval or recommendation of this Agreement or the Merger;

     (i) by General Physics, if a person or group shall have made a bona fide proposal for an Acquisition Transaction which the Special Committee believes, and advises the Board of Directors of General Physics is superior to the Merger from a financial point of view to the stockholders of General Physics, provided that the provisions of Section 5.9 shall not have been breached;

     (j) unless General Physics has exercised the GPC Reduction Option, by the Parent on a date no earlier than the close of business on the second trading day after the trading day which is five trading days' prior to the day when the GPC Stockholders Meeting and the NPD Stockholders Meeting are first scheduled to occur (the "Test Date"), and no later than the close of business on the fourth trading day after the Test Date, if, as of the Test Date the Parent Stock Price is greater than $9.914; or

     (k) unless the Parent has exercised the Parent Gross-Up Option, by General Physics on a date no earlier than the close of business on the second trading day after the Test Date and no later than the close of business on the fourth trading day after the Test Date, if, on the Test Date, the Parent Stock Price is less than $9.336.

     This Agreement will terminate without action taken by any party hereto if
(i) on the Test Date the Parent Stock Price is less than $9.336, (ii) the Parent has not exercised the Parent Gross-Up Option, and (iii) if, on a date no earlier than the close of business on the second trading day after the Test Date and no later than the close of business on the fourth trading day after the Test Date, the Special Committee has withdrawn its approval or recommendation of this Agreement or the Merger, such termination to be effective as of the date such approval is withdrawn.

     Upon a termination of this Agreement pursuant to this Section 7.1, all amounts, if any, payable pursuant to Section 7.2 shall be paid promptly in accordance with the provisions of Section 7.2.

     SECTION 7.2. Fees and Expenses Upon Termination. In the event that this Agreement is terminated by General Physics pursuant to Section 7.1(d) or Section 7.1(f)(i), the Parent agrees that it will reimburse General Physics for all documented, reasonable out-of-pocket expenses incurred by General Physics in connection with this Agreement, the Merger and the transactions contemplated by this Agreement. In the event that (A) this Agreement is terminated by General Physics pursuant to Section 7.1(i) or if a person or group shall have made a bona fide proposal for an Acquisition Transaction, General Physics has failed to terminate this Agreement pursuant to Section 7.1(i) and the Parent has terminated this Agreement pursuant to Section 7.1(g), and (B) prior to the first anniversary of the date hereof General Physics or any of its Subsidiaries enters into or authorizes any agreement or agreement in principle with any person other than the Parent or its stockholders as a group to sell, lease or otherwise transfer all or a substantial part of its or its subsidiaries' business and properties or any of its or its subsidiaries' capital stock (excluding capital stock held by the Parent) whether by merger, purchase of assets, tender offer or otherwise, then General Physics agrees that it will thereupon reimburse the Parent for all documented, reasonable out-of-pocket expenses incurred by the Parent in connection with this Agreement, the Merger and the transactions contemplated by this Agreement. Any such payment under this Section 7.2 shall be as liquidated damages and not as a penalty, shall be in lieu of any other remedies (other than in the circumstances contemplated by the proviso to Section 7.3), and shall be made by wire transfer of immediately available funds promptly after receipt of appropriate documentation.

     SECTION 7.3. Effect of Termination. In the event of termination of this Agreement by either the Parent or General Physics as provided in Section 7.1, written notice thereof shall promptly be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parent, Newco or General Physics other than
Section 5.14, Article 7 and Article 9; provided, however, that nothing contained in this Section or elsewhere in this Agreement shall relieve or limit upon termination of this Agreement any party from any liability resulting from any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 9.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.5. Procedure for Termination, Amendment, Extension or Waiver; Role of the Special Committee up to the Effective Time.

     (a) A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 9.4 or an extension or waiver pursuant to
Section 7.4 shall, in order to be effective, require in the case of General Physics, action by the Special Committee or the duly authorized designee of the Special Committee and in the case of the Parent, action by its Board of Directors or the duly authorized designee of its Board of Directors.

     (b) The Special Committee (and the directors of General Physics who serve on the Special Committee) shall continue to function and act in such capacity from the date of this Agreement until the Effective Time with respect to all matters relating to General Physics in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE 8

                                  DEFINITIONS

     SECTION 8.1. Certain Defined Terms. The following capitalized terms, when used in this Agreement, have the respective meanings set forth below (such definitions to be equally applicable to both singular and plural forms of the terms defined).

     "Affiliate" or "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; provided, that with respect to the Parent or Newco, "affiliate" shall not include General Physics or its subsidiaries and, with respect to General Physics, the term "affiliate" shall not include the Parent or its Subsidiaries;

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Convertible Debentures" means collectively the 12% Subordinated Debentures of the Parent due 1997, the 5% Convertible Bonds of the Parent due 1999 and the 7% Convertible Notes of American Drug Company due 2001.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic, local, state, federal or foreign.

     "GPC Material Adverse Effect" means any circumstance relating to, change in, or effect on General Physics and its Subsidiaries taken as a whole that, individually or in the aggregate with any other circumstances relating to, changes in, or effects on, any of General Physics or its Subsidiaries is materially adverse to the business, assets, liabilities, financial condition, or results of operations of General Physics and its Subsidiaries taken as a whole.

     "Lien" means any lien, pledge, security interest or other encumbrance on assets.

     "NPD Material Adverse Effect" means any circumstance relating to, change in, or effect on the Parent and its Subsidiaries taken as a whole that, individually or in the aggregate with any other circumstances relating to, changes in, or effects on, any of the Parent or its Subsidiaries is materially adverse to the business, assets, liabilities, financial condition, or results of operations of the Parent and its Subsidiaries taken as a whole.

     "Parent Stock Price" means the amount which is equal to the overall average of the high, low, opening and closing sales prices (averaged for each trading day) of NPD Common Stock on the American Stock Exchange Composite Tape on each of the ten consecutive trading days immediately preceding the trading day which is five trading days prior to the day when the GPC Stockholders Meeting and the NPD Stockholders Meeting occurs.

     "Person" or "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

     "SEC " means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof; provided, that General Physics and each of General Physics' subsidiaries shall not constitute a "Subsidiary" of the Parent or any of its Subsidiaries. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

     "Taxes" shall include all federal, state, local and foreign income, property, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature, together with any interest, penalties and additions to tax.

     "Warrants" means the Warrants to purchase common stock of General Physics issued pursuant to the Warrant Agreement dated as of August 31, 1994 between General Physics and Midlantic National Bank as Warrant Agent and the Warrants to purchase common stock of General Physics issued pursuant to the Warrant Agreement dated as of August 31, 1994 between General Physics and Midlantic National Bank as Warrant Agent.

     SECTION 8.2. Certain Rules of Construction. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 8.3. Table of Defined Terms Defined in the Text of the Agreement.

                                       TERM                                          SECTION
----------------------------------------------------------------------------------  ---------
Acquisition Transactions..........................................................  5.9
Affiliate Letter..................................................................  5.12
AMEX..............................................................................  5.2(a)
Assumed Options...................................................................  2.1(c)
Class B Stock.....................................................................  3.2(b)
Claim.............................................................................  5.7(a)
Closing...........................................................................  1.2
Closing Date......................................................................  1.2
Controlled Company................................................................  3.1(k)
Converted Shares..................................................................  2.2(d)
D&O Insurance.....................................................................  5.7(c)
Delaware Court....................................................................  9.8
Delaware Secretary of State.......................................................  1.3
DGCL..............................................................................  1.1
Effective Time....................................................................  1.3
End Date..........................................................................  7.1(b)
Exchange Agent....................................................................  2.2(a)
Exchange Fund.....................................................................  2.2(a)
General Physics...................................................................  preamble
GPC By-laws.......................................................................  1.5(c)
GPC Charter.......................................................................  1.5(a)
GPC Charter Amendment.............................................................  1.5(b)
GPC Common Stock..................................................................  2.1
GPC Material Adverse Change.......................................................  6.3(c)
GPC Permits.......................................................................  3.1(f)
GPC Plan..........................................................................  3.1(k)
GPC Preferred Stock...............................................................  3.1(b)
GPC Proxy Statement...............................................................  3.1(c)
GPC Reduction Option..............................................................  2.1(b)
GPC Reports.......................................................................  3.1(d)
GPC SEC Documents.................................................................  3.1(d)
GPC Stockholders Meeting..........................................................  5.2(b)
GPC Stock Plans...................................................................  3.1(b)
Indemnified Party.................................................................  5.7(a)
Merger............................................................................  preamble
Merger Consideration..............................................................  2.1(b)
Merger Matters....................................................................  5.8(a)
NPD Common Stock..................................................................  2.1(a)
NPD Controlled Company............................................................  3.2(k)
NPD Material Adverse Change.......................................................  6.2(c)
NPD Permits.......................................................................  3.2(f)
NPD Plan..........................................................................  3.2(k)
NPD Proxy Statement...............................................................  3.2(c)
NPD Reports.......................................................................  3.2(d)
NPD SEC Documents.................................................................  3.2(d)
NPD Stockholders Meeting..........................................................  5.2(a)

                                       TERM                                          SECTION
----------------------------------------------------------------------------------  ---------
Newco.............................................................................  preamble
NYSE..............................................................................  5.2(b)
Options...........................................................................  2.1(c)
Parent............................................................................  preamble
Parent Gross-Up Option............................................................  2.1(b)
Parent Stock Plans................................................................  3.2(b)
Proxy Statement...................................................................  3.1(c)
Relevant Group....................................................................  3.1(p)
S-4...............................................................................  3.1(e)
Special Committee.................................................................  preamble
State Takeover Approvals..........................................................  3.1(c)
Stock Consideration...............................................................  2.1(b)
Surviving Corporation.............................................................  1.1
Test Date.........................................................................  7.1(j)
Vested Options....................................................................  2.1(c)
Violation.........................................................................  3.1(c)
Voting Debt.......................................................................  3.1(b)

                                   ARTICLE 9

                               GENERAL PROVISIONS

     SECTION 9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement (including the exhibits and schedules hereto) or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including without limitation Section 5.7, Section 5.8 and the Affiliate Letters delivered pursuant to Section 5.12.

     SECTION 9.2. Fees and Expenses. Except as set forth in Section 7.2 and except for expenses incurred in printing the GPC Proxy Statement, the NPD Proxy Statement and the S-4, as well as the filing fees relating thereto, which costs shall be shared equally by the Parent and General Physics whether or not the Merger is consummated, each party hereto shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     SECTION 9.3. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile (with confirmation of receipt) or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to General Physics, to

       General Physics Corporation
        6700 Alexander Bell Drive
        Columbia, Maryland 21046
        Attention: General Counsel
        Telephone No.: (410) 290-2300
        Facsimile No.: (410) 290-2646
        with copy to:

       Richards, Layton & Finger
        One Rodney Square
        Wilmington, Delaware 19801
        Attention: Jesse Finkelstein
        Telephone No.: (302) 651-7754
        Facsimile No.: (302) 658-6548

     (b) If to Parent or to Newco, to

       National Patent Development Corporation
        9 West 57th Street
        New York, New York 10019
        Attention: General Counsel
        Telephone No.: (212) 230-9513
        Facsimile No.: (212) 230-9545

        with a copy to:

       Morgan, Lewis & Bockius LLP
        101 Park Avenue
        New York, New York 10178-0060
        Attention: David W. Pollak
        Telephone No.: (212) 309-6058
        Facsimile No.: (212) 309-6273

     SECTION 9.4. Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may amend this Agreement; provided, however, that after approval of the Merger by the stockholders of General Physics and/or the Parent, no amendment shall be made that by law requires the approval of General Physics' stockholders or the Parent's stockholders, as the case may be, without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 9.5. Entire Agreement; Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

     SECTION 9.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to any conflicts of law rules thereof which might apply the laws of any other jurisdiction).

     SECTION 9.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void; provided, that Newco may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to the Parent or to any wholly-owned Subsidiary of the Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 9.8. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or any state court sitting in the City of Wilmington, Delaware (any such federal or state court, a "Delaware Court"), in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such Delaware Court.

     SECTION 9.9. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     SECTION 9.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or other representatives thereunto duly authorized, all as of the date first written above.

                                          GENERAL PHYSICS CORPORATION

                                          By: /s/ John C. McAuliffe
                                            Title: Executive Vice President

                                          NATIONAL PATENT DEVELOPMENT
                                            CORPORATION

                                          By: /s/ Jerome I. Feldman
                                            Title: President and Chief Executive
                                              Officer

                                          GPX ACQUISITION INC.

                                          By: /s/ Scott N. Greenberg
                                            Title: Vice President

                                SCHEDULE 3.1(C)

     The Merger requires the approval/waiver of Fleet Bank, N.A., as successor lender to NatWest Bank N.A. under the Credit Agreement dated as of April 7, 1995, among NatWest Bank N.A., as lender, and National Patent Development Corporation, General Physics Corporation, Inventory Management Corporation, GP Environmental Services, Inc. and General Physics Federal Systems, Inc., as borrowers.

                                SCHEDULE 3.2(C)
                                   AUTHORITY

     1. Credit Agreement, dated as of April 7, 1995, among National Patent Development Corporation; General Physics Corporation; Inventory Management Corporation; GP Environmental Services, Inc.; and GPS Technologies, Inc. Federal Systems Group, as Borrowers, and NatWest Bank N.A., as Bank.

     2. Loan Agreement, dated as of April 29, 1993, by and among Five Star Group, Inc., the Banks signatory hereto, and National Westminster Bank NJ, as agent for such banks, as amended on February 28, 1994, July 1994, October 23, 1995, June 28, 1996, July 31, 1996, August 30, 1996, and September 30, 1996.


     3. Loan Agreement dated as of April 29, 1993, by and among MXL Industries, Inc., the Banks signatory hereto, and National Westminster Bank NJ, as agent for such banks, as amended on October 23, 1995 and September 30, 1996.

                               AMENDMENT NO. 1 TO


                          AGREEMENT AND PLAN OF MERGER


     AMENDMENT NO. 1 (the "Agreement") dated as of December 18, 1996 among General Physics Corporation, a Delaware corporation ("General Physics"), National Patent Development Corporation, a Delaware corporation ("Parent"), and GPX Acquisition Inc., a Delaware corporation ("Newco").


                              W I T N E S S E T H:



     WHEREAS, the Company has achieved an agreement in principle to settle the action styled Dunlop v. Pollak, Civil Action No. 15237-NC (the "Cause of Action"), pending before the Court of Chancery of the State of Delaware in and for New Castle County (the "Settlement"), the terms of which will be set forth in a Memorandum of Understanding among counsel thereto (the "Memorandum of Understanding");



     WHEREAS, the Settlement provides for the amendment of certain provisions of the Agreement and Plan of Merger, dated as of November 19, 1996 (the "Merger Agreement"), among General Physics, Newco and Parent, providing for, among other things, (i) the merger of Newco with and into General Physics and (ii) the issuance of the Common Stock of the Parent (capitalized terms not otherwise defined in this Agreement are used as defined in the Merger Agreement);


     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:


                                   ARTICLE 1



                              AMENDMENTS; WAIVERS



     SECTION 1.1. AMENDMENTS. Subject to Section 1.3 hereof, the Merger Agreement is hereby amended as set forth in this Section 1.1. References to Sections in this Agreement refer to Sections in the Merger Agreement unless otherwise indicated.



     (a) The third sentence of Section 2.1(b) is amended in its entirety and restated as follows:



          "The term "Exchange Ratio" means a ratio equal to 0.54, except (A) in the event that the Parent Stock Price is less than $9.259, the Parent may elect at its option (without any obligation to do so) to increase the Exchange Ratio to the Adjusted Exchange Ratio pursuant to the following formula:



        (9.259/the Parent Stock Price) X 0.54 = Adjusted Exchange Ratio



     (rounded to the nearest 1/100, provided that the Parent provides notice of its election of such option (the "Parent Gross-Up Option") to General Physics no later than the close of business on the second trading day after the Test Date (such notice to specify the Adjusted Exchange Ratio) and (B) in the event that the Parent Stock Price is greater than $10.00, General Physics may elect at its option (without any obligation to do so) to decrease the Exchange Ratio to the Adjusted Exchange Ratio pursuant to the following formula:



        (10.00/the Parent Stock Price) X 0.54 = Adjusted Exchange Ratio



     (rounded to the nearest 1/100), provided that General Physics provides notice of its election of such option (the "GPC Reduction Option") to the Parent no later than the close of business on the second trading day after the Test Date (such notice to specify the Adjusted Exchange Ratio)."



     (b) Section 2.1(c) is amended so that the reference to "$5.10" will read "$5.20." Section 5.6 is amended so that the reference to "$5.10" will read "$5.20".



     (c) The parties agree that Harris Trust Company of New York shall act as the Exchange Agent under the terms of the Merger Agreement.

     (d) (i) Article 5 is amended to add the following:



          "Section 5.15. Quarterly Dividends. In the event that the Closing has not occurred prior to March 31, 1997, General Physics intends to make its regular quarterly dividend with respect to the quarter ended March 31, 1997, provided that funds are legally available therefor and subject to the fiduciary obligations of the Board of Directors of General Physics."


     (ii) The second sentence of Section 9.1 is amended in its entirety and restated as follows:


          "This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplated performance after the Effective Time, including without limitation Section 5.7, Section 5.8, Section 5.15 and the Affiliate Letters delivered pursuant to Section 5.12."



     (iii) Section 7.3 is amended to insert the words ", Section 5.15" after the words "Section 5.14" appearing in such Section 7.3.



     (e) Section 6.2(d) is amended in its entirety and restated as follows:



          "(d) Fairness Opinion. The written opinion of Oppenheimer & Co. Inc., dated as of the Closing Date, to the effect that the Merger Consideration to be received by the holders of GPC Common Stock (other than National Patent) is fair to such holders from a financial point of view, shall have been delivered on the Test Date and on the Closing Date."



     (f) Section 7.1(j) is amended in its entirety and restated as follows:



          "(j) unless General Physics has exercised the GPC Reduction Option, by the Parent on a date no earlier than the close of business on the second trading day after the trading day which is five trading days' prior to the day when the GPC Stockholders Meeting and the NPD Stockholders Meeting are first scheduled to occur (the "Test Date"), and no later than the close of business on the fourth trading day after the Test Date, if, as of the Test Date the Parent Stock Price is greater than $10.00; or"



     (g) Section 7.1(k) is amended in its entirety and restated as follows:



          "(k) unless the Parent has exercised the Parent Gross-Up Option, by General Physics on a date no earlier than the close of business on the second trading day after the Test Date and no later than the close of business on the fourth trading day after the Test Date, if, on the Test Date, the Parent Stock Price is less than $9.259."



     (h) The next-to-last sentence of Section 7.1 is amended in its entirety and restated as follows:


          "This Agreement will terminate without action taken by any party hereto if (i) on the Test Date the Parent Stock Price is less than $9.259,
     (ii) the Parent has not exercised the Parent Gross-Up Option, and (iii) on a date no earlier than the close of business on the second trading day after the Test Date and no later than the close of business on the fourth trading day after the Test Date, the Special Committee has withdrawn its approval or recommendation of this Agreement or the Merger, such termination to be effective as of the date such approval is withdrawn."


     (i) Section 7.1 is amended to include the following two sentences immediately after the next-to last sentence of Section 7.1:


          "If the Closing has not occurred prior to February 15, 1997, the Parent will deliver to the Special Committee updated financial statements for the most recent calendar month to the extent available. In the event that each of the Special Committee provides a written statement to the Parent that in its belief and opinion the financial condition of the Parent on a consolidated basis has materially deteriorated since the financial condition as reported in the consolidated financial statements of the Parent as of September 30, 1996, then General Physics has the right to terminate the Agreement."


     (j) The last sentence of Section 2.2(f)(ii) is amended to replace the words "GPC Common Stock" with the words "NPD Common Stock."

     SECTION 1.2. CONSENTS TO SETTLEMENT. The Parent and Newco each hereby consents to the settlement by General Physics, and General Physics hereby consents to the settlement by the Parent, of the case styled Dunlop v. Pollak pursuant to the terms set forth in the Memorandum of Understanding. Each party further consents to the taking of any and all actions by any party as may be required by the Memorandum of Understanding.



     SECTION 1.3. UNILATERAL RESCISSION. Each of the amendments to the Merger Agreement set forth in Section 1.1 hereof may be rescinded by the Parent prior to the date of the NPD Special Meeting in the event that the Memorandum of Understanding becomes null and void pursuant to the terms of Section 8 thereof because the plaintiff's counsel in the Cause of Action has declared that the Settlement is not fair and reasonable to the plaintiff. Any such rescission shall be effective upon written notice from the Parent to General Physics, such notice to indicate the amendments which are rescinded and to be given in accordance with the terms of the Merger Agreement. In the event any such amendments are rescinded, then the terms of the Merger Agreement shall thereupon revert to their prior form without giving effect to such rescinded amendments as if such terms had never been amended.


                                   ARTICLE 2

                               GENERAL PROVISIONS


     SECTION 2.1. AMENDMENT. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may amend this Agreement; provided, however, that after approval of the Merger by the stockholders of General Physics and/or the Parent, no amendment shall be made that by law requires the approval of General Physics' stockholders or the Parent's stockholders, as the case may be, without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.



     SECTION 2.2. NO THIRD-PARTY BENEFICIARIES. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.



     SECTION 2.3. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to any conflicts of law rules thereof which might apply the laws of any other jurisdiction).



     SECTION 2.4. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void; provided, that Newco may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to the Parent or to any wholly-owned Subsidiary of the Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.



     SECTION 2.5. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or any state court sitting in the City of Wilmington, Delaware (any such federal or state court, a "Delaware Court"), in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such Delaware Court.



     SECTION 2.6. SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.



     SECTION 2.7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or other representatives thereunto duly authorized, all as of the date first written above.



                                          GENERAL PHYSICS CORPORATION



                                          By: /s/ JOHN C. MCAULIFFE


                                            ------------------------------------

                                            Title: Executive Vice President



                                          NATIONAL PATENT DEVELOPMENT


                                            CORPORATION



                                          By: /s/ SCOTT N. GREENBERG


                                            ------------------------------------

                                            Title: Vice President -- Finance



                                          GPX ACQUISITION INC.



                                          By: /s/ SCOTT N. GREENBERG


                                            ------------------------------------

                                            Title: Vice President



[Signature Page to Amendment No. 1]

                                      LOGO

                 ANNEX B -- OPINION OF OPPENHEIMER & CO., INC.


                                                               December 19, 1996


Special Committee of the
  Board of Directors
General Physics Corporation
6700 Alexander Bell Drive
Columbia, MD 21046

Gentlemen:


     You have asked Oppenheimer & Co., Inc. ("Oppenheimer") to render an opinion (the "Opinion") as to the fairness, from a financial point of view, of the consideration to be received by the holders of the Common Stock of General Physics Corporation ("General Physics") in the proposed acquisition (the "Transaction") by National Patent Development Corporation ("National Patent") of the Common Stock of General Physics not currently owned by National Patent. We understand that, pursuant to the Transaction, GPX Acquisition Inc., a newly formed wholly-owned subsidiary of National Patent ("Merger Sub"), will be merged with and into General Physics, with General Physics as the surviving corporation. The Transaction will be consummated per the terms and conditions of the Agreement and Plan of Merger among General Physics, National Patent and Merger Sub dated November 19, 1996 and amended by Amendment No. 1 on December 18, 1996 (the "Merger Agreement").



     We understand that upon the closing of the Transaction, among other things:
(i) Merger Sub will merge with and into General Physics, and (ii) each outstanding share of Common Stock, $.025 par value, of General Physics (the "General Physics Common Stock") shall be converted into the right to receive that number of shares of Common Stock, $.01 par value, of National Patent ("National Patent Common Stock") determined in accordance with the Exchange Ratio (as defined in the Merger Agreement). For purposes of the Opinion, the Exchange Ratio means a ratio of 0.54 shares of National Patent Common Stock for each share of General Physics Common Stock, subject to adjustment as provided in the Merger Agreement. We understand that the Exchange Ratio will result in holders of General Physics Common Stock having the right to receive per share of General Physics Common Stock, National Patent Common Stock having a value of at least $5.00.


     In arriving at our Opinion, Oppenheimer has, among other things:

          (i) reviewed the original proposal from National Patent dated July 26, 1996 and the Merger Agreement;

          (ii) met with or interviewed by telephone certain members of the senior management and key operating executives of General Physics, National Patent, their respective divisions, subsidiaries and investee companies to discuss the operations, financial conditions, future prospects and projected operations and performance of their respective companies or operating units;


          (iii) reviewed the historical market prices and trading volume for General Physics', National Patent's and their respective investee companies' publicly traded securities;


          (iv) reviewed certain publicly available financial data for companies that we deem comparable to General Physics and National Patent and their respective divisions, subsidiaries and investee companies;

          (v) reviewed certain publicly available financial data for transactions that we deem comparable to the Transaction;

          (vi) reviewed certain internal information including internally generated business plans and projected financial statements prepared by General Physics' and National Patent's management for the fiscal years ended 1996 through 2000;

          (vii) reviewed, wherever available, internally generated business plans and information relating to operations, marketing, the competitive environment and accounting for General Physics and the various National Patent businesses;


          (viii) reviewed the audited financial statements for each of the fiscal years ended December 31, 1990 through December 31, 1995 and the unaudited financial statements for the nine months ended September 30, 1996 for each of General Physics and National Patent;


          (ix) reviewed management letters from the auditors and other non-public information relating to General Physics and the divisions and subsidiaries of National Patent;

          (x) evaluated the financial impact on National Patent's financial statements of a combination of General Physics and National Patent;

          (xi) performed discounted cash flow and other analyses of General Physics and National Patent using certain assumptions of future performance provided to us by the managements of General Physics and National Patent; and

          (xii) conducted such other studies, analyses and inquiries as we deemed appropriate.

     In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to us by General Physics and National Patent and their respective representatives and advisors. With respect to the forecasts regarding General Physics' and National Patent's future financial condition and operating results provided to us, we assumed, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgement of General Physics' and National Patent's respective managements. We have assumed, without independent verification, the accuracy of the advice and conclusions of General Physics' and National Patent's legal counsel and accountants with respect to accounting and tax matters as provided to Oppenheimer by the respective managements, including, without limitation, the accounting for the Transaction as a purchase. We express no opinion as to what the value of the National Patent Common Stock actually will be when issued to the holders of the General Physics Common Stock pursuant to the Transaction or the price at which the National Patent Common Stock will trade subsequent to the Transaction.

     Our Opinion is directed only to the fairness from a financial point of view of the consideration to be received by the holders of the General Physics Common Stock (other than National Patent). Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of General Physics or National Patent nor solicited any third-party indications of interest for the acquisition of all or any part of the General Physics Common Stock.

     Our Opinion is based upon analyses of the foregoing factors in light of our assessments of general economic, financial and market conditions as of the date hereof that can be evaluated by us as of such date.

     Oppenheimer, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales, and distributions of listed and unlisted securities and private placements. Oppenheimer has been engaged to render financial advisory services to the Special Committee of the Board of Directors of General Physics in connection with the Transaction and to prepare and deliver this opinion letter, and will receive a fee for its services. Oppenheimer may actively trade the securities of General Physics and National Patent for its own account or for its customers and accordingly may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof the consideration to be received in the Transaction by holders of General Physics Common Stock is fair, from a financial point of view, to the holders of the General Physics Common Stock (other than National Patent).

     This Opinion is for the exclusive use of the Special Committee of the Board of Directors of General Physics and other members of the Board of Directors of General Physics and may not be relied upon by any other person or entity. It is our understanding that this Opinion will be contained in a Joint Proxy Statement/ Prospectus that will be filed with the Securities and Exchange Commission and distributed to the shareholders of General Physics and National Patent. Neither this Opinion nor the services provided by Oppenheimer in connection herewith may be publicly disclosed or referred to in any manner by General Physics without the prior written approval of Oppenheimer.

                                          Very truly yours,


                                          [OPPENHEIMER & CO., INC. SIGNATURE]
                                          -----------------------------------
                                               Oppenheimer & Co., Inc.

                         ANNEX C -- CHARTER AMENDMENTS

FOREIGN OWNERSHIP CHARTER AMENDMENT

     The text of the proposed Foreign Ownership Charter Amendment reads as follows:

     "THIRTEENTH: The Corporation and/or its subsidiaries shall have the right to redeem shares of Common Stock issued on or after [date of amendment] beneficially owned by foreign persons and/or require such stockholders to dispose of their interest in shares of Common Stock in the following circumstances:

     The Corporation and/or its subsidiaries has entered into certain subcontracts with contractors who have entered into contracts with the United States Department of Energy ("DOE") and have entered into certain contracts directly with the United States Department of Defense ("DoD") which involved classified information. In the event that the DOE or the DoD (or any successor agency) threatens termination of any contract as a result, directly or indirectly, of the beneficial ownership of 5% or more of the Corporation's Common Stock by any person, then the Corporation, in the sole and absolute discretion of its Board of Directors, shall have the unqualified right and power to (a) redeem, upon not less than five (5) days prior written notice to such person, at a price per share equal to the average of the reported closing bid and asked prices thereof as reported on the American Stock Exchange (or such other stock exchange, if any, on which shares of Common Stock of the Corporation are primarily traded) on the last business day prior to the date of redemption established in the notice, all or any portion of the shares of Common Stock of the Corporation owned by such person issued on or after [date of amendment] or
(b) require such person to promptly dispose of such person's interest in all or any portion of such shares of Common Stock owned by such stockholder. Because any damages will be inadequate to protect the Corporation in the event the stockholder does not comply with the provisions of this Article THIRTEENTH, the Corporation shall be entitled to injunctive relief to enforce the foregoing provisions."

AUTHORIZED SHARES CHARTER AMENDMENT

     The text of the proposed Authorized Shares Charter Amendment reads as follows:

     "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is thirty-seven million eight hundred thousand (37,800,000) shares of which twenty-five million (25,000,000) are to be Common Stock of the par value of One Cent ($.01) per share (hereinafter called the "Common Stock"); of which two million eight hundred thousand (2,800,000) shares are to be Class B Capital Stock with a par value of One Cent ($.01) per share (hereinafter called the "Class B Capital Stock"); and of which ten million (10,000,000) shares are to be Preferred Stock with a par value of One Cent ($.01) per share (hereinafter called the "Preferred Stock"), to be issued in such series and with such terms and conditions as the Board of Directors may determine."

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended, grants each corporation organized thereunder certain powers to indemnify its officers and directors against liability for certain of their acts. Article ELEVEN of National Patent's Certificate of Incorporation and Article III, Section 15 of the by-laws of National Patent, provide that National Patent shall, to the full extent permitted by law or to the extent that a court of competent jurisdiction shall deem proper or permissible under the circumstances, whichever is greater, indemnify all directors, officers, incorporators, employees, or agents of National Patent.

     In addition, Section 102 of the Delaware General Corporation Law permits corporations, through provisions in their certificates of incorporation, to limit the monetary liability of directors. Article TWELVE of National Patent's Certificate of Incorporation provides that no director of National Patent shall be liable to National Patent or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to National Patent or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper benefit.

     National Patent has purchased Director's and Officers' Liability Insurance, including a Company Reimbursement Policy. Subject to the policy conditions, the insurance provides coverage for amounts payable by National Patent to its directors and officers pursuant to National Patent's by-laws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


    EXHIBIT
      NO.                                         DESCRIPTION
    -------     -------------------------------------------------------------------------------
     2.1        Agreement and Plan of Merger dated as of November 19, 1996 among the
                Registrant, General Physics and GPX Acquisition Inc. (included as Annex A to the Joint Proxy Statement/Prospectus)
     2.2        Amendment No. 1, dated as of December 18, 1996, to the Agreement and Plan of
                Merger dated as of November 19, 1996 among the Registrant, General Physics and
                GPX Acquisition Inc.*
     3.1        Amended and Restated Certificate of Incorporation of the Registrant
                (incorporated by reference to Exhibit 3 to the Registrant's Form 10-Q for the third quarter ended September 30, 1995)
     3.2        By-Laws, as amended to date, of the Registrant (incorporated by reference to
                Exhibit 3(ii) to the Registrant's Form 10-Q for the first quarter ended March
                31, 1995)


     5          Opinion of Morgan, Lewis & Bockius LLP regarding the legality of the securities being registered*
     8          Opinion of Morgan, Lewis & Bockius LLP regarding certain federal income tax consequences relating to the Merger*
    10.1        1973 Non-Qualified Stock Option Plan of the Registrant, as amended
                (incorporated by reference to Exhibit 10.3 to the Registrant's Annual Report on
                Form 10-K for the year ended December 31, 1992)
    10.2        Swiss Public Bond Issue Agreement dated as of February 8, 1985 between the
                Registrant and a consortium of Swiss banks (incorporated by reference to
                Exhibit C to the Registrant's Form 8-K dated March 8, 1985)
    10.3        Swiss Public Bond Issue Agreement dated as of May 9, 1985 between the
                Registrant and a consortium of Swiss banks (incorporated by reference to
                Exhibit 10.37 to the Registrant's Form 10-K for the year ended December 31,
                1985)

    EXHIBIT
      NO.                                         DESCRIPTION
    -------     -------------------------------------------------------------------------------
    10.4        Swiss Public Bond Issue Agreement dated as of February 28, 1986, between the
                Registrant and a consortium of Swiss Banks (incorporated by reference to
                Exhibit 10.38 to the Registrant's Form 10-K for the year ended December 31,
                1985)
    10.5        Registrant's 401(k) Savings Plan, dated January 29, 1992, effective March 1,
                1992 (incorporated by reference to Exhibit 10.12 to the Registrant's Annual
                Report on Form 10-K for the year ended December 31, 1991)
    10.6        Secured Revolving Credit and Term Loan Agreement dated April 29, 1993 by and among Five Star Group, Inc., National Westminster Bank, USA, United Jersey
                Bank/Central, N.A., and National Westminster Bank, N.J., as agent (incorporated by reference to Exhibit 1 to the Registrant's Form 10-Q for the third quarter ended September 30, 1993)
    10.7        Secured Revolving Credit and Term Loan Agreement dated April 29, 1993 by and among MXL Industries, Inc., National Westminster Bank, USA, United Jersey
                Bank/Central, N.A., and National Westminster Bank, N.J., as agent (incorporated by reference to Exhibit 2 to the Registrant's Form 10-Q for the third quarter ended September 30, 1993)
    10.8        Amendment to the Loan Agreement dated April 29, 1993 between Five Star Group,
                Inc. and NatWest Bank N.A., (incorporated by reference to Exhibit 10.1 to the
                Registrant's Form 10-Q for the third quarter ended September 30, 1995)
    10.9        Amendment and Supplement to the Loan Agreement dated April 29, 1993 between MXL
                Industries, Inc. and NatWest Bank N.A., dated October 23, 1995 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 10-Q for the third quarter ended September 30, 1995)
    10.10       Amendment to Loan Agreement dated April 29, 1993 by and among MXL Industries,
                Inc., Mellon Bank and Fleet Bank, National Association, dated September 30,
                1996 (successor in interest to NatWest Bank, N.A.) (incorporated by reference to Exhibit 1 to the Registration Form 10-Q for the third quarter ended
                September 30, 1996)
    10.11       Amendment to Loan Agreement dated April 29, 1993 by and among Five Star Group,
                Inc., Mellon Bank and Fleet Bank, National Association (successor in interest to NatWest Bank, N.A.), dated September 30, 1996 (incorporated by reference to
                Exhibit 2 to the Registrant's Form 10-Q for the third quarter ended September
                30, 1996)
    10.12       Stock Purchase Agreement, dated as of January 24, 1995, by and among Carlyle
                International Partners III, L.P., C/S International Partners, Carlyle-GTSD
                Partners, L.P., Carlyle-GTSD Partners II, L.P., GTS Duratek, Inc. and the
                Registrant (incorporated by reference to Exhibit 4.1 to the Registrant's Form
                8-K dated January 24, 1995)
    10.13       Stockholders Agreement, dated as of January 24, 1995, by and among GTS Duratek,
                Inc., Carlyle Partners II, L.P., Carlyle International Partners III, L.P., C/S
                International Partners, Carlyle-GTS Partners, L.P. and the Registrant
                (incorporated by reference to Exhibit 4.2 to the Registrant's Form 8-K dated
                January 24, 1995)
    10.14       Registration Rights Agreement dated as of January 24, 1995 by and among GTS
                Duratek, Inc., Carlyle Partners II, L.P., Carlyle International Partners III,
                L.P., C/S International Partners, Carlyle-GTS Partners, L.P. and the Registrant
                (incorporated by reference to Exhibit 4.3 to the Registrant's Form 8-K dated
                January 24, 1995)
    21          Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the
                Registrant's Annual Report on Form 10-K for the year end December 31, 1995)
    23.1        Consent of Independent Auditors*
    23.2        Consent of Independent Accountants*
    23.3        Consent of Morgan, Lewis & Bockius LLP (included in Item 5)
    23.4        Consent of Financial Advisor*
    99.1        Form of proxy for the Special Meeting of Stockholders of National Patent*
    99.2        Form of proxy for the Special Meeting of Stockholders of General Physics*


---------------


* Filed herewith.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of December, 1996.


                                          NATIONAL PATENT DEVELOPMENT
                                          CORPORATION


                                          By                 *


                                           -------------------------------------
                                           Jerome I. Feldman
                                           President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby appoints each of Lawrence M. Gordon, and Scott N. Greenberg, as his attorney-in-fact to sign on his/her behalf individually and in the capacity stated below and to file all supplements, amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as a part of or in connection with this Registration Statement or any amendment or supplement thereto, and any such attorney-in-fact may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.


                   SIGNATURE                               TITLE                   DATE
-----------------------------------------------  -------------------------  ------------------
                       *                         President, Chief            December 19, 1996
-----------------------------------------------  Executive Officer and
               Jerome I. Feldman                 Director (Principal
                                                 Executive Officer)
                       *                         Executive Vice President,   December 19, 1996
-----------------------------------------------  Treasurer and Director
               Martin M. Pollak
                       *                         Vice President, Chief       December 19, 1996
-----------------------------------------------  Financial Officer and
              Scott N. Greenberg                 Director (Principal
                                                 Financial and Accounting
                                                 Officer)
                       *                         Director                    December 19, 1996
-----------------------------------------------
                 Ogden R. Reid
                       *                         Director                    December 19, 1996
-----------------------------------------------
                 Roald Hoffman
                       *                         Director                    December 19, 1996
-----------------------------------------------
                 Paul A. Gould
                       *                         Director                    December 19, 1996
-----------------------------------------------
             Herbert R. Silverman
*By /s/ LAWRENCE M. GORDON*
    -------------------------------------------
    Attorney-in-Fact

                               INDEX TO EXHIBITS

     The following is a list of all exhibits filed as part of this Report.


                                                                                        SEQUENTIAL
EXHIBIT NO.                                   DOCUMENT                                   PAGE NO.
-----------   ------------------------------------------------------------------------  ----------
 2.1          Agreement and Plan of Merger dated as of November 19, 1996 among the
              Registrant, General Physics and GPX Acquisition Inc. (included as Annex
              A to the Joint Proxy Statement/Prospectus)..............................
 2.2          Amendment No. 1, dated as of December 18, 1996, to the Agreement and
              Plan of Merger dated as of November 19, 1996 among the Registrant,
              General Physics and GPX Acquisition Inc.*...............................
 3.1          Amended and Restated Certificate of Incorporation of the Registrant
              (incorporated by reference to Exhibit 3 to the Registrant's Form 10-Q for the third quarter ended September 30, 1995).........................
 3.2          By-Laws, as amended to date, of the Registrant (incorporated by reference to Exhibit 3(ii) to the Registrant's Form 10-Q for the first quarter ended March 31, 1995)...........................................
 5            Opinion of Morgan, Lewis & Bockius LLP regarding the legality of the securities being registered*............................................
 8            Opinion of Morgan, Lewis & Bockius LLP regarding certain federal income tax consequences relating to the Merger*................................
10.1          1973 Non-Qualified Stock Option Plan of the Registrant, as amended
              (incorporated by reference to Exhibit 10.3 to the Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1992)...............
10.2          Swiss Public Bond Issue Agreement dated as of February 8, 1985 between the Registrant and a consortium of Swiss banks (incorporated by reference to Exhibit C to the Registrant's Form 8-K dated March 8,
              1985)...................................................................
10.3          Swiss Public Bond Issue Agreement dated as of May 9, 1985 between the
              Registrant and a consortium of Swiss banks (incorporated by reference to
              Exhibit 10.37 to the Registrant's Form 10-K for the year ended December
              31, 1985)...............................................................
10.4          Swiss Public Bond Issue Agreement dated as of February 28, 1986, between the Registrant and a consortium of Swiss Banks (incorporated by reference to Exhibit 10.38 to the Registrant's Form 10-K for the year ended December 31, 1985)................................................
10.5          Registrant's 401(k) Savings Plan, dated January 29, 1992, effective
              March 1, 1992 (incorporated by reference to Exhibit 10.12 to the
              Registrant's Annual Report on Form 10-K for the year ended December 31,
              1991)...................................................................
10.6          Secured Revolving Credit and Term Loan Agreement dated April 29, 1993 by and among Five Star Group, Inc., National Westminster Bank, USA, United
              Jersey Bank/Central, N.A., and National Westminster Bank, N.J., as agent
              (incorporated by reference to Exhibit 1 to the Registrant's Form 10-Q for the third quarter ended September 30, 1993).........................
10.7          Secured Revolving Credit and Term Loan Agreement dated April 29, 1993 by and among MXL Industries, Inc., National Westminster Bank, USA, United
              Jersey Bank/Central, N.A., and National Westminster Bank, N.J., as agent
              (incorporated by reference to Exhibit 2 to the Registrant's Form 10-Q for the third quarter ended September 30, 1993).........................

                                                                                        SEQUENTIAL
EXHIBIT NO.                                   DOCUMENT                                   PAGE NO.
-----------   ------------------------------------------------------------------------  ----------
10.8          Amendment to the Loan Agreement dated April 29, 1993 between Five Star
              Group, Inc. and NatWest Bank N.A., (incorporated by reference to Exhibit
              10.1 to the Registrant's Form 10-Q for the third quarter ended September
              30, 1995)...............................................................
10.9          Amendment and Supplement to the Loan Agreement dated April 29, 1993 between MXL Industries, Inc. and NatWest Bank N.A., dated October 23,
              1995 (incorporated by reference to Exhibit 10.2 to the Registrant's Form
              10-Q for the third quarter ended September 30, 1995)....................
10.10         Amendment to Loan Agreement dated April 29, 1993 by and among MXL
              Industries, Inc., Mellon Bank and Fleet Bank, National Association,
              dated September 30, 1996 (successor in interest to NatWest Bank, N.A.)
              (incorporated by reference to Exhibit 1 to the Registration Form 10-Q for the third quarter ended September 30, 1996).........................
10.11         Amendment to Loan Agreement dated April 29, 1993 by and among Five Star
              Group, Inc., Mellon Bank and Fleet Bank, National Association (successor in interest to NatWest Bank, N.A.), dated September 30, 1996
              (incorporated by reference to Exhibit 2 to the Registrant's Form 10-Q for the third quarter ended September 30, 1996).........................
10.12         Stock Purchase Agreement, dated as of January 24, 1995, by and among
              Carlyle International Partners III, L.P., C/S International Partners,
              Carlyle-GTSD Partners, L.P., Carlyle-GTSD Partners II, L.P., GTS
              Duratek, Inc. and the Registrant (incorporated by reference to Exhibit
              4.1 to the Registrant's Form 8-K dated January 24, 1995)................
10.13         Stockholders Agreement, dated as of January 24, 1995, by and among GTS
              Duratek, Inc., Carlyle Partners II, L.P., Carlyle International Partners
              III, L.P., C/S International Partners, Carlyle-GTS Partners, L.P. and
              the Registrant (incorporated by reference to Exhibit 4.2 to the
              Registrant's Form 8-K dated January 24, 1995)...........................
10.14         Registration Rights Agreement dated as of January 24, 1995 by and among
              GTS Duratek, Inc., Carlyle Partners II, L.P., Carlyle International
              Partners III, L.P., C/S International Partners, Carlyle-GTS Partners,
              L.P. and the Registrant (incorporated by reference to Exhibit 4.3 to the
              Registrant's Form 8-K dated January 24, 1995)...........................
21            Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Registrant's Annual Report on Form 10-K for the year end December
              31, 1995)...............................................................
23.1          Consent of Independent Auditors*........................................
23.2          Consent of Independent Accountants*.....................................
23.3          Consent of Morgan, Lewis & Bockius LLP (included in Item 5).............
23.4          Consent of Financial Advisor*...........................................
99.1          Form of proxy for the Special Meeting of Stockholders of National
              Patent*.................................................................
99.2          Form of proxy for the Special Meeting of Stockholders of General
              Physics*................................................................


---------------


* Filed herewith.